Exhibit 3.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

RHINO RESOURCE PARTNERS LP, RHINO GP LLC and ROYAL ENERGY RESOURCES, INC.,

Plaintiffs,

v.

YORKTOWN PARTNERS LLC, YORKTOWN ENERGY PARTNERS VI, L.P., YORKTOWN ENERGY PARTNERS VII, L.P., YORKTOWN ENERGY PARTNERS VIII, L.P., YORKTOWN ENERGY PARTNERS IX, L.P., YORKTOWN ENERGY PARTNERS XI, L.P., RHINO RESOURCE PARTNERS HOLDINGS LLC, WESTON ENERGY LLC, RONALD PHILLIPS, BRYAN H. LAWRENCE, and BRYAN R. LAWRENCE,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2019-0334-JRS

OPENING BRIEF IN SUPPORT OF MOTION FOR JUDGMENT

ON THE PLEADINGS AND MOTION TO DISMISS

OF COUNSEL: Timothy R. McCormick Phillip G. Oldham Thompson & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, Texas 75201 (214) 969-1700 Dated: June 28, 2019

Srinivas M. Raju (#3313)

Kevin M. Gallagher (#5337)

John M. O’Toole (#6448)

Megan E. O’Connor (#6569)

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

Attorneys for Defendants Yorktown Partners LLC, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Yorktown Energy Partners IX, L.P., Yorktown Energy Partners XI, L.P., Rhino Resource Partners Holdings LLC, Weston Energy LLC, Bryan H. Lawrence, and Bryan R. Lawrence

Page

TABLE OF AUTHORITIES			iii

PRELIMINARY STATEMENT			1

NATURE AND STAGE OF THE PROCEEDINGS			4

STATEMENT OF FACTS			5

	A.	Plaintiffs Seek Out Business Opportunities with the Yorktown Defendants and Enter into the December 2016 Transactions	5

	B.	All Parties were Aware of Phillips’ Conflicts of Interests and Established a Process to Deal With Such Conflicts	8

	C.	Armstrong Files for Bankruptcy and the Bankruptcy Court Orders the Armstrong Shares Cancelled	9

	D.	Plaintiffs’ Claims Were Released by the Bankruptcy Court and are Barred by the Bankruptcy Court’s Injunction	11

ARGUMENT			13

I.	THE YORKTOWN DEFENDANTS ARE ENTITLED TO JUDGMENT ON THE PLEADINGS		13

	A.	Holdings is Entitled to Judgment on the Pleadings as to Counts I Through III Because the Confirmation Order Releases and Enjoins all Claims Relating to Armstrong, the Option Agreement, or the Transactions Giving Rise to the Option Agreement	14

	B.	Plaintiffs’ Contractual Claims against Holdings in Counts I, II, and III Fail as a Matter of Law	18

	C.	The Yorktown Defendants Are Entitled to Judgment on the Pleadings as to Counts VII, VIII, and IX	23

i

		1.	The Yorktown Defendants Are Entitled to Judgment on the Pleadings as to the Remaining Counts of the Complaint Because the Confirmation Order Releases and Enjoins all Claims Relating to Armstrong, the Option Agreement, or the Transactions Giving Rise to the Option Agreement	23

		2.	Plaintiffs Fail to State a Claim for Aiding and Abetting	25

		3.	Plaintiffs Fail to State a Claim for Tortious Interference	28

		4.	Plaintiffs’ “Commercial Bribery” Claim Fails	29

II.	THE CLAIMS ASSERTED AGAINST THE LAWRENCE DEFENDANTS SHOULD BE DISMISSED			30

	A.	This Court Lacks Personal Jurisdiction Over the Lawrence Defendants		30

		1.	Plaintiffs Cannot Establish Personal Jurisdiction Over the Lawrence Defendants Pursuant to Section 18-109	31

		2.	Plaintiffs Cannot Establish Personal Jurisdiction Over the Lawrence Defendants Pursuant to the Long-Arm Statute	33

		3.	There is No Constitutional Basis for Personal Jurisdiction Over the Lawrence Defendants	34

	B.	Plaintiffs’ Claims Against the Lawrence Defendants Should be Dismissed under Court of Chancery Rules 12(b)(4) and 12(b)(5)		36

	C.	Plaintiffs’ Claims Against the Lawrence Defendants Should be Dismissed under Court of Chancery Rules 12(b)(6) For Failure to State a Claim		36

CONCLUSION				37

TABLE OF AUTHORITIES

CASES	Page(s)

Abajian v. Kennedy, 1992 WL 8794 (Del. Ch. Jan. 17, 1992)	34

Albert v. Alex. Brown Mgmt. Servs., Inc., 2005 WL 2130607 (Del. Ch. Aug. 26, 2005)	35

Amaysing Techs. Corp. v. Cyberair Commc’ns, Inc., 2005 WL 578972 (Del. Ch. Mar. 3, 2005)	30, 36

In re Armstrong Energy, Inc., et. al., Case No. 17-47541-659 (Bankr. E.D. Mo. Feb. 2, 2018) (D.I. 527, Ex. A)	3

Bhole, Inc. v. Shore Invs., Inc., 67 A.3d 444 (Del. 2013)	28

Binks v. DSL.net, Inc., 2010 WL 1713629 (Del. Ch. Apr. 29, 2010)	25

Black Horse Capital, LP v. Xstelos Hldgs., Inc., 2014 WL 5025926 (Del. Ch. Sept. 30, 2014)	18

Boulden v. Albiorix, Inc., 2013 WL 396254 (Del. Ch. Jan. 31, 2013)	36

Credit Suisse Sec. (USA) LLC v. W. Coast Opportunity Fund, LLC, 2009 WL 2356881 (Del. Ch. July 30, 2009)	14

Crescent/Mach I Partners, L.P. v. Turner, 846 A.2d 963 (Del. Ch. 2000)	30

Finkbiner v. Mullins, 532 A.2d 609 (Del. Ch. 1987)	30

In re Gen. Motors (Hughes) S’holder Litig., 2005 WL 1089021 (Del. Ch. May 4, 2005), aff’d, 897 A.2d 162 (Del. 2006)	25

Greenhouse v. Polychain Fund I LP, 2019 WL 2290245 (Del. Ch. May 29, 2019)	13, 14

Hartsel v. Vanguard Grp., Inc., 2011 WL 2421003 (Del. Ch. June 15, 2011)	31, 32, 34, 35

Johnson v. Nextel Commc’ns, Inc., 2009 WL 928131 (S.D.N.Y. Mar. 31, 2009)	29

Kuroda v. SPJC Hldgs., LLC, 971 A.2d 872 (Del. Ch. 2009)	22

Lee v. Pincus, 2014 WL 6066108 (Del. Ch. Nov. 14, 2014)	26

LVI Grp. Invs., LLC v. NCM Grp. Hldgs., LLC, 2017 WL 3912632 (Del. Ch. Sept. 7, 2017)	33

Maloney-Refaie v. Bridge at School, Inc., 958 A.2d 871 (Del. Ch. 2008)	31

Malpiede v. Townson, 780 A.2d 1075 (Del. 2001)	25

Mehta v. Mobile Posse, Inc., 2019 WL 2025231 (Del. Ch. May 8, 2019)	13

Mobile Diagnostic Grp. Hldgs., LLC v. Suer, 972 A.2d 799 (Del. Ch. 2009)	34

Nelson v. Emerson, 2008 WL 1961150 (Del. Ch. May 6, 2008)	3

In re Novell, Inc. S’holder Litig., 2013 WL 322560 (Del. Ch. Jan. 3, 2013)	26

In re NYMEX S’holder Litig., 2009 WL 3206051 (Del. Ch. Sept. 30, 2009)	26

Orloff v. Shulman, 2005 WL 3272355 (Del. Ch. Nov. 23, 2005)	3

Oxbow Carbon & Minerals Hldgs., Inc. v. Crestview-Oxbow Acq., LLC, 202 A.3d 482 (Del. 2019)	22, 23

Philip Morris, Inc. v. Grinnell Lithographic Co., Inc., 67 F.Supp.2d 126 (E.D.N.Y. 1999)	29

RBC Capital Mkts., LLC v. Jervis, 129 A.3d 816 (Del. 2016)	25

Robbins Hose Co. No. 1, Inc. v. Baker, 2007 WL 3317598 (Del. Ch. Oct. 31, 2007)	14

Steinman v. Levine, 2002 WL 31761252, at *10 (Del. Ch. Nov. 27, 2002)	35

Vichi v. Koninklijke Philips Elecs. N.V., 2009 WL 4345724 (Del. Ch. Dec. 1, 2009)	31, 32

In re Volcano Corp. S’holder Litig., 143 A.3d 727 (Del. Ch. 2016)	26

VTB Bank v. Navitron Projects Corp., 2014 WL 1691250 (Del. Ch. Apr. 28, 2014)	31, 32

W. Coast Mgmt. & Capital, LLC v. Carrier Access Corp., 914 A.2d 636 (Del. Ch. 2006)	5

Werner v. Miller Tech. Mgmt., L.P., 831 A.2d 318 (Del. Ch. 2003)	30

In re Wheelabrator Techs., Inc. S’holders Litig., 1992 WL 212595 (Del. Ch. Sept. 1, 1992)	3

Winklevoss Capital Fund, LLC v. Shaw, 2019 WL 994534 (Del. Ch. Mar. 1, 2019)	7, 9

STATUTES & RULES

6 Del. C. § 18-109	passim

10 Del. C. § 3104	33

Ct. Ch. R. 10	14

Ct. Ch. R. 12	passim

v

PRELIMINARY STATEMENT

Despite the Plaintiffs’ strong language and aggressive tone, there is no legal or factual support for the Plaintiffs’ claims. The key premise of the vast majority of the causes of action asserted in the Complaint is the Plaintiffs’ allegation that they were unaware that defendant Ronald Phillips (“Phillips”), who was a director of Plaintiff Rhino GP and an officer of Plaintiff Royal, also had economic arrangements with defendants Yorktown Partners LLC (“Yorktown Partners”) and its affiliates (“Yorktown”). See, e.g., Compl. ¶ 43 (alleging that “unbeknownst to any of [the Plaintiffs], Phillips was also receiving benefits from and working directly with” the Defendants). Nothing could be further from the truth.

As the pleadings demonstrate: (i) the arrangements involving Phillips, on the one hand, and Yorktown, on the other hand, were expressly disclosed and known to Plaintiffs prior to the execution of the Option Agreement and the Purchase Agreement (the “Disclosed Arrangements”); (ii) certified copies of the minutes of the Board meeting and Conflicts Committee meeting of Rhino GP LLC (“Rhino GP”) held on December 20, 2016 (the “Rhino Minutes”)—which confirmed that the Disclosed Arrangements had been discussed, considered and acknowledged by the Conflicts Committee and the Board—were provided to Yorktown as a required condition of closing in connection with the December 2016 Transactions; and (iii) Yorktown relied on the accuracy and completeness of those documents, which were authored by the Plaintiffs and their representatives, when it proceeded with the closing of the December 2016 Transactions. See Ans. Ex. A and B.1

[1]	Citations in the form “Ans. Ex. __” refer to the Exhibits to the Yorktown Defendants’ Answer to the Verified Complaint. Trans. ID 63290702.

The Rhino Minutes, which are part of the closing documents for the December 2016 Transactions, expressly state that:

The Board discussed existing and potential conflicts regarding the Preferred Unit Purchase Agreement and Option Agreement and related transactions with respect to director Ron Phillips. These existing and potential conflicts relate to the economic interest and relationship of Mr. Phillips with Yorktown and/or its affiliated companies. Mike Thompson and David Hanig, as the sole members of the Conflicts Committee acknowledged the existing and potential conflicts involved, and voted to approve the Preferred Unit Purchase Agreement and Option Agreement, and the transactions contemplated thereby, including the related amendment to the Limited Partnership Agreement, and recommended such to the Board for full Board Approval.

See Ans. Ex. B (emphasis added). The Complaint is crafted on the demonstrably false premise that the Plaintiffs were unaware of the economic interest and relationship between Phillips and Yorktown. Indeed, the Complaint was verified by William Tuorto, who was present at the very meeting where the transactions were approved, both by the Conflicts Committee and the full Board. Trans. ID 63225991 (Verification of William L. Tuorto). While the Plaintiffs’ motives are unclear, their decision to assert an invalid “commercial bribery” cause against Yorktown calls them into question.2

[2]	As noted below in Section I. C(4), commercial bribery is not a valid cause of action.

2

Moreover, the causes of action asserted in the Complaint fail as a matter of law because Plaintiffs brought this suit in violation of an injunction (the “Injunction”) that was previously entered in the Armstrong bankruptcy as part of the Armstrong bankruptcy plan of reorganization (the “Bankruptcy Plan”)3 and order confirming same (the “Confirmation Order”).4 In particular, the Confirmation Order entered by the Bankruptcy Court permanently released all causes of action that (i) relate to the transactions giving rise to the Option Agreement that is at the heart of the Complaint or (ii) otherwise relate to Armstrong.5 The Confirmation Order further permanently enjoined any suit to assert such released causes of action.

[3]	In re Armstrong Energy, Inc., et. al., Case No. 17-47541-659 (Bankr. E.D. Mo. Feb. 2, 2018) (D.I. 527, Ex. A).
[4]	In re Armstrong Energy, Inc., et. al., Case No. 17-47541-659 (Bankr. E.D. Mo. Feb. 2, 2018) (D.I. 527).
[5]

The orders issued by the Bankruptcy Court in the Bankruptcy Action are publicly available and not subject to reasonable dispute. Thus, this Court may take judicial notice of such orders. Nelson v. Emerson, 2008 WL 1961150, at *2 n.2 (Del. Ch. May 6, 2008) (drawing facts from “documents filed in the related federal court proceedings” in a motion to dismiss); Orloff v. Shulman, 2005 WL 3272355, at *12 (Del. Ch. Nov.23, 2005) (taking judicial notice, in the context of a motion to dismiss, of the petition and approval of a lease assignment in companion bankruptcy litigation); In re Wheelabrator Techs., Inc. S’holders Litig., 1992 WL 212595, at * 12 (Del. Ch. Sept. 1, 1992) (holding that the court may take judicial notice of certain publicly filed documents on a motion to dismiss).

3

Accordingly, even if Plaintiffs’ allegations were true, which they are not, Plaintiffs’ claims fail as a matter of law due to the fact that Plaintiffs previously released such claims and are permanently enjoined from bringing them.

For these reasons, and the reasons that follow, the Complaint should be dismissed and/or judgment should be entered on the pleadings in favor of defendants.

NATURE AND STAGE OF THE PROCEEDINGS

On May 3, 2019, Plaintiffs Rhino Resource Partners LP (“Rhino”), Rhino GP, and Royal Energy Resources, Inc., (“Royal” and collectively with Rhino and Rhino GP, the “Plaintiffs”) filed their Verified Complaint (the “Complaint” or “Compl. ¶__”). Trans. ID 63225991.

On May 23, 2019, Defendants Yorktown Partners, Yorktown Energy Partners VI, L.P. (“Yorktown VI”), Yorktown Energy Partners VII, L.P. (“Yorktown VII”), Yorktown Energy Partners VIII, L.P. (“Yorktown VIII”), Yorktown Energy Partners IX, L.P. (“Yorktown IX”), Yorktown Energy Partners XI, L.P. (“Yorktown XI”), Rhino Resource Partners Holdings, LLC (“Holdings”), and Weston Energy LLC (“Weston”, and collectively, the “Yorktown Defendants”) filed their Answer to the Verified Complaint (the “Answer” or “Ans. ¶__”). Trans. ID 63290702. The Yorktown Defendants moved for judgment on the pleadings on the same day. Trans. ID 63292320. On June 13, 2019, Defendants Bryan H. Lawrence and Bryan R. Lawrence (the “Lawrence Defendants,” and together with the “Yorktown Defendants,” the “Yorktown and Lawrence Defendants”) filed a motion to dismiss. Trans. ID 63362232.

4

This is the Yorktown Defendants’ Opening Brief in Support of Their Motion for Judgment on the Pleadings and the Lawrence Defendants’ Opening Brief in Support of Their Motion to Dismiss.

STATEMENT OF FACTS6

A.	Plaintiffs Seek Out Business Opportunities with the Yorktown Defendants and Enter into the December 2016 Transactions

Plaintiffs Rhino, Rhino GP (the general partner of Rhino), and Royal, the 100% owner of Rhino GP, began their business relationship with the Yorktown Defendants in the summer of 2016 “with an opportunity to become involved in Armstrong Energy, Inc. (‘Armstrong’), an entity engaged in coal mining in the Illinois basin in Western Kentucky.” Compl. ¶ 21; see also id. ¶¶ 5-7.

[6]

The facts referenced herein are drawn from the Complaint, the Answer, and the documents attached to and referenced or incorporated by reference therein. The allegations in the Complaint are taken as true only for purposes of the pending motions for judgment on the pleadings and to dismiss, and the Yorktown and Lawrence Defendants do not concede their accuracy or completeness. See W. Coast Mgmt. & Capital, LLC v. Carrier Access Corp., 914 A.2d 636, 641 (Del. Ch. 2006).

5

In Plaintiffs’ own verified allegations, “Armstrong was a struggling business” that “was not producing operating income,” “could not pay production royalties it owed to another entity,” and “was nearing default” as “it could not pay its bondholders.” Id. ¶ 22. Indeed, Plaintiffs concede that, as of the summer of 2016, “Yorktown was already exploring restructuring options for Armstrong’s indebtedness.” Id. ¶ 23. As Plaintiffs were well aware, Armstrong’s capital structure was heavily burdened by $200 million of Senior Secured Notes bearing interest at 11.75% per annum (the “Armstrong Senior Notes”). See id. ¶¶ 24-26 (admitting that a condition of closing the “Equity Exchange Agreement” was the “current bondholders of Armstrong agreeing to restructure their bonds”).

Nevertheless, with full knowledge of Armstrong’s tenuous financial situation, Plaintiffs “were receptive to an opportunity involving Armstrong and Yorktown” because the Plaintiffs needed to “raise significant capital.” Id. ¶¶ 23-24; 42. Accordingly, Plaintiffs entered into a series of December 2016 Transactions (as defined below) that are at the heart of the allegations in the Complaint.

In particular, on December 30, 2016, Rhino LP entered into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”), under which Weston, a company controlled by Yorktown, paid Rhino LP cash of $11.0 million and assigned to Rhino LP a $2.0 million note receivable from Royal originally dated September 30, 2016, in exchange for the issuance by Rhino LP of 1,300,000 Series A Preferred Units in Rhino LP priced at $10.00 per unit. Id. ¶ 29; Ex. A.7

[7]

Citations to “Ex. __” refer to Exhibits attached to the Affidavit of Megan E. O’Connor in Support of the Opening Brief in Support of the Motion for Judgment on the Pleadings and Motion to Dismiss, filed contemporaneously herewith.

6

Additionally, on December 30, 2016, and concurrently with the Purchase Agreement, the Plaintiffs entered into an option agreement with Holdings (the “Option Agreement”, and together with the Purchase Agreement and the other agreements executed on December 30, 2016, the “December 2016 Transactions”).8 Compl. ¶ 30; Ex. A-B. Under the Option Agreement, Rhino LP received an option (the “Call Option”) from Holdings to acquire all of the common stock of Armstrong that was owned by Yorktown Energy VI, Yorktown Energy VII, Yorktown Energy VIII, and Yorktown Energy IX (the “Armstrong Shares”), which amounted to substantially all of the outstanding common stock of Armstrong. Id.

Notably, Plaintiffs admit that the Option Agreement provided that Rhino LP could exercise the Call Option no earlier than January 1, 2018. Id. ¶ 30. Plaintiffs also admit that the Armstrong Shares, which Plaintiffs had the option to purchase, were cancelled by order of the Bankruptcy Court on February 20, 2018 (i.e. after Plaintiffs could have exercised their Call Option). See id. ¶¶ 85-86 (admitting that “the order entered in the Bankruptcy Action extinguish[ed] the Call Option”).

[8]

Plaintiffs did not attach either the Purchase Agreement or the Option Agreement as exhibits to their Complaint. However, in ruling on the pending motions, this Court may consider documents that are incorporated by reference or integral to the Complaint. See Winklevoss Capital Fund, LLC v. Shaw, 2019 WL 994534, at *1 n.1 (Del. Ch. Mar. 1, 2019) (citing Wal-Mart Stores, Inc. v. AIG Life Ins. Co., 860 A.2d 312, 320 (Del. 2004)). Plaintiffs cannot reasonably dispute that the Option Agreement and the Purchase Agreement are both integral to and incorporated by reference in their Complaint. See, e.g., Compl. ¶¶ 30-39, 93-117.

7

Nevertheless, Plaintiffs admit that despite the fact that they could have exercised their Call Option prior to the Bankruptcy Court’s order cancelling such option, they never attempted to do so. See id. ¶ 100 (arguing that Plaintiffs were “excused” from showing that they exercised the Option Agreement).

B.	All Parties Were Aware of Phillips’ Relationship with Yorktown and Established a Process to Deal with Any Conflicts of Interest Arising from Such Relationship

The fact that Phillips had economic interests and a direct relationship with Yorktown were fully known and disclosed to all parties in connection with the December 2016 Transaction. See Ans. Ex. A-B. It was important to Yorktown to ensure that the board of directors (the “Board”) of Rhino GP and the conflicts committee (the “Conflicts Committee”) of the Rhino Board were fully aware of Phillips’ relationship and economic interests with Yorktown. Indeed, Yorktown affirmatively confirmed with Rhino’s general counsel that the Board and the Conflicts Committee were fully aware of the Disclosed Arrangements. See Ans. Ex. A-B. The receipt by Yorktown of the Rhino Certificate containing the Rhino Minutes—which expressly confirmed that Phillips’ interests and relationships with Yorktown had been discussed, considered and acknowledged by the Conflicts Committee and the Board—was a required condition of closing with respect to the December 2016 Transactions. See Ex. A § 2.2(b)(vi).

8

C.	Armstrong Files for Bankruptcy and the Bankruptcy Court Orders the Armstrong Shares Cancelled

Following the December 2016 Transactions, Armstrong defaulted on a semiannual interest payment of $11,750,000 with respect to the Armstrong Senior Notes, which came due on June 15, 2017. See Ex. C at 2.

After Armstrong entered into numerous forbearance agreements, on October 5, 2017, Holdings ultimately executed a restructuring support agreement (the “RSA”) with Armstrong, certain beneficial holders (or investment managers or advisors for such beneficial holders) of the Armstrong Senior Notes, and certain other parties.9 Id. at 2-3.

On November 1, 2017, Armstrong, among other debtors, filed a petition in the United States Bankruptcy Court for the Eastern District of Missouri, seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Action”). Compl. ¶ 81.

[9]

Plaintiffs did not attach the RSA as an exhibit to their Complaint. However, in ruling on the pending motions, this Court may consider documents that are incorporated by reference or integral to the Complaint. See Winklevoss, 2019 WL 994534, at *1 n.1. Plaintiffs cannot reasonably dispute that the RSA is both integral to and incorporated by reference in their Complaint. See, e.g., Compl. ¶¶ 79, 80, 92, 97, 99, 109.

9

As part of the Bankruptcy Action, the Bankruptcy Court confirmed the Bankruptcy Plan by entering the Confirmation Order. Id. ¶ 82. The Bankruptcy Plan went effective, at which point the Armstrong Shares were cancelled, on February 20, 2018. Id. 85.

Accordingly, even based on the facts as alleged in the Complaint, it is undisputed that the RSA did not cancel the Armstrong Shares; rather, as Plaintiffs fully admit, such shares were not cancelled until the “Effective Date” of the Bankruptcy Plan. Id.¶ 84. Notably, the Bankruptcy Plan itself was not effective—and therefore, as a matter of law, had no operative effect—until (i) the Court confirmed the Plan by entering the Confirmation Order and (ii) certain other conditions precedent were satisfied or waived, which did not occur until February 20, 2018. Id. ¶¶ 85-86.

In sum, based on facts admitted by the Plaintiffs in their Complaint and the documents described therein, it is indisputable that the Bankruptcy Court ordered the cancellation of the Armstrong Shares, and such shares therefore were not cancelled by the RSA. Based on the facts as alleged in the Complaint (i.e. that Plaintiffs held an option to purchase equity in Armstrong), it is also indisputable that, as a matter of law, Plaintiffs had standing to object to the confirmation of the Bankruptcy Plan and the cancellation of the Armstrong Shares effected thereby, but chose not to do so.

10

D.	Plaintiffs’ Claims were Released by the Bankruptcy Court and are Barred by the Bankruptcy Court’s Injunction

In addition to cancelling all of the equity in Armstrong, the Bankruptcy Court also broadly ordered the release of, among other things (the “Releases”):

all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever . . . whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan Support Agreement, the Transaction Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Effective Date.10

[10]

In approving the Releases, the Bankruptcy Plan further provided that the Confirmation Order constituted “the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.” Ex. E Art. X(D). Plaintiffs objected to neither the Releases nor any of these findings.

11

See Ex. D ¶ 113; Ex. E Art. X(D).

The Bankruptcy Court further ordered that all entities that held “Interests” that were released pursuant to the Bankruptcy Plan, including the Plaintiffs, were “permanently enjoined and precluded” from, among other things (the “Injunction”):

(A) commencing or continuing in any manner any action or other proceeding of any kind, including on account of any Claims, Interests, Causes of Actions, or liabilities that have been compromised or settled against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities . . . and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities released, settled, or compromised pursuant to the Plan.

See Ex. D ¶ 113; Ex. E Art. X(F) (emphasis added).

Plaintiffs knew of these Releases when they filed the Complaint, as evidenced by the fact that they referenced them in paragraphs 3, 80, 82, and 85 of the Complaint, and therefore knowingly and willfully violated the Releases and Injunction ordered by the Bankruptcy Court when they brought this lawsuit.

12

ARGUMENT

The allegations in the Complaint fail in their entirety. Holdings and the remaining Yorktown Defendants are entitled to judgment on the pleadings as to each claim against them—Counts I, II, III, VII, VIII and IX of the Complaint. The claims asserted against the Lawrence Defendants—Counts VII, VIII and IX of the Complaint—must be dismissed for lack of personal jurisdiction, improper service and process, and for failure to state a claim.

I.	THE YORKTOWN DEFENDANTS ARE ENTITLED TO JUDGMENT ON THE PLEADINGS

Under Court of Chancery Rule 12(c), any party may move for judgment on the pleadings after the pleadings are closed. Ct. Ch. R. 12(c). The standard for a motion for judgment on the pleadings is almost identical to the standard for a motion to dismiss under Court of Chancery Rule 12(b)(6). Mehta v. Mobile Posse, Inc., 2019 WL 2025231, at *5 (Del. Ch. May 8, 2019). The Court will grant a Rule 12(c) motion “if the pleadings fail to reveal the existence of any disputed material fact and the movant is entitled to judgment as a matter of law.” Greenhouse v. Polychain Fund I LP, 2019 WL 2290245, at *4 (Del. Ch. May 29, 2019). In considering a motion for judgment on the pleadings, like a motion to dismiss, “the Court must take the well-pled facts alleged in the complaint as true, and view the inferences to be drawn from such facts in a light most favorable to the non-moving party.” Id. However, the Court need not “blindly accept as true allegations, nor must it draw all inferences from them [in the non-moving party’s] favor unless they are reasonable inferences.” Id. (alteration in original) (citing McMillan v. Intercargo Corp., 768 A.2d 492, 500 (Del. Ch. 2000)).

13

On a Rule 12(c) motion, the Court considers the entirety of the pleadings, including the complaint, the answer, and any exhibits attached thereto. See, e.g., Robbins Hose Co. No. 1, Inc. v. Baker, 2007 WL 3317598, at *1 n.1 (Del. Ch. Oct. 31, 2007) (“The facts recited in this memorandum opinion are undisputed. They are drawn from the pleadings and documents effectively incorporated by reference in them—namely, the complaint, answer and counterclaim, reply, and the documents relied upon in those pleadings.”); Credit Suisse Sec. (USA) LLC v. W. Coast Opportunity Fund, LLC, 2009 WL 2356881, at *3 (Del. Ch. July 30, 2009) (“The Court may consider the unambiguous terms of exhibits attached to the pleadings and those incorporated into them by reference.”); Ct. Ch. R. 10(c) (“A copy of any written instrument which is an exhibit to a pleading is a part thereof for all purposes.”).

A.

Holdings is Entitled to Judgment on the Pleadings as to Counts I through III Because the Confirmation Order Releases and Enjoins all Claims Relating to Armstrong, the Option Agreement, and the Transactions Giving Rise to the Option Agreement

Even if all of the allegations in Counts I, II or III were true, which they are not, judgment should nevertheless be granted to Holdings because these claims are subject to the broad Releases and Injunction set forth in the Bankruptcy Court-approved Bankruptcy Plan pursuant to which the Armstrong Shares were cancelled.

14

Counts I, II, and III all relate to an alleged breach of the Option Agreement, which is an “Interest” as defined by the Bankruptcy Plan. In particular, the Bankruptcy Plan defines “Interests” to include “any interest, equity, or share in the Debtors, including all options . . . or other rights to obtain such an interest or share in such Debtor, whether or not . . . transferable.” Ex. E Art. I(A)(76). Because the Option Agreement is an option to obtain an interest or share in Debtor Armstrong, it is an “Interest” as defined by the Bankruptcy Plan.

Here, the Bankruptcy Court also broadly ordered that all holders of Interests, such as Plaintiffs, permanently released, among other things:

all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever . . . whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan Support

15

Agreement, the Transaction Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Effective Date.11

See Ex. D ¶ 113; Ex. E Art. X(D).

Here, Counts I, II, and III each relate to, among other parts of the Releases:

(i)	the Debtors (i.e. Armstrong), because the Option Agreement gave Plaintiffs the right to purchase equity in Armstrong;

(ii)

the Option Agreement, which is a “transaction[] or event[] giving rise to any . . . Interest that is treated in the Plan,” because the execution of the Option Agreement was a transaction that gave rise to an Interest that was cancelled by the Bankruptcy Plan;

(iii)

the “restructuring of . . . Interests prior to or in the Chapter 11 Cases” because the Option Agreement is an Interest that was restructured as part of the Bankruptcy Plan, and the negotiation and execution of the RSA was related to the restructuring of such interests “prior to” the Bankruptcy Action; and

(iv)

the “negotiation, formulation, or preparation of the Plan Support Agreement . . . or related agreements,” because the Plan Support Agreement included terms that affected the Interests of the Debtors (including the Option Agreement).

[11]

In approving the Releases, the Bankruptcy Plan further provided that the Confirmation Order constituted “the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.” Ex. E Art. X(D). Plaintiffs objected to neither the Releases nor any of these findings.

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Accordingly, Counts I, II, and III were “forever release[d]” by the Bankruptcy Court when it entered the Confirmation Order. Notably, Plaintiffs did not challenge or otherwise object to the entry of the Confirmation Order or the Releases contained therein, despite having standing to do so, as a matter of law, based on the allegations in their Complaint that they are parties to the Option Agreement and therefore held interests in the Debtors.

The Bankruptcy Court further ordered that all entities that held “Interests” that were released pursuant to the Bankruptcy Plan, including the Plaintiffs (who were parties to the Option Agreement), were “permanently enjoined and precluded” from, among other things (the “Injunction”):

(A) commencing or continuing in any manner any action or other proceeding of any kind, including on account of any Claims, Interests, Causes of Actions, or liabilities that have been compromised or settled against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities . . . and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities released, settled, or compromised pursuant to the Plan.

See Ex. D ¶ 113; Ex. E Art. X(F).

17

Plaintiffs knew of these Releases at the time they filed the Complaint, as evidenced by the fact that they referenced the Releases in paragraphs 3, 80, 82, and 85 of the Complaint, and therefore knowingly and willfully violated the Releases and Injunction ordered by the Bankruptcy Court in bringing this lawsuit.

Consequently, Plaintiffs’ claims relating to the Call Right and/or the Armstrong Shares Transfer have all been released and extinguished.

B.	Plaintiffs’ Contractual Claims against Holdings in Counts I, II, and III Fail as a Matter of Law

Even if Plaintiffs’ claims in Counts I, II, and III of the Complaint had not been released and extinguished, they nevertheless fail as a matter of law. These counts are based on alleged breaches by Holdings of express or implied terms of the Option Agreement. To state a claim for breach of contract, Plaintiffs must allege: (1) the existence of a contract, (2) the breach of an obligation imposed by that contract, and (3) resultant damage. Black Horse Capital, LP v. Xstelos Hldgs., Inc., 2014 WL 5025926, at *27 (Del. Ch. Sept. 30, 2014) (citing Kuroda v. SPJC Hldgs., LLC, 971 A.2d 872, 883 (Del. Ch. 2009)). Plaintiffs’ claim that Holdings breached the Option Agreement fails under a plain reading of the Option Agreement.

In Count I, Plaintiffs assert that “Holdings breached Sections 4.5 and 8.2 of the Option Agreement . . .” Compl. ¶ 95. In Count III, Plaintiffs claim that they are entitled to indemnification as a result of Holdings’ alleged breaches of Sections 4.5 and 8.2 of the Option Agreement. Id. ¶ 114. Plaintiffs contend that Holdings breached the Option Agreement by entering into the RSA. Id. ¶¶ 97, 99. A plain reading of these provisions demonstrates that these provisions are standard anti-transfer and anti-dilution type protections that are inapplicable here.

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Section 4.5(a) of the Option Agreement sets forth Holdings’s representation that “[a]s of the date hereof, each of the Yorktown Funds is the record and beneficial owner of, and has good and valid title to the Armstrong Shares . . . free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law.” Ex. B § 4.5(a) (emphasis added). This representation was true as of the date of the execution of the December 2016 Transactions and thus there is no breach. Section 4.5(b) of the Option Agreement is inapplicable because it contains (i) representations as to a moment in time immediately prior to the “Armstrong Shares Transfer,” which has not occurred and cannot occur due to the Confirmation Order entered by the Bankruptcy Court and (ii) a representation as to the result or consequence of an Armstrong Shares Transfer, which (once again) has not occurred and cannot occur.

Plaintiffs’ allegations based on Section 8.2 of the Option Agreement fare no better. Section 8.2(a) is inapplicable as the Complaint does not contain any allegations that Holdings sold, pledged, or otherwise transferred its interest in the Armstrong Shares. Sections 8.2(b) and 8.2(e) are equally inapplicable because there is no allegation that Holdings “voted” the Armstrong Shares for any purpose, much less in connection with a merger or a sale of assets or an amendment that would materially reduce Rhino’s rights.

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Section 8.2(f) is also inapplicable. Section 8.2(f) only applies where the agreement entered into materially reduces the rights of Rhino. There is nothing in the RSA that materially reduced the rights of Rhino. As an initial matter, the exercisability of the Call Option and Holdings’ obligation to effect the Armstrong Shares Transfer are expressly subject to various conditions, including the non-existence of any “Applicable Law or Order . . . in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.” See Ex. B §§ 2.6(a), 7.1(b) .

Here, even based on the facts admitted by the Plaintiffs in their Complaint, it was the Bankruptcy Court’s Confirmation Order, not the RSA, that reduced Plaintiffs’ rights by cancelling the Armstrong Shares and “in effect…preventing or prohibiting consummation of the transactions contemplated” by the Option Agreement. Ex. B § 7.1(b); Compl. ¶¶ 85-86 (admitting that “the order entered in the Bankruptcy Action extinguish[ed] the Call Option”). Accordingly, Plaintiffs’ rights were reduced by the Confirmation Order, not the RSA, such that there was no breach of section 8.2(f), and, in any event, Defendants’ obligation to effect the Armstrong Shares Transfer was excused due to the entry of the Confirmation Order under sections 2.6(a) and 7.1(b) of the Option Agreement.

20

Further, the Bankruptcy Plan itself was not effective—and therefore, as a matter of law, had no operative effect—until (i) the Court confirmed the Plan by entering the Confirmation Order and (ii) certain other conditions precedent were satisfied or waived. Id. ¶¶ 85-86. Thus, the shares were not cancelled until February 20, 2018, which was after Plaintiffs became entitled to exercise the Call Option on January 1, 2018. Id. ¶¶ 30, 85-86. Nevertheless, Plaintiffs admit that despite the fact that they could have exercised their Call Option prior to the Bankruptcy Court’s order cancelling such option, they never attempted to do so. See id. ¶ 100 (arguing that Plaintiffs were “excused” from showing that they exercised the Option Agreement).12

Nor did Plaintiffs take any action in the Bankruptcy Court to object to the cancellation of the Armstrong Shares. Again, the RSA did not materially reduce Plaintiffs’ rights; Plaintiffs could have exercised the Call Option (or objected to the cancellation of the Armstrong Shares) even after the execution of the RSA, the Plaintiffs simply chose not to do so.13

[12]

One also might wonder what possible damages could have resulted even if there had been a breach of the Option Agreement, which there was not, given that Armstrong went bankrupt on November 1, 2017 (i.e., prior to the date Plaintiffs were first entitled to exercise the Call Option). Nevertheless, the Court need not reach this issue for purposes of this motion, as Defendants will show that Plaintiffs’ claims fail as a matter of law even if the Court assumes the truth of the Plaintiffs’ vague and unconvincing damages allegations.

[13]

In addition, Plaintiffs’ failure to sufficiently allege that they were damaged by the alleged breach is also fatal to their claims. See Kuroda, 971 A.2d at 883. The harm Plaintiffs claim is the loss of value (whatever that value may have been) of the Call Option, which value is based on the value of the underlying Armstrong shares subject to the Call Option. But by Plaintiffs’ own admission, it was the Bankruptcy Action that caused the harm they allege. Compl. ¶ 86. In fact, they concede that “the Call Option was rendered worthless through the filing of the Chapter 11 petition” and “through the order entered in the Bankruptcy Action extinguishing the Call Option[.]” Id. Hence, the entry of Holdings into the RSA did not cause the harm and Plaintiffs’ claims fail for this additional reason as well.

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Plaintiffs’ claim in Count II for breach of the implied covenant of good faith and fair dealing also fails. Plaintiffs’ implied covenant claim is premised on the exact same facts as their claim for breach of contract—namely, that Holdings improperly entered into the RSA, which contemplated that the Armstrong Shares would be cancelled. Compare Compl. ¶¶87-88, with id. ¶¶ 108-09. In attempting to state their claim for breach of contract, Plaintiffs contend that Sections 4.5 and 8.2 of the Option Agreement expressly address Holdings’ conduct. Thus, Plaintiffs’ implied covenant claim must be dismissed as duplicative of their claim for breach of contract. See, e.g., Oxbow Carbon & Minerals Hldgs., Inc. v. Crestview-Oxbow Acq., LLC, 202 A.3d 482, 507 (Del. 2019) (“[T]he implied covenant does not apply when the contract addresses the conduct at issue”) (citation omitted)). Moreover, given Armstrong’s precarious financial situation at the time of the December 2016

22

Transactions, the prospect of bankruptcy certainly was foreseeable. Plaintiffs could have, but did not, negotiate for a provision (i) preventing Holdings from entering into any agreement relating to the orderly administration of bankruptcy proceedings or (ii) providing Rhino with consent rights with respect to any matter relating to any potential bankruptcy type proceedings. The Option Agreement should not be rewritten to provide Plaintiffs rights they failed to obtain at the negotiating table. See Oxbow, 202 A.3d at 507 (rejecting implied term where events “could have been anticipated” and noting that courts “should be most chary about implying a contractual protection when the contract could easily have been drafted to expressly provide for it” (citation omitted)).

C.	The Yorktown Defendants Are Entitled to Judgment on the Pleadings as to Counts VII, VIII, and IX

Plaintiffs’ next set of claims also relates to the December 2016 Transactions. Plaintiffs allege wrongdoing by the Yorktown Defendants in connection with the alleged breaches by Phillips of his duties to the Plaintiffs. Each of these claims fail.

1.

The Yorktown Defendants Are Entitled to Judgment on the Pleadings as to the Remaining Counts of the Complaint Because the Confirmation Order Releases and Enjoins all Claims Relating to Armstrong, the Option Agreement, or the Transactions Giving Rise to the Option Agreement

Just as the Bankruptcy Court released and enjoined Counts I, II, and III, it also released and enjoined all other Counts asserted in the Complaint. In particular, Counts IV through X relate to, among other parts of the Releases:

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(i)	the Debtors (i.e., Armstrong), because they involve the allegedly improper negotiation of an Option Agreement to purchase equity in Armstrong; and

(ii)

“transactions or events giving rise to any Claim or Interest that is treated in the Plan,” because the Option Agreement was treated and cancelled by the Bankruptcy Plan and Counts IV through X relate to transactions and events—i.e., the allegedly improper negotiation of the Option Agreement—giving rise to such Option Agreement.

Accordingly, the Bankruptcy Court released and enjoined Counts IV through X.

Plaintiffs knew of these Releases at the time they filed the Complaint, as evidenced by the fact that they referenced the Releases in paragraphs 3, 80, 82, and 85 of the Verified Complaint, and therefore knowingly and willfully violated the Releases and Injunction ordered by the Bankruptcy Court in bringing this lawsuit. Consequently, Plaintiffs’ claims relating to Counts VII, VIII, and IX fail as a matter of law even if all of the allegations relating to such counts were true, which they are not.14

Even if these claims have not been released and enjoined, they nevertheless are without merit.

[14]

Although all the Counts of the Complaint have been released by the Bankruptcy Court, it is noted that Counts IV, V, VI, and X are brought solely against Phillips and not against any of the Yorktown Defendants or Lawrence Defendants.

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2.	Plaintiffs Fail to State a Claim for Aiding and Abetting

Plaintiffs’ claim in Count VII alleging aiding and abetting of a breach of fiduciary duty against the Yorktown Defendants fails as a matter of law. To adequately plead a claim for aiding and abetting the breach of fiduciary duty, Plaintiffs must allege facts that satisfy four elements: “(1) the existence of a fiduciary relationship, (2) a breach of the fiduciary’s duty, (3) knowing participation in that breach by the defendants, and (4) damages proximately caused by the breach.” Malpiede v. Townson, 780 A.2d 1075, 1096 (Del. 2001) (internal quotation marks and alteration omitted). “The standard for an aiding and abetting claim is a stringent one,” Binks v. DSL.net, Inc., 2010 WL 1713629, at *10 (Del. Ch. Apr. 29, 2010), and “the requirement that the aider and abettor act with scienter makes an aiding and abetting claim among the most difficult to prove.” RBC Capital Mkts., LLC v. Jervis, 129 A.3d 816, 865-66 (Del. 2015) (emphasis in original). Even assuming solely for purposes of this Motion that Plaintiffs have stated a claim for breach of fiduciary duty by Phillips, Plaintiffs’ claims against the Yorktown Defendants fail for at least two reasons.

First, Plaintiffs fail to allege facts showing that the Yorktown Defendants knowingly participated in the breach of Phillips’ fiduciary duties. At points throughout their Complaint, Plaintiffs claim generally that the Yorktown Defendants knowingly participated in Phillips’ breach of fiduciary duty. See Compl. ¶¶ 75-77, 146, 152. But “[c]onclusory statements of knowing participation will not suffice.” In re Gen. Motors (Hughes) S’holder Litig., 2005 WL 1089021, at *24 (Del. Ch. May 4, 2005), aff’d, 897 A.2d 162 (Del. 2006). Instead, Plaintiffs must plead

25

specific facts that, if true, would lead to an inference that the Yorktown Defendants acted with scienter. See, e.g., In re Volcano Corp. S’holder Litig., 143 A.3d 727, 750 (Del. Ch. 2016) (citing the “high burden that a plaintiff faces in attempting to plead facts from which a court could reasonably infer that a [defendant] acted with the requisite scienter for an aiding and abetting claim”), aff’d, 156 A.3d 697 (Del. 2017) (TABLE); Lee v. Pincus, 2014 WL 6066108, at *14 (Del. Ch. Nov. 14, 2014) (“Critically, plaintiff has failed to plead any facts from which it is reasonably inferable that” the alleged aiders and abettors knew their actions “would facilitate a breach of fiduciary duty”); In re Novell, Inc. S’holder Litig., 2013 WL 322560, at *17 (Del. Ch. Jan. 3, 2013) (“To avoid dismissal, the Plaintiffs must plead non-conclusory facts to support a reasonable inference of knowing participation . . . .”); In re NYMEX S’holder Litig., 2009 WL 3206051, at *13 (Del. Ch. Sept. 30, 2009) (“Accordingly, because the Complaint states only in conclusory fashion that the CME Defendants aided and abetted the alleged breaches of fiduciary duty, the motion to dismiss the shareholder Plaintiffs’ aiding and abetting claims is granted.”). Here, Plaintiffs fail altogether to allege facts supporting an inference that the Yorktown Defendants knowingly participated in Phillips’s alleged breach of fiduciary duty. For that reason alone, the Yorktown Defendants are entitled to judgment in their favor as a matter of law.

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Second, Plaintiffs’ assertions that the Yorktown Defendants knowingly participated in Phillips’ alleged breach of his fiduciary duties are refuted by the documents attached to or incorporated in the pleadings. As the Yorktown Defendants’ Answer and the exhibits attached thereto demonstrate, Plaintiffs knew of Phillips’ arrangement before entering into the December 2016 Transactions. In fact, Yorktown’s counsel sought to confirm directly with Rhino’s general counsel that Phillips’ conflicts were disclosed to the Rhino GP Board and discussed by the Conflicts Committee. The specific inquiry could not have been more clear – “Could you confirm that Ron [Phillips] presented his conflicts to the [conflicts] committee . . .” Ans. Ex. A at 2. Within minutes, Rhino’s General Counsel expressly confirmed that “The conflicts were discussed.” Id. at 1. Later that day, Rhino’s General Counsel circulated a revised set of minutes of the Board meeting and Conflicts Committee meeting “to reflect the board’s discussion of the nature of the conflicts.” Id.

The finalized meeting minutes were then attached to the Secretary’s Certificate as a required closing deliverable in connection with the December 2016 Transactions. Those minutes provide:

The Board discussed existing and potential conflicts regarding the Preferred Unit Purchase Agreement and Option Agreement and related transactions with respect to director Ron Phillips. These existing and potential conflicts relate to the economic interest and relationship of Mr. Phillips with Yorktown and/or its affiliated companies. Mike Thompson and David Hanig, as the sole members of the Conflicts Committee acknowledged the existing and potential conflicts involved, and voted to approve the Preferred Unit Purchase Agreement and Option Agreement, and the transactions contemplated thereby, including the related amendment to the Limited Partnership Agreement, and recommended such to the Board for full Board Approval.

Ans. Ex. B at 4.

27

Plaintiffs’ claim that the Yorktown Defendants knowingly participated in the breach of Phillips’ fiduciary duties is demonstrably false. To the contrary, the Yorktown Defendants took reasonable steps to ensure that Rhino knew of Phillips’s conflicts, and were provided assurances that such conflicts were disclosed, discussed, and approved. Only following the receipt of such specific assurances did Yorktown proceed with the December 2016 Transactions.

Accordingly, Plaintiffs’ claim of aiding and abetting in Count VII of the Complaint fails as a matter of law because there was no “knowing participation” by the Yorktown Defendants in any alleged breaches by Phillips.

3.	Plaintiffs Fail to State a Claim for Tortious Interference

Plaintiffs’ claim in Count VIII for tortious interference with contract fails for these same reasons. Under Delaware law, the elements of a claim for tortious interference with a contract are: “(1) a contract, (2) about which defendant knew, and (3) an intentional act that is a significant factor in causing the breach of such contract, (4) without justification, (5) which causes injury.” Bhole, Inc. v. Shore

28

Invs., Inc., 67 A.3d 444, 453 (Del. 2013). Just as Plaintiffs have not adequately alleged that the Yorktown Defendants knowingly participated in Phillips’ alleged breach of his fiduciary duties, they have not adequately alleged that the Yorktown Defendants intentionally acted in a way that caused Phillips to breach his contractual duties to Plaintiffs. Hence, Plaintiffs’ claim of tortious interference in Count VIII by the Yorktown Defendants also fails as a matter of law.

4.	Plaintiffs’ “Commercial Bribery” Claim Fails

In Count IX of the Complaint, Plaintiffs purport to bring a claim for commercial bribery under New York law. Compl. ¶¶ 154-61. Commercial bribery is a class E felony enumerated in Section 180.03 of the New York Penal Law for which there is no civil cause of action. See, e.g., Johnson v. Nextel Commc’ns, Inc., 2009 WL 928131, at *5 (S.D.N.Y. Mar. 31, 2009) (“No private cause of action for commercial bribery exists under Penal § 180.03.”); Philip Morris, Inc. v. Grinnell Lithographic Co., Inc., 67 F.Supp.2d 126, 140 (E.D.N.Y. 1999) (“It appears that every federal court considering the issue has concluded that the commercial bribery sections of the Penal Law do not create a private right of action.”). In other words, Plaintiffs are attempting to bring a claim that does not exist in a civil proceeding. Even setting aside the factual infirmities on which this claim in Count IX is premised, the Yorktown Defendants are entitled to judgment in their favor as a matter of law because this purported claim does not exist.

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II.	THE CLAIMS ASSERTED AGAINST THE LAWRENCE DEFENDANTS SHOULD BE DISMISSED

A.	This Court Lacks Personal Jurisdiction Over the Lawrence Defendants

In their Complaint, Plaintiffs claim that the Lawrence Defendants are subject to personal jurisdiction in Delaware pursuant to 6 Del. C. § 18-109 (“Section 18-109”) and 10 Del. C. § 3104 (“Section 3104”). Compl. ¶ 20. That is not the case.

On a motion to dismiss under Court of Chancery Rule 12(b)(2), “the plaintiff bears that burden of showing a basis for the court’s exercise of jurisdiction over the nonresident defendant.” Werner v. Miller Tech. Mgmt., L.P., 831 A.2d 318, 326 (Del. Ch. 2003); see also Finkbiner v. Mullins, 532 A.2d 609, 612 (Del. Supr. 1987) (“When personal jurisdiction over a nonresident defendant is challenged on a motion to dismiss, the plaintiff has the burden of showing a basis for this Court’s long-arm jurisdiction.”); Crescent/Mach I Partners, L.P. v. Turner, 846 A.2d 963, 974 (Del. Ch. 2000) (“Plaintiffs have the burden to make out a prima facie case establishing jurisdiction over a non-resident.”).

“Delaware courts apply a two-step analysis to determine whether the exercise of personal jurisdiction over a nonresident is appropriate.” Amaysing Techs. Corp. v. Cyberair Commc’ns, Inc., 2005 WL 578972, at *3 (Del. Ch. Mar. 3, 2005). First, this Court will not exercise jurisdiction over a nonresident defendant unless “Delaware statutory law offers a means of exercising personal jurisdiction[.]” Maloney-Refaie v. Bridge at School, Inc., 958 A.2d 871, 877 (Del. Ch. 2008). Second, even if there is a statutory basis for the exercise of jurisdiction, this Court will not subject a nonresident defendant to jurisdiction in Delaware if doing so would violate the Due Process Clause of the Fourteenth Amendment. Id. Here, Plaintiffs cannot get past the first step.

30

1.	Plaintiffs Cannot Establish Personal Jurisdiction Over the Lawrence Defendants Pursuant to Section 18-109

Under Section 18-109, managers of Delaware limited liability companies impliedly consent to personal jurisdiction in Delaware “in all civil actions or proceedings brought in the State of Delaware involving or relating to the business of the limited liability company . . . .” Vichi v. Koninklijke Philips Elecs. N.V., 2009 WL 4345724, at *7 (Del. Ch. Dec. 1, 2009) (quoting 6 Del. C. § 18-109). Delaware courts have warned, however, that an overly broad reading of Section 18-109 could lead to an unconstitutional application. See, e.g., VTB Bank v. Navitron Projects Corp., 2014 WL 1691250, at *4 (Del. Ch. Apr. 28, 2014); Hartsel v. Vanguard Grp., Inc., 2011 WL 2421003, at *9 (Del. Ch. June 15, 2011) (“Indeed, requiring Delaware LLC managers to submit to the jurisdiction of this Court whenever a suit involves or relates to the LLC’s business could be unconstitutional.” (citing Assist Stock Mgmt. L.L.C. v. Rosheim, 753 A.2d 974, 980 (Del. Ch, 2000)).

31

To avoid the unconstitutional application of personal jurisdiction, this Court has held that Section 18-109 cannot establish a statutory basis for personal jurisdiction unless the claims against a manager “relate to the rights, duties and responsibilities that the manager owes to the company or to the manager’s involvement in the company’s internal business affairs or day-to-day operations.” VTB Bank, 2014 WL 1691250, at *4 (internal citations and quotations omitted). In other words, “the relevant rights, duties and obligations of a defendant-manager of a Delaware LLC are the rights, duties, and obligations of the manager vis-à-vis his organization.” Hartsel, 2011 WL 2421003, at *9. Thus, Section 18-109 does not provide a statutory basis for personal jurisdiction over defendant-managers in connection with claims relating to rights, duties, and obligations owed to third-parties. Id.; Vichi, 2009 WL 4345724, at *8.

Plaintiffs have all but conceded this point. They alleged in their Complaint that this Court has personal jurisdiction over the Lawrence Defendants pursuant to Section 18-109 (Compl. ¶ 20), but made no attempt to effect service thereunder.

In any event, Plaintiffs’ claims against the Lawrence Defendants have nothing to do with the rights, duties, and obligations the Lawrence Defendants may owe the Delaware LLC’s with which they are affiliated (namely Yorktown Partners, Holdings, and Weston). Instead, Plaintiffs claim that the Lawrence Defendants aided and abetted the breach of fiduciary duties owed to Rhino GP, Rhino LP, and Royal, tortiously interfered with the Rhino GP partnership agreement and the Rhino LP operating agreement to the detriment of Rhino GP and Rhino LP, and participated in commercial bribery to the detriment of Plaintiffs. None of those claims bear on the internal affairs or day-to-day operations of Yorktown Partners, Holdings, or Weston. Thus, Plaintiffs fail to demonstrate that the application of personal jurisdiction over the Lawrence Defendants under Section 18-109 would be appropriate. Their claims must be dismissed.

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2.	Plaintiffs Cannot Establish Personal Jurisdiction Over the Lawrence Defendants Pursuant to the Long-Arm Statute

Under Section 3104, a nonresident defendant submits to personal jurisdiction in Delaware for claims arising from his participation in the acts enumerated therein, including the transaction of business or performance of work or services in Delaware. 10 Del. C. § 3104(b)-(c); see also id. § 3104(j) (“Where jurisdiction over a person is based solely upon this section, only a cause of action arising from any act enumerated in this section may be asserted against the person.”). But the long-arm statute does not confer personal jurisdiction over a nonresident unless “some act . . . actually occur[s] in Delaware.” LVI Grp. Invs., LLC v. NCM Grp. Hldgs., LLC, 2017 WL 3912632, at *4 (Del. Ch. Sept. 7, 2017) (citing Kelly v. McKesson HBOC, Inc., 2002 WL 88939, at *17 (Del. Super. Jan. 17, 2002)).

Plaintiffs have not alleged that the Lawrence Defendants took any action in Delaware, much less that the Lawrence Defendants took action in Delaware such that they submitted to personal jurisdiction under the long-arm statute. And once again, Plaintiffs concede this point: they specifically allege that the conduct giving rise to their claims against the Lawrence Defendants “took place in the State of New York.” Compl. ¶ 160. Therefore, Plaintiffs fail to establish the geographic nexus required for the exercise of personal jurisdiction under the long-arm statute.

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3.	There is No Constitutional Basis for Personal Jurisdiction Over the Lawrence Defendants

Given Plaintiffs’ failure to allege a statutory hook for personal jurisdiction over the Lawrence Defendants, this Court need not consider the due process prong of its jurisdictional analysis. See, e.g., Mobile Diagnostic Grp. Hldgs., LLC v. Suer, 972 A.2d 799, 809 n.46 (Del. Ch. 2009) (“Because I have found that there is not a statutory basis for jurisdiction over Suer in Delaware, I need not reach the final step of the analysis—whether this Court’s exercise of jurisdiction over Suer would comport with the requirements of the Due Process Clause of the Fourteenth Amendment.”); Abajian v. Kennedy, 1992 WL 8794, at *9 (Del. Ch. Jan. 17, 1992) (“I conclude that ILFC is not subject to personal jurisdiction under Delaware’s long-arm statute. 10 Del. C. § 3104. As a result, I need not reach the issue whether sustaining jurisdiction over ILFC would violate due process requirements of the 14th Amendment.” (citation omitted)). Nevertheless, the exercise of personal jurisdiction over the Lawrence Defendants “would offend the Due Process Clause because of [their] lack of contacts with this State.” Hartsel, 2011 WL 2421003, at *15.

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Plaintiffs have not established—and cannot establish—that either of the Lawrence Defendants have sufficient minimum contacts with Delaware such that the exercise of personal jurisdiction in Delaware would be appropriate. This Court has held that “[t]he minimum contacts which are necessary to establish jurisdiction must relate to some act by which the defendant has deliberately created obligations between itself and the forum.” Albert v. Alex. Brown Mgmt. Servs., Inc., 2005 WL 2130607, at *15 (Del. Ch. Aug. 26, 2005). As a general matter, this Court considers whether a nonresident defendant resides, conducts business, or owns real property in Delaware, or if the nonresident defendant has any other specific and relevant contact with Delaware. Hartsel, 2011 WL 2421003, at *15. A nonresident defendant’s contacts with Delaware must be “such that she can reasonably anticipate being haled into [Delaware] courts.” Steinman v. Levine, 2002 WL 31761252, at *10 (Del. Ch. Nov. 27, 2002).

Here, Plaintiffs do not allege that either of the Lawrence Defendants resides, conducts business, or owns real property in Delaware. Likewise, Plaintiffs do not allege that either of the Lawrence Defendants have some other specific and relevant contacts with Delaware. Thus, having failed to allege any contact with Delaware (much less specific and relevant contacts) that might give rise to personal jurisdiction over the Lawrence Defendants, Plaintiffs have not sustained their burden of establishing jurisdiction over the Lawrence Defendants. Therefore, all claims against the Lawrence Defendants must be dismissed for lack of personal jurisdiction.

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B.	Plaintiffs’ Claims Against the Lawrence Defendants Should be Dismissed under Court of Chancery Rules 12(b)(4) and 12(b)(5)

Although Plaintiffs did not attempt to serve the Lawrence Defendants under Section 18-109, they did attempt to serve them pursuant to Section 3104. See Trans. ID 63364844 (Affidavit of Service). However, any process and service of process on the Lawrence Defendants were necessarily insufficient, because Plaintiffs have not established that the Lawrence Defendants are subject to personal jurisdiction in Delaware. See Amaysing Techs. Corp., 2005 WL 578972, at *8 (“Because the Court has found that there is no statutory basis for personal jurisdiction over the Third-Party Defendants, service of process under 10 Del. C. § 3104 was also insufficient.”). Thus, Plaintiffs fail to carry their burden to show that process was sufficient and service of process was effective, see Boulden v. Albiorix, Inc., 2013 WL 396254, at *9 (Del. Ch. Jan. 31, 2013), and their claims against the Lawrence Defendants must be dismissed under Court of Chancery Rules 12(b)(4) and 12(b)(5).

C.	Plaintiffs’ Claims Against the Lawrence Defendants Should be Dismissed under Court of Chancery Rules 12(b)(6) For Failure to State a Claim

Plaintiffs’ purported claims in Counts VII (aiding and abetting), Count VIII (tortious interference) and Count IX (commercial bribery) are brought against both the Yorktown Defendants and the Lawrence Defendants. To the extent that the Court determines not to grant dismissal of these against the Lawrence Defendants pursuant to Court of Chancery Rules 12(b)(2), 12(b)(4) or 12(b)(5), then dismissal should nevertheless be granted in favor of the Lawrence Defendants pursuant to Court of Chancery Rule 12(b)(6) for failure to state a claim for the same reasons that such claims should be dismissed as to the Yorktown Defendants as discussed in Section I.C. of this brief.

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CONCLUSION

For the foregoing reasons, (i) the Yorktown Defendants respectfully request that the Court grant their Motion for Judgment on the Pleadings and (ii) the Lawrence Defendants’ respectfully request that the Court grant their Motion to Dismiss.

OF COUNSEL: Timothy R. McCormick Phillip G. Oldham Thompson & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, Texas 75201 (214) 969-1700

/s/ Srinivas M. Raju

Srinivas M. Raju (#3313)

Kevin M. Gallagher (#5337)

John M. O’Toole (#6448)

Megan E. O’Connor (#6569)

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

Attorneys for Defendants Yorktown Partners

LLC, Yorktown Energy Partners VI, L.P.,

Yorktown Energy Partners VII, L.P., Yorktown Energy

Partners VIII, L.P., Yorktown Energy Partners IX, L.P.,

Yorktown Energy Partners XI, L.P., Rhino Resource Partners Holdings

LLC, Weston Energy LLC, Bryan H. Lawrence,

and Bryan R. Lawrence

Words: 9,447

Dated: June 28, 2019

37

EFiled: Jun 28 2019 08:52PM EDT Transaction ID 63494578 Case No. 2019-0334-JRS

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

RHINO RESOURCE PARTNERS LP,

RHINO GP LLC and ROYAL

ENERGY RESOURCES, INC.,

Plaintiffs,

v.

YORKTOWN PARTNERS LLC,

YORKTOWN ENERGY PARTNERS

VI, L.P., YORKTOWN ENERGY

PARTNERS VII, L.P., YORKTOWN

ENERGY PARTNERS VIII, L.P.,

YORKTOWN ENERGY PARTNERS

IX, L.P, YORKTOWN ENERGY

PARTNERS XI, L.P., RHINO

RESOURCE PARTNERS

HOLDINGS LLC, WESTON

ENERGY LLC, RONALD PHILLIPS,

BRYAN H. LAWRENCE, and

BRYAN R. LAWRENCE,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C. A. No. 2019-0334-JRS

AFFIDAVIT OF MEGAN O’CONNOR, ESQ. IN SUPPORT OF

OPENING BRIEF IN SUPPORT OF MOTION FOR JUDGMENT

ON THE PLEADINGS AND MOTION TO DISMISS

STATE OF DELAWARE	)
	)	ss:
COUNTY OF NEW CASTLE	)

Megan O’Connor, being duly sworn, deposes and says:

1. I am an attorney at law of the State of Delaware with the law firm of Richards, Layton, & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801.

2. I am counsel for Defendants Yorktown Partners LLC, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Yorktown Energy Partners IX, L.P., Yorktown Energy Partners XI, L.P., Rhino Resource Partners Holdings LLC, Weston Energy LLC, Bryan H. Lawrence, and Bryan R. Lawrence in the above-captioned action and am fully competent to make this affidavit.

3. I submit this Affidavit in Support of the Opening Brief in Support of Motion for Judgment on the Pleadings and Motion to Dismiss.

4. Attached hereto as Exhibit A is a true and correct copy of the Series A Preferred Unit Purchase Agreement among Rhino Resource Partners LP and the Purchasers Party Hereto, dated as of December 30, 2016.

5. Attached hereto as Exhibit B is a true and correct copy of the Option Agreement by and among Rhino Resource Partners Holdings LLC, Rhino Resource Partners LP, Rhino GP LLC, and Royal Energy Resources, Inc., dated as of December 30, 2016.

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6. Attached hereto as Exhibit C is a true and correct copy of the Restructuring Support Agreement by and among Armstrong Energy, Inc., Armstrong Air, LLC, Armstrong Coal Company, Inc., Armstrong Coal Sales, LLC, Armstrong Energy Holdings, Inc., Armstrong Logistics Services, LLC, Thoroughfare Mining, LLC, Western Diamond LLC, Western Land Company, the Supporting Holders, Knight Hawk Holdings, LLC, Rhino Resource Partners Holdings LLC, and Thoroughbred Resources, L.P., entered into as of October 5, 2017.

7. Attached hereto as Exhibit D is a true and correct copy of the Order (I) Confirming the Debtors’ Third Amended Joint Chapter 11 Plan and (II) Approving the Sale Transaction issued by the United States Bankruptcy Court Eastern District of Missouri, Eastern Division in In re Armstrong Energy, Inc., et. al., Case No. 17-47541-659 (Bankr. E.D. Mo. Feb. 2, 2018) (D.I. 527).

8. Attached hereto as Exhibit E is a true and correct copy of the Debtors’ Third Amended Joint Chapter 11 filed in the United States Bankruptcy Court Eastern District of Missouri, Eastern Division in In re Armstrong Energy, Inc., et. al., Case No. 17-47541-659 (Bankr. E.D. Mo. Feb. 2, 2018) (D.I. 527, Ex. A).

3

Megan E. O’Connor (#6569)
RICHARDS, LAYTON & FINGER, P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700

Attorney for Defendants Yorktown Partners LLC, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P., Yorktown Energy Partners IX, L.P., Yorktown Energy Partners XI, L.P., Rhino Resource Partners Holdings LLC, Weston Energy LLC, Bryan H. Lawrence, and Bryan R. Lawrence

SWORN TO AND SUBSCRIBED before me, a Notary Public for the State and County aforesaid, on this 28th day of June, 2019.

My Commission Expires:

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CERTIFICATE OF SERVICE

I hereby certify that on June 28, 2019, true and correct copies of the foregoing were caused to be served on counsel of record as indicated in the manner below:

BY FILE & SERVE XPRESS

Rolin P. Bissell (#4478)

James M. Yoch, Jr. (#5251)

Paul J. Loughman (#5508)

Young Conaway Stargatt & Taylor, LLP

1000 North King Street

Wilmington, Delaware 19801

Melissa N. Donimirski (#4701)

Heyman Enerio Gattuso & Hirzel LLP

300 Delaware Avenue, Suite 200

Wilmington, DE 19801

/s/ Megan E. O’Connor
Megan E. O’Connor (#6569)

EFiled: Jun 28 2019 08:52PM EDT Transaction ID 63494578 Case No. 2019-0334-JRS

EXHIBIT A

Execution Version

SERIES A PREFERRED UNIT

PURCHASE AGREEMENT

among

RHINO RESOURCE PARTNERS LP

and

THE PURCHASERS PARTY HERETO

Page

SECTION 1. DEFINITIONS		1

1.1	Definitions	1
1.2	Accounting Procedures and Interpretation	6

SECTION 2. AGREEMENT TO SELL AND PURCHASE		6

2.1	Closing	6
2.2	Conditions to the Closing	6
2.3	Independent Nature of Purchasers’ Obligations and Rights	8
2.4	Further Assurances	8

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		9

3.1	Corporate Organization	9
3.2	Capitalization of the Rhino Entities	9
3.3	Authority	10
3.4	Noncontravention	10
3.5	Government Approvals	11
3.6	Title to Partnership Assets	11
3.7	No Registration Required	11
3.8	No Registration Rights	11
3.9	SEC Filings	11
3.10	Financial Statements	11
3.11	Absence of Certain Changes	12
3.12	Tax Matters	14
3.13	MLP Status	15
3.14	Compliance with Laws	15
3.15	Legal Proceedings	15
3.16	Sufficiency of Partnership Assets	15
3.17	Permits	15
3.18	Insurance	16
3.19	Books and Records	16
3.20	Employee Matters	16
3.21	Consents	17
3.22	Employee Benefit Plans	17
3.23	Finder’s Fees	19
3.24	Regulation	19
3.25	CAM Mining	19
3.26	Committees of the Rhino Board	19

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		19

4.1	Organization; Existence; Authority	19
4.2	No Conflict	19
4.3	No Brokers or Finders	20
4.4	Acknowledgment	20
4.5	Status	20

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4.6	Reliance	20
4.7	Governmental Approvals	20
4.8	Investigation	20
4.9	Sufficient Funds	20

SECTION 5. COVENANTS		20

5.1	Conduct of Business	20
5.2	Cooperation; Further Assurances	21
5.3	Use of Proceeds	21
5.4	Registration Rights	21

SECTION 6. INDEMNIFICATION, COSTS AND EXPENSES		21

6.1	Indemnification by the Partnership	21
6.2	Indemnification by the Purchasers	22
6.3	Indemnification Procedure	22
6.4	Limitations and Other Indemnity Claim Matters	23

SECTION 7. TERMINATION		23

7.1	Termination	23
7.2	Certain Effects of Termination	24

SECTION 8. MISCELLANEOUS		24

8.1	Expenses	24
8.2	Survival of Provisions	24
8.3	Notices	25
8.4	No Waiver; Modifications in Writing	25
8.5	Binding Effect	26
8.6	Entire Agreement	26
8.7	Non-Disclosure	26
8.8	Assignments, Successors, and No Third-Party Rights	26
8.9	Severability	26
8.10	Section Headings, Construction	26
8.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	27
8.12	Exclusive Remedy	28
8.13	No Recourse Against Others	28
8.14	Specific Performance	29
8.15	Legal Representation	29
8.16	Counterparts	29

EXHIBIT A — Form of General Partner Waiver

EXHIBIT B — Form of Fourth A&R LPA

SCHEDULE A — Purchase Price Allocation

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SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of December 30, 2016 (including all schedules and exhibits attached hereto and as may be from time to time amended, modified or supplemented, this “Agreement”), is entered into by and among Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth on Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, certain of the Partnership’s Series A Preferred Units (as defined below), in accordance with the terms and provisions contained herein and in the Fourth A&R LPA.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Accredited Investor” has the meaning given to such term in Rule 501(a) of Regulation D, promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Rhino Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“CAM Mining” means CAM Mining LLC, a Delaware limited liability company.

“Capital Stock” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

“Cash Purchase Price” has the meaning set forth in Section 2.1.

“Cash Units” has the meaning set forth in Section 2.1.

“Central Appalachian Business Segment” has the meaning set forth in Section 3.25.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” means December 30, 2016, or on such other date as is agreed upon among the parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Common Units” means common units representing limited partner interests in the Partnership.

“Contract” means, with respect to any Person, any written, oral or other agreement, understanding, commitment, contract, instrument, note, mortgage, bond, loan, indenture, credit agreement, guaranty, option, indemnity, deed, assignment, certificate, insurance policy, lease, license or arrangement of any kind or nature to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability, and any amendments, supplements or modifications thereto.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Credit Facility” means the Amended and Restated Credit Agreement, dated July 29, 2011 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank N.A., as Syndication agent, Raymond James Bank, FSB, Wells Fargo Bank, national Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto, as amended through the date hereof.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

“Environmental Law” means all Applicable Laws relating to pollution, preservation, remediation or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Expenses” means any expenses incurred in connection with a Proceeding, including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Financial Statements” has the meaning set forth in Section 3.10.

“Fourth A&R LPA” has the meaning set forth in Section 2.2(b)(iv).

“Funding Obligation” means an amount equal to the Cash Purchase Price multiplied by the number of Cash Units to be purchased by the Purchaser on the Closing Date, as set forth opposite a Purchaser’s name on Schedule A.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“General Partner” means Rhino GP LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Approval” has the meaning set forth in Section 3.5.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership means a Governmental Authority having jurisdiction over the General Partner or any of the Rhino Entities or any of their respective properties.

“Incentive Distribution Rights” means the incentive distribution rights representing limited partner interests in the Partnership.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Liabilities” means all indebtedness, claims, Proceedings, obligations, Taxes, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, unvested, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, claims, Proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing Date.

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“Loss” has the meaning set forth in Section 6.1.

“Option Agreement” means that certain Option Agreement, dated as of December 30, 2016, by and among Rhino Resource Partners Holdings LLC, a Delaware limited liability company, the Partnership, the General Partner and Royal.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 30, 2015, as amended from time to time in accordance with the terms thereof.

“Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Rhino Entities as of the date hereof or as of the Closing Date.

“Partnership Business” means all business activities of the Rhino Entities as conducted on the date hereof.

“Partnership Plans” has the meaning set forth in Section 3.22(a).

“Partnership Subsidiaries” means the subsidiaries of the Partnership listed on Schedule 3.1.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Permitted Encumbrances” with respect to a party, means (a) the Encumbrances created under the Credit Facility in an amount no greater than $50,000,000, (b) liens for Taxes not yet due and payable, (c) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) any and all arrearages owed by the Partnership for minimum quarterly distributions to unitholders.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

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“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchased Units” has the meaning set forth in Section 2.1.

“Purchaser Related Parties” has the meaning set forth in Section 6.1.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, shareholders, members and other equityholders, employees, partners, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Rhino Board” has the meaning set forth in Section 3.11(a).

“Rhino Entities” means, collectively the Partnership and the Partnership Subsidiaries.

“Rhino Related Parties” has the meaning set forth in Section 6.2.

“Royal” means Royal Energy Resources, Inc., a Delaware corporation.

“SEC Filings” has the meaning set forth in Section 3.9.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Units” means the Partnership’s Series A Preferred Units.

“Subordinated Units” means subordinated units representing limited partner interests in the Partnership.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or Liabilities (including, income, receipts, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, escheat or unclaimed property premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Total Funding Obligation” means the sum of all of the Purchaser’s Funding Obligations.

“Weston” means Weston Energy LLC, a Delaware limited liability company.

“Weston Note” means that Secured Promissory Note, dated September 30, 2016, payable by Royal to Weston in the original principal amount of $2,000,000.

“Weston Note Units” has the meaning set forth in Section 2.1.

1.2 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

SECTION 2.

AGREEMENT TO SELL AND PURCHASE

2.1 Closing. On the Closing Date, subject to the terms and conditions hereof, (a) each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units referred to as “Cash Units” under the Purchased Units column set forth opposite each Purchaser’s name on Schedule A hereto (the “Cash Units”) for a cash purchase price of $10.00 per Cash Unit (the “Cash Purchase Price”) and (b) the Partnership hereby agrees to issue and pay to Weston the number of Series A Preferred Units referred to as “Weston Note Units” under the Purchased Units column set forth opposite Weston’s name on Schedule A hereto (the “Weston Note Units,” and together with the Cash Units, the “Purchased Units”) in exchange for Weston assigning the Weston Note to the Partnership. The Purchased Units shall have the preferences, rights and obligations as set forth in the Fourth A&R LPA. The consummation of the purchase, sale and issuance of the Purchased Units hereunder (the “Closing”) shall take place on the Closing Date at the offices of Vinson & Elkins L.L.P., 666 Fifth Ave., 26th Floor, New York, NY 10103.

2.2 Conditions to the Closing.

(a) The obligation of the Partnership to consummate the issuance and sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by Applicable Law):

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(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of such Purchaser contained in Section 4 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section 4 specifies that such representations and warranties are made as of a particular date;

(iii) such Purchaser shall have delivered a cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Series A Preferred Units set forth opposite such Purchaser’s name on Schedule A and, in the case of Weston, plus the Weston Note Units;

(iv) such Purchaser shall have remitted payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Partnership;

(v) such Purchaser shall have delivered a properly executed Internal Revenue Service Form W-9 from such Purchaser; and

(vi) in the case of Weston, Weston shall have delivered an assignment of the Weston Note to the Partnership.

(b) The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Units, in whole or in part, to the extent permitted by Applicable Law):

(i) the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii) the representations and warranties of the Partnership contained in Section 3 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except to the extent that Section 3 (and specifically Section 3.11, which representation is made solely as of the date hereof) specifies that such representations and warranties are made as of a particular date;

(iii) the Partnership shall have received all consents required under the Credit Facility on terms satisfactory to the Partnership in its sole and absolute discretion;

(iv) the Partnership shall have delivered an executed copy of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Exhibit B (the “Fourth A&R LPA”);

(v) the Partnership shall have delivered evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, bearing a restrictive notation meeting the requirements of the Fourth A&R LPA, free and clear of any Encumbrances, other than transfer restrictions under the Fourth A&R LPA or the Delaware LP Act and applicable federal and state securities Laws;

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(vi) the Partnership shall have delivered a certificate of the Secretary or Assistant Secretary of GP LLC, on behalf of the Partnership, dated the Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of this Agreement and the Fourth A&R LPA and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Purchased Units and the Conversion Units and (D) the incumbency of the officers authorized to execute this Agreement on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;

(vii) the Partnership shall have delivered a cross-receipt executed by the Partnership and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Total Funding Obligation and, in the case of Weston, certifying that it has received an assignment of the Weston Note from Weston;

(viii) the Partnership shall have delivered a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit A; and

(ix) the Partnership shall have delivered such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.

2.3 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Each Purchaser acknowledges by executing this Agreement that such Purchaser is irrevocably committed to purchase the Purchased Units in accordance with the terms of this Agreement, and such purchase is not subject to any conditions precedent other than the deliverables contemplated by Section 2.2(a). The failure or waiver of performance under this Agreement of any Purchaser by the Partnership does not excuse performance by any other Purchaser and the waiver of performance of the Partnership by any Purchaser does not excuse performance by the Partnership with respect to each other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose.

2.4 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

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SECTION 3.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

As of the date hereof and as of the Closing, the Partnership represents and warrants to each of the Purchasers as follows:

3.1 Corporate Organization. Schedule 3.1 sets forth the legal name of each of the Rhino Entities. The Partnership is a limited partnership and each of the other Rhino Entities is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Rhino Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, in each case in all material respects as described in the SEC Filings. Each of the Rhino Entities is duly qualified and in good standing to do business as a foreign limited partnership or limited liability company, as applicable, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary. Each of the Partnership Subsidiaries are wholly owned, directly or indirectly, by the Partnership.

3.2 Capitalization of the Rhino Entities.

(a) All of the outstanding partnership interests in the Partnership have been duly authorized and validly issued in accordance with the Fourth A&R LPA, are fully paid (to the extent required under the Fourth A&R LPA) and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. The General Partner is the sole general partner of the Partnership with a 0.6% general partner interest in the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 7,905,799 Common Units, 1,235,534 Subordinated Units and the Incentive Distribution Rights. The General Partner is the sole record and beneficial owner of all of the issued and outstanding Incentive Distribution Rights.

(b) The Purchased Units (and the limited partner interests represented thereby) to be issued to the Purchasers as of the date hereof have been duly authorized in accordance with the Fourth A&R LPA, and, when issued and delivered to the Purchasers in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Fourth A&R LPA) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law.

(c) No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Rhino Entity which the Partnership directly or indirectly owns other than the Permitted Encumbrances. Except as set forth on Schedule 3.2(b), the Partnership does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Rhino Entity. All of the outstanding shares of Capital Stock of the Rhino Entities that are limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Rhino Entities that are limited partnerships have been duly authorized and validly issued in accordance with such Rhino Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Rhino Entity’s partnership agreement) and is nonassessable.

(d) Except (i) as described in the SEC Filings and (ii) for the Common Units to be issued pursuant to the Option Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement, the Fourth A&R LPA or any other agreement or instrument to which the

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Partnership is a party or by which either of them may be bound. Neither the offering nor the sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any of the Common Units or the Series A Preferred Units or other securities of the Partnership or any other Rhino Entities, except pursuant to this Agreement, or such rights as have been waived or satisfied. Except (i) as set forth in the SEC Filings and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.

(e) The Purchased Units when issued and delivered pursuant to the terms hereof, will conform in all material respects to the description thereof contained in the Fourth A&R LPA. The Partnership has all requisite power and authority to issue, sell and deliver the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement and the Fourth A&R LPA. All partnership and limited liability company action, as the case may be, required to be taken by the Partnership and the General Partner or any of their respective partners or members for the authorization, issuance, sale and delivery of the Purchased Units has been validly taken, and no other authorization by any of such parties is required therefor.

3.3 Authority. The Partnership has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and the Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the Transaction has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). As of the Closing, the Fourth A&R LPA will have been duly authorized, executed and delivered by the Partnership and the General Partner and will constitute a valid and legally binding obligation of the Partnership and the General Partner, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.4 Noncontravention. The execution, delivery, and performance by the Partnership of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of the Partnership’s Organizational Documents, (ii) assuming the conditions to the Closing referred to in Section 2.2 have been satisfied, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Partnership’s properties, or (iv) assuming compliance with the matters referred to in Section 3.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (ii), (iii), and (iv) above,

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for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Partnership or on the ability of the Partnership to consummate the transactions contemplated hereby.

3.5 Government Approvals. No consent, approval, Order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by the Rhino Entities in connection with the execution, delivery, or performance by the Partnership of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable state or federal securities Law (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities and (iii) such consents, approvals, Orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Rhino Entities or on the ability of the Rhino Entities to consummate the transactions contemplated hereby.

3.6 Title to Partnership Assets. The Rhino Entities have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.7 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Section 4, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

3.8 No Registration Rights. None of the sale of the Series A Preferred Units as contemplated by this Agreement give rise to any rights for or relating to the registration of any other securities of the Partnership, except such rights as have been waived or satisfied.

3.9 SEC Filings. Since January 1, 2015, the Partnership has filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and all other federal securities Laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Partnership with the Commission since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities Laws. None of the SEC Filings, including any Financial Statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material Contracts of the Partnership have been included in the SEC Filings, except for those Contracts not required to be filed pursuant to the rules and regulations of the Commission. the Partnership shall deliver or make available to the Purchasers as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Commission subsequent to the date hereof and prior to the Closing Date.

3.10 Financial Statements. The Partnership has provided to the Purchasers copies of (i) the unaudited consolidated balance sheet as of September 30, 2016 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal quarter then ended (including in all cases the notes, if any, thereto) of the Rhino Entities contained in the quarterly report on Form 10-Q filed

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by the Partnership with the Commission on November 10, 2016 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Rhino Entities as of September 30, 2016 and the consolidated results of operations and cash flows for the Rhino Entities for the fiscal periods set forth therein.

3.11 Absence of Certain Changes. Since September 30, 2016, except as disclosed in the Financial Statements, the SEC Filings and except for the execution and delivery of this Agreement and the Transaction Documents, as of the date hereof (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Rhino Entities, taken as a whole, except for changes affecting the economy generally or other changes affecting the coal industry generally; (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Rhino Entities has incurred any material Liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a material adverse effect; (d) none of the Rhino Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a material adverse effect; and (e) none of the Rhino Entities has:

(a) amended its certificate of formation or partnership agreement; established any new committee of the Board of Directors of the General Partner, which board is the acting management of the Partnership (the “Rhino Board”); increased the authority delegated to any committee of the Rhino Board; split (including any reverse split), combined, or reclassified any of its partnership interests; adopted resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Rhino Entity; or made any other material changes in its capital structure;

(b) except in the ordinary course of business consistent with past practice, (i) incurred any Liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) paid, discharged, or satisfied any claims, Liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Financial Statements;

(c) incurred any indebtedness for borrowed money, except for borrowings under the Credit Facility or as permitted under the Credit Facility;

(d) made any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Rhino Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(e) declared or paid any dividend or made any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Rhino Entities in the ordinary and usual course of the Partnership Business;

(f) issued, sold, or delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

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(g) subjected to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure existing indebtedness or as permitted under the Credit Facility;

(h) other than in the ordinary course of business, sold, leased, transferred, or otherwise disposed of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value;

(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or made any other investment or expenditure of a capital nature;

(j) entered into, adopted, or (except as may be required by Law) amended or terminated any collective bargaining agreement, Partnership Plan or other employee benefit plan; other than in the ordinary course of business and consistent with past practices, grant, approve, implement or amend any employment severance, retention, termination pay, or similar arrangements or retain or discharge any current or former officers or personnel; other than in the ordinary course of business and consistent with past practices, authorize, amend, or enter into any employment, severance, retention, termination pay, or similar consulting services or other agreement with any current or former officers or personnel; grant enter into or amend any employment, consulting, bonus, change in control or similar agreement or arrangement with, any current or former officers or personnel; increase the compensation or benefits provided to any current or former officers or personnel grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officers or personnel; or establish, adopt, enter into amend, or agree to be bound by any collective bargaining agreement or similar labor agreement;

(k) other than supply or other Contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, entered into any Contract, lease or other commitment which is material to the business, assets, properties, or financial position of the Rhino Entities; or amended, modified, or changed in any material respect any of the agreements pertaining to the Credit Facility or any other existing Contract, lease or other commitment which is material to the business, assets, properties, or financial position of the Rhino Entities;

(l) other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, entered into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Rhino Entities’ cash management;

(m) except as set forth on Schedule 3.22(a), and other than in the ordinary course of the Partnership Business and consistent with past practices, authorized, entered into or amended any Contract or other commitment with any director, officer, employee, non-employee service provider or other Affiliate (other than the Rhino Entities) pursuant to which any such Person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Rhino Entities; or

(n) made or changed any material Tax election, changed any method of Tax accounting, granted any extension of time to assess any Tax or settled any Tax claim, amended any Tax Return in any material respect or settled or compromised any material Tax Liability.

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3.12 Tax Matters.

(a) All Tax Returns required to be filed by the Partnership have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Rhino Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Rhino Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where a Rhino Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Rhino Entities.

(e) The amount of the Rhino Entities’ respective Liabilities for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Rhino Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against a Rhino Entity as a result of any examinations by any taxing authority have been fully paid. None of the Rhino Entities is a party to any pending Proceeding by any taxing authority and no such Proceeding is threatened.

(g) The Rhino Entities have delivered to the Purchasers copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Rhino Entities for all Tax periods ending after January 1, 2012.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Rhino Entities.

(i) None of the Rhino Entities is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) With respect to the characterization of gross income of the Partnership as qualifying income under Section 7704 of the Internal Revenue Code, (i) no adjustments have been proposed by the Internal Revenue Service in writing, (ii) no written request for information has been received from the Internal Revenue Service, and (iii) no ruling from the Internal Revenue Service have been issued other than PLR 133198-13 (October 25, 2013).

(k) The Rhino Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Rhino Entities have no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Applicable Law), as transferee or successor, by contract or otherwise.

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(l) No Rhino Entity is or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m) No property owned by the Rhino Entities is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.13 MLP Status. The Partnership is and has been (for each taxable year during which it has been in existence) properly treated as a partnership for United States federal income tax purposes. More than 90% of the Partnership’s gross income is and has been (for each taxable year during which it has been in existence as a master limited partnership) qualifying income under Section 7704(d) of the Code.

3.14 Compliance with Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Rhino Entities have complied in all material respects with all Applicable Laws, including Environmental Law, relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business. Except as set forth on Schedule 3.14, none of the Rhino Entities has received notice that it is charged or, to the knowledge of the Partnership, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

3.15 Legal Proceedings. Except as described in the SEC Filings or set forth on Schedule 3.15, there is (a) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership, threatened, to which any of the Rhino Entities is or may be a party or to which the business or property of any of the Rhino Entities is or may be subject and (b) no injunction, restraining order or Order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Rhino Entities is or may be subject, that, in the case of clauses (a) and (b) above, is reasonably expected to (x) individually or in the aggregate have a material adverse effect, (y) prevent or result in the suspension of the issuance, transfer and sale of the Purchased Units or (z) affect adversely the ability of the Partnership to consummate the transactions contemplated herein. Any and all probable and estimated Liabilities of the Rhino Entities under any and all Proceedings now pending or, to the knowledge of the Partnership, threatened, to which any of the Rhino Entities is or, to the knowledge of the Partnership, may be a party or to which the business or property of any of the Rhino Entities, to the knowledge of the Partnership, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by the Partnership or reserves established by the Financial Statements.

3.16 Sufficiency of Partnership Assets. The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

3.17 Permits. Each of the Rhino Entities has such Permits as are necessary to own its properties and to conduct its business, subject to such qualifications as may be set forth in the SEC Filings; each of the Rhino Entities has fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit; and, except as described in the SEC Filings, none of such Permits contains any restriction that is materially burdensome to the Rhino Entities considered as a whole.

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3.18 Insurance. The Partnership maintains insurance covering the properties, operations, personnel and businesses of the Rhino Entities. Such insurance insures against such losses and risks as are reasonably adequate to protect the Rhino Entities and their businesses. None of the Rhino Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date.

3.19 Books and Records. Each of the Rhino Entities (a) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Partnership in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Partnership’s management, including the principal executive officer and principal financial officer of the General Partner, as appropriate, to allow for timely decisions regarding required disclosure.

3.20 Employee Matters. (a) Each of the Rhino Entities is and has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, labor relations, wages, hours of work and overtime, worker classification as employee or independent contractor or exempt or non-exempt, employment-related immigration and authorization to work in the United States, occupational safety and health, mine worker safety and health, employee notice of plant closings or mass layoffs, information privacy and security, and privacy of health information, and is not engaged in any unfair labor practice; (b) there is and has been no unfair labor practice or similar complaint against any of the Rhino Entities pending before the National Labor Relations Board or other Governmental Authority; (c) there is and has been no labor strike, dispute, slowdown or stoppage or similar labor problem actually pending or, to the knowledge of the Partnership, threatened against or affecting any of the Rhino Entities; (d) no grievance Proceeding or arbitration Proceeding arising out of or under any collective bargaining agreements to which any Rhino Entity is a party is or has been pending and no material claim therefor exists; (e) none of the Rhino Entities has experienced any work stoppage or other organized labor difficulty in the past five years; and (f) except as set forth on Schedule 3.20, there is and has been no litigation or other Proceedings pending between the Rhino Entities and any employees or persons claiming to be employees nor, to the knowledge of the Partnership, is any such litigation or Proceeding threatened. All employees of the Rhino Entities are authorized to work in the United States. All such employees have been properly treated as employees and all and are properly classified as exempt or non-exempt under Applicable Law. There are no pending or, to the knowledge of Rhino Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum by a Governmental Authority or by or on behalf of any current or former employee of a Rhino Entity, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any of the Applicable Laws referenced above; and there have been no such Proceedings in the past five years; and, to the knowledge of the Rhino Entity, no basis

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exists for any such Proceedings. There is no current or, to the knowledge of Rhino Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum in which any current or former director, officer, or agent of any Rhino Entity is or may be entitled to indemnification. No Rhino Entity is or has been a party to or subject to, or is currently or has been negotiating in connection with entering into, any collective bargaining, union, labor or other similar agreement and, to the knowledge of the Rhino Entities, there currently is no and has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of any Rhino Entity. No employees of the Rhino Entities are or have been represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims or has claimed to represent a majority of any such employees in a bargaining unit. The Rhino Entities have timely paid or made provision for payment of, and has properly accrued for in their Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, and vacation, sick, and other paid leave and compensation or remuneration with respect to any current or former employees of the Rhino Entities for on account of employment. The Rhino Entities have complied with the Older Workers’ Benefit Protection Act and other Applicable Law with respect to any waivers or releases of Liability obtained by it. The Rhino Entities have timely paid or properly accrued for all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and any other compensation or remuneration owed to employees or non-employee service providers for or on account of employment or services rendered. No Rhino Entity is party to, or otherwise bound by, any settlement, consent decree, Order or injunction with respect any employees or non-employee service providers, the terms and conditions of employment or engagement of any employees or non-employee service providers, or the working conditions of any employees or non-employee service providers.

3.21 Consents. Schedule 3.21 sets forth each of the consents, approvals, Orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement.

3.22 Employee Benefit Plans.

(a) Schedule 3.22(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other Contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Rhino Entities or their respective ERISA Affiliates, or with respect to which the Rhino Entities or their respective ERISA Affiliates have or may have any Liability, contingent or otherwise (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership has provided to the Purchasers accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited Financial Statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan, (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 3.22(a), and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

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(b) None of the Rhino Entities has any express or implied commitment (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) During the past six years the Rhino Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute, nor have any Liability, contingent or otherwise, with respect to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. None of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Rhino Entity to pay separation, severance, or termination benefits or provide other benefits (including additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Rhino Entity to make any payment or provide any benefit that could be subject to a Tax under Section 4999 of the Code. None of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Rhino Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state Law.

(d) Each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership has always been so qualified, and if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Rhino Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including ERISA and the Code, and, to the knowledge of the Partnership has always been so operated and if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including ERISA and the Code, such failure shall not result in any cost or expense to any Rhino Entity, and each Rhino Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(e) With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership, breaches of fiduciary duties that could result in Liability (directly or indirectly) for any Rhino Entity and the consummation of any of the transactions contemplated hereby will not result in a prohibited transaction or breach of fiduciary duty.

(f) All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code. The Rhino Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the Laws of any foreign jurisdiction.

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(g) No litigation or claim (other than routine claims for benefits), and no Proceeding is pending or, to the knowledge of the Rhino Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

3.23 Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Rhino Entities for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

3.24 Regulation. None of the Rhino Entities is (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.25 CAM Mining. The assets currently owned by CAM Mining constitute all the assets and properties the use or benefit of which are reasonably necessary for the continued operation of the business as currently conducted by the Central Appalachia business segment (as described in the Partnership’s Annual Report on Form 10-K filed on March 25, 2016) (the “Central Appalachian Business Segment”). There are no Encumbrances on any of CAM Mining’s assets, other than Permitted Encumbrances. The Partnership has made no financial or operational reporting change to the Central Appalachian Business Segment since January 1, 2016.

3.26 Committees of the Rhino Board. Schedule 3.26 sets forth each committee established by the Rhino Board and contains a true and complete description of the duties and authority delegated to each such committee.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

As of the date hereof and as of the Closing, each of the Purchasers, severally but not jointly, represents and warrants to the Partnership as follows:

4.1 Organization; Existence; Authority. Such Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted. Such Purchaser has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party. This Agreement has been, and each of the Transaction Documents to which such Purchaser is a party will be, duly and validly executed and delivered by such Purchaser. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Purchaser, this Agreement is, and each of the Transaction Documents to which such Purchaser is a party have been, duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution nor delivery by such Purchaser of this Agreement or any Transaction Document to which such Purchaser is a party, nor the consummation or performance by such Purchaser of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time

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or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Purchaser is a party or by which the properties or assets of such Purchaser are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which such Purchaser, or any of its properties or assets, may be subject.

4.3 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Purchasers for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.4 Acknowledgment. Such Purchaser understands and agrees that the Purchased Units to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the United States and that the issuance of the Purchased Units is being or will be effected in reliance upon an exemption from registration under the Securities Act under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.5 Status. Such Purchaser is an Accredited Investor.

4.6 Reliance. Such Purchaser understands that the Purchased Units are being offered and sold to such Purchaser in reliance upon the truth and accuracy of its representations and warranties set forth in this Section 4 so that the Partnership may determine the applicability and availability of the exemptions from registration of the Purchased Units on which the Partnership is relying.

4.7 Governmental Approvals. No Governmental Approval is required to be obtained or made by such Purchaser in connection with the execution, delivery, or performance of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities Law, and (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities.

4.8 Investigation. Such Purchaser has conducted its own independent investigation, review and analysis of the Rhino Entities and their assets and business. Such Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) it has relied solely upon its own investigation (including review of the SEC Filings) and the express representations and warranties of the Rhino Entities set forth in this Agreement; and (b) no Rhino Entity nor any other Person has made any representation or warranty as to any Rhino Entity or its business or its assets, except as expressly set forth in Agreement.

4.9 Sufficient Funds. Such Purchaser will have available to it at the Closing sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

SECTION 5.

COVENANTS

5.1 Conduct of Business. From the date hereof until the date on which there are no Series A Preferred Units outstanding, except as otherwise provided in this Agreement or consented to in writing by a majority of the holders of Series A Preferred Units then outstanding, the Partnership shall cause CAM Mining to (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with CAM Mining. Without limiting the

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foregoing, from the date hereof until the date on which there are no Series A Preferred Units outstanding, except as otherwise provided in this Agreement or consented to in writing by a majority of the holders of Series A Preferred Units then outstanding, the Partnership shall cause CAM Mining to:

(a) preserve and maintain all of its Permits necessary for the operation of its business as then being conducted;

(b) pay its debts, Taxes and other obligations when due;

(c) continue in full force and effect without modification insurance policies as are reasonable for CAM Mining’s business as then being conducted;

(d) defend and protect its properties and assets from infringement or usurpation;

(e) maintain its books and records in accordance with past practice; and

(f) comply in all material respects with all Applicable Laws.

5.2 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under Applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

5.3 Use of Proceeds. The Partnership shall use $13.0 million of the net proceeds from the investment contemplated hereby to repay the Partnership’s borrowings under the Credit Facility and for the purchase of equipment and other capital expenditures for CAM Mining’s operations.

5.4 Registration Rights. The Partnership agrees that upon the request of the holder of the majority of the Conversion Units, the Partnership will enter into a registration rights agreement with such holder. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for such holder (one of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. Such registration rights agreement shall also provide that such holder shall have the right to demand registration on Form S-1; provided that such holder owns at least 10% of the outstanding Common Units at the time of such demand. For the avoidance of doubt, any registration rights granted pursuant to such a registration rights agreement shall be available only to the extent that the Common Units are listed and trading on an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section). Notwithstanding anything in this Section 5.4, this Section 5.4 shall not apply to any holder of Conversion Units who is entitled to registration rights provided for in the Partnership Agreement.

SECTION 6.

INDEMNIFICATION, COSTS AND EXPENSES

6.1 Indemnification by the Partnership. Subject to the limitations set forth in this Agreement, the Partnership agrees to indemnify and defend the Purchasers, their respective Affiliates and the Purchasers’ and their respective Affiliates’ respective Representatives (collectively, the “Purchaser Related Parties”) against, and hold each of them harmless from, any and all losses, Proceedings

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(including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, Liabilities, Taxes, penalties, fines, interests, deficiencies, damages, costs or Expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable Expenses incurred in connection with investigating, defending or preparing to defend any such matter (each, a “Loss”) that may be suffered, sustained or incurred by any Purchaser Related Party or asserted against any Purchaser Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of the Partnership contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of the Partnership contained herein or in any of the Transaction Documents; provided, however, in each case, that any such claim for indemnification must be made prior to the expiration of such representation, warranty, covenant or agreement (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made).

6.2 Indemnification by the Purchasers. Subject to the limitations set forth in this Agreement, the Purchasers, severally and not jointly, agree to indemnify and defend the Rhino Entities and their respective Representatives (other than any such Representative that is also a Representative of a Purchaser) (collectively, the “Rhino Related Parties”) against, and hold each of them harmless from, any and all Losses that may be suffered, sustained or incurred by any Rhino Related Party or asserted against any Rhino Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of such Purchaser contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of such Purchaser contained herein or in any of the Transaction Documents; provided, however, that any such claim for indemnification relating to a breach of any representation, warranty, covenant or agreement must be made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Rhino Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made).

6.3 Indemnification Procedure.

(a) Promptly after any Purchaser Related Party or any Rhino Related Party (hereafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any Proceeding by a third Person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Proceeding. Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability it may have to such Indemnified Party hereunder except to the extent (and then only to the extent) that the Indemnifying Party can demonstrate that the Indemnifying Party’s rights and obligations pursuant to this Section 6 are materially and actually prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel; provided, however, that the Indemnifying Party (i) promptly notifies the Indemnified Party of its intention to do so and acknowledges its indemnification obligations pursuant to this Section 6 in writing to the Indemnified Party and (ii) pursues such defense (or, if applicable, settlement) diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation

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shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the sole cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal Expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted Liability; provided, however, that the Indemnified Party shall be entitled (x) at its expense, to participate in the defense of such matter and the negotiations of the settlement thereof and (y) if (i) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of such claim for indemnification or fails to diligently and in good faith pursue the defense thereof or (ii) if counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the Expenses and fees of such separate counsel and other Expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim or otherwise enter into any final conclusion with respect to such claim without the prior written consent of the Indemnified Party (i) if the settlement thereof (A) imposes any Liability or obligation on, (B) does not include a complete and unconditional release from Liability of or (C) contains any admission of wrongdoing by, the Indemnified Party or (ii) that subjects the Indemnified Party to any non-monetary or other equitable relief or criminal liability or imposes any other obligation on or requires any payment from the Indemnified Party.

6.4 Limitations and Other Indemnity Claim Matters.

(a) Notwithstanding anything herein to the contrary, in no event shall a Purchaser be liable to any Rhino Related Party for any Loss or series of related Losses pursuant to Section 6.2(i) in excess of its Cash Purchase Price.

(b) For purposes of the indemnification obligations contained in this Section 6, when determining whether a breach or inaccuracy of any representation, warranty or covenant has occurred, and when calculating the amount of Losses incurred arising out of or relating to any such breach or inaccuracy, all references to “material”, “materially”, “materiality” or “material adverse effect” or similar or correlative terms shall be disregarded.

(c) Notwithstanding anything herein to the contrary, in no event will the limitations set forth in this Section 6.4 apply (i) in the event of fraud or willful misconduct by any Indemnifying Party or (ii) with respect to any Loss or series of related Losses as a result of, arising out of or in any way related to breaches of covenants or agreements contained in this Agreement or the Transaction Documents.

SECTION 7.

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

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(a) by mutual written consent of the Partnership and the Purchasers who at the Closing will receive a majority of the Purchased Units;

(b) by written notice from the Partnership or any Purchaser if any Governmental Authority with lawful jurisdiction shall have issued a final Order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action is or shall have become final and nonappealable; or

(c) by written notice from the Partnership or any Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on December 31, 2016 Eastern Standard Time; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

7.2 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.1:

(a) except as set forth in Section 7.2(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination; and

(b) regardless of any purported termination of this Agreement, the provisions of Section 6 and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.2 and the provisions of Section 8 shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers who at the Closing will receive a majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers.

SECTION 8.

MISCELLANEOUS

8.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.2 Survival of Provisions. The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.23, Section 4.1, Section 4.3 and Section 4.4 hereunder shall survive the execution and delivery of this Agreement indefinitely and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Section 6 and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Section 8 shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.

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8.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

(a) If to Weston, to the address set forth on Schedule A, with a copy (which shall not constitute notice) to:

Thompson & Knight LLP

One Arts Plaza, 1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey

Email: annmarie.cowdrey@tklaw.com

(b) If to any other Purchaser, to such Purchaser’s address set forth on Schedule A.

(c) If to the Partnership:

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

Attention: Whitney Kegley

Email: wkegley@rhinolp.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention: Brenda Lenahan

Email: blenahan@velaw.com

8.4 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure

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from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party hereto shall not be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement contained herein.

8.5 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

8.6 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

8.7 Non-Disclosure. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.8 Assignments, Successors, and No Third-Party Rights. No party hereto may assign any of its rights under this Agreement prior to the Closing without the prior written consent of all other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided for herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

8.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.10 Section Headings, Construction. Section, Schedule and Exhibit references in this Agreement are references to the corresponding Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any agreement,

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instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted successors and assigns.

8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Section 7) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Section 6 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

8.13 No Recourse Against Others.

(a) All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such third Person.

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(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.15 Legal Representation. The parties hereto acknowledge that Weston has selected Thompson & Knight LLP and the other parties hereto have selected other counsel as their respective legal counsel in connection with the preparation of this Agreement. Each party hereto acknowledges that such respective counsel has not represented any other party in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to any such other party. Each party confirms that such party has been advised to consult with such party’s own legal, financial and tax advisors regarding the implications of this transaction and has been afforded the opportunity to consult with advisors that such party deems advisable in connection with the negotiations and execution of this Agreement.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

RHINO:

Rhino Resource Partners LP

By:	Rhino GP LLC, its general partner

Signature Page to Purchase Agreement

PURCHASERS:

Weston Energy LLC

Signature Page to Purchase Agreement

Royal Energy Resources, Inc.

Signature Page to Purchase Agreement

Schedule A

Purchase Price Allocation

Purchaser and Address	Purchased Units	Cash Purchase Price		Other Consideration			Total Purchase Price
Weston Energy LLC c/o Yorktown Energy Partners XI, L.P. 410 Park Avenue, 19th Floor New York, New York 10022-4407 Email: brlawrence@yorktownenergy.com Attention: Bryan R. Lawrence	Cash Units: 1,095,967.123 Weston Note Units: 204,032.877	$ $	10,959,671.23 0	$ $	0 2,040,328.77	(i)	$ $	10,959,671.23 2,040,328.77
Royal Energy Resources, Inc. 56 Broad Street, Suite 2 Charleston, South Carolina 29401 Email: ronaldphillips@royalenergy.us Attention: Ronald Phillips	Cash Units: 200,000		$2,000,000.00		$0			$2,000,000.00

Total	1,500,000		$12,959,671.23		$2,040,328.77			$15,000,000

(i)	This amount is equal to the outstanding principal and interest of the Weston Note as of the Closing Date.

Schedule A-1

EXHIBIT B

Execution Version

OPTION AGREEMENT

This Option Agreement (including all schedules and exhibits attached hereto and as may be from time to time amended, modified or supplemented, this “Agreement”), dated as of December 30, 2016, is made by and among Rhino Resource Partners Holdings LLC, a Delaware limited liability company (“Holdings”), Rhino Resource Partners LP, a Delaware limited partnership (“Rhino”), Rhino GP LLC, a Delaware limited liability company (“Rhino GP”) and Royal Energy Resources, Inc., a Delaware corporation (“Royal”).

RECITALS:

WHEREAS, the parties hereto previously entered into that certain Equity Exchange Agreement, dated as of September 30, 2016 (the “Exchange Agreement”);

WHEREAS, pursuant to Section 9.5 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the party against whom the enforcement of such amendment is sought;

WHEREAS, effective as of the date hereof, Rhino and Holdings desire to amend, restate, replace and supersede the Exchange Agreement in its entirety with this Agreement;

WHEREAS, each of Yorktown Energy Partners VI, L.P., a Delaware limited partnership (“Yorktown VI”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (“Yorktown VIII”), Yorktown Energy Partners IX, L.P., a Delaware limited partnership (“Yorktown IX” and, together with Yorktown VI, Yorktown VII, Yorktown VIII, collectively the “Yorktown Funds”) owns the number of shares of common stock, par value $0.01 per share, of Armstrong Energy, Inc., a Delaware corporation (“Armstrong”), set forth next to each Yorktown Fund’s name below (such shares of common stock of Armstrong being referred to herein as the “Armstrong Shares”):

Yorktown VI	832,500
Yorktown VII	11,562,500
Yorktown VIII	6,012,500
Yorktown IX	2,775,000

WHEREAS, the Yorktown Funds will contribute the Armstrong Shares to Holdings prior to the Exercise Date (as defined below);

WHEREAS, the Yorktown Funds have consented to Holdings granting the Call Option (as defined below) to Rhino, in accordance with the Stockholders’ Agreement (as defined below);

WHEREAS, Holdings desires to grant and sell to Rhino, and Rhino desires to purchase and accept the right, but not the obligation, to cause Holdings to sell the Armstrong Shares to Rhino, subject to the terms and conditions set forth herein (the “Call Option”);

WHEREAS, in consideration for Holdings granting the Call Option to Rhino, Rhino desires to (a) issue 5,000,000 Common Units (the “Call Option Premium Units”) to Holdings and (b) grant to Holdings, and Holdings desires to accept from Rhino, the right, but not the obligation, to cause Rhino to purchase the Armstrong Shares from Rhino (the “Put Option”), in each case, as of the date hereof and subject to the terms and conditions set forth herein;

WHEREAS, if either the Call Option or the Put Option becomes exercisable and is duly exercised pursuant to the terms of this Agreement, on the Exercise Date (as defined below), (a) Rhino will issue to Holdings the number of Common Units equal to the Option Exercise Consideration Units (as defined below) and together with the Call Option Premium Units, the “New Rhino Units”) on the Exercise Date, and (b) Royal will transfer to Holdings a 51.0% Membership Interest (as defined in the Company Agreement) in Rhino GP (the “Rhino GP LLC Interest”), in each case, on the terms and conditions set forth herein;

WHEREAS, prior to or simultaneously with the execution of this Agreement, (a) the Credit Facility Amendment (as defined below) has been executed, and (b) the Company Agreement First Amendment (as defined below) has been executed; and

WHEREAS, for U.S. federal income tax purposes, the issuance of the Call Option Premium Units is intended to constitute the payment of an option premium and the Armstrong Shares Transfer (as defined below) and the Issuance and Transfer Upon Exercise (as defined below) are intended to constitute nontaxable transfers within the meaning of Section 721 of the Code.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend, restate, replace and supersede the Exchange Agreement in its entirety, as follows:

SECTION 1.

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning given to such term in Rule 501(a) of Regulation D, promulgated under the Securities Act.

1.2 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by,” “under common control with” and correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

1.3 “Agreement” has the meaning set forth in the Preamble.

1.4 “Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.5 “Armstrong” has the meaning set forth in the Recitals.

1.6 “Armstrong Debtholder Agreements” has the meaning set forth in Section 7.2(c).

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1.7 “Armstrong Shares” has the meaning set forth in the Recitals.

1.8 “Armstrong Shares Transfer” has the meaning set forth in Section 2.4.

1.9 “Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

1.10 “Call Option” has the meaning set forth in the Recitals.

1.11 “Call Option Premium Units” has the meaning set forth in the Recitals.

1.12 “Capital Stock” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.15 “Common Units” means common units representing limited partner interests in Rhino.

1.16 “Company Agreement” means that certain Second Amended and Restated Limited Liability Agreement of Rhino GP LLC dated as of November 15, 2013.

1.17 “Company Agreement First Amendment” means an amendment to the Company Agreement to be executed simultaneously with this Agreement in substantially the form attached hereto as Exhibit A.

1.18 “Company Agreement Second Amendment” means an amendment to the Company Agreement to be executed simultaneously with the Issuance and Transfer Upon Exercise in substantially the form attached hereto as Exhibit B.

1.19 “Contract” means, with respect to any Person, any written, oral or other agreement, understanding, commitment, contract, instrument, note, mortgage, bond, loan, indenture, credit agreement, guaranty, option, indemnity, deed, assignment, certificate, insurance policy, lease, license or arrangement of any kind or nature to which such Person is a party, by which it or its assets are bound or subject or under which it has any current or future Liability, and any amendments, supplements or modifications thereto.

1.20 “Credit Facility” means that certain $300,000,000 Amended and Restated Revolving Credit Facility pursuant to that certain Amended and Restated Credit Agreement by and among Rhino, the Lenders party thereto, the guarantors party thereto and PNC Bank, National Association, as administrative agent for the Lenders party thereto, as amended by the First Amendment thereto dated as of April 18, 2013, the Second Amendment thereto dated as of March 19, 2014, the Third Amendment thereto dated as of April 28, 2015, the Fourth Amendment thereto dated as of March 17, 2016 the Fifth Amendment thereto dated as of May 13, 2016 and the Sixth Amendment and Consent thereto dated as of July 19, 2016, as may be further amended.

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1.21 “Credit Facility Amendment” means the Seventh Amendment to the Credit Facility, dated as of the date hereof.

1.22 “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

1.23 “Environmental Law” means all applicable Laws relating to pollution, preservation, remediation or protection of the environment or natural resources.

1.24 “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

1.25 “ERISA Affiliate” means, with respect to a Person, any entity which has ever been considered a single employer with such Person under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

1.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

1.27 “Exchange Agreement” has the meaning set forth in the Recitals.

1.28 “Exercise Date” has the meaning set forth in Section 3.2.

1.29 “Expenses” means any expenses incurred in connection with a Proceeding, including all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

1.30 “Financial Statements” has the meaning set forth in Section 5.8.

1.31 “Fully Diluted Common Units” means that number of Common Units that would be outstanding assuming the conversion, exchange or exercise of all securities which are convertible, exchangeable or exercisable to acquire Common Units determined as of the Exercise Date; provided, that Fully Diluted Common Units shall not include any Common Units issuable upon conversion of any Subordinated Units or Series A Preferred Units into Common Units.

1.32 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.33 “Governmental Approval” has the meaning set forth in Section 4.9.

1.34 “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to Rhino means a Governmental Authority having jurisdiction over any member of the Rhino Group or any of their respective properties.

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1.35 “Holdings” has the meaning set forth in the Preamble.

1.36 “Holdings Related Parties” has the meaning set forth in Section 6.1.

1.37 “Incentive Distribution Rights” means the incentive distribution rights representing limited partner interests in Rhino.

1.38 “Indemnified Party” has the meaning set forth in Section 6.3(a).

1.39 “Indemnifying Party” has the meaning set forth in Section 6.3(a).

1.40 “Issuance and Transfer Upon Exercise” has the meaning set forth in Section 2.4.

1.41 “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

1.42 “Liabilities” means all indebtedness, claims, Proceedings, obligations, Taxes, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, unvested, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such indebtedness, claims, Proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Issuance and Transfer Upon Exercise.

1.43 “Limited Partner Approval” means the approval of a majority of the limited partners of Rhino.

1.44 “Loss” has the meaning set forth in Section 6.1.

1.45 “New Rhino Units” has the meaning set forth in the Recitals.

1.46 “Option Exercise Consideration Units” means that number of Common Units sufficient to result in Holdings and its Affiliates owning, when combined with the Pre-Exercise Ownership, 51% of the Fully Diluted Common Units.

1.47 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.48 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

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1.49 “Partnership Assets” means all assets and properties of every kind, character and description, whether tangible, intangible, real, personal or mixed, which are owned, used or held for use by the Partnership Entities as of the date hereof or as of the Issuance and Transfer Upon Exercise.

1.50 “Partnership Business” means all business activities of the Partnership Entities as conducted on the date hereof.

1.51 “Partnership Entities” means Rhino, Rhino GP and the Subsidiaries of Rhino.

1.52 “Partnership Parties” means Rhino and Rhino GP.

1.53 “Partnership Plans” has the meaning set forth in Section 5.20(a).

1.54 “Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

1.55 “Permitted Encumbrances” with respect to a party, means (a) the Encumbrances created by the Credit Facility in an amount no greater than $50,000,000, (b) liens for Taxes not yet due and payable, (c) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside, (d) liens of landlords under lease agreements with respect to property located on the leased premises, and (e) any and all arrearages owed by Rhino for minimum quarterly distributions to unitholders.

1.56 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.57 “Pre-Exercise Ownership” means the Call Option Premium Units, regardless of whether such Call Option Premium Units are owned by Holdings or not.

1.58 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.59 “Put Option” has the meaning set forth in the Recitals.

1.60 “Representatives” of any Person means the officers, directors, managers, shareholders, members and other equityholders, employees, partners, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

1.61 “Rhino” has the meaning set forth in the Preamble.

1.62 “Rhino Board” has the meaning set forth in Section 7.3(e).

1.63 “Rhino GP” has the meaning set forth in the Preamble.

1.64 “Rhino GP Interest Transfer Upon Exercise” has the meaning set forth in Section 2.4.

1.65 “Rhino GP LLC Interest” has the meaning set forth in the Recitals.

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1.66 “Rhino Group” means, collectively, Rhino, Rhino GP and Rhino’s Subsidiaries.

1.67 “Rhino LP Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of Rhino, dated as of December 30, 2016, as amended from time to time in accordance with the terms thereof.

1.68 “Rhino Related Parties” has the meaning set forth in Section 6.2.

1.69 “Rhino Unit Issuance Upon Exercise” has the meaning set forth in Section 2.4.

1.70 “Royal” has the meaning set forth in the Preamble.

1.71 “SEC Filings” has the meaning set forth in Section 5.7.

1.72 “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

1.73 “Series A Preferred Financing” means the issuance of Series A Preferred Units in consideration for up to $15,000,000 on or about the date hereof.

1.74 “Series A Preferred Units” means the Series A Preferred Units of Rhino.

1.75 “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated May 12, 2015 by and among Armstrong, the John Hord Armstrong, III Trust Dated June 13, 1994, The Martin D. and Carole J. Wilson Living Trust Dated 09/07/2013, J. Richard Gist, Kenneth E. Allen, Adam D. Anderson, Brian G. Landry Jeffrey F. Winnick, Yorktown VI, Yorktown VII, Yorktown VIII, Yorktown IX, David R. Cobb, James H. Brandi, LucyB Trust, Danielle Weisman, John G. Brim, Franklin W. Hobbs IV, Hutchinson Brothers, LLC a Nebraska limited liability company, and John H. Stites, III.

1.76 “Subordinated Units” means subordinated units representing limited partner interests in Rhino.

1.77 “Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

1.78 “Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or Liabilities (including, income, receipts, gross receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, escheat or unclaimed property premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

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1.79 “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.80 “Thoroughbred” means Thoroughbred Resources, LP.

1.81 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Credit Facility Amendment and the Company Agreement Amendment.

1.82 “Yorktown VI” has the meaning set forth in the Recitals.

1.83 “Yorktown VII” has the meaning set forth in the Recitals.

1.84 “Yorktown VIII” has the meaning set forth in the Recitals.

1.85 “Yorktown IX” has the meaning set forth in the Recitals.

1.86 “Yorktown Funds” has the meaning set forth in the Recitals.

SECTION 2.

OPTION

2.1 Grant and Purchase of Call Option. On the terms and conditions contained in this Agreement, Holdings hereby grants and sells to Rhino, and Rhino hereby purchases and accepts, the Call Option.

2.2 Grant of Put Option. On the terms and conditions contained in this Agreement, Rhino and Royal hereby grant to Holdings, and Holdings hereby accepts, the Put Option.

2.3 Consideration for Call Option. In consideration for grant of the Call Option, Rhino hereby issues the Call Option Premium Units to Holdings.

2.4 Exercise of Options. If either the Call Option or the Put Option becomes exercisable and is exercised, on the Exercise Date, Holdings shall transfer the Armstrong Shares to Rhino (the “Armstrong Shares Transfer”) and, in consideration therefor, (a) Rhino shall issue to Holdings the Option Exercise Consideration Units (the “Rhino Unit Issuance Upon Exercise”) and (b) Royal shall transfer to Holdings the Rhino GP LLC Interest (the “Rhino GP Interest Transfer Upon Exercise,” and together with the Rhino Unit Issuance Upon Exercise, the “Issuance and Transfer Upon Exercise”).

2.5 Fair Market Value of Rhino GP LLC Interest. Royal acknowledges and agrees that the fair market value of the Rhino GP LLC Interest is zero and, consequently, if either the Call Option or the Put Option is exercised, the Rhino GP LLC Interest shall be transferred for no consideration and Royal shall receive no consideration therefor.

2.6 Notice of Exercise.

(a) If each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied upon the Armstrong Shares Transfer or the Issuance and Transfer Upon Exercise, but subject to the satisfaction or waiver of those conditions), the Call Option will be exercisable, and Rhino may elect to exercise the Call Option by delivering to Holdings, (i) no earlier than the earlier of January 1, 2018 and the date upon which the condition in Section 7.3(e) is satisfied and (ii) no later than December 31, 2019, written notice of its intention to exercise the Call Option.

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(b) If each of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied upon the Armstrong Shares Transfer or the Issuance and Transfer Upon Exercise, but subject to the satisfaction or waiver of those conditions), the Put Option will be exercisable and Holdings may elect to exercise the Put Option by delivering to Rhino, Rhino GP and Royal, (i) no earlier than the earlier of January 1, 2018 and the date upon which the condition in Section 7.3(e) is satisfied and (ii) no later than December 31, 2019, written notice of its intention to exercise the Put Option.

2.7 Holdings’ Obligations if the Call Option is Exercised. If Rhino delivers valid written notice to Holdings of its intention to exercise the Call Option pursuant to Section 2.6(a), within 10 Business Days of such notice:

(a) Stock Power and Assignment. Holdings shall deliver to Rhino a duly executed Stock Power and Assignment for the transfer of the Armstrong Shares, free and clear of all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law.

(b) Holdings Incumbency Certificate. Holdings shall deliver to Rhino a duly executed certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdings certifying the names and signatures of the officers of Holdings authorized to sign any documents to be delivered by Holdings in connection with the Armstrong Shares Transfer.

(c) Company Agreement Second Amendment. Holdings shall deliver to Royal a duly executed counterpart to the Company Agreement Second Amendment.

2.8 Rhino’s and Royal’s Obligations if the Put Option is Exercised. If Holdings delivers valid written notice to Rhino, Rhino GP and Royal of its intention to exercise the Put Option pursuant to Section 2.6(b), within 10 Business Days of such notice:

(a) Admission of Holdings as Member. Rhino GP shall take all action necessary to admit Holdings as a member of Rhino GP effective as of the transfer of the Rhino GP LLC Interest.

(b) Rhino Units. Rhino shall deliver to Holdings certificates representing the Option Exercise Consideration Units and Rhino GP shall deliver to Holdings evidence, to Holdings’ satisfaction, of the transfer of the Rhino GP LLC Interest, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Rhino Incumbency Certificates. Rhino shall deliver to Holdings duly executed certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of Rhino, Rhino GP and Royal certifying the names and signatures of the officers of Rhino, Rhino GP and Royal, respectively, authorized to sign any documents to be delivered by Rhino, Rhino GP or Royal, respectively, in connection with the Issuance and Transfer Upon Exercise.

(d) Company Agreement Second Amendment. Royal shall deliver to Holdings a duly executed counterpart to the Company Agreement Second Amendment.

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2.9 Failure to Consummate Issuance and Transfer Upon Exercise. If at any time on or after June 30, 2017, Rhino or Rhino GP shall fail to perform its obligations under Section 2.8, then Holdings and Rhino shall each have the right to terminate this Agreement upon written notice to the other parties hereto, and this Agreement shall forthwith become null and void (other than the provisions in this Section 2.9 and the provisions of Section 9, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party hereto or their Affiliates or their respective directors, managers and officers, except that nothing shall relieve any party hereto for fraud or willful breach of any covenant or other agreement contained in this Agreement.

2.10 Tax Treatment of Option Grant and Exercise. Consistent with the federal common tax law on the federal tax treatment of options and their exercise, upon the grant of the Call Option under Section 2.1 and the issuance of the Call Option Premium Units to Holdings under Section 2.3, and until the first to occur of (a) the Issuance and Transfer Upon Exercise or (b) expiration of the Call Option on December 31, 2019, the grant of the Call Option will be treated for federal tax purposes as an “open” transaction in which the recognition of income, gain or loss is deferred.

SECTION 3.

EXERCISE DATE

3.1 Option Grant Date. The closing of the grants of the Call Option and the Put Option and the issuance of the Call Option Premium Units are deemed to have taken place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 at 10:00 a.m., local time, on the date hereof.

3.2 Exercise Date. Subject to the satisfaction or waiver of the conditions to exercise referred to in Section 7, as applicable, the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise shall take place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201 at 10:00 a.m., local time, or such other place as all of the parties hereto shall agree on (a) the earlier to occur of (i) the tenth Business Day after Rhino delivers written notice to Holdings of its intention to exercise the Call Option pursuant to Section 2.6(a) or (ii) the tenth Business Day after Holdings delivers written notice to Rhino, Rhino GP and Royal of its intention to exercise the Put Option pursuant to Section 2.6(b), or (b) such other date and time as all of the parties hereto shall agree. The date on which the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise occur is referred to as the “Exercise Date.”

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Rhino that as of the date hereof and as of the Armstrong Shares Transfer; provided, however, that any such representation and warranty of Holdings relating to Armstrong and/or its Subsidiaries shall be to Holdings’ actual knowledge, with no duty of investigation or inquiry, only:

4.1 Organization; Existence; Authority. Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is or will be a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party. This Agreement has been, and each of the Transaction Documents to which Holdings is a party will be, duly and validly executed and delivered by Holdings. Assuming this Agreement and the Transaction

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Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Holdings, this Agreement is, and each of the Transaction Documents to which Holdings is a party have been, duly executed and delivered by Holdings and constitutes the legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2 No Conflict. Neither the execution nor delivery by Holdings of this Agreement or any Transaction Document to which Holdings is a party, nor the consummation or performance by Holdings of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which Holdings is a party or by which the properties or assets of Holdings are bound; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which Holdings, or any of its properties or assets, may be subject.

4.3 Litigation. There is no pending Proceeding against Holdings that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Holdings, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Holdings or the Yorktown Funds for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.5 Ownership of Armstrong Shares.

(a) As of the date hereof, each of the Yorktown Funds is the record and beneficial owner of, and has good and valid title to the Armstrong Shares set forth opposite its name in the Recitals, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Except for the Stockholders’ Agreement, there are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Holdings is a party or by which Holdings or the Armstrong Shares, are bound with respect to the issuance, sale, transfer, voting or registration thereof.

(b) Immediately prior to the Armstrong Shares Transfer, Holdings will own, of record and beneficially, and will have good and valid title to and the right to transfer to Rhino pursuant to this Agreement, the Armstrong Shares, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Except for the Stockholders’ Agreement, there will be no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Holdings will be a party or by which Holdings or the Armstrong Shares, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. As a result of the Armstrong Shares Transfer, Rhino will acquire good, valid and marketable title to the Armstrong Shares, free and clear of any and all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law. Immediately prior to the Armstrong Shares Transfer, the Armstrong Shares will constitute 96.80 % of the outstanding shares of common stock of Armstrong, without regard to any shares of common stock issued by Armstrong pursuant to Armstrong’s 2011 Long-Term Incentive Plan or any other employee incentive arrangement.

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4.6 Acknowledgment. Holdings understands and agrees that the Call Option Premium Units to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the United States and that the issuance of the Call Option Premium Units and the potential Issuance and Transfer Upon Exercise is being or will be effected in reliance upon an exemption from registration under the Securities Act under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

4.7 Status. Holdings is an Accredited Investor.

4.8 Reliance. Holdings understands that the Call Option Premium Units are being offered and sold to Holdings in reliance upon the truth and accuracy of its representations and warranties set forth in this Section 4 so that Rhino may determine the applicability and availability of the exemptions from registration of the Call Option Premium Units on which Rhino is relying.

4.9 Governmental Approvals. No consent, approval, Order, or authorization of, or declaration, filing, or registration with, any Governmental Authority (“Governmental Approval”) is required to be obtained or made by Holdings or the Yorktown Funds in connection with the execution, delivery, or performance of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state or federal securities Law, and (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities.

4.10 Permitting. None of Armstrong, Holdings, or the Yorktown Funds has been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority, and is not, and has not been “permit blocked” on the Applicant Violator System.

4.11 Investigation. Holdings and the Yorktown Funds have conducted their own independent investigation, review and analysis of the Partnership Entities and their assets and business. Holdings and the Yorktown Funds acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Holdings and the Yorktown Funds have relied solely upon their own investigation (including review of the SEC Filings) and the express representations and warranties of the Partnership Entities set forth in this Agreement; and (b) no Partnership Entity nor any other Person has made any representation or warranty as to any Partnership Entity or its business or its assets, except as expressly set forth in Agreement.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF RHINO, RHINO GP AND ROYAL

Rhino and Rhino GP represent and warrant, and to the extent the representations and warranties are with respect to Royal, Royal represents and warrants, to Holdings that as of the date hereof and as of the Issuance and Transfer Upon Exercise:

5.1 Corporate Organization. Schedule 5.1 sets forth the legal name of each of the Partnership Entities. Rhino is a limited partnership and each of the other Partnership Entities is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Partnership Entities has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, and in the case of Rhino GP, to act as general partner of Rhino, in each case in all material respects as described in the SEC Filings. Each of the Partnership Entities is duly qualified and in good standing to do business as a foreign general partnership, limited partnership, limited liability company or corporation, as applicable, in each

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jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary. Other than as set forth on Schedule 5.1, each of the Partnership Entities (other than Rhino and Rhino GP) are wholly owned, directly or indirectly, by Rhino and Rhino GP.

5.2 Capitalization of the Partnership Entities.

(a) All of the outstanding partnership interests in Rhino have been duly authorized and validly issued in accordance with the Rhino LP Agreement, are fully paid (to the extent required under the Rhino LP Agreement) and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. Rhino GP is the sole general partner of Rhino with a 0.6% general partner interest in Rhino prior to giving effect to the dilution of such interest resulting from the Series A Preferred Financing. On the date hereof, the issued and outstanding limited partner interests of Rhino consist of 7,905,799 Common Units, 1,235,534 Subordinated Units and the Incentive Distribution Rights. Rhino GP is the sole record and beneficial owner of all of the issued and outstanding Incentive Distribution Rights.

(b) The Call Option Premium Units (and the limited partner interests represented thereby) to be issued to Holdings as of the date hereof have been duly authorized in accordance with the Rhino LP Agreement, and, when issued and delivered to Holdings in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Rhino LP Agreement) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law. If either the Call Option or the Put Option becomes exercisable and is exercised, the Option Exercise Consideration Units (and the limited partner interests represented thereby) to be issued to Holdings and the Rhino GP LLC Interest to be transferred from Royal to Holdings will be duly authorized in accordance with the Rhino LP Agreement and the Company Agreement, as applicable, and, if and when issued, transferred and delivered to Holdings in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Rhino LP Agreement or the Company Agreement) and nonassessable and will be issued free and clear of any Encumbrance, other than restrictions under applicable securities Law.

(c) No Encumbrance exists upon any outstanding share (or other percentage ownership interests) of Capital Stock of any Partnership Entity which Rhino directly or indirectly owns other than the Permitted Encumbrances. Except as set forth on Schedule 5.2(c), Rhino does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock of any entity other than a Partnership Entity. All of the outstanding shares of Capital Stock of the Partnership Entities that are corporations or limited liability companies have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Capital Stock of the Partnership Entities that are general or limited partnerships have been duly authorized and validly issued in accordance with such Partnership Entity’s partnership agreement and such Capital Stock has been fully paid for (to the extent required under such Partnership Entity’s partnership agreement) and is nonassessable.

(d) Except (i) as described in the SEC Filings and (ii) for the Call Option Premium Units to be issued pursuant to this Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in Rhino pursuant to the Rhino LP Agreement or any other agreement or instrument to which Rhino is a party or by which either of them may be bound. Neither the offering nor the sale of the New Rhino Units or the Rhino GP LLC Interest as contemplated by this Agreement gives rise to any rights for or relating to the issuance or registration of any of the Common Units or the Rhino GP LLC Units or other securities of Rhino or any other Partnership Entities, except pursuant to this Agreement, or such rights as have been waived or

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satisfied. Except (i) as set forth in the SEC Filings and (ii) pursuant to the Partnership Plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Rhino are outstanding, other than the Series A Preferred Units issued in connection with the Series A Preferred Financing.

(e) The New Rhino Units and the Rhino GP LLC Interest if and when issued and delivered pursuant to this Agreement, will conform in all material respects to the description thereof contained in the Rhino LP Agreement and the Company Agreement, as applicable. Rhino has all requisite power and authority to issue, sell and deliver the New Rhino Units in accordance with and upon the terms and conditions set forth in this Agreement and the Rhino LP Agreement. Royal has all requisite power and authority to transfer, sell and deliver the Rhino GP LLC Interest in accordance with and upon the terms and conditions set forth in this Agreement and the Company Agreement. All corporate, partnership and limited liability company action, as the case may be, required to be taken by Royal, Rhino and Rhino GP or any of their respective partners or members for the authorization, issuance, sale and delivery of the Call Option Premium Units has been validly taken, and no other authorization by any of such parties is required therefor. As of the Issuance and Transfer Upon Exercise, all corporate, partnership and limited liability company action, as the case may be, required to be taken by Royal, Rhino and Rhino GP or any of their respective partners or members for the authorization, issuance, sale, transfer and delivery of the Option Exercise Consideration Units and the Rhino GP LLC Interest shall have been validly taken, and no other authorization by any of such parties is required therefor.

5.3 Authority. Each of the Partnership Parties and Royal has full power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership Parties and Royal of this Agreement and the Transaction Documents, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action; provided, however, that the Partnership Entities have not, as of the date hereof, obtained the approval described in Section 7.2(i) with respect to the consummation of the Rhino Issuance Upon Exercise, and the Rhino Board reserves and retains the right to approve or decline to approve any closing of the Put Option in accordance with the closing condition contained in Section 7.3(e) hereof. This Agreement has been duly executed and delivered by the Partnership Parties and Royal and constitutes, and each of the Transaction Documents and each other agreement, instrument or document executed or to be executed by the Partnership Parties or Royal in connection with the Transaction has been, or when executed will be, duly executed and delivered by such Person and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Person enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.4 Noncontravention. The execution, delivery, and performance by each Partnership Party and Royal of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of the Organizational Documents of such Partnership Party or Royal, (ii) assuming the conditions to exercise referred to in Section 7 have been satisfied, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which such Partnership Party or Royal is a party or by which such Partnership Party or Royal or any of their respective properties may be bound,

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(iii) result in the creation or imposition of any Encumbrance upon the properties of such Partnership Party or Royal, or (iv) assuming compliance with the matters referred to in Section 5.6, violate any Applicable Law binding upon such Partnership Party or Royal, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of such Partnership Party or Royal or on the ability of such Partnership Party or Royal to consummate the transactions contemplated hereby.

5.5 Governmental Approvals. No Governmental Approval is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, or performance by the Partnership Parties of this Agreement or any Transaction Document to which it is or will be a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable state or federal securities Law (ii) filing of any necessary ownership and control changes with applicable state and federal mine permitting and mine safety authorities and (iii) such consents, approvals, Orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition of the Partnership Parties or on the ability of the Partnership Parties to consummate the transactions contemplated hereby.

5.6 Title to Partnership Assets. The Partnership Entities have good and marketable title to, or valid leasehold interests in, all of the Partnership Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.7 SEC Filings. Since January 1, 2015, Rhino has filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and all other federal securities Laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by Rhino with the Commission since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities Laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material Contracts of the Partnership have been included in the SEC Filings, except for those Contracts not required to be filed pursuant to the rules and regulations of the Commission. Rhino shall deliver or make available to Holdings as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the Commission subsequent to the date hereof and prior to the Exercise Date.

5.8 Financial Statements. Rhino has provided to Holdings copies of (i) the unaudited consolidated balance sheet as of September 30, 2016 and the related unaudited consolidated statements of income, cash flows and owners’ equity for the fiscal quarter then ended (including in all cases the notes, if any, thereto) of the Partnership Entities contained in the quarterly report on Form 10-Q filed by Rhino with the Commission on November 10, 2016 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices, and fairly present the respective consolidated financial position of the Partnership Entities as of September 30, 2016 and the consolidated results of operations and cash flows for the Partnership Entities for the fiscal periods set forth therein.

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5.9 Absence of Certain Changes. Since September 30, 2016, except as disclosed in the Financial Statements, the SEC Filings and except for the execution and delivery of this Agreement and the Transaction Documents, as of the date hereof (a) there has been no event that would have a material adverse effect on the financial condition, business, properties, or results of operations of the Partnership Entities, taken as a whole, except for changes affecting the economy generally or other changes affecting the coal industry generally; (b) the Partnership Business has been conducted only in the ordinary course consistent with past practice; (c) except for, or as contemplated by, this Agreement, none of the Partnership Entities has incurred any material Liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice that individually or in the aggregate would result in a material adverse effect; (d) none of the Partnership Entities has suffered any material loss, damage, destruction or other casualty to any of the Partnership Assets that individually or in the aggregate would result in a material adverse effect; and (e) none of the Partnership Entities has:

(a) amended its certificate of formation or partnership agreement; established any new committee of the Rhino Board; increased the authority delegated to any committee of the Rhino Board; split (including any reverse split), combined, or reclassified any of its partnership interests; adopted resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Partnership Entity; or made any other material changes in its capital structure;

(b) except in the ordinary course of business consistent with past practice, (i) incurred any Liability or obligation, (ii) become liable or responsible for the obligations of any other Person (other than Subsidiaries) or (iii) paid, discharged, or satisfied any claims, Liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against in the Financial Statements;

(c) incurred any indebtedness for borrowed money, except for borrowings under the Credit Facility or as permitted under the Credit Facility;

(d) made any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Partnership Entities with respect to cash management conducted in the ordinary and usual course of the Partnership Business;

(e) declared or paid any dividend or made any other distribution with respect to its partnership interests, other than dividends paid by any Subsidiary to another of the Partnership Entities in the ordinary and usual course of the Partnership Business;

(f) issued, sold, or delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its partnership interests or other securities other than as contemplated herein or purchase or otherwise acquire any of its partnership interests or debt securities;

(g) subjected to Encumbrance any of its assets or properties, other than those Encumbrances arising by operation of law or in the ordinary and usual course of business and those Encumbrances incurred to secure existing indebtedness or as permitted under the Credit Facility;

(h) other than in the ordinary course of business, sold, leased, transferred, or otherwise disposed of, directly or indirectly, any assets, or waive, release, grant, or transfer any rights of value;

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(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; or made any other investment or expenditure of a capital nature;

(j) entered into, adopted, or (except as may be required by Law) amended or terminated any collective bargaining agreement, Partnership Plan or other employee benefit plan; other than in the ordinary course of business and consistent with past practices, grant, approve, implement or amend any employment severance, retention, termination pay, or similar arrangements or retain or discharge any current or former officers or personnel; other than in the ordinary course of business and consistent with past practices, authorize, amend, or enter into any employment, severance, retention, termination pay, or similar consulting services or other agreement with any current or former officers or personnel; grant enter into or amend any employment, consulting, bonus, change in control or similar agreement or arrangement with, any current or former officers or personnel; increase the compensation or benefits provided to any current or former officers or personnel grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officers or personnel; or establish, adopt, enter into amend, or agree to be bound by any collective bargaining agreement or similar labor agreement;

(k) other than supply or other Contracts entered into in the ordinary course of the Partnership Business and consistent with past practices, entered into any Contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities; or amended, modified, or changed in any material respect any of the agreements pertaining to the Credit Facility or any other existing Contract, agreement, lease or other commitment which is material to the business, assets, properties, or financial position of the Partnership Entities;

(l) other than hedges to supply and sales agreements entered into in the ordinary course of the Partnership Business, entered into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with the Partnership Entities’ cash management;

(m) except as set forth on Schedule 5.20(a), and other than in the ordinary course of the Partnership Business and consistent with past practices, authorized, entered into or amended any Contract, agreement or other commitment with any director, officer, employee, non-employee service provider or other Affiliate (other than the Partnership Entities) pursuant to which any such Person shall receive compensation, consideration or benefit of any kind (whether cash or property) from any of the Partnership Entities; or

(n) made or changed any material Tax election, changed any method of Tax accounting, granted any extension of time to assess any Tax or settled any Tax claim, amended any Tax Return in any material respect or settled or compromised any material Tax Liability.

5.10 Tax Matters.

(a) All Tax Returns required to be filed by Rhino and Rhino GP have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Partnership Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Partnership Entities have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

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(c) No claim has been made by any taxing authority in any jurisdiction where a Partnership Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership Entities.

(e) The amount of the Partnership Entities’ respective Liabilities for unpaid Taxes for all periods ending on or before December 31, 2015 or the last day of the most recent taxable year ending before the Exercise Date, as applicable, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Partnership Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Rhino (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against a Partnership Entity as a result of any examinations by any taxing authority have been fully paid. None of the Partnership Entities is a party to any pending Proceeding by any taxing authority and no such Proceeding is threatened.

(g) The Partnership Entities have delivered to Holdings copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership Entities for all Tax periods ending after January 1, 2012.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership Entities.

(i) None of the Partnership Entities is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j) With respect to the characterization of gross income of Rhino as qualifying income under Section 7704 of the Internal Revenue Code, (i) no adjustments have been proposed by the Internal Revenue Service in writing, (ii) no written request for information has been received from the Internal Revenue Service, and (iii) no ruling from the Internal Revenue Service have been issued other than PLR 133198-13 (October 25, 2013).

(k) The Partnership Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Partnership Entities have no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Applicable Law), as transferee or successor, by contract or otherwise.

(l) The Partnership Entities will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the date hereof as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of Applicable Law), or use of an improper method of accounting, for a taxable period ending on or prior to the date hereof; (ii) an installment sale or open transaction occurring on or prior to the date hereof; (iii) a prepaid amount received on or before the date hereof; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

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(m) No Partnership Entity is or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) No property owned by the Partnership Entities is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

5.11 MLP Status. Rhino is and has been (for each taxable year during which it has been in existence) properly treated as a partnership for United States federal income tax purposes. More than 90% of Rhino’s gross income is and has been (for each taxable year during which it has been in existence as a master limited partnership) qualifying income under Section 7704(d) of the Code.

5.12 Compliance with Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, the Partnership Entities have complied in all material respects with all Applicable Laws, including Environmental Law, relating to the ownership or operation of the Partnership Assets and the conduct of the Partnership Business. Except as set forth on Schedule 5.12, none of the Partnership Entities has received notice that it is charged or, to the knowledge of the Partnership Parties, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Partnership Assets or Partnership Business.

5.13 Legal Proceedings. Except as described in the SEC Filings or set forth on Schedule 5.13, there is (a) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject and (b) no injunction, restraining order or Order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that, in the case of clauses (a) and (b) above, is reasonably expected to (x) individually or in the aggregate have a material adverse effect, (y) prevent or result in the suspension of the issuance, transfer and sale of New Rhino Units or the Rhino GP LLC Interest or (z) affect adversely the ability of Rhino to consummate the transactions contemplated herein. Any and all probable and estimated Liabilities of the Partnership Entities under any and all Proceedings now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Entities is or, to the knowledge of the Partnership Parties, may be a party or to which the business or property of any of the Partnership Entities, to the knowledge of the Partnership Parties, is or may be subject, are adequately covered (except for standard deductible amounts) by the existing insurance maintained by Rhino or reserves established by the Financial Statements.

5.14 Sufficiency of Partnership Assets. The Partnership Assets constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Partnership Business. All Partnership Assets necessary for the conduct of the Partnership Business are maintained in accordance with industry standards, normal wear and tear excepted, and are useable in the continued operation of the Partnership Business consistent with past practice.

5.15 Permits. Each of the Partnership Entities has such Permits as are necessary to own its properties and to conduct its business, subject to such qualifications as may be set forth in the SEC Filings; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit; and, except as described in the SEC Filings, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities considered as a whole.

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5.16 Insurance. Rhino maintains insurance covering the properties, operations, personnel and businesses of the Partnership Entities. Such insurance insures against such losses and risks as are reasonably adequate to protect the Partnership Entities and their businesses. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance; all such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Exercise Date.

5.17 Books and Records. Each of the Partnership Entities (a) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (b) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Rhino maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by Rhino in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Rhino’s management, including the principal executive officer and principal financial officer of Rhino GP, as appropriate, to allow for timely decisions regarding required disclosure.

5.18 Employee Matters. (a) Each of the Partnership Entities is and has been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, non-harassment, non-retaliation, labor relations, wages, hours of work and overtime, worker classification as employee or independent contractor or exempt or non-exempt, employment-related immigration and authorization to work in the United States, occupational safety and health, mine worker safety and health, employee notice of plant closings or mass layoffs, information privacy and security, and privacy of health information, and is not engaged in any unfair labor practice; (b) there is and has been no unfair labor practice or similar complaint against any of the Partnership Entities pending before the National Labor Relations Board or other Governmental Authority; (c) there is and has been no labor strike, dispute, slowdown or stoppage or similar labor problem actually pending or, to the knowledge of Partnership Parties, threatened against or affecting any of the Partnership Entities; (d) no grievance Proceeding or arbitration Proceeding arising out of or under any collective bargaining agreements to which any Partnership Entity is a party is or has been pending and no material claim therefor exists; (e) none of the Partnership Entities has experienced any work stoppage or other organized labor difficulty in the past five years; and (f) except as set forth on Schedule 5.18, there is and has been no litigation or other Proceedings pending between the Partnership Entities and any employees or persons claiming to be employees nor, to the knowledge of Partnership Parties, is any such litigation or Proceeding threatened. All employees of the Partnership Entities are authorized to work in the United States. All such employees have been properly treated as employees and all and are properly classified as exempt or non-exempt under Applicable Law. There are no pending or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum by a Governmental Authority or by or on behalf of any current or former employee of a Partnership Entity, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any of the Applicable Laws referenced above; and there have been no such Proceedings in the past five years;

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and, to the knowledge of the Partnership Entity, no basis exists for any such Proceedings. There is no current or, to the knowledge of Partnership Entities, threatened legal, arbitral or administrative suits, actions, investigations or other Proceedings of any kind and in any forum in which any current or former director, officer, or agent of any Partnership Entity is or may be entitled to indemnification. No Partnership Entity is or has been a party to or subject to, or is currently or has been negotiating in connection with entering into, any collective bargaining, union, labor or other similar agreement and, to the knowledge of the Partnership Entities, there currently is no and has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employees of any Partnership Entity. No employees of the Partnership Entities are or have been represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims or has claimed to represent a majority of any such employees in a bargaining unit. The Partnership Entities have timely paid or made provision for payment of, and has properly accrued for in their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, and vacation, sick, and other paid leave and compensation or remuneration with respect to any current or former employees of the Partnership Entities for on account of employment. The Partnership Entities have complied with the Older Workers’ Benefit Protection Act and other Applicable Law with respect to any waivers or releases of Liability obtained by it. The Partnership Entities have timely paid or properly accrued for all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and any other compensation or remuneration owed to employees or non-employee service providers for or on account of employment or services rendered. No Partnership Entity is party to, or otherwise bound by, any settlement, consent decree, Order or injunction with respect any employees or non-employee service providers, the terms and conditions of employment or engagement of any employees or non-employee service providers, or the working conditions of any employees or non-employee service providers.

5.19 Consents. Schedule 5.19 sets forth each of the consents, approvals, Orders, authorizations and waivers of, and declarations, filings and registrations with, all third parties (including Governmental Authorities) that are necessary or required to permit the transactions contemplated by this Agreement and otherwise to consummate the Armstrong Shares Transfer.

5.20 Employee Benefit Plans.

(a) Schedule 5.20(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), and all bonus, stock option, unit option, stock purchase, unit purchase, restricted stock, restricted unit, incentive, equity-based compensation, deferred compensation, disability, retiree medical, life or other benefits, supplemental retirement or other benefits, supplemental unemployment or income, dependent care, severance, and other similar fringe or benefit plans, programs or arrangements, and all employment, executive compensation, termination, severance, change of control or other Contracts or agreements written or otherwise maintained or contributed to or for the benefit of or relating to any current or former employee, officer, director or other service provider of any of the Partnership Entities or their respective ERISA Affiliates, or with respect to which the Partnership Entities or their respective ERISA Affiliates have or may have any Liability, contingent or otherwise (collectively, referred to herein as the “Partnership Plans”). With respect to each Partnership Plan, the Partnership Parties have provided to Holdings accurate and complete copies of (i) all written documents comprising such plan (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each such plan which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service, (vi) any employee handbook which includes a description of such plan,

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(vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 5.20, and (viii) any communications with any Governmental Authority related to such plan, other than transmittal letters and other routine correspondence.

(b) None of the Partnership Entities has any express or implied commitment (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Partnership Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) During the past six years the Partnership Entities and their respective ERISA Affiliates have not maintained, contributed to or had an obligation to contribute, nor have any Liability, contingent or otherwise, with respect to (i) a multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. None of the Partnership Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates any Partnership Entity to pay separation, severance, or termination benefits or provide other benefits (including additional accruals or accelerated vesting of options) as a result of the Transaction (either alone or in connection with any additional or subsequent event or events), or (iii) obligates any Partnership Entity to make any payment or provide any benefit that could be subject to a Tax under Section 4999 of the Code. None of the Partnership Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or service provider of any Partnership Entity, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or applicable state Law.

(d) Each Partnership Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code is so qualified and to the knowledge of the Partnership Parties has always been so qualified, and if any Partnership Plan was previously not so qualified, such failure shall not affect its current qualified status nor result in or cause any cost or expense to any Partnership Entity, and there has been no event, condition or circumstance that has adversely affected or is likely to affect such qualified status. Each Partnership Plan is now operated in all material respects in accordance with the requirements of Applicable Law, including ERISA and the Code, and, to the knowledge of the Partnership Parties has always been so operated and if any Partnership Plan was ever previously operated not in accordance with Applicable Law, including ERISA and the Code, such failure shall not result in any cost or expense to any Partnership Entity, and each Partnership Entity has performed all obligations required to be performed by it under such Partnership Plan, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party with respect to, any Partnership Plan.

(e) With respect to each Partnership Plan, there have been no prohibited transactions, or, to the knowledge of the Partnership Parties, breaches of fiduciary duties that could result in Liability (directly or indirectly) for any Partnership Entity and the consummation of any of the transactions contemplated hereby will not result in a prohibited transaction or breach of fiduciary duty.

(f) All contributions to, and payments from, each Partnership Plan that are required to be made in accordance with the terms of the Partnership Plan and Applicable Law have been timely made. Any Partnership Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code. The Partnership Entities and their respective ERISA Affiliates maintain no employee benefit plan, program or arrangement required to comply with the Laws of any foreign jurisdiction.

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(g) No litigation or claim (other than routine claims for benefits), and no Proceeding is pending or, to the knowledge of the Partnership Entities or their respective ERISA Affiliates, threatened with respect to any Partnership Plan.

5.21 Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Partnership Parties for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

5.22 Regulation. None of the Partnership Entities is now, or after the consummation of the Armstrong Shares Transfer and application of the net proceeds thereof will be, (i) an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.23 Ownership of the Rhino GP LLC Interest. Royal owns, of record and beneficially, and has good and valid title to and the right to transfer to Holdings pursuant to this Agreement, the Rhino GP LLC Interest, free and clear of any and all Encumbrances. There are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which Royal will be a party or by which Royal or the Rhino GP LLC Interest, will be bound with respect to the issuance, sale, transfer, voting or registration thereof. As a result of the Issuance and Transfer Upon Exercise, Holdings will acquire good, valid and marketable title to the Rhino GP LLC Interest, free and clear of any and all Encumbrances.

5.24 Investigation. Rhino and Rhino GP have conducted their own independent investigation, review and analysis of Armstrong and its assets and business. Rhino and Rhino GP acknowledge and agree that in making their respective decisions to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Rhino and Rhino GP have relied solely upon their own investigation and the express representations and warranties of Holdings set forth in Section 4; and (b) neither Holdings nor any other Person has made any representation or warranty as to Armstrong, its business or its assets, except as expressly set forth in Section 5.

5.25 Committees of the Rhino Board. Schedule 5.25 sets forth each committee established by the Rhino Board and contains a true and complete description of the duties and authority delegated to each such committee.

SECTION 6.

INDEMNIFICATION

6.1 Indemnification by Rhino and Rhino GP. Subject to the limitations set forth in this Agreement, Rhino GP and Rhino jointly and severally, agree to indemnify and defend Holdings, its Affiliates and their respective Representatives (collectively, the “Holdings Related Parties”) against, and hold each of them harmless from, any and all losses, Proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, Liabilities, Taxes, penalties, fines, interests, deficiencies, damages, costs or Expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable Expenses incurred in connection with investigating, defending or preparing to defend any such matter (each, a “Loss”) that may be suffered, sustained or

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incurred by any Holdings Related Party or asserted against any Holdings Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Rhino, Rhino GP or Royal contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Rhino, Rhino GP or Royal contained herein or in any of the Transaction Documents; provided, however, in each case, that any such claim for indemnification must be made prior to the expiration of such representation, warranty, covenant or agreement (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Holdings Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Rhino shall constitute the date upon which such claim has been made).

6.2 Indemnification by Holdings. Subject to the limitations set forth in this Agreement, Holdings agrees to indemnify and defend the Rhino Group and its respective Representatives (other than any such Representative that is also a Representative of Holdings) (collectively, the “Rhino Related Parties”) against, and hold each of them harmless from, any and all Losses that may be suffered, sustained or incurred by any Rhino Related Party or asserted against any Rhino Related Party as a result of, arising out of, in connection with or in any way related to (i) the breach or inaccuracy of any of the representations or warranties of Holdings contained herein or in any of the Transaction Documents or (ii) the breach of any covenant or agreement of Holdings contained herein or in any of the Transaction Documents; provided, however, that any such claim for indemnification relating to a breach of any representation, warranty, covenant or agreement must be made prior to the expiration of such representation or warranty (it being understood that for purposes of determining when an indemnification claim has been made, the date upon which a Rhino Related Party has given notice (stating in reasonable detail, to the extent known, the basis of the claim for indemnification) to Holdings shall constitute the date upon which such claim has been made).

6.3 Indemnification Procedure.

(a) Promptly after any Holdings Related Party or any Rhino Related Party (hereafter, the “Indemnified Party”) discovers facts giving rise to a claim for indemnification hereunder, including receipt by it of notice of any indemnifiable claim hereunder, or the commencement of any Proceeding by a third Person that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Proceeding. Failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability it may have to such Indemnified Party hereunder except to the extent (and then only to the extent) that the Indemnifying Party can demonstrate that the Indemnifying Party’s rights and obligations pursuant to this Section 6 are materially and actually prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known and shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall have the right to defend and settle any such matter, at its own expense and by its own counsel; provided, however, that the Indemnifying Party (i) promptly notifies the Indemnified Party of its intention to do so and acknowledges its indemnification obligations pursuant to this Section 6 in writing to the Indemnified Party and (ii) pursues such defense (or, if applicable, settlement) diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the sole cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such matter, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying

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Party shall not be liable for any additional legal Expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted Liability; provided, however, that the Indemnified Party shall be entitled (x) at its expense, to participate in the defense of such matter and the negotiations of the settlement thereof and (y) if (i) the Indemnifying Party has failed to assume the defense and employ counsel within 30 days of when the Indemnified Party has provided written notice of such claim for indemnification or fails to diligently and in good faith pursue the defense thereof or (ii) if counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the Expenses and fees of such separate counsel and other Expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim or otherwise enter into any final conclusion with respect to such claim without the prior written consent of the Indemnified Party (i) if the settlement thereof (A) imposes any Liability or obligation on, (B) does not include a complete and unconditional release from Liability of or (C) contains any admission of wrongdoing by, the Indemnified Party or (ii) that subjects the Indemnified Party to any non-monetary or other equitable relief or criminal liability or imposes any other obligation on or requires any payment from the Indemnified Party.

6.4 Limitations and Other Indemnity Claim Matters.

(a) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party against, or reimburse any Indemnified Party for, any Loss or series of related Losses pursuant to Section 6.1(i) (other than with respect to Losses or series of related Losses related to breaches or inaccuracies of any of the representations or warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.19, 5.21 and 5.22), with respect to Rhino, or pursuant to Section 6.2(i), with respect to Holdings, until (i) each such individual Loss exceeds $20,000 and (ii) the aggregate amount of all such Losses exceeds $100,000, in which event the Indemnifying Party shall be liable for all such Losses from the first dollar.

(b) Notwithstanding anything herein to the contrary, in no event shall (i) the Rhino Group be liable to any Holdings Related Party for any Loss or series of related Losses pursuant to Section 6.1(i) in excess of $1,000,000 or (ii) Holdings be liable to any Rhino Related Party for any Loss or series of related Losses pursuant to Section 6.2(i) in excess of $1,000,000, as applicable.

(c) For purposes of the indemnification obligations contained in this Section 6, when determining whether a breach or inaccuracy of any representation, warranty or covenant has occurred, and when calculating the amount of Losses incurred arising out of or relating to any such breach or inaccuracy, all references to “material”, “materially”, “materiality” or “material adverse effect” or similar or correlative terms shall be disregarded.

(d) Notwithstanding anything herein to the contrary, in no event will the limitations set forth in this Section 6.4 apply (i) in the event of fraud or willful misconduct by any Indemnifying Party or (ii) with respect to any Loss or series of related Losses as a result of, arising out of or in any way related to breaches of covenants or agreements contained in this Agreement or the Transaction Documents.

6.5 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and in the other Transaction Documents shall survive the Issuance and Transfer Upon Exercise and shall remain in full force and effect until the date that is 18 months from the Exercise Date.

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SECTION 7.

CONDITIONS TO EXERCISE

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the Armstrong Shares Transfer and the Issuance and Transfer Upon Exercise shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions:

(a) Government Approvals. All material consents, waivers and approvals of any Governmental Authority that are required in connection with the execution and delivery of this Agreement or any other Transaction Document have been obtained and any and all notices to any Governmental Authority have been given.

(b) No Injunctions or Restraints. No Applicable Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

7.2 Conditions to Rhino’s Exercise of the Call Option. The right of Rhino to exercise the Call Option and the obligation of Holdings to effect the Armstrong Shares Transfer shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions:

(a) Representations and Warranties of Rhino, Rhino GP and Royal. The representations and warranties of Rhino, Rhino GP and Royal contained in Section 5 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Issuance and Transfer Upon Exercise, as if made at and as of such time, except to the extent that Section 5 (and specifically Section 5.9, which representation is made solely as of the date hereof) specifies that such representations and warranties are made as of a particular date.

(b) Performance of Obligations of Rhino, Rhino GP and Royal. Rhino, Rhino GP and Royal shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Issuance and Transfer Upon Exercise.

(c) Agreement with Armstrong’s Debtholders. Sixty (60) days shall have passed since the entry into an agreement among Armstrong, Thoroughbred and Armstrong’s bondholders to restructure Armstrong’s obligations (the “Armstrong Debtholder Agreements”) in a manner that is acceptable to Holdings in its sole discretion.

(d) Admission of Holdings as Member. Rhino GP shall have taken all action necessary to admit Holdings as a member of Rhino GP effective as of the transfer of the Rhino GP LLC Interest.

(e) Rhino Units. Rhino shall have delivered to Holdings certificates representing the Option Exercise Consideration Units and Rhino GP shall have delivered to Holdings evidence, to Holdings’ satisfaction, of the transfer of the Rhino GP LLC Interest, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

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(f) Rhino Credit Agreement. Rhino shall have complied with all obligations under the Credit Facility and no further consents or amendments to such Credit Agreement shall be required by the lenders under the Credit Facility to permit the Armstrong Shares Transfer and there shall be no “Potential Default” or “Event of Default” under the Credit Facility at the time of exercise of the Call Option or immediately after the Armstrong Shares Transfer.

(g) Rhino Officer’s Certificate. Holdings shall have received a certificate, dated the Exercise Date and signed by a duly authorized officer of Rhino GP and a duly authorized officer of Rhino, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(h) Rhino Incumbency Certificates. Holdings shall have received duly executed certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of Rhino, Rhino GP and Royal certifying the names and signatures of the officers of Rhino, Rhino GP and Royal, respectively, authorized to sign any documents to be delivered by Rhino, Rhino GP or Royal, respectively, in connection with the Issuance and Transfer Upon Exercise.

(i) Approval. Holdings shall have received evidence of the approval of any conflicts as a result of the transactions contemplated by this Agreement to its satisfaction, which may include:

(A) the Limited Partner Approval of the transactions contemplated by this Agreement, as would be required under the rules of the New York Stock Exchange for a company listed thereon; or

(B) either (1) the approval of a majority of the minority of the limited partners of Rhino of the transactions contemplated by this Agreement; or (2) the approval of the Conflicts Committee of the Rhino Board of the transactions contemplated by this Agreement, in either case to Holdings’ satisfaction.

(j) Company Agreement Second Amendment. Royal shall have delivered to Holdings a duly executed counterpart to the Company Agreement Second Amendment.

(k) No Proceedings. No Proceeding shall have commenced or, to the knowledge of any party hereto, been threatened against, relating to or involving or otherwise affecting the Partnership Entities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

7.3 Conditions to Holdings’ Exercise of the Put Option. The right of Holdings to exercise the Put Option and the obligations of Rhino, Rhino GP and Royal to effect the Issuance and Transfer Upon Exercise shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Exercise Date of the following conditions, which conditions the parties hereto acknowledge and agree (other than with respect to subsections (a) and (b) below as of the date of this Agreement) are not, and need not be, met as of the date hereof, notwithstanding any other representation, warranty, or other provision contained herein:

(a) Representations and Warranties of Holdings. The representations and warranties of Holdings contained in Section 4 shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Armstrong Shares Transfer, as if made at and as of such time, except to the extent that Section 4 specifies that such representations and warranties are made as of a particular date.

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(b) Performance of Obligations of Holdings. Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Issuance and Transfer Upon Exercise.

(c) Agreement with Armstrong’s Debtholders. Armstrong, Thoroughbred and Armstrong’s bondholders shall have entered into the Armstrong Debtholder Agreements in a manner that is acceptable to Holdings in its sole discretion.

(d) Stock Power and Assignment. Holdings shall have delivered to Rhino a duly executed Stock Power and Assignment for the transfer of the Armstrong Shares, free and clear of all Encumbrances, other than restrictions under the Organizational Documents of Armstrong or applicable securities Law.

(e) Debt Refinancing. The Credit Facility shall have been terminated and all outstanding principal thereunder refinanced and letters of credit cash collateralized or replaced (in accordance with the Credit Facility) all on terms and conditions acceptable to Rhino and Rhino GP.

(f) Rhino Board Approval. Rhino shall have received the approval and consent of the Board of Directors of Rhino GP, which board is the acting management of Rhino (the “Rhino Board”), satisfactory to Rhino in its sole and absolute discretion.

(g) Holdings Officer’s Certificate. Rhino shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Holdings, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(h) Holdings Incumbency Certificate. Rhino shall have received a duly executed certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdings certifying the names and signatures of the officers of Holdings authorized to sign any documents to be delivered by Holdings in connection with the Armstrong Shares Transfer.

(i) Company Agreement Second Amendment. Holdings shall have delivered to Royal a duly executed counterpart to the Company Agreement Second Amendment.

SECTION 8.

COVENANTS

8.1 Conduct of Business.

(a) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Partnership Entities shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Partnership Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Partnership Entities. Without limiting the foregoing, from the date hereof until the Closing Date, the Partnership Entities shall (and Royal shall cause the Partnership Entities to):

(i) pay their respective debts, Taxes and other obligations when due;

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(ii) defend and protect their respective properties and assets from infringement or usurpation;

(iii) maintain their books and records in accordance with past practice; and

(iv) comply in all material respects with all Applicable Laws.

(b) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, except as otherwise provided in this Agreement or consented to in writing by Holdings (which consent shall not be unreasonably withheld or delayed), the Partnership Entities shall not (and Royal shall cause the Partnership Entities not to) make, change or rescind any material Tax election or amend any material Tax Return, except as required by Rhino’s external auditors, or to comply with GAAP, or to account for a change in Rhino’s methodology for corporate overhead allocations.

8.2 Notice of Certain Rhino Events. From the date hereof until the earlier of (i) the Armstrong Shares Transfer or (ii) December 31, 2019, neither Holdings nor any of the Yorktown Funds, as applicable, shall:

(a) sell, transfer, pledge, hypothecate or alienate (collectively, a “Transfer”) its interest in the Armstrong Shares in any manner, except as otherwise provided herein;

(b) vote the Armstrong Shares to approve any merger, consolidation, share exchange involving Armstrong, or any sale of all or substantially all of Armstrong’s assets in one or a series of transactions;

(c) promptly after receipt of a valid written notice from Rhino of its intention to exercise the Call Option pursuant to Section 2.6(a), fail to provide any notices that Holdings is required to provide under the Stockholders’ Agreement or fail to promptly provide Rhino with a copy of any correspondence, elections or notices that it receives from the other parties to the Stockholders’ Agreement in relation to the notice provided by Holdings thereunder;

(d) fail to cause Armstrong to continue providing Rhino with access to the books, records, facilities and operations of Armstrong pursuant to that certain Confidentiality Agreement dated August 5, 2016;

(e) vote the Armstrong Shares to approve any amendment to the Organizational Documents of Armstrong that would materially reduce the rights of Rhino hereunder without the prior written consent of Rhino; or

(f) enter into any other agreement related to the Armstrong Shares, including any options, rights, voting trusts, stockholder agreements, or any other Contracts or understandings, that would materially reduce the rights of Rhino hereunder without the prior written consent of Rhino.

8.3 Notice of Certain Rhino Events.

(a) From the date hereof until the earlier of (i) the Issuance and Transfer Upon Exercise or (ii) December 31, 2019, Rhino shall promptly notify Holdings in writing of:

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(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rhino, Rhino GP or Royal, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Rhino, Rhino GP or Royal hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Proceedings commenced or, to the knowledge of Rhino, threatened against, relating to or involving or otherwise affecting the Partnership Entities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Holdings’ receipt of information pursuant to this Section 8.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Holdings in this Agreement and shall not be deemed to amend or supplement the Schedules.

8.4 Notice of Certain Holdings Events.

(a) From the date hereof until the earlier of (i) the Armstrong Shares Transfer or (ii) December 31, 2019, Holdings shall promptly notify Rhino in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect as to Holdings or Armstrong, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Holdings hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.3 to be satisfied:

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Proceedings commenced or, to the knowledge of Holdings, threatened against, relating to or involving or otherwise affecting Holdings that, if pending on the date of this Agreement, would have been required to have been disclosed or that relate to the consummation of the transactions contemplated by this Agreement.

(b) Rhino’s receipt of information pursuant to this Section 8.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Rhino in this Agreement and shall not be deemed to amend or supplement the Schedules.

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8.5 Public Announcements. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of all other parties hereto (which consent shall not be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

8.6 Further Assurances. Following the Exercise Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement (including any actions necessary to admit Holdings as a partner of Rhino effective as of the issuance of the Call Option Premium Units). The parties hereto agree that to the extent the issuance of the Rhino GP LLC Interest by Rhino GP would result in a more favorable tax treatment to Holdings, the parties will negotiate in good faith to effectuate an issuance of the Rhino GP LLC Interest rather than a transfer of such interest from Royal.

8.7 Tax Matters Covenants. For U.S. federal income tax purposes, the parties hereto intend for the Armstrong Shares Transfer, the issuance of the Call Option Premium Units and the Issuance and Transfer Upon Exercise to qualify as a nontaxable transfer within the meaning of Section 721 of the Code. The parties hereto agree to file all Tax Returns with the foregoing treatment of this transaction and to take no position inconsistent with such treatment.

8.8 Registration Rights. Rhino agrees that upon the request of Holdings, Rhino will enter into a registration rights agreement with Holdings. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for Holdings (one of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. Such registration rights agreement shall also provide that Holdings shall have the right to demand registration on Form S-1; provided that Holdings owns at least 10% of the outstanding Common Units at the time of such demand.

SECTION 9.

GENERAL PROVISIONS

9.1 Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

9.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

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If to Holdings, to:

410 Park Avenue, 19th Floor

New York, New York 10022

Email: brlawrence@yorktownenergy.com

Attention: Bryan R. Lawrence

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP

One Arts Plaza, 1722 Routh Street, Suite 1500

Dallas, Texas 75201

Email: annmarie.cowdrey@tklaw.com

Attention: Ann Marie Cowdrey

If to Rhino or Rhino GP, to:

424 Lewis Hargett Circle

Lexington, Kentucky 40503

Email: wkegley@rhinolp.com

Attention: Whitney Kegley

If to Royal, to:

56 Broad Street, Suite 2

Charleston, South Carolina 29401

Email: ronaldphillips@royalenergy.us

Attention: Ronald Phillips

9.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.4 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party hereto shall not be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement contained herein.

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9.5 Binding Effect. This Agreement shall be binding upon each party hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

9.6 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by any party hereto or any of their respective Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

9.7 Non-Disclosure. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

9.8 Assignments, Successors, and No Third-Party Rights. No party hereto may assign any of its rights under this Agreement without the prior written consent of all other parties hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Except as otherwise provided for herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Section Headings, Construction. Section, Schedule and Exhibit references in this Agreement are references to the corresponding Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and

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instruments incorporated therein. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Person, such action shall be in such Person’s sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted successors and assigns.

9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

9.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Section 6 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 9.12(a).

9.13 No Recourse Against Others.

(a) All claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the parties hereto. No Person other than the parties hereto, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the parties hereto hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the parties hereto hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the parties hereto disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

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9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.15 Legal Representation. The parties hereto acknowledge that Holdings has selected Thompson & Knight LLP and Rhino, Rhino GP and Royal have selected other counsel as their respective legal counsel in connection with the preparation of this Agreement. Each party hereto acknowledges that such respective counsel has not represented any other party in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to any such other party. Each party confirms that such party has been advised to consult with such party’s own legal, financial and tax advisors regarding the implications of this transaction and has been afforded the opportunity to consult with advisors that such party deems advisable in connection with the negotiations and execution of this Agreement.

9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

HOLDINGS:

Rhino Resource Partners Holdings LLC

Signature Page to Option Agreement

RHINO:

Rhino Resource Partners LP

By:	Rhino GP LLC, its general partner

RHINO GP:

Rhino GP LLC

ROYAL:

Royal Energy Resources, Inc.

Signature Page to Option Agreement

EXHIBIT C

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON ANY OF THE PARTIES HERETO UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including any exhibit attached hereto or as this agreement may be modified or amended from time to time, this “Agreement”) is made and entered into as of October 5, 2017, by and among:

(i) Armstrong Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), Armstrong Air, LLC; Armstrong Coal Company, Inc.; Armstrong Coal Sales, LLC; Armstrong Energy Holdings, Inc.; Armstrong Logistics Services, LLC; Thoroughfare Mining, LLC; Western Diamond LLC; Western Land Company, LLC (collectively, the “Guarantors” and together with the Company, the “Obligors”);

(ii) the undersigned beneficial holders or investment managers or advisors for such beneficial holders (the “Supporting Holders”) of the Company’s 11.75% Senior Secured Notes due 2019 (the “Notes”);

(iii) Knight Hawk Holdings, LLC (“Knight Hawk”);

(iv) Rhino Resource Partners Holdings LLC (“RRH”);

(iv) Thoroughbred Resources, L.P., for itself and on behalf of its Affiliates and subsidiaries (collectively, “Thoroughbred” and together with the Supporting Holders, Knight Hawk, and RRH, the “Consenting Stakeholders” and each individually a “Consenting Stakeholder”).

This Agreement collectively refers to the Obligors and the Consenting Stakeholders as the “Parties” and each individually as a “Party.”1

RECITALS

WHEREAS, the Obligors and Supporting Holders are party to that certain indenture, dated as of December 21, 2012 (as supplemented and in effect from time to time, the “Secured Notes Indenture”), by and among the Obligors and Wells Fargo Bank, National Association as Trustee and Collateral Agent (in either or both such capacities, the “Trustee”), issued in aggregate principal amount of $200,000,000 of 11.75% Senior Secured Notes due 2019;

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Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or elsewhere in this Agreement or the Term Sheets attached hereto as Exhibit A and Exhibit B.

WHEREAS, the current principal amount outstanding of such Notes is $200,000,000 and interest payments on the Notes are due semiannually, on June 15 and December 15;

WHEREAS, the Parties have in good faith and at arm’s length negotiated a potential restructuring and recapitalization transactions (the “Restructuring”) with respect to the Obligors’ capital structure on the terms set forth in this Agreement and as specified in the term sheets attached as Exhibit A and Exhibit B hereto (collectively, the “Term Sheets”);

WHEREAS, the Term Sheets consist of the terms of a comprehensive restructuring of the Obligors, including the terms of a proposed sale of certain of the Obligors’ assets, on terms that are acceptable to Knight Hawk, RRH, Thoroughbred, and the Supporting Holders, which sale shall be effectuated pursuant to the Plan under sections 363 and 1123(b)(4) of the Bankruptcy Code unless the Obligors and the Required Supporting Holders determine to effect such sale outside of the Plan pursuant to section 363 of the Bankruptcy Code (such transaction, the “Sale”);

WHEREAS, an interest payment on the Notes in the amount of $11,750,000 was due on June 15, 2017 (the “June 2017 Interest Payment”), and the Company did not make such payment (the “Specified Default”);

WHEREAS, as a result of the Specified Default, subject to any restrictions under the Bankruptcy Code or applicable law, the Supporting Holders and the Trustee will at all times have the immediate right to exercise any and all remedies allowed pursuant to the terms of the Notes Documents, including, without limitation, (a) charging default rate interest, (b) the initiation or continuation of any legal action, and any enforcement action permitted under the Notes Documents, against the Company or any Guarantor, (c) instructing the Trustee to take any action permitted under the Notes Documents or applicable law, and (d) taking any such actions in furtherance of any of the foregoing (collectively, all such rights and remedies the “Rights and Remedies”);

WHEREAS, to facilitate discussions in respect of a Potential Transaction, the Obligors and the Supporting Holders executed: (a) that certain Forbearance Agreement, dated as of July 16, 2017 (the “Original Forbearance Agreement”), in which the Obligors and the Supporting Holders agreed to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Original Forbearance Agreement; (b) that certain First Supplemental Forbearance Agreement, dated as of August 15, 2017, in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the First Supplemental Forbearance Agreement; (c) that certain Second Supplemental Forbearance Agreement, dated as of September 15, 2017, in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Second Supplemental

2

Forbearance Agreement; (d) that certain Third Supplemental Forbearance Agreement, dated as of September 24, 2017, in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Third Supplemental Forbearance Agreement; (e) and that certain Fourth Supplemental Forbearance Agreement, dated as of September 29, 2017, in which the Obligors and the Supporting Holders agreed to continue to temporarily forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of the Fourth Supplemental Forbearance Agreement.

WHEREAS, to facilitate discussions in respect of a Potential Transaction, certain of the Obligors and Thoroughbred executed that certain Forbearance Agreement, dated as of September 29, 2017 (the “Thoroughbred Forbearance Agreement”), in which Thoroughbred agreed to temporarily forbear in the exercise of its Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default (as such terms are defined in the Thoroughbred Forbearance Agreement), subject to the terms and conditions of the Thoroughbred Forbearance Agreement.

WHEREAS, the Obligors intend to implement the Restructuring by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court on behalf of all of the Obligors (the “Filing Entities”, which are listed on Exhibit D hereto, and the cases commenced on behalf of the Filing Entities, the “Chapter 11 Cases”); and

WHEREAS, to facilitate the Restructuring, including finalization of the documentation reasonably necessary or desirable to the Restructuring, the Obligors, the Supporting Holders, Knight Hawk, RRH and Thoroughbred agree to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the Term Sheets; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Agreement Effective Date” means the date on which (a) Supporting Holders who collectively hold at least two-thirds of the aggregate outstanding principal amount of the Notes and (b) each of the other Parties shall have executed and delivered counterpart signature pages of this Agreement to each of the other Parties.

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“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party (except where a provision of this Agreement survives the Termination Date pursuant to the terms of this Agreement, in which case such provision shall remain in effect to the extent set forth in this Agreement).

“Alternative Restructuring Proposal” means any proposal, offer, bid, term sheet, or discussion with respect to a new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Obligors or the debt, equity, or other interests in any one or more Obligors that is an alternative to the Restructuring, including any proposed transaction involving prepayment or redemption of at least two-thirds in aggregate principal amount outstanding under the Notes.

“Asset Purchase Agreement” means that certain asset purchase agreement to be executed by the Obligors, the Supporting Holders, the Trustee, and Knight Hawk in which, on terms consistent with those set forth in the Term Sheets, NewCo acquires the Acquired Assets (as defined in the Term Sheets) free and clear of all liens and encumbrances pursuant to the Sale; provided that the Asset Purchase Agreement must be in form and substance reasonably acceptable to the Trustee, the Obligors. and, with respect to Knight Hawk and the Required Supporting Holders, acceptable to Knight Hawk and the Required Supporting Holders, each in its sole discretion, in all material aspects.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri.

“Bidding Protections Motion” means the motion filed with the Bankruptcy Court seeking approval of the Bidding Protections Order, which motion shall be reasonably acceptable in form and substance to the Required Supporting Holders and Knight Hawk.

“Bidding Protections Order” means an order by the Bankruptcy Court approving bidding protections relating to the Sale, which order shall be acceptable in form and substance to the Required Supporting Holders and Knight Hawk.

“Business Day” means any day other than a Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Cash Collateral Motion” means a motion filed with the Bankruptcy Court seeking approval of the Cash Collateral Order, which motion shall be reasonably acceptable in form and substance to the Required Supporting Holders.

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“Cash Collateral Order” means any order entered in the Chapter 11 Cases authorizing the use of cash collateral (whether interim or final), which order shall be acceptable in form and substance to the Required Supporting Holders.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, Lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means the United States District Court for the Southern District of New York or any New York state court; provided that after the Obligors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured and calculated together with all applicable accrued interest, fees and commission due, owing or incurred from time to time by any Obligor or an applicable obligor or security provider under any applicable document, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. For the avoidance of doubt, the definition of Claim as defined in this Agreement is no less broad than the definition of claim as defined in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Claims/Interests” means, collectively, all Claims against, and Interests in, an Obligor.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with any proposed Restructuring.

“Confirmation and Sale Order” means an order confirming the Plan and, if applicable, approving the Sale, which order shall be reasonably acceptable in form and substance to (a) the Required Supporting Holders, (b) with respect to those provisions of the Plan and Sale that involve the Royalty Agreements, to Thoroughbred, and (c) with respect to those provisions that involve the Sale, to Knight Hawk.

“Consenting Stakeholders” has the meaning set forth in the Recitals.

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“CRO” means Alan Boyko of FTI Consulting, Inc. and any employees or agents of FTI Consulting, Inc. that Alan Boyko deems are reasonably necessary or desirable to assist him in fulfilling his role as chief restructuring officer of the Obligors.

“Definitive Documents” means the documents set forth in Section 3.

“Disclosure Statement” means the related disclosure statement with respect to the Plan, which disclosure statement shall be reasonably acceptable in form and substance to the Required Supporting Holders.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Filing Entities” has the meaning set forth in the recitals to this Agreement.

“First Day Pleadings” means the first-day pleadings identified on Exhibit E attached hereto and any other customary first-day pleadings that the Obligors, in consultation with the Parties hereto, determine are necessary or desirable to file.

“Holders’ Advisors” means Paul, Weiss, Houlihan and any local counsel retained by the Supporting Holders.

“Houlihan” means Houlihan Lokey, Inc., in its capacity as financial advisor to the Supporting Holders.

“Incur” has the meaning set forth in the Secured Notes Indenture.

“Interest” means any equity security or other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Company.

“Joinder Agreement” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“June 2017 Interest Payment” means that interest payment on the Notes in the amount of $11,750,000 that was due on June 15, 2017, and gave rise to the Specified Default on July 17, 2017 as a result of the Obligors’ failure to make such payment.

“Knight Hawk” means Knight Hawk Holdings, LLC, or any Affiliate thereof.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, or regulation, in each case, that is validly adopted, promulgated, or issued by a governmental authority of competent jurisdiction.

“Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

“More Favorable Agreement” has the meaning set forth in Section 16.05.

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“NewCo” means a limited liability company to be formed in connection with the Restructuring and the Asset Purchase Agreement.

“NewCo Documentation” means any and all documentation, filings, forms, and other administrative or ministerial actions relating thereto, that is reasonably necessary or desirable with respect to the formation of NewCo and that are reasonably necessary or desirable for NewCo to participate in the Sale as contemplated in this Agreement and the Term Sheets; provided that all such NewCo Documentation shall be acceptable in form and substance to each of the Required Supporting Holders and Knight Hawk.

“Notes” has the meaning set forth in the preamble to this Agreement.

“Notes Documents” means: (a) the Secured Notes Indenture; (b) that certain Security Agreement, dated as of December 21, 2012; (c) that certain Pledge Agreement, dated as of December 21, 2012; and (d) any related documents and instruments that serve to grant and provide collateral to the Trustee (as amended, restated, supplemented or otherwise modified from time to time).

“Obligors” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, in its capacity as restructuring counsel to the Supporting Holders.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, an Entity, group, or any legal entity or association.

“Plan” means a joint chapter 11 plan with respect to the Obligors consistent in all material respects with the Term Sheets and this Agreement and reasonably acceptable in form and substance to the Required Supporting Holders, Knight Hawk and, with respect to those provisions of the Plan that involve the Royalty Agreements, to Thoroughbred.

“Required Supporting Holders” means holders of a majority of the principal amount of Notes held by all Supporting Holders;

“Restructuring Effective Date” means the earlier to occur of:

(a) consummation of the Restructuring through the Chapter 11 Cases, including any interim milestones set forth in this Agreement, the Cash Collateral Order, or any other agreement, document, or filing that is agreed to by the Required Supporting Holders, which consummation shall be deemed to occur, (a) if the Sale is effectuated through the Plan, when the Confirmation and Sale Order is approved by the Bankruptcy Court, the time to appeal such Confirmation and Sale Order has passed, and no party has appealed such Confirmation and Sale Order or (b) if the Sale is effectuated through means other than the Plan, at the closing of the Sale; and

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(b) February 28, 2018.

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Rights and Remedies” has the meaning set forth in the recitals to this Agreement.

“Royalty Agreements” means all existing mineral right agreements between certain of the Obligors and Thoroughbred, which will be amended pursuant to the Term Sheets. Notwithstanding the foregoing, the term “Royalty Agreements” does not include that certain mineral right agreement governing the Thoroughbred Reserve (as such term is used in the Term Sheet attached hereto as Exhibit A).

“Sale” has the meaning set forth in the recitals to this Agreement.

“Secured Notes Indenture” has the meaning set forth in the recitals to this Agreement.

“Securities Acts” means the Securities Act of 1933 and the Securities Exchange Act of 1934, as each may be amended from time to time.

“Solicitation Materials” means solicitation materials with respect to the Plan together with the Disclosure Statement.

“Specified Default” means that certain Event of Default arising from the June 2017 Interest Payment on July 17, 2017.

“Supporting Holders” has the meaning set forth in the preamble.

“Termination Date” means the date that is the later of (a) the date on which termination of this Agreement as to a Party is effective in accordance with Section 13, and (b) the Restructuring Effective Date.

“Term Sheets” has the meaning set forth in the recitals to this Agreement.

“Third Supplemental Forbearance Agreement” means that certain Third Supplemental Forbearance Agreement, dated as of September 24, 2017, by and among the Obligors and the Supporting Holders.

“Thoroughbred” has the meaning set forth in the Recitals.

“Transfer” means to sell, assign, pledge, lend, hypothecate, transfer, or otherwise dispose of.

“Trustee” has the meaning set forth in the recitals to this Agreement.

“RRH” has the meaning set forth in the Recitals.

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1.02. Interpretation. For purposes of this Agreement:

(a) the Term Sheets and all of the exhibits attached to this Agreement are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein;

(b) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(c) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(d) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(e) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time;

(f) all references to “dollars” or “$” shall refer to U.S. dollars;

(g) unless otherwise specified or required by the context, all references herein to “Sections” are references to Sections of this Agreement;

(h) unless the context requires otherwise, the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(i) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement; and

(j) the use of “include” or “including” is without limitation, whether stated or not.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties upon satisfaction of the conditions set forth in the definition of the Agreement Effective Date.

Section 3. Definitive Documents.

3.01. The Restructuring will be implemented pursuant to certain definitive documents and agreements (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, collectively, the “Definitive Documents”), which shall include, without limitation, the following:

(a) the Cash Collateral Motion and the Cash Collateral Order;

(b) the Disclosure Statement;

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(c) the Bidding Protections Motion and the Bidding Protections Order;

(d) the Plan;

(e) the Asset Purchase Agreement;

(f) the NewCo Documentation; and

(g) the Confirmation and Sale Order.

3.02. The Definitive Documents remain subject to negotiation and completion but shall be consistent in all material respects with this Agreement and the Term Sheets. For the avoidance of doubt, any document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring that is not a Definitive Document shall not contain terms, conditions, representations, warranties, and covenants inconsistent with the terms of this Agreement (including the Term Sheets) as this Agreement may be modified, amended, or supplemented from time to time in accordance with Section 14.

Section 4. Commitments of All Parties.

During the Agreement Effective Period, each Party agrees, including in respect of all of its Company Claims/Interests, pursuant to this Agreement that it shall directly and indirectly:

(a) support the Restructuring as contemplated under this Agreement and the Term Sheets;

(b) negotiate in good faith and use commercially reasonable efforts to implement and consummate the Restructuring in a timely manner and take any and all reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement and the Term Sheets; and

(c) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary or desirable to resolve any such impediment.

Section 5. Commitments of the Obligors.

Except as set forth in Section 6 of this Agreement, during the Agreement Effective Period, each Obligor agrees pursuant to this Agreement that it shall:

(a) negotiate in good faith with the Supporting Holders and, as applicable and appropriate, Knight Hawk, RRH, and Thoroughbred, regarding the terms and conditions of (i) the Definitive Documents, and (ii) any other documents (other than the Definitive Documents) that may be required to implement the Restructuring, which documents covered by this clause (ii) shall not contain provisions that are inconsistent with the Term Sheets, and execute and deliver in a timely manner any documents that may be required to effectuate and consummate the Restructuring; provided that, for the avoidance of doubt, all such documents described in (i) and (ii) must be in form and substance acceptable to the Required Supporting Holders and Knight Hawk each in its sole discretion, in all material aspects; provided further that each of the documents described in (ii) that have a material impact on RRH and Thoroughbred must be in a form and substance reasonably acceptable to such parties.

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(b) participate in weekly conference calls (or as may otherwise be agreed to between the Obligors and the Supporting Holders and/or the Holders’ Advisors) regarding the status and progress of the implementation of the Restructuring, including the Chapter 11 Cases;

(c) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary or advisable for the Restructuring;

(d) not directly or indirectly object to, impede, delay, or take any other action that is inconsistent in any material way with, or that would prevent, interfere with, impede, or delay the proposal, implementation, or consummation of the Restructuring;

(e) provide written notice to the Holders’ Advisors as soon as reasonably practicable after becoming aware of: (i) the receipt by such Obligor of an unsolicited proposal or expression of interest with respect to an Alternative Restructuring Proposal, which notice shall include the material terms of such Alternative Restructuring Proposal and the identity of the Person or Entity involved; (ii) any governmental, regulatory or third-party complaints, litigations, investigations, or hearings which the Obligors suspect may be a material impediment to the implementation or consummation of the Restructuring (or communications indicating that the same may be contemplated or threatened); (iii) any breach by such Obligor in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement; (iv) any potential bankruptcy proceeding to be commenced by such Obligor; (v) any threat or taking of any action by any Person that would, or would reasonably be expected to, materially prevent, interfere with, delay, or impede the implementation or consummation of the Restructuring in form and substance materially consistent in any respect with this Agreement, including, but not limited to, the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Restructuring or otherwise renders the Restructuring achievable only on terms that are not reasonably acceptable to the Supporting Holders; (vi) any acquisition or divestiture or business combination outside of the ordinary course of business; and (vii) any substantive and non-privileged discussions or negotiations regarding nay of the foregoing;

(f) provide each of the Supporting Holders (or Holders’ Advisors, as applicable) and Knight Hawk with, and direct its employees, officers, directors, consultants, attorneys, accountants, and other advisors and representatives to provide the Supporting Holders (or Holders’ Advisors, as applicable) and Knight Hawk with, (i) reasonable access, upon reasonable prior notice, during normal business hours, and without any material disruption to the conduct of its business, to (A) the Obligors’ facilities, properties, assets, contracts, books, records, and any other information concerning the business and operations of the Obligors (including such information concerning environmental matters and asset reclamation obligations), and (B) reasonable access to the officers, management, employees, advisors, and representatives of the Obligors, in each case for the purposes of evaluating the Obligor’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs; (ii) timely and reasonable responses to all

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reasonable diligence requests; (iii) information as may be reasonably requested with respect to all material executory contracts and unexpired leases of the Obligors; (iv) updates regarding any material developments regarding the Obligors’ liquidity, assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs; and (v) beginning on each Wednesday of each week after the Agreement Effective Date, a thirteen-week rolling cash flow forecast together with customary variance reports.

(g) maintain good standing and legal existence under the laws of the states in which it is incorporated, organized, or formed;

(h) not (x) Incur (as defined in the Secured Notes Indenture), directly or indirectly, any Indebtedness (as defined in the Secured Notes Indenture); or (y) create, Incur (as defined in the Secured Notes Indenture) or suffer to exist any Lien (other than Permitted Liens, as defined in the Secured Notes Indenture) upon any of its property or assets or income or profits therefrom, or collaterally assign or convey as collateral any right to receive income therefrom, in each case that is not used immediately to irrevocably repay the Notes;

(i) not (x) terminate the engagement of the CRO; or (y) modify the terms of the CRO’s engagement, including the scope of the CRO’s duties, without the consent of the Required Supporting Holders;

(j) not (x) amend, supplement, modify, or waive any material term, condition or provision under the Definitive Documents, in whole or in part, without the consent of (A) the Required Supporting Holders and (B) any other Parties to such Definitive Documents; or (y) execute, file or agree to file any Definitive Documents that, in whole or in part, are not materially consistent in any respect with this Agreement;

(k) actively engage the CRO in its business and operations and otherwise ensure that the CRO selected and appointed pursuant to the terms of the CRO’s engagement letter is properly utilized, including, but not limited to, requesting that the CRO perform some or all of the services described in such engagement letter that are reasonably necessary or desirable with respect to the Restructuring and the Chapter 11 Cases;

(l) negotiate in good faith and execute and deliver all necessary documents, including but not limited to the Definitive Documents, which are reasonably necessary or desirable for the Restructuring;

(m) not seek discovery in connection with, prepare or commence any proceeding that challenges (A) the amount, validity, enforceability, or priority of the Notes of any of the Supporting Holders, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing the Notes of any of the Supporting Holders;

(n) not materially increase in any manner the compensation or benefits (including severance) of any director, officer, or employee of the Obligors except as may be permitted by the Cash Collateral Order, including the Budget (as defined in the Cash Collateral Order);

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(o) make commercially reasonable efforts to oppose and object to the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the timely filing of objections or written responses in the Chapter 11 Cases) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring;

(p) assume all Royalty Agreements on the terms set forth in the Term Sheets, and assign such contracts to NewCo on or before the Restructuring Effective Date;

(q) provide the Parties hereto a reasonable opportunity to review draft copies of all First Day Pleadings as may be reasonably requested and any material filings in the Bankruptcy Court necessary to effect the Restructuring; and

(r) take no action that (i) is inconsistent in any material respect with, or that is intended or reasonably likely to interfere in any material respect with, this Agreement, the Term Sheets, or any of the Definitive Documents, or (ii) materially delays implementation or consummation of any of the transactions contemplated by the Restructuring.

Section 6. Additional Provisions Regarding the Obligors’ Commitments.

6.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require an Obligor or the board of directors, board of managers, or similar governing body of an Obligor, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement.

6.02. Notwithstanding anything to the contrary in this Agreement, each Obligor and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives:

(a) from and after the Agreement Effective Date until entry of the Confirmation Order: shall have the rights to (1) consider, respond to, and facilitate Alternative Restructuring Proposals; (2) provide access to non-public information concerning any Company Party to any Entity or enter into confidentiality agreements or nondisclosure agreements with any Entity; (3) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (4) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (5) enter into or continue discussions or negotiations with holders of Claims against or Interests in an Obligor regarding the Restructuring or Alternative Restructuring Proposals; and

(b) from the Agreement Effective Date until 45 days after the Petition Date, shall have the rights to solicit, initiate, encourage, or induce Alternative Restructuring Proposals from any entity.

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6.03. Nothing in this Agreement shall: (i) be construed to prohibit any Obligor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (ii) be construed to prohibit any Obligor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, with the Restructuring; (iii) impair or waive the rights of any Obligor to assert or raise any objection permitted under this Agreement in connection with the Restructuring, (iv) prevent any Obligor from enforcing this Agreement, (v) prohibit any Obligor from taking any action that is not inconsistent with this Agreement; (vi) require any Obligor to incur any material financial or other material liability other than as expressly described in this Agreement, or (vii) affect the ability of any Obligor to consult with any other Party or any other party in interest in the Chapter 11 Cases about any issues related to the Chapter 11 Cases, including the Restructuring contemplated by the Term Sheets and this Agreement.

Section 7. Commitments of the Consenting Stakeholders.

7.01. During the Agreement Effective Period, each Consenting Stakeholder agrees, including in respect of all of its Claims and Interests in the Obligors, pursuant to this Agreement to:

(a) Support the Restructuring and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably necessary to implement the Restructuring;

(b) give any notice, order, instruction, or direction to the Trustee that the Required Supporting Holders, in their reasonable discretion and following consultation with the other Parties hereto, determine is necessary to give effect to the Restructuring; and

(c) negotiate in good faith and use commercially reasonable efforts to execute and implement all necessary documents, including, but not limited to, the Definitive Documents, that are consistent with this Agreement to which it is required to be a party; provided that any such documents shall be reasonably acceptable to such Party or, with respect to Knight Hawk and the Required Supporting Holders, acceptable to Knight Hawk or the Required Supporting Holders, each in its sole discretion, in all material aspects.

7.02. During the Agreement Effective Period, each Consenting Stakeholder agrees pursuant to this Agreement that it shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

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(b) either itself or through any representatives or agents solicit or induce any Alternative Restructuring Proposal from or with any Entity (and shall immediately inform the Parties of any notification of an Alternative Restructuring Proposal); provided that, for the avoidance of doubt, the Supporting Holders or their advisors may consult with the Obligors at the time the Obligors are making the determination whether to exercise their fiduciary duties to accept and enter into (or seek authorization from the Bankruptcy Court to enter into) a commitment supported by the board of directors, board of managers, or such similar governing body of any Obligor with respect to an Alternative Restructuring Proposal in respect of which the offeror has paid the Obligors a refundable advance deposit, in the same form and aggregate amount and on equivalent terms as the deposit paid under the Asset Purchase Agreement;

(c) initiate any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring contemplated herein against the Obligors or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(d) directly or indirectly object to, delay, impede, or take any other action to interfere with the Obligors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under the Cash Collateral Order, the Confirmation and Sale Order, or any other Definitive Document.

7.03. Each Consenting Stakeholder, hereby temporarily waives, solely during the Agreement Effective Period, (i) any breach, default or event of default (howsoever described) by any Obligor under any unexpired leases or commercial contracts related to the operation of the Debtors’ business (which shall not include the Secured Notes Documents), and, (ii) if applicable, any default or event of default (howsoever described) under the Secured Notes Indenture, in each case to the extent that such breach, default or event of default (howsoever described) shall or may arise as a result of or is related to, directly or indirectly, the commencement of any Chapter 11 Cases or any of the steps, actions or transactions required by, specified or contemplated in and/or implemented by or undertaken pursuant to this Agreement.

7.04. Notwithstanding any provision of any document to the contrary, no Party shall exercise any contractual right against any other Party under the terms of any agreement existing immediately prior to the Agreement Effective Date, where such right arises as a result of any action to be taken in accordance with the terms of this Agreement or any of the Definitive Documents (or as otherwise consented to by the Obligors to be necessary or desirable for the consummation or implementation of the Restructuring), unless such exercise of right is contemplated by the terms of this Agreement.

7.05. Each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(a) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

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(b) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; provided that such Plan releases are materially consistent with those set forth in the Term Sheets; and

(c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above; provided that nothing in this Agreement shall prevent any Party from changing, withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated with respect to such Party.

7.06. During the Agreement Effective Period, each Consenting Stakeholder, including in respect of each of its Company Claims/Interests, will, as reasonably requested, support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Filing Entity in the Bankruptcy Court that is consistent with this Agreement; provided that no Consenting Stakeholder shall be required to take action in support of such pleading or document unless such motion or other pleading is shared, where reasonably practicable, with counsel to such Consenting Stakeholder with a sufficient opportunity to consult with the Consenting Stakeholder and the relevant Filing Entities regarding such motion or other pleading.

Section 8. Additional Provisions Regarding Knight Hawk’s Commitments.

During the Agreement Effective Period, Knight Hawk agrees pursuant to this Agreement that it shall provide updates to the Obligors and their advisors and the Supporting Holders and/or the Holders’ Advisors, and direct its employees, officers, directors, consultants, attorneys, accountants and other advisors and representatives to be reasonably available to provide updates to the Obligors and their advisors and the Supporting Holders and the Holders’ Advisors regarding any material developments relating to the Restructuring.

Section 9. Additional Provisions Regarding Thoroughbred’s Commitments.

During the Agreement Effective Period, Thoroughbred agrees pursuant to this Agreement that it shall:

(a) accept any and all royalties, rents, and other similar payments made by the Obligors to Thoroughbred (and any of Thoroughbred’s Affiliates or subsidiaries) on account of coal mined by the Obligors solely in accordance with the terms of the applicable Royalty Agreement; and

(b) provide updates to the Obligors and their advisors and the Supporting Holders and/or the Holders’ Advisors, and direct its employees, officers, directors, consultants, attorneys, accountants and other advisors and representatives to be reasonably available to provide updates to the Obligors and their advisors and the Supporting Holders and the Holders’ Advisors regarding any material developments relating to the Restructuring.

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Section 10. Additional Provisions Regarding the Parties’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a) be construed to prohibit any Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(b) be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering with, impeding, or taking any other action to delay, interfere with or impede, directly or indirectly, the Restructuring or the Chapter 11 Cases;

(c) affect the ability of any Party to consult with any other Party or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);

(d) prevent any Party from enforcing this Agreement;

(e) require any Party to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege;

(f) prevent any Party from taking any action that is required by applicable Law;

(g) prevent any Party by reason of this Agreement or the Restructuring from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;

(h) be construed to require agreement to or execution by Knight Hawk or the Required Supporting Holders of any document, including without limitation Definitive Documents, which is not acceptable to Knight Hawk or the Required Supporting Holders, each in its sole discretion, in all material aspects; or

(i) prohibit any Party from taking any action that is not inconsistent with this Agreement.

Section 11. Limitation on Transfers of Notes and Interests.

11.01. During the Agreement Effective Period, each of the Consenting Stakeholders hereby agrees not to Transfer any ownership (including beneficial ownership) of any Company Claims/Interests (or any rights in respect thereof, including but not limited to the right to vote) held by such Consenting Stakeholder as of the date hereof except to a party who (a) is already a Consenting Stakeholder party to this Agreement, or (b) prior to such Transfer, agrees in writing to be bound by all of the terms of this Agreement (including with respect to any Company Claims/Interests it may have held prior to such Transfer) by executing a Joinder Agreement substantially in the form of Exhibit C hereto, and delivering an executed copy thereof, within ten (10) Business Days of closing of such Transfer, to the Parties hereto.

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11.02. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided that such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to any party).

Section 12. Representations and Warranties.

12.01. Representations and Warranties of All Parties. Each of the Parties represents and warrants on a several (but not joint) basis to each other Party that the following are true, correct, and complete as of the Agreement Effective Date (or as of the date a Supporting Holder becomes a Party to this Agreement by executing and delivering a Joinder Agreement):

(a) Organization; Authority. Such Party, if an Entity, is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, formation, or incorporation (as applicable). Such Party has all requisite corporate, partnership, limited liability company, or similar power and authority to execute and deliver this Agreement and perform its obligations under, this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part. Such Party has all requisite corporate, partnership, limited liability company, or similar power and authority to perform any and all actions that may be required to implement the Restructuring, and the performance of such actions have been duly authorized, or will be duly authorized, as the case may be, by all necessary corporate, limited liability company, partnership or other similar action on its part.

(b) Binding Obligation. This Agreement constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of any court of competent jurisdiction.

(c) No Pending Alternative Restructuring Proposal. Such Party is not a party to any pending or undisclosed agreement, understanding, negotiation, or discussion (in each case, whether oral or written) with respect to any Alternative Restructuring Proposal.

(d) No Restrictions. The execution, delivery and performance by such Party of this Agreement does not, and will not (i) violate any provision of law applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party; or (iii) require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state, or other governmental authority or regulatory body, except such filings and/or approvals as may be necessary or required by the Bankruptcy Court or under the Bankruptcy Code, the Securities Acts, or any “blue sky” laws.

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(e) No Fiduciary Restriction. Such Party is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

(f) Information. None of the material and information provided by or on behalf of any Party to the other Parties in connection with the Restructuring, when read or considered together, contains any untrue statement of a material fact or omits to state a fact necessary in order to prevent the statements made therein from being materially misleading.

12.02. Additional Representations and Warranties of the Obligors.

(a) Outstanding Indebtedness. The outstanding amount of indebtedness of the Obligors under the Notes and the Notes Documents is $200,000,000 in principal amount, plus the June 2017 Interest Payment, and any late fees, penalties, default interest, or other payment obligations that arise under the Notes Documents.

12.03. Additional Representations and Warranties of Supporting Holders. Each Supporting Holder represents and warrants on a several (but not joint) basis that the following are true, correct, and complete as of the Agreement Effective Date (or such later date on which a Supporting Holder becomes a Party to this Agreement by executing and delivering a Joinder Agreement):

(a) Ownership; Control. Such Supporting Holder: (i) either (A) is the sole beneficial owner of the principal amount of Notes set forth on, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, its signature page hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Holder that becomes a Party after the date hereof), or (B) has sole investment or voting discretion with respect to the principal amount of such Notes set forth on such signature page and has the power and authority to bind the beneficial owner(s) of such Notes to the terms of this Agreement as such terms relate to the Notes; and (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes set forth on its signature page (or below its name on the signature page of a Joinder Agreement for any Supporting Holder that becomes a Party after the date hereof) and to dispose of, exchange, assign, and Transfer such Notes, including the power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) Investment Managers. It is understood and agreed that the representations and warranties made by a Supporting Holder that is an investment manager of a beneficial owner of Notes are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager.

(c) Similar Agreement. Except as contemplated by this Agreement, such Supporting Holder is not party to any restructuring support or similar agreement in respect of the Obligors between any of the Consenting Stakeholders which has not been disclosed to the Parties.

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12.04. Additional Representations and Warranties of Thoroughbred. Thoroughbred represents and warrants that the following is true, correct, and complete as of the Agreement Effective Date:

(a) Coal Reserves. Thoroughbred is the owner of coal reserves referenced in the Royalty Agreements.

(b) Similar Agreement. Except as contemplated by this Agreement, Thoroughbred is not party to any restructuring support or similar agreement in respect of the Obligors between any of the Consenting Stakeholders which has not been disclosed to the Parties.

12.05. Additional Representations and Warranties of Knight Hawk. Knight Hawk represents and warrants that the following is true, correct, and complete as of the Agreement Effective Date:

(a) Similar Agreement. Except as contemplated by this Agreement, Knight Hawk is not party to any restructuring support or similar agreement in respect of the Obligors between any of the Consenting Stakeholders which has not been disclosed to the Parties.

12.06. Additional Representations and Warranties of RRH. RRH represents and warrants that the following are true, correct, and complete as of the Agreement Effective Date:

(a) Ownership; Control. RRH is the owner of the Company Interests as reflected on RRH’s signature page to this Agreement, and has the full power and authority to act on behalf of, vote, and consent to matters concerning the Company Interests.

(b) Similar Agreement. Except as contemplated by this Agreement, such Supporting Holder is not party to any restructuring support or similar agreement in respect of the Obligors between any of the Consenting Stakeholders which has not been disclosed to the Parties.

Section 13. Termination Events.

13.01. Supporting Holder Termination Events. The Required Supporting Holders shall have the right, but not the obligation, to terminate this Agreement by delivering to each other Party written notice (which notice may be given by Paul, Weiss) upon the occurrence of any of the following events:

(a) the exercise by Knight Hawk of its termination right set forth in Section 13.03(a) hereof or Knight Hawk’s failure to complete its due diligence by October 29, 2017;

(b) the material breach of any of the representations, warranties, obligations, undertakings, milestones, or covenants made by the Obligors, Knight Hawk, RRH or Thoroughbred in this Agreement and, to the extent such material breach is curable, remains uncured for five (5) days after such terminating Supporting Holders transmit a written notice in accordance with Section 13 hereof detailing any such breach;

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(c) the economic substance or the legal rights, remedies, or benefits of the Restructuring to the Supporting Holders are, in the reasonable discretion of the Required Supporting Holders, materially and adversely affected in a manner that (i) is a result of fraud, gross negligence, bad faith, or willful misconduct by any of the other Parties hereto and (ii) to the extent such material breach is curable, remains uncured for five (5) days after such terminating Supporting Holders transmit a written notice in accordance with Section 13 hereof detailing any such occurrence;

(d) the board of directors, board of managers, or such similar governing body of the Company determines, based on advice of outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(e) any of the Obligors, Knight Hawk, RRH or Thoroughbred announces its intention (publicly or otherwise) not to support the Restructuring on substantially the same terms as set forth in this Agreement (including the Term Sheets), or takes any action that is materially inconsistent with the terms of the Restructuring as agreed to in this Agreement, the Term Sheets, the Cash Collateral Order, and other Definitive Documents, including by approving an Alternative Restructuring Proposal;

(f) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Restructuring;

(g) the failure of the Obligors to commence their Chapter 11 Cases by October 31, 2017;

(h) the failure of the Cash Collateral Order to be entered by November 3, 2017;

(i) the occurrence of any event that would give the Required Supporting Holders the right to terminate the Cash Collateral Order;

(j) the failure of any of the Case Milestones (as such term is defined in the Cash Collateral Order) set forth in the Cash Collateral Order to be achieved by the date set forth therein, subject to any applicable grace or cure period;

(k) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Obligor seeking an order (without the prior written consent of the Required Supporting Holders) (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) dismissing one or more of the Chapter 11 Cases, (iii) appointing of an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, (iv) vacating the (interim or final, as applicable) Cash Collateral Order or Confirmation and Sale Order, or (v) rejecting this Agreement;

(l) the Bankruptcy Court enters an order denying the Sale;

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(m) the Bankruptcy Court enters an order denying confirmation of the Plan, if the Plan incorporates the Sale; or

(n) other than for the purpose of implementing the Restructuring in accordance with the terms of this Agreement, one or more insolvency proceedings, under the Bankruptcy Code or any other law or legal process in any jurisdiction, and whether voluntary or involuntary, are opened in respect of any Obligor.

13.02. Obligor Termination Events. Any Obligor may terminate this Agreement upon prior written notice to all Parties in accordance with Section 16.03 hereof upon the occurrence of any of the following events:

(a) the material breach of any of the representations, warranties, obligations, undertakings, milestones, or covenants made by the Supporting Holders, Knight Hawk, RRH or Thoroughbred in this Agreement;

(b) the board of directors, board of managers, or such similar governing body of the Company determines, based on advice of outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Restructuring in a manner that cannot be reasonably remedied in a timely manner by the Obligors or any Party to this agreement; provided that this termination right shall not apply to or be exercised by any Obligor that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d) the Bankruptcy Court enters an order denying confirmation of the Plan, if the Plan incorporates the Sale.

13.03. Knight Hawk Termination Events. Knight Hawk shall have the right, but not the obligation, to terminate this Agreement by delivering to each other Party written notice (which notice may be given by Jackson Kelly PLLC) upon the occurrence of any of the following events:

(a) the determination and notice by Knight Hawk on or before October 29, 2017 that it is not satisfied with any material aspect of its due diligence in its sole discretion, in all material aspects;

(b) the material breach of any of the representations, warranties, obligations, undertakings, milestones, or covenants made by the Obligors, the Supporting Holders, RRH or Thoroughbred in this Agreement that is adverse to Knight Hawk and, to the extent such material breach is curable, remains uncured for five (5) days after Knight Hawk transmits written notice in accordance with Section 13 hereof detailing any such breach;

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(c) the economic substance or the legal rights, remedies, or benefits of the Restructuring to Knight Hawk are, in the sole discretion of Knight Hawk, materially and adversely affected in a manner that (i) is a result of fraud, gross negligence bad faith, or willful misconduct by any of the other Parties hereto and (ii) to the extent such material breach is curable, remains uncured for five (5) days after Knight Hawk transmits written notice in accordance with Section 13 hereof detailing any such occurrence;

(d) the board of directors, board of managers, or such similar governing body of the Company determines, based on advice of outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(e) any of the Obligors, Supporting Holders, RRH or Thoroughbred announces its intention (publicly or otherwise) not to support the Restructuring on substantially the same terms as set forth in this Agreement (including the Term Sheets), or takes any action that is inconsistent with the terms of the Restructuring as agreed to in this Agreement, the Term Sheets, the Cash Collateral Order, and other Definitive Documents, including by approving an Alternative Restructuring Proposal;

(f) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Restructuring;

(g) the failure of the Obligors to commence their Chapter 11 Cases by October 31, 2017;

(h) the failure of the Cash Collateral Order to be entered by November 3, 2017;

(i) the occurrence of any event that would give the Required Supporting Holders the right to terminate the Cash Collateral Order;

(j) the failure of any of the Case Milestones (as such term is defined in the Cash Collateral Order) set forth in the Cash Collateral Order to be achieved by the date set forth therein, subject to any applicable grace or cure period;

(k) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Obligor seeking an order (without the prior written consent of the Required Supporting Holders) (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) dismissing one or more of the Chapter 11 Cases, (iii) appointing of an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases, (iv) vacating the (interim or final, as applicable) Cash Collateral Order or Confirmation and Sale Order, or (v) rejecting this Agreement;

(l) the Bankruptcy Court enters an order denying the Sale;

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(m) the Bankruptcy Court enters an order denying confirmation of the Plan, if the Plan incorporates the Sale;

(n) other than for the purpose of implementing the Restructuring in accordance with the terms of this Agreement, one or more insolvency proceedings, under the Bankruptcy Code or any other law or legal process in any jurisdiction, and whether voluntary or involuntary, are opened in respect of any Obligor; or

(o) the Bankruptcy Court refuses or fails to enter the Bidding Protections Order within 45 days of the Petition Date.

13.04. Thoroughbred Termination Events. Thoroughbred may terminate this Agreement upon prior written notice to all Parties hereof (which notice may be given by Willkie Farr & Gallagher LLP) hereof upon the occurrence of any of the following events:

(a) the material breach of any of the representations, warranties, obligations, undertakings, milestones, or covenants made by the Obligors, the Supporting Holders, Knight Hawk, or RRH in this Agreement that is adverse to Thoroughbred and, to the extent such material breach is curable, remains uncured for five (5) days after Thoroughbred transmits a written notice in accordance with Section 13 hereof detailing any such breach;

(b) the Bankruptcy Court enters an order denying the Sale;

(c) the board of directors, board of managers, or such similar governing body of the Company determines, based on advice of outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(d) the Bankruptcy Court enters an order denying confirmation of the Plan, if the Plan incorporates the Sale; or

(e) the Obligors breach the Royalty Agreements after commencing the Chapter 11 Cases, including, but not limited to, any failure to remit all postpetition royalties, rents, and other similar payments to Thoroughbred as and when such payments become due in accordance with the terms of the applicable Royalty Agreements (subject to any applicable cure periods provided therein).

13.05. RRH Termination Events. RRH may terminate this Agreement upon prior written notice to all Parties hereof (which notice may be given by Thompson & Knight LLP) hereof upon the occurrence of the board of directors, board of managers, or such similar governing body of the Company determining, based on advice of outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal.

13.06. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Obligors, Required Supporting Holders, Thoroughbred, RRH, and Knight Hawk.

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13.07. Automatic Termination. This Agreement shall terminate automatically and as to all Parties without any further required action or notice on the Termination Date.

13.08. Effect of Termination. Except as set forth in Section 16.19, upon the occurrence of a Termination Date, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Nothing in this Agreement shall be construed as prohibiting an Obligor or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Obligor or the ability of any Obligor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholders, and (b) any right of any Consenting Stakeholders, or the ability of any Consenting Stakeholders, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Obligor or Consenting Stakeholders. No purported termination of this Agreement shall be effective under this Section 13.08 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 13.02(b). Nothing in this Section 13.08 shall restrict any Obligor’s right to terminate this Agreement in accordance with Section 13.02(b).

Section 14. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) Other than the provisions of this Section 14, this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by each of the Parties hereto whose rights under this Agreement are being modified, waived, amended or supplemented by such writing; provided that any modification, amendment, supplement, waiver, extension of a grace or cure period, forbearance with respect to, or other similar action to any of the foregoing with respect to Sections 4 and 7 hereof shall require the approval of all Parties to this Agreement; provided further that a writing signed by the Required Supporting Holders shall be sufficient to bind the Supporting Holders for purposes of this Section 14(b).

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 14 may only be modified, amended, or supplemented by agreement among the Required Supporting Holders, the Obligors, Knight Hawk, RRH and Thoroughbred.

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(e) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Relationship Among Parties; Retention of Professionals and Expenses.

Notwithstanding anything herein to the contrary, the duties and obligations of the Obligors and the Supporting Holders under this Agreement shall be several, not joint. It is understood and agreed that no Party has any duty of trust or confidence in any kind or form with any Party, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Supporting Holder may trade in the Notes without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement. No Party hereto shall have any responsibility with respect to the Transfer of any Notes by any other Party by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by the Parties that any or all of the Parties are in any way acting in concert or as such a “group.” The execution of this Agreement by any Party shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Party other than non-fiduciary duties as expressly set forth in this Agreement.

Section 16. Miscellaneous.

16.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, signature pages, and schedules. In the event of any inconsistency between this Agreement (without reference to such exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to such exhibits, annexes, and schedules hereto) shall govern; provided, that, notwithstanding the foregoing, for the avoidance of doubt nothing herein is intended to, and nothing herein shall, affect or modify the rights and obligations of the relevant Parties to the Term Sheets.

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16.03. Email. Unless the context of this Agreement clearly requires otherwise, any notice, consent, acceptance, approval, or other communication required by this Agreement may be made by email from counsel to any Party to counsel to any Party in accordance with Section 16.12 of this Agreement. For the avoidance of doubt, any such communication contemplated by this Agreement, regardless of whether the applicable subsection of this Agreement contemplates email delivery of such communication, may be done via email between any of the Parties or their respective counsel, and all such communications pursuant to this Agreement shall be without representations or warranties of any kind on behalf of such counsel.

16.04. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

16.05. More Favorable Agreements. If the Company or any of the Obligors has entered into or any time on or after the date hereof enters into a restructuring support agreement or similar agreement with any holder of Notes that contains terms more favorable to such holder than those contained in this Agreement (each such agreement, a “More Favorable Agreement”), such terms of such More Favorable Agreement shall automatically be incorporated unless the Required Supporting Holders, in their sole discretion, elect not to include such terms. The Company shall (a) promptly notify the Supporting Holders of its entry (or the entry of any Obligor) into a More Favorable Agreement, including the identity of the other party or parties to such More Favorable Agreement, and (b) promptly provide a copy of such More Favorable Agreement to the Supporting Holders.

16.06. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

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16.08. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.09. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.10. Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.11. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or Entity.

16.12. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by email (the preferred method) or courier, registered, or certified mail to the following email addresses or postal addresses (or such other email or postal addresses as a Party may from time to time request):

(a)	if an Obligor, to:

Armstrong Energy, Inc.

7733 Forsyth Boulevard, Suite 1625

St. Louis, Missouri 63105

Attention: Eric Waller

Email address: ewaller@armstrongcoal.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Ross Kwasteniet, Will Guerrieri, and Travis Bayer

Email address: rkwasteniet@kirkland.com; wguerrieri@kirkland.com;

travis.bayer@kirkland.com

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and

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri 63105

Attention: Richard W. Engel, Jr.

Email address: rengel@armstrongteasdale.com

(b)	if the Supporting Holders, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian S. Hermann, Elizabeth R. McColm and Adam M. Denhoff

Email addresses: bhermann@paulweiss.com; emccolm@paulweiss.com;

adenhoff@paulweiss.com

and

Carmody MacDonald P.C.

120 S. Central Avenue

Suite 1800

St. Louis, Missouri 63105

Attention: Christopher J. Lawhorn

Email address: cjl@carmodymacdonald.com

(c)	if Knight Hawk, to:

Jackson Kelly PLLC

221 N.W. Fifth Street

Evansville, Indiana 47708

Attention: Charles A. Compton

Email address: charles.compton@jacksonkelly.com

(d)	if RRH, to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey and David M. Bennett

Email addresses: AnnMarie.Cowdrey@tklaw.com; David.Bennett@tklaw.com

(e)	if Thoroughbred, to:

Thoroughbred Resources, L.P.

3033 East First Avenue

Suite 837

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Denver, CO 80206

Attention: Aaron Bowlds

Email address: abowlds@thoroughbredlp.com

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Matthew A. Feldman and Debra C. McElligott

Email address: mfeldman@willkie.com; dmcelligott@willkie.com

Any notice given pursuant to this provision shall be effective when received.

16.13. Independent Due Diligence and Decision Making. Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Obligors, and that it has been represented by counsel or other advisors (or has had ample opportunity to seek representation or advice from counsel or other advisors) in connection with this Agreement and the Restructuring. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel or other advisors shall have no application and is expressly waived.

16.14. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.15. No Waiver and Preservation of Rights. Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including, but not limited to, its claims against any other Party and any liens or security interest it may have in any assets of the Obligors. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.16. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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16.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.19. Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 11, or (b) the termination of this Agreement in accordance with its terms the agreements and obligations of the Parties in Sections 15, 16.07 to 16.20 and any Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

16.20. Confidentiality. The Obligors, Knight Hawk, RRH, and Thoroughbred shall keep strictly confidential and shall not (and shall cause each of their legal counsel and financial advisors to not) disclose to any Person other than their legal counsel and financial advisors: (i) the Supporting Holders’ signature pages to this Agreement; (ii) the principal amount or percentage of any Claims or Notes held by any individual Supporting Holder; and (iii) the identity of any Supporting Holder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives, or agents, in each case without such Supporting Holder’s prior written consent. Except as may be required by law, none of the Parties, or any individual or Entity acting on their behalf, prior to the commencement of the Chapter 11 Cases, shall issue any press release or make any public statement regarding the Restructuring, including the existence or contents of this Agreement or the Term Sheets, other than in a form mutually agreed to by the Parties. Notwithstanding the foregoing, the Obligors shall be authorized to disclose the aggregate principal amount or percentage of Claims or Notes held by the Supporting Holders.

16.21. Capacities of Supporting Holders. Each Supporting Holder has entered into this agreement on account of all Notes that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Notes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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Obligors’ Signature Page to

the Restructuring Support Agreement

ARMSTRONG ENERGY, INC.,

ARMSTRONG AIR, LLC. as a Guarantor

ARMSTRONG COAL COMPANY, INC., as a Guarantor

ARMSTRONG ENERGY HOLDINGS, INC., as a Guarantor

WESTERN DIAMOND LLC, as a Guarantor

Signature Page of Obligors to Restructuring Support Agreement

WESTERN LAND COMPANY, LLC, as a Guarantor

ARMSTRONG ENERGY HOLDINGS, INC., as Sole Member of ARMSTRONG LOGISTICS SERVICES, LLC, as a Guarantor

THOROUGHF ARE MINING, INC, as a Guarantor

ARMSTRONG COAL SALES, LLC, as a Guarantor

Signature Page of Obligors to Restructuring Support Agreement

Thoroughbred’s Signature Page to

the Restructuring Support Agreement

THOROUGHBRED HOLDINGS GP, LLC, as sole General Partner of Thoroughbred Resources, L.P., for itself and on behalf of its Affiliates and subsidiaries

By:
Name: Charles R. Wesley
Title: President

Knight Hawk’s Signature Page to

the Restructuring Support Agreement

KNIGHT HAWK HOLDINGS, LLC

Signature Page of Knight Hawk to Restructuring Support Agreement

RRH’s Signature Page to

the Restructuring Support Agreement

RHINO RESOURCE PARTNERS HOLDINGS LLC

Signature Page of RRH to Restructuring Support Agreement

Bondholder Signature Pages Redacted

EXECUTION VERSION

EXHIBIT A

Restructuring Term Sheet

Exhibit A to Restructuring Support Agreement: Restructuring Term Sheet

Armstrong Energy, Inc.

Summary of Terms and Conditions

October 5, 2017

This term sheet (the “Term Sheet”) is a summary of indicative terms and conditions for a proposed transaction (the “Transaction”) concerning Armstrong Energy, Inc. (“Armstrong”) and its direct and indirect subsidiaries (collectively, the “Company”), the ad hoc group of holders (the “Ad Hoc Group”) of more than 75% of the Company’s 11.75% Senior Secured Notes due 2019 (the “Secured Notes”), Knight Hawk Holdings, LLC (“Knight Hawk”), Rhino Resource Partners Holdings LLC (“RRH”), and Thoroughbred Resources, L.P. (“TBRED”). This Term Sheet is non-binding, is being presented for discussion and settlement purposes only, and is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rule of similar import. Current lease terms remain in effect except as expressly modified in accordance with the terms below.

Transaction Summary

Transaction Summary

•  An LLC to be formed (“NewCo”) will submit a credit bid of the Secured Notes to acquire certain assets of the Company (the “Acquired Assets”) free and clear of all liens and encumbrances pursuant to a sale effectuated pursuant to a plan under sections 363 and 1123(b)(4) of the Bankruptcy Code unless the Company and the Required Supporting Holders[1] determine to effect such sale outside of a plan pursuant to section 363 of the Bankruptcy Code (such sale, the “Sale”).

•  Simultaneously with the closing of the Sale, Knight Hawk will acquire 51% of NewCo for the consideration set forth below (the “Equity Sale”).

•  All aspects of the Sale, including the Company’s first-day filings, the pleadings filed by the Company in connection with the Sale and the form of the order approving the Sale shall be acceptable to Knight Hawk, RRH, TBRED, and the Ad Hoc Group.

Plan Sale

Acquired Assets

•  All plants, property, equipment, investments and other non-current assets of the Company, but excluding surety bonds and any collateral securing surety bonds;

•  Coal inventory at the lower of cost or market, paid in cash at closing;

•  All of the Company’s coal mining and related permits;

•  Certain contracts and agreements of the Company acceptable to NewCo and Knight Hawk (the “Assumed Contracts”);

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Restructuring Support Agreement to which this Term Sheet is attached.

•  NewCo to assume performance of all obligations under the Assumed Contracts;

•  All non-officer Company employees to be available for hire by NewCo at NewCo’s discretion; and

•  Coal leases of the Company acceptable to NewCo and Knight Hawk, subject to amendment or termination as further set forth herein (the “Assumed Leases”). For the avoidance of doubt, the term “Assumed Leases” includes all Royalty Agreements as amended.

•  For the avoidance of doubt, the Royalty Agreements will not be amended prior to closing.

Excluded Assets	• All assets of the Company other than the Acquired Assets, including, but not limited to, cash, accounts receivable, proceeds from purchase of coal, etc., unless otherwise agreed

NewCo Assumed Liabilities	• All ARO and reclamation liabilities, including, but not limited to, those associated with the Assumed Leases; and • Future contract obligations under the Assumed Contracts.

Excluded Liabilities	• All liabilities of the Company other than the NewCo Assumed Liabilities, including current liabilities associated with the Acquired Assets, unless otherwise agreed.

Consideration

•  Credit bid in the face amount of $90 million of the Secured Notes.

•  For the avoidance of doubt, any deficiency claim held by the Secured Notes is entitled to its pro rata share of unencumbered assets.

•  NewCo shall be entitled to certain Bid Protections including reasonable and documented fees and expenses incurred by Knight Hawk in connection with the investigation, negotiation, documentation or otherwise related to the contemplated transaction (“Expense Reimbursement”) in an amount no greater than $1,000,000, which will be assigned by NewCo to Knight Hawk.

•  Knight Hawk shall provide NewCo with the funding necessary to pay all cure costs, in full, in Cash, associated with the Assumed Contracts, Assumed Leases, and Royalty Agreements, provided that pending the closing the Company shall remain current and pay in the ordinary course all postpetition amounts due from Company under the Assumed Contracts, the Assumed Leases, and Royalty Agreements, in accordance with the terms thereof, which amounts shall be prorated at closing as between the Company and NewCo, with all postpetition, pre-closing amounts to be paid by the Company.

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The Equity Sale and Management of NewCo
Consideration for NewCo Equity

•  At closing and in exchange for 51% of the equity of NewCo, Knight Hawk will:

•  Make an equity contribution to NewCo on the same terms as the NewCo Preferred Equity sufficient to (i) pay all cure costs associated with the Assumed Contracts, Assumed Leases, and Royalty Agreements, (ii) purchase the coal inventory, (iii) adequately capitalize NewCo in an amount agreeable to NewCo and Knight Hawk, and (iv) satisfy any current liabilities that constitute Assumed Liabilities, as agreed by the parties. For the avoidance of doubt, NewCo shall cure all monetary defaults arising under the Royalty Agreements in full, in Cash upon or before closing.

•  As additional consideration, without any liability or cost to NewCo, except as approved by the Ad Hoc Group, Knight Hawk will (a) use best efforts to arrange the release of cash collateral held by the Company’s surety providers that is associated with Acquired Assets, whether through provision of replacement surety bonds or otherwise and (b) use best efforts to arrange the release of any collateral required to be posted by the Company to secure performance of current coal supply agreements or otherwise. While Knight Hawk will use best efforts from the date hereof to arrange for the timely release of cash collateral securing the Company’s bonds and the replacement of such bonds, it is expected that such release and replacement will, of necessity and as required by the appropriate regulatory authorities, occur post-closing.

NewCo Preferred Equity

•  Holders of the Secured Notes will receive preferred equity in NewCo with a Liquidation Preference of $10 million (“NewCo Preferred Equity”). The NewCo Preferred Equity will be entitled to 12% of all board approved distributions until such time as the holders of the NewCo Preferred Equity have received $10 million in distributions. For the avoidance of doubt, the NewCo Preferred Equity will not be entitled to any annual dividend or other accretion.

Management of NewCo	• Knight Hawk will manage the operations of NewCo in a manner mutually satisfactory to Knight Hawk and the Ad Hoc Group.
Transaction Closing Conditions

•  Due diligence by Knight Hawk regarding the Assumed Liabilities, cure costs, the Acquired Assets and the business and prospects thereof, including without limitation obligations under permits, contracts and environmental considerations and determination by Knight Hawk, in its sole discretion, that the results of such due diligence are satisfactory to Knight Hawk in all material respects, which determination shall be made no later than October 29, 2017;

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•  The Company shall have generally been current in the payment of the Assumed Liabilities and under the Assumed Contracts and under the Assumed Leases as of the filing of the bankruptcy petition and shall be current in the payment of the Assumed Liabilities and under the Assumed Contracts and the Assumed Leases for all postpetition amounts due thereunder, and shall have otherwise operated the Acquired Assets in the ordinary course without interruption pending the closing;

•  Approval by Knight Hawk’s board of managers and its lenders as is necessary to enable Knight Hawk to close the Transaction;

•  Approval by the Bankruptcy Court of the Sale pursuant to an order acceptable to the Ad Hoc Group, Knight Hawk, and with respect to those provisions of the Sale that involve the Royalty Agreements, to TBRED;

•  Approval by counterparties of assignment of all Assumed Contracts, including coal sales contracts (to the extent consent is required in Chapter 11) to NewCo;

•  Approval by regulatory authorities for transfer of permits that are Acquired Assets;

•  Approval by the requisite holders of the Secured Notes; and

•  Entry by NewCo, on terms acceptable to the Ad Hoc Group, Knight Hawk, and TBRED, into a Lease Structure and Royalty Deferment Agreement with TBRED as set forth in the “TBRED Leases” section below.

Corporate Governance	TBD

Tax Matters	The Ad Hoc Group and Knight Hawk will cooperate to structure the Transaction in a tax-efficient manner that minimizes any adverse tax consequences.
TBRED Matters

TBRED Leases

Except as set forth below, the Company will assume and assign to NewCo all Assumed Leases, including the Royalty Agreements as amended as follows:

•  Elk Creek Reserve (includes Kronos Mine Area)

•  5% royalty rate to TBRED for first 2 years post-NewCo acquisition of the Company assets, 6% for year 3, then reverts to 7%

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•  After 3 years, In the event total sold tonnage is less than 500k tons in any 6 month period, an annual minimum of $1.5M shall be required to be paid quarterly in advance

•  Survant

•  $0.50 royalty per ton increasing to $1.00 after 3 years

•  NewCo to keep all savings achieved with third party land owners

•  Thoroughbred Reserve

•  Upon closing, lease will be terminated as to the Thoroughbred Reserve

•  TBRED will bear all carrying costs of the Thoroughbred Reserve

•  For the first 24 months following the closing, NewCo has a 30 day right to match all material terms of any offer received by TBRED for the lease, purchase, or other acquisition of the Thoroughbred Reserve

•  Disturbed Reserves (Active Surface Mines)

•  NewCo to assume all such leases

•  TBRED will lower lease percentages to 5% for active reclamation mining from 2017-2020

•  Remaining Undisturbed Reserves (excluding Disturbed, Thoroughbred, Elk Creek and Survant)

•  NewCo shall assume all such leases in accordance with their current terms

•  NewCo shall have a period of 3 years post-NewCo acquisition of the Company’s assets to determine which such properties it would like to keep.

•  Upon expiration of such period, NewCo may elect to continue to lease such property by paying annual minimum of $0.05 per ton paid quarterly in advance for all proven and clean recoverable reserves on such property. If no such election is made in this period, the lease shall terminate and any associated permits shall be transferred to TBRED.

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•  For any property NewCo elects to lease:

•  TBRED to reduce royalty to 5% for duration of RDA

•  TBRED to forgo litigation based on held by production/diligent mining claims for so long as the minimum is paid

•  For any property NewCo does not elect, property and any existing/pending permits to be assigned to TBRED

•  Lease Structure and Royalty Deferment Agreement (“RDA”)

•  All royalty reductions/modifications from current rates will be made through the RDA, which shall contain terms overriding current leases so long as the “RDA Conditions” (as defined below) are met

•  RDA Conditions:

•  Upon non cured breach of RDA Conditions:

•  TBRED may elect to have any reduced/modified royalty rates to revert to 7%

•  TBRED may pursue diligent mining claims that arise from the mining operations of NewCo from and after the closing.

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EXECUTION VERSION

EXHIBIT B

Plan Term Sheet

Exhibit B to Restructuring Support Agreement: Plan Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON ANY OF THE PARTIES HERETO.

PLAN TERM SHEET

This term sheet (this “Plan Term Sheet”) describes the principal terms of a restructuring of Armstrong Energy, Inc. (“Armstrong”) and certain of its directly and indirectly-owned subsidiaries (collectively, the “Debtors” and, such restructuring, the “Restructuring”), through cases (the “Chapter 11 Cases”) that will be filed under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”).

The governing documents with respect to the Restructuring will contain terms and conditions that are dependent on each other, including those described in this Plan Term Sheet and the Restructuring Support Agreement, dated as of October 5, 2017, to which this Plan Term Sheet is attached (as may be amended in accordance with its terms, the “Restructuring Support Agreement”). This Plan Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which shall be subject to the applicable consent and approval rights of the Parties as set forth in the Restructuring Support Agreement and the other Restructuring documents. Capitalized terms used but not otherwise defined later in this Plan Term Sheet have the meanings ascribed to such terms in the Restructuring Support Agreement.

This Plan Term Sheet is a draft, is intended for discussions purposes, and is subject to Federal Rule of Evidence 408.

OVERVIEW OF THE RESTRUCTURING

Implementation	The Debtors will effectuate the Restructuring through the filing of the Chapter 11 Cases and confirmation of a plan of liquidation under chapter 11 of the Bankruptcy Code (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”), which shall be consistent with this Plan Term Sheet, subject to the terms and conditions set forth in the Restructuring Support Agreement.

Sale Transaction	On the Plan Effective Date, the Debtors shall be authorized to consummate the Sale Transaction pursuant to the terms of the Restructuring Term Sheet, the Plan, and the Confirmation and Sale Order.

Milestones

The Debtors will implement the Restructuring in accordance with the following milestones (the “Milestones”):

1.  By no later than the Petition Date, the Debtors shall file a motion in form and substance reasonably acceptable to the Supporting Holders (the “Bidding Protections Motion”) providing for, among other things, the approval of bid protections for the Sale Transaction.

2.  By no later than seven (7) days following the Petition Date, the Debtors shall file the Plan and Disclosure Statement, which shall be reasonably acceptable to the Required Supporting Holders and, with respect to the provisions of the Plan that involve the Royalty Agreements, to Thoroughbred.

3.  By no later than twenty-eight (28) days following the Petition Date, the Bankruptcy Court shall have entered an order in form and substance acceptable to the Required Supporting Holders approving the bid protections materially consistent with those set forth in the Bidding Protections Motion or bid protections otherwise acceptable to the Required Supporting Holders.

4.  By no later than sixty (60) days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement, which must be reasonably acceptable to the Required Supporting Holders.

5.  By no later than one hundred (100) days following the Petition Date, the Bankruptcy Court shall enter an order reasonably acceptable to the Supporting Holders and, with respect to the provisions of the order(s) that involve the Royalty Agreements, Thoroughbred confirming the Plan (the “Confirmation and Sale Order”).

6.  By no later than fifteen (15) days following entry of the Confirmation and Sale Order, the Plan Effective Date shall occur and the Sale Transaction shall close.

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Type of Claim	Treatment & Voting Status

Administrative Claims

Except to the extent that a Holder of an allowed Administrative Claim and the Debtor against which such allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in Cash.

Impairment / Voting: N/A.

Priority Tax Claims

Except to the extent that a Holder of an allowed Priority Tax Claim and the Debtor against which such allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of the allowed Priority Tax Claims, each Holder of an allowed Priority Tax Claim will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Impairment / Voting: N/A.

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Other Secured Claims

Except to the extent that a Holder of an allowed Other Secured Claim and the Debtor against which such allowed Other Secured Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each allowed Other Secured Claim, each Holder thereof will receive: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such claim Unimpaired.

Impairment / Voting: Unimpaired; deemed to accept.

Other Priority Claims

Except to the extent that a Holder of an allowed Other Priority Claim and the Debtor against which such allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired.

Impairment / Voting: Unimpaired; deemed to accept.

Allowed Secured Notes Claims

Each Holder of an Allowed Secured Notes Claim (excluding that portion credit bid in the Sale Transaction, but including any allowed Adequate Protection Claims) will receive its pro rata share of the Remaining Collateral pursuant to the Distribution Scheme outlined below. For the avoidance of doubt, excluding that portion credit bid in the Sale Transaction, all claims arising under the Secured Notes Documents (as defined in the Cash Collateral Order) shall be Allowed Secured Notes Claims to the extent that such Claims are Secured.

Impairment / Voting: Impaired; entitled to vote.

General Unsecured Claims

Each Holder of a General Unsecured Claim (which, for the avoidance of doubt, includes the Secured Notes Deficiency Claims) will receive its pro rata share of the Remaining Collateral and the Remaining Available Assets pursuant to the Distribution Scheme outlined below.

Impairment / Voting: Impaired; entitled to vote.

Intercompany Claims

Intercompany Claims will either be canceled, released, and extinguished, and will be of no further force or effect, and each Holder of an Intercompany Claim will not receive any distribution on account of such Claim.

Impairment / Voting: Impaired; deemed to reject.

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Intercompany Interests

Intercompany Interests will be canceled, released, and extinguished, and will be of no further force or effect, and each Holder of an Intercompany Interest will not receive any distribution on account of such Interest.

Impairment / Voting: Impaired; deemed to reject.

Interests in Armstrong

Interests in Armstrong will be cancelled, released, and extinguished, and will be of no further force or effect and each Holder of an Interest in Armstrong will not receive any recovery or distribution on account of such Interests in Armstrong.

Impairment / Voting: Impaired; deemed to reject.

Section 510(b) Claims	Section 510(b) Claims will be canceled, released, and extinguished as of the Plan Effective Date, and will be of no further force or effect, and each Holder of such claims will not receive any distribution on account of such claim.

OTHER TERMS OF THE RESTRUCTURING

Toggle	Notwithstanding anything herein, to the extent the Debtors and the Supporting Holders mutually determine that the Sale Transaction should be consummated through a sale outside of a plan and pursuant to section 363 of the Bankruptcy (the “363 Sale”), rather than through the chapter 11 plan outlined in this Plan Term Sheet, the Debtors and the Supporting Holders agree to work together in good faith to modify the terms of the Restructuring Support Agreement, Plan Term Sheet, and any Definitive Documentation or other agreements or documents reasonably necessary to effectuate the Sale Transaction by means of a 363 Sale. For the avoidance of doubt, Buyer shall assume all Royalty Agreements, as amended, whether the Sale Transaction is consummated through a 363 Sale or through the Plan.

Distribution Scheme

After (i) Administrative Claims, Priority Tax Claims, Other Secured Claims, and Other Priority Claims are paid in full in Cash (or as otherwise provided herein) on or soon as reasonably practicable after the Effective Date and (ii) the Debtors have adequately funded the Professional Fee Escrow and the Wind-Down Budget:

(A)  The Cash proceeds of any Remaining Collateral shall be distributed from time to time to Holders pro rata in the following manner:

1)  To all Holders of Allowed Secured Notes Claims, until the Allowed Secured Notes Claims are paid in full; and

2)  Then to all Holders of General Unsecured Claims.

(B)  The Remaining Available Assets shall be distributed pro rata, first to any Holder of an allowed Adequate Protection Claim not satisfied pursuant to clause (A)(1) above, if any, and second to all Holders of General Unsecured Claims (which, for the avoidance of doubt, includes any Holder of a Secured Notes Deficiency Claim).

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Executory Contracts and Unexpired Leases	Except as otherwise provided in this Plan Term Sheet or the Restructuring Support Agreement, the Debtors shall assume or reject, as the case may be, executory contracts and unexpired leases in the Debtor’s plan supplement, which shall be in form and substance reasonably acceptable to the Required Supporting Holders and the Buyer; provided, for the avoidance of doubt, that the Debtors shall assume and assign to the Buyer, as part of the Sale Transaction, all executory contracts and unexpired leases that are required to be assigned to Buyer pursuant to the Asset Purchase Agreement, including all Royalty Agreements, as amended.

Tax Issues	The Restructuring will be effectuated and structured in a tax-efficient manner as determined by the Debtors and the Required Supporting Holders.

Director, Officer, Manager, and Employee Tail Coverage	On the Plan Effective Date, the Debtors shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) and of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of any Debtor under any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity, or portfolio interest in the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Interest shall be cancelled and deemed surrendered as to the Debtors and shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised.

Corporate Action

Upon the Plan Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation and Sale Order, all actions contemplated by the Plan (including any action to be undertaken by the Plan Administrator) shall be deemed authorized, approved, and, to the extent taken prior to the Plan Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, the Debtors, or any other Entity or Person. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Debtors or the Debtors’ Estates.

Upon the Plan Effective Date or as soon as reasonably practicable thereafter, after making all distributions provided for under the Plan, the Debtors shall be deemed to have been dissolved and terminated.

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Upon the Plan Effective Date or as soon as reasonably practicable thereafter, the existing boards of directors and managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, shareholders, and members and any all remaining officers or directors of each Debtor shall be dismissed without any further action required on the part of any such Debtor, the shareholders of such Debtor, or the officers and directors of such Debtor. The directors, managers, and officers of the Debtors and the Plan Administrator, as applicable, shall be authorized to execute, deliver, File, or record such contracts, instruments, and other agreements or documents and take such other actions as they may deem necessary or appropriate in their sole discretion to implement the provisions of the Plan.

Plan Administrator	The Plan Administrator shall act for the Post-Effective Date Debtor in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Plan Effective Date, the authority, power, and incumbency of the persons acting as directors, managers and officers of the Post-Effective Date Debtor shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager, officer and director of the Post-Effective Date Debtor and shall succeed to the powers of the Post-Effective Date Debtor’s managers, directors, and officers. From and after the Plan Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Post-Effective Date Debtor. The Plan Administrator’s duties shall include, among other things, overseeing the Professional Fee Escrow and the Wind-Down Budget.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Conditions Precedent to the Plan Effective Date	The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including, but not necessarily limited to, the following:

(i) the Confirmation and Sale Order shall have been duly entered and in full force and effect;

(ii) the Sale Transaction shall have closed or shall close contemporaneously with the Plan Effective Date;

(iii)  any account(s) necessary to administer the Remaining Collateral and Remaining Available Assets shall have been established, and the Cash proceeds of such Remaining Collateral and Remaining Available Assets deposited therein;

(iv) the Buyer has cured all monetary defaults arising under the Royalty Agreements in full in Cash;

(v)   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring; and

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(vi) all allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such allowed Professional Fee Claims after the Plan Effective Date shall have been placed in the Professional Fee Escrow pending approval of the Professional Fee Claims by the Bankruptcy Court.

DEFINITIONS

Adequate Protection Claim	Has the meaning given to such term in the Cash Collateral Order.

Administrative Claim	A Claim (other than an Adequate Protection Claim) incurred by the Debtors on or after the Petition Date and before the Plan Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code including, for the avoidance of doubt, all Professional Fee Claims.

Allowed Secured Notes Claims	Means the Secured portion of the Notes Claims.

Affiliate	The meaning set forth in section 101(2) of the Bankruptcy Code.

Buyer	Means a limited liability company or other entity to be formed, which will submit a credit bid of some portion of the Allowed Secured Notes Claims to acquire certain assets of the Debtors pursuant to the Sale Transaction.

Cash	Means all cash or cash equivalent assets and, for the avoidance of doubt, any cash obtained by the Debtors, including, but not limited to, cash securing any surety bonds.

Cause of Action	Subject to the releases, exculpations, and injunctions set forth in the Plan, any claim, cause of action (including any avoidance action), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law, which was not conveyed to the Buyer in connection with the Sale Transaction and which was property of the Debtors or in which the Debtors held rights as of the Plan Effective Date.

Claim	As defined in section 101(5) of the Bankruptcy Code.

Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

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Confirmation	Entry of the Confirmation and Sale Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan, which shall be materially consistent with this Plan Term Sheet and the Restructuring Support Agreement.

Consummation	The occurrence of the Plan Effective Date.

Creditors’ Committee	The official committee of unsecured creditors, if any, of the Debtors to be appointed by the Office of the United States Trustee for the Eastern District of Missouri in the Chapter 11 Cases, pursuant to section 1102 of the Bankruptcy Code.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Excluded Assets	“Excluded Assets” shall have the meaning ascribed to it in the Purchase Agreement.

Exculpated Parties	Collectively, the Debtors and the Released Parties.

General Unsecured Claim	Any Claim, including the Secured Notes Deficiency Claim, other than an Administrative Claim, an Allowed Secured Notes Claim, a Section 510(b) Claim, an Other Secured Claim, a Priority Tax Claim, an Intercompany Claim, or an Other Priority Claim.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A Claim held by a Debtor against another Debtor.

Intercompany Interest	An Interest in any Debtor other than Armstrong.

Interest	Means any interest, equity, or share in the Debtors, including all options, warrants, or other rights to obtain such an interest or share in such Debtor, whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising therefrom.

Interests in Armstrong	Interests in Armstrong.

Notes Claims	Means the Claims derived from or based upon the Secured Notes Indenture, which Claims shall be allowed in the principal amount of $200 million plus all accrued but unpaid interest and fees payable in respect thereof, and, to the extent Secured, shall be Allowed Secured Notes Claims, and to the extent unsecured, shall be Secured Notes Deficiency Claims.

Other Priority Claim	Any Claim, other than an Administrative Claim, Professional Fee Claim, Allowed Secured Notes Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

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Other Secured Claim	Any Secured Claim against any of the Debtors which was senior in priority to the Notes Claims of the Petition Date or pari passu with any Secured Notes Claims, other than an Allowed Secured Notes Claim or an Adequate Protection Claim.

Person	An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Petition Date	The date on which the Debtors commence the Chapter 11 Cases.

Plan Administrator	Means the Debtors’ Chief Restructuring Officer, or such other Person to be agreed upon before the Confirmation Hearing by the Debtors, the Required Supporting Holders, and the unsecured creditors’ committee, to the extent such committee has been appointed.

Plan Effective Date	The first date upon which all of the conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan.

Post-Effective Date Debtor	Means Reorganized Armstrong Energy, Inc.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Professional	An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the confirmation date, pursuant to sections 326, 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

Professional Fee Claims	All Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been previously paid plus all professional fees and expenses incurred by the Secured Notes Trustee and the Supporting Holders that are payable under the Cash Collateral Order.

Professional Fee Escrow	An interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Plan Effective Date.

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Released Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Post-Effective Date Debtor; (b) the Debtors’ current and former officers and directors; (c) the Creditors’ Committee; (d) the Supporting Holders; (e) Rhino Resource Partners Holdings LLC; (f) the Secured Notes Trustee; (g) Knight Hawk; (h) Thoroughbred; (i) the parties to the Restructuring Support Agreement; and (j) with respect to each of the foregoing entities in clauses (a) through (i), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case, solely in their capacity as such.

Releasing Parties	Means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Supporting Holders; (c) Rhino Resource Partners Holdings LLC; (d) the Secured Notes Trustee; (e) Knight Hawk; (f) Thoroughbred; (g) the parties to the Restructuring Support Agreement (h) all Holders of Claims; (i) all Holders of Interests; and (j) with respect to the Debtors, and each of the foregoing Entities in clauses (a) through (i), each such Entity’s current and former Affiliates, and each such Entity’s and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Remaining Available Assets	Means all Excluded Assets that are not Remaining Collateral including, for the avoidance of doubt: (a) certain Causes of Action not previously sold, settled, exculpated, or released by the Debtors or their Estates, including the Avoidance Actions (as such term is defined in the Cash Collateral Order); (b) the Debtors’ rights under the Purchase Agreement, including all rights of recovery under the Purchase Agreement and any ancillary agreements among the Debtors and the Buyer; and (c) all other assets of the Debtors or of the Estates existing on the Plan Effective Date that did not constitute Collateral (as such term is defined in the Cash Collateral Order). For the avoidance of doubt, the Remaining Available Assets shall not include: (x) any claims or Causes of Action released pursuant to the Plan; or (y) the Professional Fee Escrow.

Remaining Collateral	Means: all Excluded Assets that constitute Collateral (as defined in the Cash Collateral Order), including, (a) all Cash and (b) other Collateral or the proceeds thereof.

Sale Transaction	Means the Plan Sale as described in the Restructuring Support Agreement and subject to any limitations therein, including, but not limited to, the receipt of a higher or better offer.

Section 510(b) Claims	Any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

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Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Secured Notes Deficiency Claims	Any Notes Claim that remains outstanding after giving effect to the Sale Transaction and the distributions contemplated under clause (A) of the Distribution Scheme outlined above.

Secured Notes Indenture	That certain indenture, dated as of December 21, 2012, as supplemented and in effect from time to time, by and among Armstrong and the Secured Notes Trustee, issued in aggregate principal amount of $200,000,000 of 11.75% Senior Secured Notes due 2019.

Secured Notes Trustee	Wells Fargo Bank, National Association, in its capacity as indenture trustee Secured Notes Indenture, and any successor thereto.

Senior Noteholders	The Holders of Allowed Secured Notes Claims pursuant to the Secured Notes Indenture.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Wind-Down Budget	A budget for the reasonable activities and expenses to be incurred in winding down the Chapter 11 Cases and administering the Remaining Collateral and Remaining Available Assets, which budget, activities, and reasonable expenses shall be agreed by the Required Supporting Holders and the Debtors and may provide for incentive opportunities for certain of the Debtors’ existing employees that will assist the Plan Administrator. The Wind-Down Budget shall include line item estimates for, among other things, post-Plan Effective Date professional fees and U.S. Trustee fees, and will be financed by funds placed into an interest-bearing account by the Debtors on the Plan Effective Date in an amount agreed upon by the Required Supporting Holders and the Debtors.

RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS

Releases by the Debtors (the “Debtor Release”)	Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Plan Effective Date, the Debtors, the Post-Effective Date Debtor, and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action,

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remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, without limitation, those that any of the Debtors, the Post-Effective Date Debtor, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors or the Post-Effective Date Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Support Agreement, the Purchase Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Plan Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, willful misconduct, or gross negligence.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity: (1) arising under the Plan, any of the Sale Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (2) expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents.

Entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim released by the Debtor Release against any of the Released Parties.

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Releases by Holders of Claims and Interests of the Debtors (the “Third-Party Release”)

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Plan Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including, without limitation, those that any of the Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Support Agreement, the Purchase Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes criminal conduct, willful misconduct, or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post- Effective Date obligations of any party or Entity under the Plan, any of the Sale Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.

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Exculpation

Upon and effective as of the Plan Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, and other professional advisors and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including, without limitation, the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; formulating, negotiating, preparing, disseminating, implementing, and/or effecting the Restructuring Support Agreement, the Purchase Agreement, the Disclosure Statement, and the Plan (including the Plan Supplement and any related contract, instrument, release, or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; and/or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors. In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its respective duties under, pursuant to, or in connection with the Plan.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or ultra vires acts as determined by a final order.

Injunctions	Except as otherwise provided in the plan or the Confirmation and Sale Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (1) are subject to compromise and settlement pursuant to the terms of the Plan; (2) have been released pursuant to the Plan; (3) have been released pursuant to the Plan; (4) are subject to exculpation pursuant to the Plan; or (5) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Plan Effective Date, from: (A) commencing or continuing in any

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manner any action or other proceeding of any kind, including on account of any Claims, Interests, Causes of Actions, or liabilities that have been compromised or settled against the debtors, the Post- Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (B) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (C) creating, perfecting, or enforcing any lien, claim, or encumbrance of any kind against the debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (D) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtors or any Entity so released or exculpated (or the property or estate of the debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities unless such Entity has timely asserted such setoff or subrogation right prior to confirmation in a document Filed with the Bankruptcy Court explicitly preserving such setoff or subrogation; and (e) commencing or continuing in any manner any action or other proceeding of any kind against the debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities released, settled, or compromised pursuant to the Plan; provided that nothing contained in the Plan shall preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of the Plan; provided, further, that nothing contained in the Plan shall be construed to prevent any Entity from defending against Claims, objections, or collection actions whether be asserting a right of setoff or otherwise to the extent permitted by law

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EXECUTION VERSION

EXHIBIT C

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [ ] (the “Agreement”), by and among by and among: (i) the Obligors; (ii) the Supporting Holders; (iii) Knight Hawk; (iv) Thoroughbred; and (v) RRH (collectively, the “Parties”) and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a Consenting Stakeholder” [and a Supporting Holder] under the terms of the Agreement, regardless of whether the Agreement, or the Obligors’ entry into the Agreement, has been approved by the Bankruptcy Court. Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Address:

Email address(es):

Joinder Party’s Aggregate [Claims/Interests]

Exhibit C to Restructuring Support Agreement: Form of Joinder Agreement

EXECUTION VERSION

EXHIBIT D

Filing Entities

1.	Armstrong Energy, Inc.

2.	Armstrong Air, LLC

3.	Armstrong Coal Company, Inc.

4.	Armstrong Coal Sales, LLC

5.	Armstrong Energy Holdings, Inc.

6.	Armstrong Logistics Services, LLC

7.	Thoroughfare Mining, LLC

8.	Western Diamond LLC

9.	Western Land Company, LLC

Exhibit D to Restructuring Support Agreement: Filing Entities

EXECUTION VERSION

EXHIBIT E

First Day Pleadings

1.	Cash Collateral

2.	Cash Management

3.	Coal Sale Contracts

4.	Contract Rejection

5.	Creditor Matrix

6.	Customer Obligations

7.	Expedited Hearing

8.	Insurance

9.	Interim Compensation

10.	Joint Administration

11.	Lienholders (“503(b)(9)”)

12.	NOL and Related Procedures

13.	Ordinary Course Professionals

14.	Page Limits

15.	Schedule of Financial Affairs

16.	Surety Bonds

17.	Taxes

18.	Utilities

19.	Wages

20.

Any other motion or pleading that the Obligors intend to file at substantially the same time as the commencement of the Chapter 11 Cases or that the Supporting Holders deem, with the consultation of the Obligors, is reasonably necessary or desirable to file in the Bankruptcy Court shortly after the commencement of the Chapter 11 Cases.

Exhibit E to Restructuring Support Agreement: First Day Pleadings

FIRST AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT TO THE RESTRUCTURING SUPPORT AGREEMENT (including any exhibit attached hereto, this “Amendment”) is made and entered into as of November 1, 2017, by and among:

(i) Armstrong Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), Armstrong Air, LLC; Armstrong Coal Company, Inc.; Armstrong Coal Sales, LLC; Armstrong Energy Holdings, Inc.; Armstrong Logistics Services, LLC; Thoroughfare Mining, LLC; Western Diamond LLC; Western Land Company, LLC (collectively, the “Guarantors” and together with the Company, the “Obligors”);

(ii) the undersigned beneficial holders or investment managers or advisors for such beneficial holders (the “Supporting Holders”) of the Company’s 11.75% Senior Secured Notes due 2019 (the “Notes”);

(iii) Knight Hawk Holdings, LLC (“Knight Hawk”);

(iv) Rhino Resource Partners Holdings LLC (“RRH”);

(iv) Thoroughbred Resources, L.P., for itself and on behalf of its Affiliates and subsidiaries (collectively, “Thoroughbred” and together with the Supporting Holders, Knight Hawk, and RRH, the “Consenting Stakeholders” and each individually a “Consenting Stakeholder”).

This Amendment collectively refers to the Obligors and the Consenting Stakeholders as the “Parties” and each individually as a “Party.”

This Amendment amends that certain Restructuring Support Agreement, dated as of October 5, 2017, by and among the Obligors and the Consenting Stakeholders (the “Restructuring Support Agreement”).1

RECITALS

WHEREAS, the Obligors and the Consenting Stakeholders desire to amend the Restructuring Support Agreement;

WHEREAS, Section 14 of the Restructuring Support Agreement permits modifications, amendments, or supplements to the Restructuring Support Agreement with the consent of the Obligors and the Consenting Stakeholders; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees to amend the Restructuring Support Agreement as follows:

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement.

AMENDMENT

1. Amendment to the Term Sheets. The Term Sheets attached to the Restructuring Support Agreement are amended to include, and shall be deemed to incorporate, the terms of the revised Plan and Transaction Agreement, attached hereto as Exhibit A and Exhibit B, respectively. To the extent of any conflicts between the Term Sheets and the Plan and the Transaction Agreement, the terms of the Plan and the Transaction Agreement shall control.

2. Amendment to the Restructuring Support Agreement. The Plan attached hereto as Exhibit A shall be deemed to be the “Plan” under the Restructuring Support Agreement. The Transaction Agreement attached hereto as Exhibit B shall be deemed to be the “Asset Purchase Agreement” under the Restructuring Support Agreement.

3. Amendment of Milestone. The third milestone set forth in the Plan Term Sheet is hereby amended by deleting such section and replacing such section in its entirety with the following:

By no later than thirty-one (31) days following the Petition Date, the Bankruptcy Court shall have entered an order in form and substance acceptable to the Required Supporting Holders approving the bid protections materially consistent with those set forth in the Bidding Protections Motion or bid protections otherwise acceptable to the Required Supporting Holders.

4. Ratification. Except as specifically provided for in this Amendment (including the Plan and the Transaction Agreement), no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Restructuring Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect. Notwithstanding the effective date of this Amendment, this Amendment constitutes a valid amendment to the Restructuring Support Agreement in accordance with its terms.

5. Effect of Amendment. This Amendment shall be effective on the date hereof. Following the effective date of this Amendment, whenever the Restructuring Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Restructuring Support Agreement as amended by this Amendment.

6. Waiver of Certain Termination Rights. The amendment to the Restructuring Support Agreement as set forth in this Amendment is being effectuated in accordance with the Restructuring Support Agreement, and, therefore, shall not constitute a termination event thereunder or otherwise constitute a breach by any of the Obligors or the Consenting Stakeholders under the Restructuring Support Agreement.

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7. Governing Law. THIS AMENDMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

8. Counterparts. This Amendment may be signed in one or more counterparts (including by means of facsimile or PDF signature pages), each of which need not contain the signature of all Parties hereto, and all of such counterparts taken together shall constitute a single agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

3

Obligors’ Signature Page to

the First Amendment to the Restructuring Support Agreement

ARMSTRONG ENERGY, INC.,

ARMSTRONG AIR, LLC as a Guarantor

ARMSTRONG COAL COMPANY, INC., as a Guarantor

ARMSTRONG ENERGY HOLDINGS, INC., as a Guarantor

WESTERN DIAMOND LLC, as a Guarantor

Signature Page of Obligors to First Amendment to the Restructuring Support Agreement

WESTERN LAND COMPANY, LLC., as a Guarantor

ARMSTRONG ENERGY HOLDINGS, INC., as Sole Member of ARMSTRONG LOGISTICS SERVICES, LLC, as a Guarantor

THOROUGHFARE MINING, LLC, as a Guarantor

ARMSTRONG COAL SALES, LLC, as a Guarantor

Signature Page of Obligors to First Amendment to the Restructuring Support Agreement

Thoroughbred’s Signature Page to

First Amendment to the Restructuring Support Agreement

THOROUGHBRED HOLDINGS GP, LLC, as sole General Partner of THOROUGHBRED RESOURCES, L.P., for itself and on behalf of its Affiliates and subsidiaries

By:
Name: Charles R. Wesley
Title: President

Signature Page of Thoroughbred to First Amendment to the Restructuring Support Agreement

Knight Hawk’s Signature Page to

the Restructuring Support Agreement

KNIGHT HAWK HOLDINGS, LLC

Signature Page of Knight Hawk to First Amendment to the Restructuring Support Agreement

RRH’s Signature Page to

the First Amendment to the Restructuring Support Agreement

RHINO RESOURCE PARTNERS HOLDINGS LLC

By:	/s/ Bryan R. Lawrence
Name: Bryan R. Lawrence
Title: Authorized Person

Bondholder Signature Pages Redacted

EXHIBIT D

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

)
In re:	)	Chapter 11
)
ARMSTRONG ENERGY, INC., et al.,	)	Case No. 17-47541-659
)
	)	Jointly Administered
Debtors.	)
)

ORDER (I) CONFIRMING THE DEBTORS’ THIRD AMENDED JOINT

CHAPTER 11 PLAN AND (II) APPROVING THE SALE TRANSACTION

The above-captioned Debtors and Debtors in Possession (collectively, the “Debtors”), having:1

a.

commenced, on November 1, 2017 (the “Petition Date”), these chapter 11 cases (these “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”) for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

c.	filed, on November 1, 2017, the Debtors’ Joint Chapter 11 Plan [Docket No. 46];

d.	filed, on November 8, 2017, the Disclosure Statement for Debtors’ Joint Chapter 11 Plan [Docket No. 148];

e.	filed, on December 1, 2017, the Debtors’ First Amended Joint Chapter 11 Plan [Docket No. 219];

f.	filed, on December 1, 2017, the Disclosure Statement for the Debtors’ First Amended Joint Chapter 11 Plan [Docket No. 220];

g.	filed, on December 16, 2017, the First Amended Disclosure Statement for the Debtors’ First Amended Joint Chapter 11 Plan [Docket No. 312];

1

Capitalized terms used but not otherwise defined in these findings of fact, conclusions of law, and order (collectively, this “Confirmation Order”) have the meanings given to such terms in the Debtors’ Third Amended Joint Chapter 11 Plan, attached hereto as Exhibit A (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”). The rules of interpretation set forth in Article I.B of the Plan apply to this Confirmation Order.

h.

obtained entry, on December 18, 2017, of the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Scheduling Certain Dates with Respect Thereto, and (V) Granting Related Relief [Docket No. 322] (the “Disclosure Statement Order”), approving the First Amended Disclosure Statement, the solicitation procedures (the “Solicitation Procedures”), and the related notices, forms, and ballots (collectively, the “Solicitation Packages”);

i.

caused, beginning on or about December 22, 2017, the Solicitation Packages and the Confirmation Hearing Notice to be distributed in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Eastern District of Missouri (the “Local Bankruptcy Rules”), the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by, among other things, the Affidavit of Service (the “Affidavit of Service”) filed at [Docket No. 351];

j.

caused, on January 2, 2018, notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in USA Today (national edition) and the St. Louis Post-Dispatch, as evidenced by the Affidavit of Publication of the Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines [Docket No. 356] (the “Publication Affidavit”) (together with the Affidavit of Service, the “Affidavits”);

k.

filed, on January 5, 2018, the Plan Supplement to the Debtors’ First Amended Joint Chapter 11 Plan [Docket No. 367] (as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

l.	caused, on January 5, 2018, notice of the Plan Supplement to be served, as evidenced by the Affidavit of Service [Docket No. 380];

m.

filed, on January 5, 2018, the Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith [Docket No. 368];

n.

caused, on January 5, 2018, the Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith to be served, as evidenced by the Affidavit of Service [Docket No. 393];

o.	filed, on January 9, 2018, the Debtors’ Second Amended Joint Chapter 11 Plan [Docket No. 384];

p.	caused, on January 9, 2018, notice of the Debtors’ Second Amended Joint Chapter 11 Plan to be served, as evidenced by the Affidavit of Service [Docket No. 417];

q.

filed, on January 9, 2018, the Debtors’ First Supplement to Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith [Docket No. 383];

r.

caused, on January 9, 2018, notice of the Debtors’ First Supplement to Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith to be served, as evidenced by the Affidavit of Service [Docket No. 442];

s.

caused, on January 12, 2018, notice of the Rejection of 2008 Settlement Agreement and 2011 Letter Agreement and Sale of Debtors’ Assets Free and Clear of All Related Interests and Encumbrances to be served, as evidenced by the Affidavit of Service [Docket No. 416];

t.	filed, on January 16, 2018, the First Amendment to the Plan Supplement [Docket No. 406];

u.	caused, on January 16, 2018, notice of the First Amendment to the Plan Supplement to be served, as evidenced by the Affidavit of Service [Docket No. 446];

v.	caused, on January 16, 2018, notice of right of first refusal rights to be given to certain contractual counterparties by overnight mailing;

w.

filed, on January 24, 2018, the Debtors’ Third Amended Joint Chapter 11 Plan [Docket No. 453], which attached the Transaction Agreement (together with the Transaction Documents (as defined therein), the “Transaction Agreement”), and the Notice of Filing of Debtors’ Third Amended Joint Chapter 11 Plan [Docket No. 454];

x.	filed, on January 26, 2018, the Second Amendment to the Plan Supplement [Docket No. 476];

y.

filed, on January 26, 2018, the Second Supplement to Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith [Docket No. 477];

z.	filed, on January 29, 2018, the Debtors’ Brief in Support of Confirmation of the Third Amended Debtors’ Joint Chapter 11 Plan [Docket No. 487] (the “Confirmation Brief”);

aa.

filed, on January 29, 2018, the Declaration of Jung W. Song on Behalf of Donlin, Recano & Company, Inc. Regarding Voting and Tabulation of Ballots Accepting and Rejecting the Debtors’ Third Amended Joint Chapter 11 Plan [Docket No. 486] (the “Voting Report”);

bb.

filed, on January 29, 2018, the Declaration of Harry J. Wilson in Support of Debtors’ Brief in Support of Confirmation of the Debtors’ Third Amended Joint Chapter 11 Plan [Docket No. 488] (the “Wilson Declaration”) and the Declaration of Alan Boyko in Support of Debtors’ Brief in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan [Docket No. 489] (the “Boyko Declaration”);

cc.	filed, on February 1, 2018, the Third Amendment to the Plan Supplement [Docket No. 509]; and

dd.	served, through the Senior Notes Trustee, notice of the posting of certain of the above and related documents to a secure website to Holders of Senior Notes.

And the Court having:

a.	entered, on December 18, 2017, the Disclosure Statement Order;

b.

set February 2, 2018, at 11:00 a.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

c.

reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Wilson Declaration, the Boyko Declaration, the Voting Report, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases;

d.	held the Confirmation Hearing;

e.	heard the statements and arguments made by counsel in respect of Confirmation;

f.	considered all oral representations, documents, filings, and other evidence regarding Confirmation;

g.	overruled any and all objections to the Plan and to Confirmation and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

h.

taken judicial notice of all papers and pleadings filed in these Chapter 11 Cases and all evidence proffered or adduced and all arguments made at the hearings held before the Court during the pendency of these Chapter 11 Cases.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation was adequate and appropriate as to all parties affected or to be affected by the Plan, the Transaction Agreement, and the transactions contemplated thereby; and that the record of these Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted in this Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, conclusions of law, and order:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Findings of Fact and Conclusions of Law.

1. The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with rule 52 of the Federal Rules of Civil Procedure, as made applicable to this proceeding by Bankruptcy Rules 7052 and 9014. All findings of fact and conclusions of law announced by the Court at the Confirmation Hearing in relation to Confirmation are hereby incorporated into this Confirmation Order to the extent not inconsistent herewith. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Court at the Confirmation Hearing and incorporated herein) constitutes an order of the Court, it is adopted as such.

B. Jurisdiction and Venue.

2. Venue in the Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and continues to be proper. Confirmation of the Plan is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2)(L). The Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334. The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C. Eligibility for Relief.

3. The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

D. Commencement and Joint Administration of the Chapter 11 Cases.

4. On the Petition Date, the Debtors properly commenced these Chapter 11 Cases. On November 2, 2017, the Court entered an order [Docket No. 36] authorizing the joint administration and procedural consolidation of these Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases.

E. Judicial Notice; Objections.

5. The Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of these Chapter 11 Cases maintained by the clerk of the Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during these Chapter 11 Cases. Any resolution of objections to Confirmation explained on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan or Confirmation (including the objections put forth by Knight Hawk Holdings, LLC at the Confirmation Hearing) are overruled on the merits, unless otherwise set forth in this Confirmation Order.

F. Claims Bar Date

6. On December 11, 2017, the Court entered the Claims Bar Date Order [Docket No. 287], which, among other things, (i) set bar dates for filing Proofs of Claim with respect to certain types of Claims, (ii) approved procedures for filing Proofs of Claim, and (iii) approved the form and manner of notice of the Claims Bar Dates.

G. Plan Support Agreement.

7. On January 24, 2018, the Debtors entered into the Plan Support Agreement with Murray, the Committee, RRPH, Thoroughbred, and the Supporting Senior Noteholders (as may be modified, amended, or supplemented from time to time in accordance with the terms thereof, the “Plan Support Agreement”).

H. Plan Supplement.

8. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good and proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order. No other or further notice is or will be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Plan Support Agreement, and the Transaction Agreement, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement or any of the documents attached to the Plan Supplement before the Effective Date, subject to compliance with the Bankruptcy Code and the Bankruptcy Rules.

I. Disclosure Statement Order.

9. On December 18, 2017, the Court entered the Disclosure Statement Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) approved the Solicitation Procedures; (c) approved the Solicitation Packages; (d) set January 19, 2018, at 4:00 p.m. (prevailing Central Time), as the deadline for voting to accept or reject the Plan (the “Voting Deadline”); (e) set January 19, 2018, at 4:00 p.m. (prevailing Central Time), as the deadline for objecting to the Plan (the “Plan Objection Deadline”); and (f) set February 2, 2018 at 11:00 a.m. (prevailing Central Time) as the date and time for the Confirmation Hearing. The Debtors have complied with the Disclosure Statement Order, including the solicitation procedures contained therein, in all respects.

J. Notice.

10. The Plan, Disclosure Statement, Disclosure Statement Order, notice of the Confirmation Hearing, and an appropriate ballot for voting on the Plan with a return envelope or a notice of non-voting status (in substantially the forms approved pursuant to the Disclosure Statement Order) were transmitted and served in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order. As evidenced by the Affidavits, all parties required to be given notice of the Plan (including the Debtor release, third-party release, exculpation, and injunction, each as set forth in Article X of the Plan) and the Confirmation Hearing (including the deadline for filing and serving objections to Confirmation) have been provided due, proper, timely, and adequate notice and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

K. Solicitation.

11. The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and such solicitation complied with sections 1125 and 1126, and all other applicable sections, of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Disclosure Statement Order, and all other applicable rules, laws, and regulations.

L. Voting Report.

12. Prior to the Confirmation Hearing, the Debtors caused the Voting Report to be filed. The procedures used to tabulate Ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

13. As set forth in the Plan and the Disclosure Statement, Holders of Claims in Classes 3 and 4 were eligible to vote to accept or reject the Plan in accordance with the Solicitation Procedures. Holders of Claims in Classes 1 and 2 are Unimpaired and conclusively presumed to accept the Plan and, therefore, could not vote to accept or reject the Plan. Holders of Claims or Interests in Classes 5, 6, 7, and 8 (collectively, the “Deemed Rejecting Classes”) are Impaired under the Plan, are entitled to no recovery under the Plan, and are therefore deemed to have rejected the Plan.

14. As evidenced by the Voting Report, Class 3 and Class 4 voted to accept the Plan. See Voting Report, Ex. A.

15. Based on the foregoing, and as evidenced by the Voting Report, at least one Impaired Class of Claims (excluding the acceptance by any insiders of any of the Debtors) has voted to accept the Plan in accordance with the requirements of sections 1124 and 1126 of the Bankruptcy Code.

M. Bankruptcy Rule 3016.

16. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).

N. Burden of Proof.

17. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

O. Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

18. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code.

i. Section 1129(a)(1)—Compliance with Applicable Provisions of the Bankruptcy Code.

19. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.

a. Sections 1122 and 1123(a)(1)—Proper Classification.

20. The Plan satisfies the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into eight Classes. Valid business, factual, and legal reasons exist for the separate classification of such Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, Holders of Claims and Interests. Each Class of Claims or Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

b. Section 1123(a)(2)—Specification of Unimpaired Classes.

21. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III.A.2 of the Plan specifies that Claims in Classes 1 and 2 are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code. Additionally, Article II of the Plan specifies that Administrative Claims, Priority Tax Claims, and Professional Fee Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

c. Section 1123(a)(3)—Specification of Treatment of Impaired Classes.

22. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III.A of the Plan specifies that Claims and Interests in Classes 3, 4, 5, 6, 7, and 8 are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and specifies the treatment of each Impaired Class under the Plan.

d. Section 1123(a)(4)—No Discrimination.

23. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. Article III.B of the Plan provides the same treatment by the Debtors for each Claim or Interest in any particular Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest.

e. Section 1123(a)(5)—Adequate Means for Plan Implementation.

24. The Plan satisfies section 1123(a)(5) of the Bankruptcy Code. Articles IV, VI, VII, VIII, and IX of the Plan set forth specific means for the Plan’s execution and implementation, including: (a) the sources of consideration for distributions under the Plan, including funds held in the Priority Claims Reserve, the Other Secured Claims Reserve, and the

GUC Reserve; (b) the Sale Transaction; (c) the designation of the Plan Administrator and the maintenance of the Post-Effective Date Debtor; (d) the means by which the Post-Effective Date Debtor will fulfill its obligations under the Plan and the Wind-Down Reserve; (e) the manner of making distributions of property under the Plan; (f) the general authority for all corporate actions necessary to effectuate the Plan; (g) the dissolution of the Debtors’ existing boards of directors; (h) the dissolution of the Debtors other than Armstrong Air, LLC, which shall be the Post-Effective Date Debtor on and after the Effective Date; (i) the exemption from certain taxes and fees to the extent provided herein; (j) the preservation of Causes of Action to the extent not released, exculpated, or enjoined under the Plan; (k) the authorization to administer the Distribution Reserve Accounts in accordance with the Plan; and (l) the authorization to implement the wind down in accordance with the Plan.

f. Section 1123(a)(6)—Charter.

25. The Plan does not provide for the issuance of equity or other securities of the Debtors. Accordingly, the Plan therefore satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

g. Section 1123(a)(7)—Directors, Officers, Managers, Members, and Trustees.

26. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Article IV.J of the Plan discharges all of the Debtors’ officers, directors, members, and managers from their duties effective as of the Effective Date without any further action. Article IV.F and Article IV.G provide for the continuation of the Post-Effective Date Debtor and the appointment of the Plan Administrator.

ii. Section 1123(b)—Discretionary Contents of the Plan.

27. The Plan contains various provisions that may be construed as discretionary but not necessary for Confirmation under the Bankruptcy Code. Any such discretionary provision complies with section 1123(b) of the Bankruptcy Code and is not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b).

a. Claims and Executory Contracts.

28. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that all of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed automatically rejected on the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (a) is specifically described in the Plan as to be assumed in connection with confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (b) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Effective Date; (c) is to be assumed by the Debtors or assumed by the Debtors and assigned to NewCo or another third party, as applicable, as set forth in the Transaction Agreement; (d) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (e) is a D&O Policy; or (f) is the Transaction Agreement or the HoldCo/NewCo Documentation. Entry of this Confirmation Order by the Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption and assignment of Assigned Contracts, Executory Contracts, Unexpired Leases, or any other contract as provided in the Transaction Agreement and the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Subject to satisfaction of any Cure Costs, and unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan or Transaction Agreement are effective as of the Effective Date.

b. Compromise and Settlement.

29. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan and this Confirmation Order constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of this Confirmation Order constitutes the Court’s approval of all compromises and settlements of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromises and/or settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable.

c. Debtor Release.

30. Consistent with sections 157 and 1334(a) and (b) of title 28 of the United States Code, and section 105(a), 1123(b)(3) and 1123 (b)(6) of the Bankruptcy Code, the Court has jurisdiction and authority to approve the release set forth in Article X.C of the Plan (the “Debtor Release”). The Debtor Release is an essential provision of the Plan. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. The Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by such releases; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors or their Estates asserting any Claim or Cause of Action released pursuant to such release.

d. Third-Party Release.

31. Consistent with sections 157 and 1334(a) and (b) of title 28 of the United States Code, and sections 105(a), 1123(b)(3) and 1123(b)(6) of the Bankruptcy Code, the Court has jurisdiction and authority to approve the release set forth in Article X.D of the Plan (the “Third-Party Release”). The Third-Party Release is an essential provision of the Plan. The scope of the Third-Party Release in the Plan is appropriately tailored under the facts and circumstances of these Chapter 11 Cases, and the Releasing Parties received due and adequate notice of the Third-Party Release and the opportunity to opt out of the Third-Party Release. The Third-Party Release is: (a) consensual; (b) in exchange for the good and valuable consideration provided by the Released Parties; (c) a good faith settlement and compromise of the claims released by such releases; (d) in the best interests of the Debtors and all holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any of the Releasing Parties asserting any Claim or Causes of Action released pursuant to such release.

32. Furthermore, the Third Party Release is consensual, as all parties in interest, including all Releasing Parties, were provided notice of the Chapter 11 Cases, the Plan, and the deadline to object to confirmation of the Plan and were properly informed that all Holders of Claims against or Interests in the Debtors that did not file an objection with the Court in these Chapter 11 Cases that expressly objected to the inclusion of such Holder as a Releasing Party under the provisions contained in Article X of the Plan would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release of all Claims and Causes of Action against the Debtors and the other Released Parties. Additionally, the release provisions of the Plan were conspicuously emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, and the applicable notices.

33. The Third-Party Release is an integral part of the Plan. Like the Debtor Release, the Third Party Release and its protections facilitated meaningful contributions to and participation in both the Plan and the Debtors’ chapter 11 process generally. As such, the Third-Party Release appropriately offers protection to parties who constructively participated in and contributed to the Debtors’ chapter 11 process.

e. Exculpation.

34. Consistent with sections 157 and 1334(a) and (b) of title 28 of the United States Code, and sections 105(a), 1123(b)(3) and 1123(b)(6) of the Bankruptcy Code, the Court has jurisdiction and authority to approve the exculpation provisions set forth in Article X.E of the Plan (the “Exculpation”). The Exculpation is essential to the Plan. The Exculpation appropriately affords protection to certain parties who constructively participated in and contributed to the Debtors’ chapter 11 process, and it is appropriately tailored to protect the Exculpated Parties from inappropriate litigation.

f. Injunction.

35. Sections 105(a), 1123(b)(3) and 1123(b)(6) of the Bankruptcy Code permit issuance of the Injunction provisions set forth in Article X.F of the Plan (the “Injunction”). The Injunction provisions are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third-Party Release, and the Exculpation provisions in Article X of the Plan. Such Injunction provisions are appropriately tailored to achieve those purposes.

g. Preservation of Claims and Causes of Action and Assignment to Post-Effective Date Debtor.

36. Article IV.N of the Plan appropriately provides for the preservation by the Debtors of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released or exculpated by the Debtors will be transferred or assigned to the Post-Effective Date Debtor, as provided by the Plan. On the Effective Date, all Avoidance Actions shall be deemed waived, relinquished, and extinguished. The provisions regarding retained Causes of Action in the Plan are appropriate and in the best interests of the Debtors, their respective Estates, and all Holders of Claims and Interests. For the avoidance of any doubt, Causes of Action released under the Plan will not transfer to the Post-Effective Date Debtor and will not constitute Post-Effective Date Debtor Assets.

iii. Section 1129(a)(2)—The Debtors’ Compliance with the Applicable Provisions of the Bankruptcy Code.

37. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019.

38. Votes to accept or reject the Plan were solicited by the Debtors and their agents after the Court approved the Disclosure Statement pursuant to section 1125(a) of the Bankruptcy Code and entered the Disclosure Statement Order.

39. The Debtors and their agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation provisions set forth in Article X.E of the Plan.

40. The Debtors and their agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made thereunder, so long as such distributions are made consistent with and pursuant to the Plan.

iv. Section 1129(a)(3)—Proposal of Plan in Good Faith.

41. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, including the overwhelming support from Holders of Claims entitled to vote on the Plan. The Plan is the product of arm’s length negotiations by and among the Debtors, the Committee, the Supporting Senior Noteholders, Thoroughbred, RRPH, KenAmerican, Murray, and certain other stakeholders. Consistent with the overriding purpose of chapter 11, these Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to maximize stakeholder value. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, the Disclosure Statement Hearing, the record of the Confirmation Hearing, and all the other proceedings held in these Chapter 11 Cases and before the Court. Further, the Plan’s classification, indemnification, exculpation, release, settlement, and injunctive provisions, including, without limitation, Article X.C-F of the Plan, have been negotiated in good faith and at arm’s length, consistent with sections 105, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code and Bankruptcy Rule 9019.

v. Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.

42. The procedures set forth in the Interim Compensation Order and the Plan for the Court’s review and ultimate determination of the fees and expenses paid or to be paid by the Debtors or the Post-Effective Date Debtor, as applicable, in connection with these Chapter 11 Cases or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

vi. Section 1129(a)(5)—Directors, Officers, and Insiders.

43. Because the Plan provides for the liquidation of the Estates’ assets and resignation of the Debtors’ officers, directors, and managers, section 1129(a)(5) of the Bankruptcy Code does not apply. To the extent section 1129(a)(5) of the Bankruptcy Code applies to the Post-Effective Date Debtor, the Debtors have satisfied the requirements of this provision by, among other things, disclosing the identity and compensation of the Plan Administrator.

vii. Section 1129(a)(6)—Approval of Rate Changes.

44. Section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

viii. Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

45. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, including the Boyko Declaration and the facts and circumstances of these Chapter 11 Cases, establishes that Holders of Allowed Claims or Interests in every Class have either accepted the Plan or will recover as much or more value under the Plan on account of such Claim or Interest, as of the Effective Date, than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

ix. Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class.

46. Because the Plan has not been accepted by the Deemed Rejecting Classes, the Debtors seek Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although the Plan does not satisfy section 1129(a)(8) with respect to the Deemed Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes, and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes as described further below. As a result, the requirements of section 1129(b) are satisfied.

x. Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

47. The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Professional Fee Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

xi. Section 1129(a)(10)—Acceptance By At Least One Impaired Class.

48. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, each Class eligible to vote on the Plan voted to accept the Plan by the requisite numbers and amounts of Claims determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code).

xii. Section 1129(a)(11)—Feasibility of the Plan.

49. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing, including the Boyko Declaration: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, and/or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or the Post-Effective Date Debtor, except as provided for in the Plan; and (e) establishes that the Debtors or Post-Effective Date Debtor will have sufficient funds available to meet their obligations under the Plan.

xiii. Section 1129(a)(12)—Payment of Statutory Fees.

50. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article II.E of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

xiv. Section 1129(a)(13)—Retiree Benefits.

51. The Debtors do not have any remaining obligations to pay retiree benefits (as defined in section 1114 of the Bankruptcy Code). Therefore, section 1129(a)(13) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases or the Plan.

xv. Sections 1129(a)(14), (15), and (16)—Non-Applicability.

52. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations.

xvi. Section 1129(b)—“Cram Down” Requirements.

53. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes because there is no Class of equal priority receiving more favorable treatment than the Deemed Rejecting Classes and no Class that is junior to the Deemed Rejecting Classes that is receiving or retaining any property on account of their Claims or Interests. The Plan may therefore be confirmed even though not all Impaired Classes have voted to accept the Plan.

xvii. Section 1129(c)—Only One Plan.

54. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in these Chapter 11 Cases.

xviii. Section 1129(d)—Principal Purpose of the Plan.

55. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act, 15 U.S.C. § 77e.

P. Satisfaction of Confirmation Requirements.

56. Based upon the foregoing, the Plan satisfies the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.

Q. Conditions Precedent to the Confirmation Date.

57. Entry of this Confirmation Order shall satisfy the conditions to the Confirmation Date as set forth in Article XI.A of the Plan.

R. Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

58. Each of the conditions precedent to the Effective Date, as set forth in Article XI.B of the Plan, has been or is reasonably likely to be satisfied or waived in accordance Article XI.C of the Plan.

S. Implementation.

59. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law.

T. Good Faith.

60. The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith if they proceed to: (a) consummate the Plan, the Restructuring Transactions, the Sale Transaction, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code and the aforementioned parties have also acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code.

U. Issuance of HoldCo Equity

61. The issuance of the HoldCo Equity is an essential element of the Plan, and is in the best interests of the Debtors, their Estates, and all Holders of Claims.

V. Executory Contracts and Unexpired Leases

62. The Debtors have satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption, assumption and assignment, and rejection of Executory Contracts and Unexpired Leases pursuant to the Plan and the Transaction Agreement. The Debtors have exercised their reasonable business judgment prior to the Confirmation Hearing in determining whether to assume, assume and assign, or reject each of their Executory Contracts and Unexpired Leases as set forth in Article V of the Plan, the Transaction Agreement, the Plan Supplement, this Confirmation Order, or otherwise. Subject to the satisfaction of any applicable Cure Costs, each assumption, assumption and assignment, or rejection of an Executory Contract or Unexpired Lease pursuant to this Confirmation Order and in accordance with Article V of the Plan, or otherwise by order of this Court, shall be legal, valid, and binding upon the applicable Post-Effective Date Debtor and all non-Debtor persons or entities party to such Executory Contract or Unexpired Lease.

63. The Debtors and NewCo, as applicable, have provided sufficient evidence of adequate assurance of future performance for each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors or assumed by the Debtors and assigned to NewCo and KenAmerican, as applicable, pursuant to the Plan and the Transaction Agreement. The Debtors have cured or provided adequate assurance that the Debtors or NewCo, as applicable, will cure any defaults (including by paying any Cure Costs) under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan and the Transaction Agreement. The Plan and such assumptions, therefore, satisfy the requirements of section 365 of the Bankruptcy Code.

W. Disclosure: Agreements and Other Documents

64. The Debtors have disclosed all material facts regarding: (a) the appointment of the Plan Administrator; (b) the dissolution of the Board; (c) the sources and distribution of Cash under the Plan; (d) the terms and issuance of the HoldCo Equity and the Reorganized Debtors’ reliance on the exemption under section 1145(a) of the Bankruptcy Code; (e) the cancellation of the Senior Notes Indenture; (f) the adoption, execution, and delivery of all contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing; (g) the terms of the Transaction Agreement and consummation of the Sale Transaction; and (h) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Post-Effective Date Debtor.

X. The Sale Transaction

65. The Plan effectuates the terms of the Sale Transaction, as set forth in the Plan and the Transaction Agreement. Upon the closing of the Sale Transaction, the Debtors will transfer (a) the NewCo Transferred Assets to NewCo, (b) the MEC Transferred Assets to Murray, and (c) the KenAmerican Transferred Assets to KenAmerican, in each case free and clear of any and all Claims, Liens, Encumbrances, or other interests (other than Permitted Encumbrances and Assumed Liabilities).

66. Pursuant to the Transaction Agreement, NewCo (or an Affiliate thereof, including, without limitation, KenAmerican), with funds provided by Murray, will make all payments on account of Assumed Liabilities pursuant to and in accordance with the Transaction Agreement, and will pay all Pre-Petition Cure Costs (as defined in the Transaction Agreement), if any, pursuant to sections 365 of 1123 of the Bankruptcy Code and in accordance with the Transaction Agreement.

67. Pursuant to the Transaction Agreement, the Debtors shall provide HoldCo with sufficient funds, which HoldCo shall make available to NewCo, to pay (or cause to be paid), (a) any and all Post-Petition Cure Costs (as defined in the Transaction Agreement), if any, that have not been paid before the Closing, and (b) the amounts, if any, that are accrued as of the Closing but not yet due and payable with respect to the Assigned Contracts.

i. Section 363(m)—Good Faith.

68. The Transaction Agreement was negotiated, proposed, and entered into by the Debtors, the Supporting Senior Noteholders, Murray, KenAmerican, and NewCo without collusion, in good faith, and from arm’s-length bargaining positions. Neither the Debtors, the Supporting Senior Noteholders, Murray, KenAmerican nor NewCo have engaged in any conduct that would cause or permit the Transaction Agreement to be avoided under section 363(n) of the Bankruptcy Code. The Supporting Senior Noteholders, Murray, KenAmerican, and NewCo have proceeded in good faith in all respects in connection with the Sale Transaction.

69. Based on the substantial evidence presented to the Court, in the Chapter 11 Cases, and at the Confirmation Hearing, the Court finds and concludes that the Supporting Senior Noteholders, Murray, KenAmerican, and NewCo have acted in good faith in all respects and are good faith purchasers of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code and are entitled to all of the protections afforded thereunder. The modification or appeal of the authorization of the Sale Transaction shall neither affect the validity of the Sale Transaction nor the transfer of the Transferred Assets or the assignment of Transferred Contracts free and clear of Claims, Liens, Encumbrances (as defined in the Transaction Agreement), or other interests (other than the Permitted Encumbrances and Assumed Liabilities).

ii. Section 363(n)—No Collusion.

70. The Debtors’ marketing process with respect to the Sale Transaction afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer. The Transaction Agreement constitutes the highest and best offer, and will provide a greater recovery for the Debtors’ Estates than would be provided by any other available alternative. The consideration provided by the Supporting Senior Noteholders and Murray for the Transferred Assets under the Transaction Agreement and the Plan is fair and reasonable and constitutes reasonably equivalent value, fair saleable value, and fair value for the Debtors’ assets, and was not controlled by any agreement among potential bidders. The Debtors’ determination that the Transaction Agreement constitutes the highest and best offer constitutes a valid and sound exercise of the Debtors’ business judgment. Approval of the Transaction Agreement and the consummation of the Sale Transaction is in the best interests of the Debtors’ Estates, their creditors, and other parties in interest. Neither the Supporting Senior Noteholders nor Murray engaged in any conduct that would cause or permit the Transaction Agreement, the Plan, or the consummation of the Sale Transaction to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code. Accordingly, the Sale Transaction may not be avoided under section 363(n) or any other provision of the Bankruptcy Code, or otherwise.

iii. Highest and Best Offer for Transferred Assets.

71. The consideration provided by NewCo, Murray, and the Supporting Senior Noteholders pursuant to the Transaction Agreement (i) is fair and reasonable, (ii) is the highest or best offer for the purchased assets, and (iii) constitutes reasonably equivalent value (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and section 548 of the Bankruptcy Code) and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia. No other person or entity or group of entities has offered to purchase the assets for greater overall value to the Debtors’ Estates than Murray and the Supporting Senior Noteholders.

iv. No Fraudulent Transfer; HoldCo and NewCo Not a Successor.

72. The Transaction Agreement was not entered into for the purpose of hindering, delaying, or defrauding creditors and thus is not avoidable as provided for under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia. Neither the Debtors, Murray, KenAmerican, the Supporting Senior Noteholders, HoldCo nor NewCo is entering into the transactions contemplated by the Transaction Agreement fraudulently for the purpose of statutory and common law fraudulent conveyance and fraudulent transfer claims.

73. Other than as expressly set forth in this Confirmation Order, HoldCo and NewCo will not and shall not be deemed or considered to (a) be legal successors to any of the Debtors or their Estates; (b) be a continuation, or substantial continuation, or hold themselves out as a mere continuation of the Debtors or their Estates; (c) have, de facto or otherwise, merged or consolidated with or into any of the Debtors or their Estates; and (d) have a common identity with the Debtors, in each case, by any theory of law or equity. There is no continuity of enterprise with the Debtors by any theory of law or equity. Unless expressly set forth in the Transaction Agreement, NewCo, Murray, and KenAmerican, and their respective successors and assigns, or the Transferred Assets shall have no (i) liability or responsibility for any claim against the Debtors and against an insider of the Debtors; (ii) liability or responsibility with respect to any Claims, Liens, Encumbrances, or other interests (except for the Permitted Encumbrances and Assumed Liabilities) or Excluded Liabilities and shall not be required to satisfy the same in any manner, whether at law or in equity, whether by payment, setoff or otherwise, directly or indirectly; (iii) liability or responsibility to the Debtors except as is expressly set forth in the Transaction Agreement; or (iv) successor, transferee, or vicarious liability of any kind or character, including, without limitation, under any theory of foreign, federal, state, or local antitrust, criminal, environmental, successor, tax, assignee or transferee liability, labor, product liability, employment, de facto merger, substantial continuity, or other law, rule, regulation, or doctrine, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date.

v. Authority to Transfer.

74. Each Debtor, NewCo, and HoldCo has, to the extent necessary or applicable, (a) full corporate power and authority to execute and deliver the Transaction Agreement and all other documents contemplated thereby (including the Operating Agreement, the HoldCo/NewCo Documentation, and the Plan Support Agreement), (b) all corporate authority necessary to consummate the transactions contemplated by the Transaction Agreement, and (c) taken all corporate or limited liability company action necessary to authorize and approve the Transaction Agreement and the consummation of the transactions contemplated thereby. The Sale Transaction has been duly and validly authorized by all necessary corporate action. No consents or approvals, other than those expressly provided for in the Transaction Agreement or this Confirmation Order, are required for the Debtors to consummate the Sale Transaction, the Transaction Agreement, or the transactions contemplated thereby.

vi. Sale of Assets Free and Clear of Claims, Liens, and Encumbrances.

75. The conditions of sections 105, 363, and 365 of the Bankruptcy Code have been satisfied in full; therefore, the Debtors may transfer the Transferred Assets under the Transaction Agreement free and clear of any Claims, Liens, Encumbrances, or other interests (other than the Permitted Encumbrances and Assumed Liabilities).

76. The Debtors may sell such assets free and clear of all Claims, Liens, Encumbrances, and other interests (other than as expressly permitted under the Transaction Agreement) because, in each case, one or more of the standards set forth in sections 363(f)(l)–(5) and 1129(b)(2)(A)(ii) of the Bankruptcy Code has been satisfied. Those holders of such Claims, Liens, Encumbrances, or other interests against the Debtors, their Estates, or any of the assets subject to the Sale Transaction who did not object, or who withdrew their objections, to the Sale Transaction are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

All other holders of such Claims, Liens, Encumbrances, or other interests could be compelled in a legal or equitable proceeding to accept money satisfaction of such Claim, Lien, Encumbrance, or other interest pursuant to section 363(f)(5) and are therefore adequately protected by having their Claims, Liens, Encumbrances, or other interests, if any, in each instance against the Debtors, their Estates, or any of the assets subject to the Sale Transaction, attach to the net cash proceeds of the Sale Transaction ultimately attributable to the assets in which such creditor alleges a Claim, Lien, Encumbrance, or other interest, in the same order of priority, with the same validity, force, and effect that such Claim, Lien, Encumbrance, or other interest had prior to consummation of the Sale Transaction, subject to any Claims and defenses the Debtors and their Estates may possess with respect thereto, and with such Claims, Liens, Encumbrances, or other interests being treated in accordance with the Plan.

77. Pursuant to section 363(f) of the Bankruptcy Code, the Sale Transaction will be a sale free and clear of all liens, claims, and interests, including (a) the mining restrictions asserted in the lawsuit styled Western Leasing, Inc. v. Western Land Co., LCC, et al., Case No. 17-CI-431, filed in the Muhlenberg Circuit Court in the State of Kentucky and (b) any rights of first refusal on any of the Debtors’ assets, to the extent such assets are Transferred Assets, including: (i) the Memorandum of Reciprocal Mining Agreement, dated May 31, 2007, (ii) Reciprocal Mining Agreement, dated November 20, 2006; and (iii) the Right-of-First Refusal Agreement, dated April 24, 2007 and any of the 33 extensions thereof.

78. Subject to the occurrence of the Effective Date, except to the extent included in the Permitted Encumbrances and Assumed Liabilities, or to enforce the Transaction Agreement, all persons and entities (and their respective successors and assigns), including all creditors, equity security holders, governmental, tax, and regulatory authorities, governmental units, parties to the executory contracts and unexpired leases, other contract counterparties, customers, licensors, litigation claimants, employees and former employees, and any other creditors holding Claims, Liens, Encumbrances, or other interests against the Debtors or the Transferred Assets (whether known or unknown, legal or equitable, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, whether imposed by agreement, understanding, law, equity, or otherwise), arising under or out of, in connection with, or in any way relating to, the Debtors, the Transferred Assets, the transfer of the Transferred Assets to NewCo, Murray, or KenAmerican, as applicable, or Debtors’ businesses prior to the Closing Date, hereby are forever barred, estopped, and permanently enjoined from asserting any Claims, Liens, Encumbrances, or other interests relating to the Transferred Assets or against NewCo, Murray, and KenAmerican and their successors, designees, assigns, assets, or property, including, without limitation, taking any of the following actions with respect to or based on any Claims, Liens, Encumbrances, or other interests relating to the Transferred Assets or the transfer of the Transferred Assets (other than the Permitted Encumbrances and Assumed Liabilities): (a) commencing or continuing in any manner any action or other proceeding against NewCo, Murray, and KenAmerican, their affiliates, successors or assigns, assets, or properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against NewCo, Murray, and KenAmerican, their affiliates, successors or assigns, assets, or properties; (c) creating, perfecting, or enforcing any Claims, Liens, Encumbrances, or other interests against NewCo, Murray, and KenAmerican, their affiliates, successor or assigns, assets, or properties; (d) asserting a Claim, Lien, Encumbrance, or other interest as a setoff, right of subrogation or recoupment of any kind against any obligation due NewCo, Murray, or

KenAmerican or their successors or assigns; (e) commencing or continuing any action in any manner or place that does not comply, or is inconsistent, with the provisions of this Confirmation Order or the Transaction Agreement; or (f) interfering with, preventing, restricting, prohibiting, or otherwise enjoining the consummation of the Sale Transaction. This Confirmation Order (i) shall be effective as a determination that, as of the Closing, all Claims, Liens, Encumbrances, or other interests have been unconditionally released (except for the Permitted Encumbrances and Assumed Liabilities), discharged, and terminated as to NewCo, Murray, and KenAmerican and the Transferred Assets, that the conveyances and transfers described herein have been effected; and (ii) is and shall be binding upon and govern the acts of all persons who may be required to report or insure any title or state of title in or to any lease or real property interest (“Recording Officers”). All Recording Officers are authorized and specifically directed to strike recorded Claims, Liens, Encumbrances, and other interests against the Transferred Assets recorded prior to the date of this Confirmation Order. A certified copy of this Confirmation Order may be filed with the appropriate Recording Officer to evidence cancellation of any recorded Claim, Lien, Encumbrance, or other interest against the Transferred Assets recorded prior to the date of this Confirmation Order. All Recording Officers are hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transaction contemplated by the Transaction Agreement.

79. As of and after the Closing Date, (a) each of the Debtors’ creditors is hereby authorized and directed to execute such documents and take all other actions as may be necessary to release its Claims, Liens, Encumbrances, or other interests in the Transferred Assets (other than the Permitted Encumbrances and Assumed Liabilities) (if any) as they may have been recorded or may otherwise exist; and (b) any Transferred Asset that may be subject to a statutory or mechanic’s Lien shall be turned over and such Liens shall attach to the proceeds of the Sale Transaction in the same priority they currently enjoy with respect to the Transferred Assets.

80. Following the Closing, no holder of any Claim, Lien, Encumbrance, or other interest may interfere with NewCo’s, Murray’s, or KenAmerican’s title to or quiet use and enjoyment of the Transferred Assets based on or related to any such Claim, Lien, Encumbrance, or other interest.

vii. Reliance on Free and Clear Sale.

81. Murray and the Supporting Senior Noteholders would not have entered into the Transaction Agreement nor would it consummate the Sale Transaction thereby if the sale of the Transferred Assets were not free and clear of all Liens, Claims, Encumbrances, and other interests (other than Permitted Encumbrances and Assumed Liabilities). Murray and the Supporting Senior Noteholders would not have agreed to the Sale Transaction or entered into the Transaction Agreement if Murray or the Supporting Senior Noteholders could be held liable for claims against the Debtors under any theory of successor liability, de facto merger, substantial continuity, or similar theories, except as otherwise set forth in the Transaction Agreement. The total consideration to be provided under the Transaction Agreement reflects Murray’s and the Supporting Senior Noteholders’ reliance on this Confirmation Order to provide NewCo, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, with title to and possession of the Transferred Assets free and clear of all Liens, Claims, Interests, and Encumbrances.

ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS ORDERED, ADJUDGED, AND DECREED THAT:

A. Order.

82. The Plan, attached hereto as Exhibit A, is approved in its entirety and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order. The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto), and the execution, delivery, and performance thereof, are authorized and approved as finalized, executed, and delivered. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Court that the Plan, the Transaction Agreement, the Plan Supplement, the Plan Support Agreement, the Operating Agreement, the HoldCo/NewCo Documentation, and any related document or exhibit are approved and confirmed in their entirety. The terms of the Plan, the Transaction Agreement, the Operating Agreement, the HoldCo/NewCo Documentation, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date, as applicable. In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the Plan shall control. In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

B. Objections.

83. All objections and all reservations of rights pertaining to Confirmation that have not been withdrawn, waived, or settled are overruled on the merits.

C. Plan Modifications.

84. On January 9 and 24, 2018, the Debtors made certain modifications to the Plan (the “Plan Modifications”). The Plan Modifications neither materially adversely affect the treatment of any Claim against or Interest in any of the Debtors under the Plan nor require resolicitation of votes on the Plan under section 1126 of the Bankruptcy Code or Bankruptcy Rules 3018 or 3019. After giving effect to the Plan Modifications, the Plan continues to meet all applicable requirements of the Bankruptcy Code. The disclosure of the Plan Modifications on the record at the Confirmation Hearing constitute due and sufficient notice thereof. Accordingly, in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified by the Plan Modifications. No Holder of a Claim who has voted to accept the Plan shall be permitted to change its vote as a consequence of the Plan Modifications.

D. Plan Classification Controlling.

85. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the ballots tendered to or returned by the holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

E. General Settlement of Claims.

86. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies resolved pursuant to the Plan. All distributions made to holders of Allowed Claims in any Class are intended to be and shall be final.

F. Effectiveness of All Actions.

87. Except as set forth in the Plan or this Confirmation Order, all actions authorized to be taken pursuant to the Plan and Transaction Agreement, including the Sale Transaction, shall be effective on, prior to, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of, the Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or the Post-Effective Date Debtor, as applicable, and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

G. Approval of Consents and Authorization to Take Acts Necessary to Implement Plan.

88. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and the Sale Transaction and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto.

H. Plan Implementation Authorization.

89. The Debtors, HoldCo, NewCo, the Post-Effective Date Debtor, or the Plan Administrator, as applicable, and their respective directors, officers, members, managers, agents, and attorneys, are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document related to the Plan (including, without limitation, the Transaction Agreement, the Operating Agreement, the HoldCo/NewCo Documentation, and the Plan Support Agreement), as the same may be modified, amended, and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan or the Transaction Agreement, whether or not specifically referred to in the Plan or the Transaction Agreement or any exhibit thereto, without further order of the Court. To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law. Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation laws of any other state, as applicable, no action of the Debtors’ boards of directors or managers, or the Plan Administrator, as applicable, will be required to authorize the Debtors or the Post-Effective Date Debtor, as applicable, to enter into, execute and deliver, adopt, or amend, as the case may be, any such contract, instrument, release, or other agreement or document related to the Plan and the Transaction Agreement, and, following the entry of this Confirmation Order, each such document will be a legal, valid, and binding obligation of the Debtors, enforceable against the Debtors and the Post-Effective Date Debtor in accordance with the respective terms thereof.

I. The Sale Transaction.

90. The Sale Transaction, the Transaction Agreement, the Plan Support Agreement, the Operating Agreement, the HoldCo/NewCo Documentation, and the issuance and distribution of HoldCo Equity pursuant to the Plan are hereby approved.

91. The notices described herein were good, sufficient, and appropriate under the circumstances, and no other or further notice of the Plan, the Transaction Agreement, the Plan Supplement, the Confirmation Hearing, the consent of any counterparties to Assigned Contracts and Preferential Purchase Rights (as defined in the Transaction Agreement), is or shall be required.

92. A reasonable opportunity to object or be heard with respect to the Plan, the Transaction Agreement, the Plan Supplement, and the Confirmation Hearing has been afforded to all interested persons and entities.

93. The Debtors are the sole and lawful owners of the Transferred Assets and (a) have full power and authority to execute the Transaction Agreement, which has been duly and validly authorized, and all other documents contemplated thereby; (b) have all of the power and authority necessary to execute the Transaction Agreement and consummate the Sale Transaction; and (c) upon entry of this Confirmation Order need no consent or approval from any other person or entity to transfer the Transferred Assets, assign the Assigned Contracts or to otherwise consummate the Sale Transaction in accordance with the Transaction Agreement.

94. Subject to section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets to NewCo, Murray, or KenAmerican, as applicable, will be, as of the Effective Date, a legal, valid, and effective transfer of the Transferred Assets, which transfer vests or will vest

NewCo, Murray, or KenAmerican, as applicable, with all right, title, and interest of the Debtors to the Transferred Assets free and clear of all Liens, Claims, Interests, and Encumbrances (including, without limitation, any Liens and Claims (a) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase or repurchase right or option, or termination of, any of the Debtors’ or NewCo’s, Murray’s, or KenAmerican’s, as applicable, interest in the Transferred Assets, or any similar rights, or (b) in respect of taxes, restrictions, Preferential Purchase Rights (as defined in the Transaction Agreement), rights of first refusal, consent rights or requirements, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income or other exercise of any attributes of ownership), with the exception of the Permitted Encumbrances and Assumed Liabilities under the Transaction Agreement.

95. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code, the Debtors, Murray, the Supporting Senior Noteholders, HoldCo, and NewCo, as applicable, are authorized, without further order of the Court, to (a) take all actions as may be deemed necessary or appropriate to consummate any Sale Transaction pursuant to the terms of the Plan, the Transaction Agreement, and this Confirmation Order (including the formation of HoldCo and NewCo) and (b) execute and deliver, perform under, consummate, and implement the Transaction Agreement. On and after the Effective Date, except as otherwise provided in the Plan, the Post-Effective Date Debtor, HoldCo, or NewCo, as applicable, may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Except as expressly set forth in this

Confirmation Order, neither HoldCo, NewCo, nor any of their Affiliates shall be deemed to be a successor of the Debtors. Entry of this Confirmation Order shall constitute approval of the Sale Transaction, the Transaction Agreement, the Plan Support Agreement, the Operating Agreement, the HoldCo/NewCo Documentation, and the issuance and distribution of HoldCo Equity pursuant to the Plan.

96. All persons currently in possession of any or all of the Transferred Assets are hereby directed to surrender possession of such Transferred Assets to NewCo, Murray, or KenAmerican, as applicable, at Closing. All persons or entities are prohibited from taking any action to adversely affect or interfere with the ability of Debtors to transfer the Transferred Assets to NewCo, Murray, or KenAmerican, as applicable, in accordance with the Transaction Agreement or this Confirmation Order.

97. Each and every federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Transaction Agreement.

98. To the extent provided by section 525(a) of the Bankruptcy Code, no governmental unit may revoke or suspend any Transferred Permit on account of the filing or pendency of these Chapter 11 Cases or the consummation of the Sale Transaction.

99. On the Closing Date, this Confirmation Order shall be considered and constitute, for any and all purposes, a full and general assignment, conveyance, and transfer of the Transferred Assets (including the assignment of the Assigned Contracts) under the Transaction Agreement or a bill of sale or assignment transferring good and marketable, indefeasible title and interest in and to all of the Transferred Assets to NewCo, Murray, or KenAmerican, as applicable.

J. The Post-Effective Date Debtor and the Plan Administrator.

100. From and after the Effective Date, the Post-Effective Date Debtor shall continue in existence for purposes of, among other things, (a) winding down the Debtors’ businesses and affairs, (b) resolving Disputed Claims, (c) paying Allowed Priority Tax Claims, Allowed Administrative Claims (including but not limited to Professional Fee Claims), Allowed Other Priority Claims, Allowed Other Secured Claims, Allowed Senior Notes Claims, and Allowed General Unsecured Claims, (d) establishing and funding the Distribution Reserve Accounts, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Post-Effective Date Debtor Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with its continuing obligations under the Transaction Agreement (including with respect to the transfer of permits to NewCo as contemplated therein), and (h) administering the Plan in an efficacious manner. The Post-Effective Date Debtor shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including motions, contested matters, and adversary proceedings pending in the Court, and all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Court, in each case without the need or requirement for the Plan Administrator to file motions or substitutions of parties or counsel in each such matter.

101. On the Effective Date, the persons acting as managers and officers of the Debtors shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Post-Effective Date Debtor and shall succeed to the powers of the Post-Effective Date Debtor’s managers and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Post-Effective Date Debtor. The Plan Administrator Agreement, substantially in the form attached as an exhibit to the Plan Supplement, and all of the provisions therein, are hereby approved by this Confirmation Order. The designation of Alan Boyko as the Plan Administrator is approved and the Post-Effective Date Debtor is authorized to retain Alan Boyko on the terms and conditions set forth in the Plan Supplement. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, to the extent there is any material inconsistency between the terms of the Plan Administrator Agreement and the terms of the Plan or this Confirmation Order, the terms of the Plan Administrator Agreement shall control.

K. Vesting of Post-Effective Date Debtor Assets.

102. Except as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated into the Plan, on the Effective Date, the Post-Effective Date Debtor Assets shall vest in the Post-Effective Date Debtor for the purpose of liquidating the Estates and consummating the Plan free and clear of all Liens, claims, and interests of Holders of Claims and Interests.

L. Exemption from Certain Taxes and Fees.

103. Pursuant to section 1146(a) of the Bankruptcy Code, the transfer of the Transferred Assets pursuant to the Plan and the Transaction Agreement, and any transfers of property pursuant to the Plan shall not be subject to any stamp tax or similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

M. Release of Liens.

104. Except as otherwise provided in this Confirmation Order, the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, discharged, settled, and compromised and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors held by such Holder and to take such actions, at the expense of the Debtors or the Post-Effective Date Debtor, as the case may be, and as may be requested by the Debtors or the Plan Administrator, as the case may be, to evidence the release of such Lien, mortgage, deed of trust, pledge, or other security interest, including, without limitation, the execution, delivery, filing, or recording of such releases, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors. In addition, the Senior Notes Trustee, at the expense of the Debtors or the Post-Effective Date Debtors, shall execute and deliver all documents reasonably requested by the Debtors or Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

105. On the Effective Date, all Liens on any property of any Debtors or the Post-Effective Date Debtor shall automatically terminate, all collateral subject to such Liens shall be automatically released, and all guarantees of any Debtors or the Post-Effective Date

Debtor shall be automatically discharged and released; provided that such Liens shall attach to Cash in the applicable Distribution Reserve Accounts, as provided in the Plan or the Confirmation Order.

106. Notwithstanding anything to the contrary contained in this Confirmation Order, nothing in this Confirmation Order shall impair the Debtors’ or the Post-Effective Date Debtor’s obligation to distribute the Remaining Collateral and Remaining Collateral Proceeds to the Holders of Allowed Senior Note Claims as described in the Plan.

N. Distributions

107. All distributions authorized pursuant to the Plan shall be made in accordance with the terms thereof, and such methods of distribution are hereby approved.

O. HoldCo Equity

108. In accordance with the terms of Article IV.J of the Plan, on the Effective Date, HoldCo shall issue all securities, notes, instruments, certificates, and other documents required to be issued and distributed pursuant to the Plan. The issuance of such documents is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. Distributions of HoldCo Equity will be made only through broker accounts via electronic issuance and HoldCo will not issue separate stock certificates.

109. Each share of HoldCo Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of HoldCo Equity pursuant to the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

110. As of the Effective Date, the Operating Agreement and the HoldCo/NewCo Documentation shall be valid, binding, and enforceable in accordance with their terms, and each Holder of an Allowed Senior Notes Claim that receives HoldCo Equity under the Plan shall be bound thereby, in each without the need for execution by any party thereto. Each Person or Entity that receives HoldCo Equity shall automatically be deemed to have accepted the terms of the Operating Agreement and shall automatically be deemed to be a party thereto if, and with the same effect as if, such Person or Entity (including any Beneficial Owner holding through a Nominee) had delivered a duly executed counterpart signature page to the Operating Agreement, in each case, without any further action.

P. Section 1145 Exemption

111. The solicitation of acceptances and rejections of the Plan was exempt from the registration requirements of the Securities Act and applicable state securities laws, and no other non-bankruptcy law applies to the solicitation.

112. The issuance of and the distribution under the Plan of the HoldCo Equity to Holders of Allowed Senior Notes Claims (but not the issuance of HoldCo Equity to Murray as described in the Transaction Agreement) shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. HoldCo shall be considered a successor to the Debtors solely for purposes of section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemptions provided by sections 1145(b)(1) and 1145(c) of the Bankruptcy Code, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or an “affiliate” of HoldCo within the meaning of Rule 144 under the Securities Act and section 4(a)(2) of the Securities Act. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The issuance of HoldCo Equity to Murray pursuant to the Transaction Agreement is expected to be exempt from registration under the Securities Act and any other applicable securities laws as a private placement by HoldCo under section 4(a)(2) of the Securities Act or any other applicable exemptions.

Q. The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

113. The release, exculpation, discharge, injunction and related provisions set forth in Article X of the Plan shall be, and hereby are, approved and authorized in their entirety.

R. Injunctions and Automatic Stay.

114. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court entered as of the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the closing of these Chapter 11 Cases. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

S. Executory Contracts and Unexpired Leases.

115. On the Effective Date, except as otherwise provided herein, in the Plan, in the Transaction Agreement, or in the Plan Supplement, all Executory Contracts and Unexpired Leases will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of this Confirmation Order by the Court shall constitute approval of such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any furniture, fixtures, and equipment that are not Transferred Assets remaining at the premises subject to a lease shall be deemed abandoned by the Debtors or Post-Effective Date Debtor as of the date such lease is rejected or terminated, as applicable.

116. Further, as part of the consideration provided pursuant to the Transaction Agreement, Murray shall provide HoldCo with sufficient funds to allow HoldCo to make available to NewCo and KenAmerican such funds to pay all NewCo Pre-Petition Cure Costs and KenAmerican Pre-Petition Cure Costs (as defined in the Transaction Agreement), in accordance with the Transaction Agreement and pursuant to section 365 of the Bankruptcy Code. The Debtors shall pay (or cause to be paid) to HoldCo any and all Unpaid Post-Petition Amounts.

117. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety.

118. The Debtors have served upon counterparties to the Executory Contracts and Unexpired Leases notice of: (a) the Assigned Contracts, which the Debtors seek to assume and assign to NewCo and KenAmerican (as applicable) on the Effective Date and (b) the relevant Cure Costs. The service of such notice was good, sufficient, and appropriate under the circumstances, and no further notice need be given in respect of establishing a Cure Cost for the Assigned Contracts. Each of the counterparties to the Assigned Contracts has had an opportunity to object to the Cure Costs set forth in the notice and to the assumption and assignment to NewCo and KenAmerican of the applicable Assigned Contract.

119. Upon the Debtors’ assumption of the Assigned Contracts, and assignment to, NewCo or KenAmerican, as applicable, pursuant to the Transaction Agreement under the provisions of this Confirmation Order and any additional orders of this Court and subject to the

Debtors’ or NewCo’s or KenAmerican’s, as applicable, payment of any Cure Costs pursuant to the terms of the Transaction Agreement, no default shall exist under any Assigned Contract, and no counterparty to any Assigned Contract shall be permitted (a) to declare a default by NewCo under such Assigned Contract or (b) otherwise take action against NewCo or KenAmerican or any of their affiliates as a result of any Debtor’s financial condition, bankruptcy, or failure to perform any of its obligations under the relevant Assigned Contract.

120. Unless, prior to entry of this Confirmation Order, a party to an Executory Contract has timely filed an objection to the Cure Costs identified in the Plan Supplement, Cure Notice, or any amendments thereto, as applicable, the Debtors, NewCo, or KenAmerican, in accordance with the terms set forth under the Plan and Transaction Agreement, shall pay such Cure Costs and the assumption and assignment of the Assigned Contracts on the Effective Date shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including (a) defaults of provisions restricting a change in control or ownership interest composition or (b) other bankruptcy related defaults, arising under any Assigned Contract. Any disputed Cure Costs shall be determined in accordance with the procedures set forth in Section V.C of the Plan, and applicable bankruptcy and nonbankruptcy law.

121. Except as provided in the Transaction Agreement or this Confirmation Order, after the Effective Date, the Debtors and their Estates shall have no further liabilities or obligations with respect to any Assumed Liabilities and all Holders of such Claims are forever barred and estopped from asserting such Claims against the Debtors or their Estates, the Post-Effective Date Debtor or its Estate, their successors or assigns, and any of their property or assets.

122. All counterparties to the Assigned Contracts shall be deemed to have consented to the assumption and assignment of the Assigned Contracts under section 365(c)(l)(B) of the Bankruptcy Code, and NewCo and KenAmerican, as applicable, shall enjoy all of the Debtors’ rights, benefits and privileges under each such Assigned Contract as of the applicable date of assumption and assignment without the necessity to obtain any non-Debtor parties’ written consent to the assumption or assignment thereof.

123. Unless otherwise specified on a schedule to the Plan, the Transaction Agreement, or on a Cure Notice sent to a given party, each Executory Contract and Unexpired Lease listed or to be listed thereon shall include any and all modifications, amendments, supplements, restatements and other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such Executory Contract or Unexpired Lease, without regard to whether such agreement, instrument or other document is listed thereon.

124. Nothing in this Confirmation Order or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assigned Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

T. Immediate Binding Effect.

125. Notwithstanding the possible applicability of Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, the terms and conditions of the Plan, the Plan Supplement, and this Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Committee, the Post-Effective Date Debtor, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to the Assigned Contracts or any other Executory Contracts and Unexpired Leases with the Debtors.

126. Each term and provision of the Plan, and the transactions related thereto, as it heretofore may have been altered or interpreted by the Court, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

U. Authorization to Consummate.

127. The Debtors are authorized to consummate the Plan, including the Sale Transaction, at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article XI.A of the Plan. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

V. Notices of Confirmation and Effective Date.

128. The Debtors shall serve notice of entry of this Confirmation Order, substantially in the form attached hereto as Exhibit B (the “Confirmation Order Notice”) in accordance with Bankruptcy Rules 2002 and 3020(c), on all known Holders of Claims and Interests and the Bankruptcy Rule 2002 service list within ten (10) Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Effective Date, the Post-Effective Date Debtor shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. In addition, no later than five (5) Business Days after the Effective Date, the Post-Effective Date Debtor shall cause the Confirmation Order Notice, modified for publication, to be published on one occasion in USA Today (national edition) and in the St. Louis Post-Dispatch. The above-referenced notices are adequate under the circumstances of these Chapter 11 Cases and no other or further notice is necessary.

W. Reports.

129. After the Effective Date, the Debtors, Post-Effective Date Debtor, and Plan Administrator will, as applicable, continue to comply with statutory reporting required under the Bankruptcy Code, including, for the avoidance of doubt, quarterly reports in a form reasonably acceptable to the United States Trustee for the Eastern District of Missouri. The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator and the Post-Effective Date Debtor.

X. Overland Construction and Services Agreement

130. As promptly as reasonably practicable following the termination of that certain Construction and Services Agreement, dated as of June 22, 2012, by and between Armstrong Coal Company, Inc. and Overland Conveying Systems LLC (“Overland”), as amended, Overland shall remove the conveying and related equipment covered thereby from the Debtors’ and/or NewCo’s property in accordance with the terms of the Construction and Services Agreement.

Y. Surety Bonds

131. Certain commercial surety companies (collectively, the “Sureties” and each a “Surety”) including, but not limited to, Lexon Insurance Company and Bond Safeguard Insurance Company, have (a) issued commercial surety bonds on behalf of the Debtors with respect to assets and other contractual obligations to be transferred to NewCo and KenAmerican (collectively, the “Existing Surety Bonds” and each an “Existing Surety Bond”) and (b) entered into certain indemnity agreements or related agreements with the Debtors (collectively, the “Existing Indemnity Agreements” and each an “Existing Indemnity Agreement”).

132. Pursuant to the Transaction Agreement, the Debtors have agreed to use commercially reasonable efforts to secure, as promptly as practicable and in accordance with applicable law, approval from all applicable governmental authorities to transfer the Debtors’ Transferred Permits (as defined in the Transaction Agreement) to NewCo and KenAmerican. The Debtors shall take all steps that are reasonably necessary to maintain such Permits prior to transfer thereof to NewCo and KenAmerican and NewCo and KenAmerican shall have (and Debtors grant) all rights of entry onto the Real Property that are reasonably necessary thereafter. Applications for the transfer of permits from the Debtors to NewCo and KenAmerican, as required by law, will be made no later than thirty (30) days after the Closing of the Sale Transaction. The parties to the Transaction Agreement shall acknowledge that, upon any transfer of the Transferred Permits, the Surety will require NewCo and KenAmerican, as applicable, to execute a new Indemnity Agreement to the extent any Existing Surety Bonds relate to such Transferred Permits. To the extent that any of the Existing Surety Bonds relate to the Transferred Permits, such Existing Surety Bonds shall be replaced by NewCo and KenAmerican with replacement surety bonds (collectively, the “Replacement Surety Bonds”) and if applicable, Murray shall, on behalf of NewCo and KenAmerican, timely submit evidence of the Replacement Surety Bonds to any applicable governmental authority as required in accordance with the applicable permit transfer process and related bonding regulations.

133. The Debtors shall not be released of their obligations with respect to premiums on the Existing Surety Bonds and loss adjustment expenses and other amounts due under the Existing Indemnity Agreements (collectively, the loss adjustment expenses and other amounts due under the Existing Indemnity Agreements are the “LAE”), in each case, that become due or payable prior to the Closing Date; provided that (a) after the Closing Date, NewCo and KenAmerican, as applicable, shall be obligated for any premiums on Existing Surety Bonds and LAE that become due and payable after the Closing Date, and (b) for any Existing Surety Bond that is released after the Closing and for which NewCo and KenAmerican or the Debtors have paid a premium, the applicable Surety shall apply any premium refund to NewCo and KenAmerican or the Debtors’ unpaid obligations for premiums or LAE owed to a Surety, as applicable. For the avoidance of doubt, only NewCo and KenAmerican shall be obligated with respect to any Replacement Surety Bonds.

134. Until an Existing Surety Bond is replaced by a Replacement Surety Bond and the obligee under such bond being replaced has returned that original Surety Bond to the Surety, the discharge or release of any Claim in: (a) the Transaction Agreement and related closing documents; (b) the Plan; or (c) any court orders approving (a) or (b) above (collectively, (a)–(c) are the “Transaction Documents”) shall not release, discharge, preclude or enjoin any obligation of the Debtors to the Sureties under such Existing Surety Bond (or the related Existing Indemnity Agreement) or the common law of suretyship, in either case with respect to such Existing Surety Bonds.

135. Notwithstanding any other provision of the Transaction Documents, to the extent provided under the applicable Existing Surety Bond or Existing Indemnity Agreement (other than with respect to a Replacement Surety Bond), all collateral on which the applicable Surety held title to and/or had a perfected lien as of the Closing Date and all letters of credit and proceeds from drawn letters of credit issued to the Sureties as security for the Debtors’ obligations under such Existing Surety Bond (collectively, the “Surety Collateral”) shall remain in place to secure all payment and performance obligations of the Debtors under such Existing Surety Bonds and related Existing Indemnity Agreements, provided that such Surety is otherwise authorized to exercise its valid rights under or with respect to any of the Existing Surety Bonds, Existing Indemnity Agreements, or applicable law, including the common law of suretyship, with respect to such Surety Collateral. When all of the Existing Surety Bonds are replaced by Replacement Surety Bonds and the obligees under all Existing Surety Bonds return the original Surety Bonds to the applicable Surety, and after payment of any unpaid premiums and LAE, the applicable Surety shall return any remaining Surety Collateral relating to such Existing Surety Bonds to the Debtors as soon as reasonably practicable, and the applicable Surety shall not have a Claim against any Debtor with respect to such Existing Surety Bonds. Furthermore, for the avoidance of doubt, subject to the Surety’s rights in the Surety Collateral, nothing herein shall limit Murray’s obligations under the Transaction Agreement or any other document, including but not limited to obligations under section 8.3(b) of the Transaction Agreement, to cause all Surety Collateral securing all of the Debtors’ Existing Surety Bonds (or the cash equivalent thereof) to be returned to the Debtors’ Estates as soon as reasonably practicable.

136. Nothing in the Transaction Documents shall (a) be interpreted to alter, diminish or enlarge the rights or obligations of the Sureties in regard to state and federal agencies, third parties or otherwise under any surety bonds, any indemnity agreements or applicable law; or (b) constitute or be deemed a waiver of any Cause of Action that any Debtors may hold against any entity.

Z. Certain Governmental Matters

137. Nothing in this Confirmation Order, the Plan, or the Transaction Documents (a) with respect to any Entity other than Murray or NewCo: releases, discharges, exculpates, precludes, or enjoins the enforcement of: (i) any liability or obligation to, or any Claim or any cause of action by, a Governmental Unit under any applicable Environmental Law as to which such Entity is subject as and to the extent that they are the owner, lessee, permittee, controller, or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, Claim, or cause of action is based in whole or part on acts or omissions prior to the Effective Date); (ii) any liability under any Environmental Law or other applicable police or regulatory law that is not a Claim; (iii) any Claim under any Environmental Law or other applicable police or regulatory law arising after the Effective Date; (iv) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or the Post-Effective Date Debtors; or (v) any valid right of setoff or recoupment by any Governmental Unit, except in the case of each of (i) through (iv) above, to the extent this Confirmation Order, the Plan, or the Transaction Agreement releases, discharges, or exculpates any of the Debtors from, or precludes or enjoins a Governmental Unit from pursuing or enforcing against the Debtors or Post-Effective Date Debtor (A) any Claims, obligations, or liabilities for costs expended or paid before the Effective Date, or any penalties or fines owed for days of violations of Environmental Law before the Effective Date (which shall be treated as otherwise provided in the Plan); or (B) any Claims, obligations, or liabilities by or to a party that are resolved in a written agreement to which that party has agreed and only as to that party; and (b) with respect to

Murray or NewCo: releases, discharges, exculpates, precludes, or enjoins the enforcement of (i) any liability or obligation to, or any Claim or any cause of action by, a Governmental Unit under any applicable Environmental Law to which Murray or NewCo is subject as and to the extent that they are the owner, lessee, permittee, controller, or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, Claim, or cause of action is based in whole or part on acts or omissions prior to the Effective Date) except to the extent this Confirmation Order, the Plan, or the Transaction Agreement releases, discharges, or exculpates Murray or NewCo from, or precludes or enjoins a Governmental Unit from pursuing or enforcing against Purchaser or NewCo (A) any Claims, obligations, or liabilities for costs expended, paid or accrued before the Effective Date, or any penalties or fines owed for days of violations of Environmental Law before the Effective Date; or (B) any Claims, obligations, or liabilities by or to a party that are resolved in a written agreement to which that party has agreed and only as to that party.

138. Nothing in this Confirmation Order, the Plan, or the Transaction Documents shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding clause (a) hereof; provided that (i) the Court retains jurisdiction to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Plan, the Transaction Documents or the Bankruptcy Code and (ii) nothing in the Plan or the Transaction Documents divests any tribunal of any jurisdiction it may have under applicable Environmental Law or other police or regulatory laws to adjudicate any defense asserted under any of those orders or other documents; provided that all Governmental Units hereby reserve whatever rights they may have to argue that any tribunal of any jurisdiction has or does not have jurisdiction with respect to the matters described in the preceding subclauses (i) and (ii).

139. Nothing in this Confirmation Order, the Plan, or the Transaction Documents authorizes the transfer or assignment of any governmental license, permit, registration, or other governmental authorizations and approvals without compliance with all applicable legal requirements under non-bankruptcy laws and regulations.

AA. Other Provisions

140. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Third-Party Releases shall not release any Claims or Causes of Action held by Western Kentucky Royalty Trust, Western Leasing, Inc., and/or David Cobb against any person or entity; provided that all pre-Effective Date Claims or Causes of Action held by Western Kentucky Royalty Trust, Western Leasing, Inc., and/or David Cobb, if any, shall be released with respect to the Debtors, their Estates, the Post-Effective Date Debtor, Murray, and NewCo; provided, further, that the following overriding royalty agreements scheduled in Schedule 1.1(a) to the Transaction Agreement are Permitted Encumbrances:

(a)

Overriding Royalty Agreement dated July 25, 2008 by and among Western Diamond, LLC; Western Land Company, LLC; Armstrong Resources, LLC; Armstrong Coal Reserves, Inc.; Armstrong Mining, Inc.; Armstrong Resources Holdings, LLC; Armstrong Energy, Inc.; Armstrong Land Company, LLC; Armstrong Coal Company, Inc.; and Western Kentucky Royalty Trust (Ohio County, Deed Book 375, page 705; Muhlenberg County, Deed Book 541, page 634), as amended by that Amended Overriding Royalty Agreement dated September 19, 2013 by and among Western Diamond, LLC; Western Land Company, LLC; Armstrong Energy, Inc.; Armstrong Energy Holdings, Inc.;

Armstrong Coal Company, Inc.; and Western Kentucky Royalty Trust (Ohio County, Deed Book 402, page 25; Muhlenberg County, Deed Book 566, page 245);

(b)

Overriding Royalty Agreement dated July 25, 2008 by and among Ceralvo Holdings, LLC; Ceralvo Resources, LLC and the Western Kentucky Royalty Trust (Ohio County, Deed Book 375, page 714), as amended by that Amended Overriding Royalty Agreement dated September 19, 2013 by and among Ceralvo Holdings, LLC; Ceralvo Resources, LLC and Western Kentucky Royalty Trust (Ohio County, Lease Book 190, page 67, and Deed Book 401, page 790); and

(c)

Amended Overriding Royalty Agreement dated December 3, 2008 between Western Land Company, LLC; Western Diamond, LL; Ceralvo Holdings, LLC; Armstrong Coal Company, Inc.; Armstrong Land Company, LLC; and David R. Cobb, a short form which is filed in the records of Muhlenberg County, Kentucky at Deed Book P. 540, Page 576; and the records of Ohio County, Kentucky at Deed Book 377, page 87.

141. All lease, contracts, and agreements between (a) Caterpillar Financial Services Corporation, (b) Komatsu Financial Limited Partnership, or (c) Joy Global Underground Mining LLC and Armstrong Coal Company Inc. for equipment listed on Schedule 4 to the Plan Supplement [Docket No. 476] to be assigned to NewCo are deemed Executory Contracts and subject to section 365 of the Bankruptcy Code.

142. To the extent that a Holder of an Allowed Senior Notes Claim would receive a principal amount of MEC Notes which is less than the minimum denomination for the MEC Notes ($2,000) or a principal amount of MEC Notes which is not equal to $2,000 plus increments of $1,000 thereof, a principal amount below $2,000 or a principal amount in excess of an increment of $1,000 shall be distributed to such Holder as Cash on the Effective Date in an amount equal to $0.565 per dollar of par value with respect to such principal amount. For the avoidance of doubt, (a) all MEC Notes will be transferred without accrued interest, fees or any other amounts attributable to the ownership of the MEC Notes prior to the Effective Date (collectively, the “Pre-Distribution Accruals”) which Pre-Distribution Accruals shall be for the sole benefit of Murray, and (b) all MEC Notes that are purchased by Murray from a Noteholder pursuant to any put right will be transferred without accrued interest, fees or any other amounts attributable to the ownership of the MEC Notes prior to the closing of such put transaction (collectively, the “Pre-Put Accruals”) which Pre-Put Accruals shall be for the sole benefit of such Noteholder.

BB. LG&E/KU.

143. Notwithstanding anything to the contrary in the Plan, the Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith to be served, as evidenced by the Affidavit of Service [Docket No. 393], the First Supplement to Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith [Docket No. 383], the Second Supplement to Notice of (A) Executory Contracts and Unexpired Leases to be Assumed by the Debtors Pursuant to the Plan, (B) Cure Amounts, if Any, and (C) Related Procedures in Connection Therewith [Docket No. 477], the Second Amendment to the Plan Supplement [Docket No. 476], as any of them may be amended or supplemented, the Transaction Agreement, this Confirmation Order, or otherwise:

1.

The Debtors’ assumption of Executory Contracts with Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU” and, together with LG&E, “LG&E/KU”) and the assignment to and assumption of those contracts by NewCo, as to be amended, are governed by the terms of the LG&E/KU Agreement, dated as of February 1, 2018, by and between LG&E/KU and Murray Kentucky Energy, Inc., and Murray South America, Inc., (collectively, the “Murray Entities”) (with its exhibits and attachments, the “LG&E/KU Agreement”), and its related attachments and exhibits, with LG&E’s and KU’s consent to such assumption and assignment, and NewCo’s taking assignment of and assuming those contracts as amended, all being expressly contingent on the consideration stated in the LG&E/KU Agreement and this Confirmation Order, with the Murray Entities being required to cause NewCo to be bound by this Confirmation Order and the LG&E/KU Agreement;

2.

No Executory Contracts with LG&E/KU are being assumed by the Debtors or assigned to and assumed by NewCo or any other entity except the Executory Contracts numbered J14010, J16017, and J18002 (collectively, the “Assigned LG&E/KU Contracts”) as identified in the LG&E/KU Agreement, and all other Executory Contracts by and between the Debtor and LG&E/KU, specifically including, but not limited to, those contracts designated as contract nos. J07032, J14004, and J16003, have previously been or are hereby rejected. The December 3, 2012 Purchase and Sale Agreement and related instruments are no longer executory and are not being rejected or otherwise affected by this Confirmation Order;

3.	Contingent on the closing of the assignments and other transactions contemplated by the LG&E/KU Agreement (the “LG&E/KU Closing”), as provided for and defined therein, (a) the Assigned LG&E/KU Contracts will be deemed to have been assumed by the Debtor-counterparties thereto and simultaneously assigned to and assumed by NewCo, subject to amendments as set forth in the LG&E/KU Agreement; and (b) LG&E/KU will be deemed to have waived (i) its rejection damages Claims and guaranty Claim related to contract no. J07032 filed January 10, 2018, assigned Proofs of Claim Nos. 243, 261, and 279 (collectively, the “Rejection Damages Claims”) and 256 (the “Guaranty Claim”); and (ii) its right to withhold or offset the Rejection Damages Claims or Guaranty Claim against funds otherwise due from it to the Debtors under any of the Assigned LG&E/KU Contracts, with all other withholding, offset, true up and other rights of LG&E/KU under any and all of the Assigned LG&E/KU Contracts as amended, being preserved in full against the Murray Entities and NewCo, but only to the extent that such rights arise after the LG&E/KU Closing;

4.

Contingent on the LG&E/KU Closing, KU’s utility claim, filed on or about December 11, 2017, as amended January 10, 2018, and assigned Proof of Claim No. 57, as amended 242, is Allowed in full with $79,147.48 deemed an Allowed Administrative Claim and the remainder an Allowed General Unsecured Claim, all to be paid by the Debtors pursuant to the Plan on a pro rata basis with other Claims of the same priority (with KU not being required to file any additional Claim or application for payment to receive the same);

5.

Contingent on the LG&E/KU Closing, KU will cause meter readings on all accounts associated with real properties and improvements being acquired from the Debtors by NewCo, or any affiliate thereof, on or as close as possible to the Closing Date and promptly invoice for the same, with the Debtors hereby ordered to pay KU for all electricity provided by KU to such properties from the Petition Date through and up to the LG&E/KU Closing (with KU not being required to file any additional Claim or application for payment to receive the same), and NewCo or the applicable buyer of each such property is hereby ordered to pay KU for all electricity provided by KU to such properties from and after the LG&E/KU Closing (with Newco or such other buyer making its own ordinary account opening and bond or other security arrangements directly with KU);

6.

In the event that the LG&E/KU Closing does not occur by or before February 28, 2018, (a) all of LG&E/KU’s rights under, in, and to Executory Contracts to which it is a party are reserved, including, but not limited to, rights to assert Claims, amend Claims, withhold or offset payments to any seller for amounts otherwise due but for the withholding and related rights; and (b) the Debtors shall immediately post a bond, or provide a cash deposit, in the amount of $119,330.00, to be held by KU, to secure payment of all postpetition utility charges due and owing to KU;

7.

Upon the LG&E/KU Closing: (a) the waivers, releases, and exculpation provisions, as set forth in Article X of the Plan, which benefit the Murray Entities or any of their affiliates, are not effective as against LG&E or KU as to any Claim related to the Assigned LG&E/KU Contracts arising after the LG&E/KU Closing, and (b) each of the Debtors and the Murray Entities is deemed to have waived and released any and all claims or causes of action related to the Assigned LG&E/KU Contracts arising prior to the LG&E/KU Closing, against each of LG&E and KU, and their respective affiliates, officers, directors, employees, attorneys, or other representatives. Notwithstanding the foregoing, no party waives or releases any claims for enforcement of this Confirmation Order and, upon the Debtors’ assignment of the Assigned LG&E/KU Contracts to NewCo, Murray and NewCo shall not be released from any Claim related to the Assigned LG&E/KU Contracts arising after the LG&E/KU Closing;

8.

In the event of any conflict between the LG&E/KU Agreement, this Confirmation Order, the Plan, or the Transaction Agreement, the terms of the following control, in the order stated: the LG&E/KU Agreement, this Confirmation Order, the Plan, and the Transaction Agreement; and

9.

The Debtors, the Murray Entities and LG&E/KU are authorized and directed to execute such additional documents as may be reasonably necessary to effectuate the intent of the LG&E/KU Agreement and this confirmation Order.

CC. Joy Global.

144. Notwithstanding anything to the contrary in the Second Amendment to the Plan Supplement or the Third Amendment to the Plan Supplement, the Cure Costs on account of the Executory Contracts with Joy Global Underground Mining LLC (“Joy”) listed on the Second Amendment to the Plan Supplement and the Third Amendment to the Plan Supplement shall include the amount of Joy’s reasonable attorneys’ fees and expenses, subject to reconciliation between the parties.

DD. Kenergy

145. NewCo, or a subsidiary of NewCo, shall pay the Kenergy Deposit (as defined in the Transaction Agreement), which shall be in the amount of $795,355.56, to Kenergy Corp. at Closing (as defined in the Transaction Agreement).

EE. Dissolution of Statutory Committees.

146. On the Effective Date, any statutory committee appointed in the Chapter 11 Cases (including the Committee) shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases on the Effective Date; provided that the Committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, (a) applications filed by the Committee pursuant to sections 330 and 331 of the Bankruptcy Code, (b) any appeals of the Confirmation Order or other appeal to which the Committee is a party, (c) the calculation of the Additional GUC Amount, the allocation of any True-Up Costs incurred by the Debtors, and the ability to consult with the Debtors regarding the strategy for commencing any proceeding related to, or other resolution of, the items described in clauses (a) and (b) of the definition of Additional GUC Amount; provided that the costs incurred by the Committee (including reasonable, out-of-pocket professional fees) in connection with any action taken in connection with the foregoing clause (c) shall not exceed $40,000 and shall be paid from any Cash contribution comprising the True-Up Costs, and (d) any act required to be taken in connection with any support agreement entered into by the Committee in these Chapter 11 Cases. Other than the fees and expenses incurred with respect to provisions (a)-(d) of the foregoing sentence, the Debtors, the Post-Effective Date Debtor, and the Plan Administrator shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date. Upon the dissolution of the Committee, the Committee Members and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

FF. D&O Policies.

147. As of the Effective Date, the D&O Policies shall be assumed by the Debtors on behalf of the applicable Debtor and assigned to the Post-Effective Date Debtor, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such insurance policy previously was rejected by the Debtors or the Debtors’ Estates pursuant to a Court order or is the subject of a motion to reject pending on the Effective Date, and coverage for defense and indemnity under any of the D&O Policies shall remain available to all individuals within the definition of “Insured” in any of the D&O Policies.

GG. Failure of Consummation.

148. Notwithstanding the entry of this Confirmation Order, if the Effective Date does not occur, the Plan shall be null and void in all respects; provided that for the avoidance of doubt, nothing in this Confirmation Order shall impair any parties’ rights or obligations under sections 8.15 and 12.2 of the Transaction Agreement. Neither the Plan, any statement or provision contained therein, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, this Confirmation Order, or the Plan Supplement shall: (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, the Debtors’ Estates, any Holders, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, the Debtors’ Estates, any Holders, or any other Entity in any respect.

HH. Reversal.

149. If any of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by a subsequent order of the Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under, or in connection with, the Plan prior to receipt of written notice of such order by the Debtors. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligations incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, all documents relating to the Plan, and any amendments or modifications to any of the foregoing.

II. Headings.

150. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

JJ. Effect of Conflict.

151. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. Except as otherwise set forth in this Confirmation Order, if there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

KK. Final Order.

152. This Confirmation Order is a Final Order and the period in which an appeal must be Filed will commence upon the entry hereof.

LL. Retention of Jurisdiction.

153. The Court properly retains jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XIII and other applicable provisions of the Plan and section 1142 of the Bankruptcy Code.

DATED: February 2, 2018
St. Louis, Missouri
jjh

Order Prepared By:

Richard W. Engel, Jr., MO 34641

Erin M. Edelman, MO 67374

John G. Willard, MO 67049

ARMSTRONG TEASDALE LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri 63105

Telephone: (314) 621-5070

Facsimile:  (314) 621-2239

Email: rengel@armstrongteasdale.com

Email: eedelman@armstrongteasdale.com

Email: jwillard@armstrongteasdale.com

James H.M. Sprayregen, P.C.

Ross M. Kwasteniet, P.C. (admitted pro hac vice)

William A. Guerrieri (admitted pro hac vice)

Travis M. Bayer (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Facsimile:  (312) 862-2200

Email: james.sprayregen@kirkland.com

Email: ross.kwasteniet@kirkland.com

Email: will.guerrieri@kirkland.com

Email: travis.bayer@kirkland.com

Jonathan S. Henes, P.C.

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile:  (212) 446-4900

Email: jonathan.henes@kirkland.com

Counsel to the Debtors

EXHIBIT E

IN THE UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

)
In re:	)	Chapter 11
)
ARMSTRONG ENERGY, INC., et al.,	)	Case No. 17-47541-659
)
Debtors.	)	Jointly Administered
)
)

DEBTORS’ THIRD AMENDED JOINT CHAPTER 11 PLAN

James H.M. Sprayregen, P.C.	Richard W. Engel, Jr. (MO 34641)
Ross M. Kwasteniet, P.C. (admitted pro hac vice)	Erin M. Edelman (MO 67374)
William A. Guerrieri (admitted pro hac vice)	John G. Willard (MO 67049)
Travis M. Bayer (admitted pro hac vice)	ARMSTRONG TEASDALE LLP
KIRKLAND & ELLIS LLP	7700 Forsyth Boulevard, Suite 1800
KIRKLAND & ELLIS INTERNATIONAL LLP	St. Louis, Missouri 63105
300 North LaSalle	Telephone: (314) 621-5070
Chicago, Illinois 60654	Facsimile: (314) 621-2239

Telephone:         (312) 862-2000

Facsimile:          (312) 862-2200

- and -

Jonathan S. Henes, P.C.

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

601 Lexington Avenue

New York, New York 10022

Telephone:         (212) 446-4800

Facsimile:          (212) 446-4900

Email:               jonathan.henes@kirkland.com

Co-Counsel for the Debtors and Debtors in Possession

CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time.	13
D.	Governing Law	13
E.	Reference to Monetary Figures.	13
F.	Controlling Document	14

ARTICLE II ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS		14
A.	Administrative Claims	14
B.	Professional Compensation.	15
C.	Costs and Expenses of the Senior Notes Trustee and Supporting Senior Noteholders.	16
D.	Priority Tax Claims.	16
E.	U.S. Trustee	16

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	Summary of Classification.	16
B.	Treatment of Claims and Interests	17
C.	Special Provision Governing Unimpaired Claims	19
D.	Acceptance or Rejection of the Plan.	19
E.	Elimination of Vacant Classes.	20
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	20
G.	Subordinated Claims.	20

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	Sources of Plan Consideration.	21
B.	Armstrong Sale Transaction.	21
C.	Vesting of Assets	22
D.	General Settlement of Claims	23
E.	Senior Notes Indenture	23
F.	Post-Effective Date Debtor.	23
G.	Plan Administrator.	23
H.	Cancellation of Notes, Instruments, Certificates, and Other Documents.	24
I.	Corporate Action.	24
J.	Dissolution and Board of the Debtors.	24
K.	Release of Liens.	25
L.	Effectuating Documents; Further Transactions.	25
M.	Exemption from Certain Taxes and Fees.	25
N.	Causes of Action.	25
O.	Closing the Chapter 11 Cases	26

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		26
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	26
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	27
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	27
D.	D&O Policies.	28
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	28
F.	Reservation of Rights.	28
G.	Nonoccurrence of Effective Date.	28

i

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		29
A.	Timing and Calculation of Amounts to Be Distributed	29
B.	Rights and Powers of the Plan Administrator.	29
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	29
D.	Compliance with Tax Requirements/Allocations	31
E.	Allocation of Plan Distributions Between Principal and Interest.	31
F.	Setoffs and Recoupment	31
G.	Claims Paid or Payable by Third Parties.	31
H.	Indefeasible Distributions	32
I.	Exemption from Securities Laws.	32

ARTICLE VII THE PLAN ADMINISTRATOR		32
A.	The Plan Administrator.	32
B.	Wind-Down	33
C.	Exculpation; Indemnification; Insurance; Liability Limitation.	34
D.	Tax Returns.	34
E.	Dissolution of the Post-Effective Date Debtor.	34

ARTICLE VIII RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR		35
A.	Establishment of Reserve Accounts.	35
B.	Undeliverable Distribution Reserve.	35
C.	Priority Claims Reserve	35
D.	Wind-Down Reserve.	36
E.	Other Secured Claim Reserve.	36
F.	GUC Reserve	36
G.	The General Account and Distribution Reserve Account Adjustments.	37

ARTICLE IX PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Allowance of Claims and Interests	37
B.	Claims and Interests Administration Responsibilities.	37
C.	Estimation of Claims and Interests	37
D.	Adjustment to Claims or Interests without Objection.	38
E.	Time to File Objections to Claims	38
F.	Disallowance of Claims	38
G.	Amendments to Claims.	38
H.	No Distributions Pending Allowance.	38
I.	Distributions After Allowance.	38
J.	Single Satisfaction of Claims	39

ARTICLE X SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Settlement, Compromise, and Release of Claims and Interests.	39
B.	Release of Liens.	39
C.	Releases by the Debtors.	39
D.	Releases by Holders of Claims and Interests	40
E.	Exculpation.	41
F.	Injunction.	41
G.	Recoupment	42
H.	Subordination Rights	42
I.	Reimbursement or Contribution.	42

ARTICLE XI CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		43
A.	Conditions Precedent to Confirmation.	43
B.	Conditions Precedent to the Effective Date	43
C.	Waiver of Conditions.	43
D.	Substantial Consummation	44
E.	Effect of Non-Occurrence of Conditions to the Effective Date	44

ii

ARTICLE XII MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		44
A.	Modification and Amendments.	44
B.	Effect of Confirmation on Modifications.	44
C.	Revocation or Withdrawal of the Plan.	44

ARTICLE XIII RETENTION OF JURISDICTION		45

ARTICLE XIV MISCELLANEOUS PROVISIONS		47
A.	Immediate Binding Effect.	47
B.	Additional Documents	47
C.	Payment of Statutory Fees	47
D.	Dissolution of Statutory Committees.	47
E.	Reservation of Rights.	47
F.	Successors and Assigns.	48
G.	Service of Documents.	48
H.	Enforcement of Confirmation and Sale Order	50
I.	Term of Injunctions or Stays.	50
J.	Entire Agreement.	50
K.	Exhibits.	50
L.	Nonseverability of Plan Provisions.	50
M.	Votes Solicited in Good Faith.	50
N.	Waiver.	51

iii

Armstrong Energy, Inc., along with its debtor affiliates, as debtors and debtors in possession, propose the following joint plan pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

The Plan is supported by the Debtors’ three primary stakeholders: the Supporting Senior Noteholders, Thoroughbred Resources, L.P., for itself and on behalf of its Affiliates and subsidiaries, and Rhino Resource Partners Holdings LLC. The Plan also has the support of Murray Energy Corporation, a contemplated investor in NewCo for purposes of consummating the sale and related transactions contemplated by the Transaction Agreement and the Plan Support Agreement and as further provided for herein. The Plan, if consummated, will effectuate the terms of the Sale Transaction as well as facilitate a wind-down and liquidation of the Debtors’ remaining operations and assets.

The Debtors have requested consolidation for procedural purposes only for the Chapter 11 Cases. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, and a summary and analysis of the Plan and certain related matters. Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in this Plan, capitalized terms have the meanings and effect as set forth below.

1. “Adequate Protection Claims” has the meaning assigned to such term in the Cash Collateral Order.

2. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code. Notwithstanding anything to the contrary herein, any NewCo Cure Costs or Debtor Cure Costs with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors and assigned to NewCo pursuant to the Plan and the Transaction Agreement shall not constitute Administrative Claims for any purpose under the Plan.

3. “Administrative Claims Bar Date” means the first Business Day that is 30 days following the Effective Date, except as specifically set forth in the Plan or a Final Order, including the Bar Date Order.

4. “Additional GUC Amount” has the meaning set forth in Exhibit A.

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means with reference to any Claim (a) any Claim that has been listed on the Schedules as liquidated in amount and not Disputed or contingent and for which (i) no contrary Proof of Claim has been Filed, (ii) no objection to allowance, request for estimation, or other challenge has been interposed, and (iii) no motion to deem the Schedules amended has been Filed, (b)(1) any Proof of Claim that is timely Filed by the applicable Claims Bar Date, as to which no litigation (whether stayed or unstayed) is pending and to which no objection or other challenge has been or is interposed in accordance with the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, or the Bankruptcy Court, if any, and (2) any Claim that is not subject to any applicable Claims Bar Date, as to which no objection or other challenge has been or is interposed in accordance with the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, if any, (c) any Claim expressly allowed by a Final Order or under the Plan, (d) any Claim that is compromised, settled, or otherwise resolved pursuant to the

1

authority granted to the Debtors pursuant to a Final Order or under the Plan, (e) any Claim arising from the recovery of property in accordance with sections 550 and 553 of the Bankruptcy Code and Allowed in accordance with section 502(h) of the Bankruptcy Code (unless such Claim is otherwise Disputed), and/or (f) any Claim allowed by stipulation approved by the Bankruptcy Court. Notwithstanding anything to the contrary herein and to the maximum extent provided by applicable law, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor, as applicable. Except as otherwise provided in the Plan, for purposes of determining the amount of an “Allowed Claim,” there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset pursuant to applicable non-bankruptcy law or subject to recoupment. Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not constitute “Allowed Claims” under the Plan unless otherwise specified in the Plan or by order of the Bankruptcy Court. For any purpose under the Plan, unless specifically provided for in the Plan, a Claim that has been Allowed shall not include amounts constituting interest, penalties, or late charges arising from or relating to the period from and after the Petition Date. Any Claim that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated for which no Proof of Claim or Interest has been timely Filed and which is not included in subsections (a)-(f) herein, is not considered an Allowed Claim and shall be expunged without further action by the Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court.

7. “Armstrong” means Armstrong Energy, Inc.

8. “Assigned Contracts” shall have the meaning set forth in the Transaction Agreement.

9. “Assigned Leases” shall have the meaning set forth in the Transaction Agreement.

10. “Assumed Liabilities” shall have the meaning set forth in the Transaction Agreement.

11. “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

13. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Missouri having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, pursuant to section 151 of the Judicial Code, the United States District Court for the Eastern District of Missouri.

14. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chamber rules of the Bankruptcy Court.

15. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

16. “Cash” means the legal tender of the United States or the equivalent thereof.

17. “Cash Collateral Motion” means the motion seeking approval of the Cash Collateral Order by the Bankruptcy Court, which shall be in form and substance reasonably acceptable to the Required Supporting Senior Noteholders.

18. “Cash Collateral Order” means any order entered in the Chapter 11 Cases authorizing the consensual use of cash collateral (whether interim or final), which shall be in form and substance acceptable to the Required Supporting Senior Noteholders.

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19. “Cash Consideration” means any proceeds paid or payable in Cash by Murray or NewCo to the Debtors in connection with the Sale Transaction (other than NewCo Cure Costs); provided that, for the avoidance of doubt, Cash Consideration includes any Cash or Cash equivalents returned (whether before or after the Effective Date) to the Debtors or their Estates, including, but not limited to, (a) the return of any deposits of Cash or Cash equivalents and (b) the release of Cash or Cash equivalents used to collateralize any of the Debtors’ surety bonds or insurance policies or any of the Debtors’ coal sale or coal supply agreements or other similar contracts or utility contracts.

20. “Causes of Action” means, subject to the releases, exculpations, and injunctions set forth in the Plan, any claim, cause of action (including any Avoidance Action), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law, which was not conveyed to NewCo in connection with the Sale Transaction and which was property of the Debtors or in which the Debtors held rights as of the Effective Date.

21. “Certificate” means any instrument evidencing a Claim or Interest.

22. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

23. “Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

24. “Claims Bar Date” means the bar date by which a Proof of Claim must be or must have been Filed, as established by (a) a Final Order of the Bankruptcy Court, including the Claims Bar Date Order, or (b) pursuant to the Plan.

25. “Claims Bar Date Order” means the Order Establishing Bar Dates For Filing Proofs Of Claim And Approving Form And Manner Of Notice Thereof.

26. “Claims Objection Bar Date” means, for each Claim, the later of (a) 365 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims, as the same may be modified or extended from time to time by the Bankruptcy Court or on motion of a party in interest approved by the Bankruptcy Court.

27. “Claims Register” means the official register of Claims maintained by the Clerk of the Bankruptcy Court.

28. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

29. “Collateral” means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to a Final Order ordering the remedy of avoidance on any such lien, charge, or other encumbrance under the Bankruptcy Code.

30. “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

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31. “Committee Claims” means the potential claims and Causes of Action identified by the Committee in Article IV.D of the Disclosure Statement and any other claims or challenges that the Committee may have asserted pursuant to paragraph 17 of the Cash Collateral Order.

32. “Committee Claims Settlement” means the settlement of the Committee Claims pursuant to the distributions on account of Allowed General Unsecured Claims pursuant to Article II.B.4 of the Plan.

33. “Committee Members” means, each in its capacity as a member of the Committee: (i) Wabash Marine, Inc., (ii) Whayne Supply Company, (iii) Royal Brass and Hose, Inc., (iv) UGM ADDCAR Systems, LLC, and (v) Mine Equipment & Mill Supply Company.

34. “Confirmation” means the entry of the Confirmation and Sale Order on the docket of the Chapter 11 Cases.

35. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation and Sale Order.

36. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider entry of a Confirmation and Sale Order pursuant to section 1129 of the Bankruptcy Code.

37. “Confirmation Hearing Date” means the date on which the Confirmation Hearing commences.

38. “Confirmation and Sale Order” means the order approving, among other things, the Transaction Agreement and the Sale Transaction, and confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be reasonably acceptable in form and substance to (a) the Required Supporting Senior Noteholders, (b) with respect to those provisions involving the Royalty Agreements, to Thoroughbred, (c) with respect to those provisions involving the Sale Transaction, to Murray, and (d) with respect to treatment provided on account of Holders of General Unsecured Claims or the Committee, to the Committee.

39. “Consummation” means the occurrence of the Effective Date of the Plan.

40. “Contribution” shall have the meaning set forth in the Transaction Agreement.

41. “Cure Costs” means all amounts (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) required to cure any monetary defaults and other obligations required to cure any non-monetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in a notice of proposed assumption and assignment) under any Executory Contract or Unexpired Lease that is to be assumed or assumed and assigned by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

42. “Cure Notice” means any notice that sets forth the proposed Cure Costs under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed or assumed and assigned by the Debtors under the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code, as applicable, which notice shall include procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, Cure Costs to be paid in connection therewith, and procedures for resolution by the Bankruptcy Court of any related disputes.

43. “D&O Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for directors, members, trustees, officers, and managers’ liability.

44. “Debtor Cure Costs” means any and all Cure Costs payable with funds provided by the Debtors pursuant to the terms and conditions of the Transaction Agreement whether directly or through NewCo.

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45. “Debtors” means, collectively: (a) Armstrong; (b) Armstrong Air, LLC; (c) Armstrong Coal Company, Inc.; (d) Armstrong Coal Sales, LLC; (e) Armstrong Energy Holdings, Inc.; (f) Armstrong Logistics Services, LLC; (g) Thoroughfare Mining, LLC; (h) Western Diamond LLC; and (i) Western Land Company, LLC.

46. “Definitive Documents” means the Plan Support Agreement, the Cash Collateral Motion, the Disclosure Statement, the Plan, the Confirmation and Sale Order, the HoldCo/NewCo Documentation, the Transaction Agreement, and the various agreements and other documentation formalizing the Plan.

47. “Disclosure Statement” means the First Amended Disclosure Statement for the Debtors’ First Amended Joint Chapter 11 Plan [Docket No. 312], including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as amended, supplemented, or otherwise modified from time to time, and which shall be reasonably acceptable to the Required Supporting Senior Noteholders.

48. “Disclosure Statement Order” means the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Scheduling Certain Dates with Respect Thereto, and (V) Granting Related Relief [Docket No. 322], as amended, supplemented, or otherwise modified from time to time, and which shall be reasonably acceptable to the Required Supporting Senior Noteholders.

49. “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests, other than Holders of Claims or Interests related to securities, are eligible to receive distributions hereunder, which shall be (a) the Confirmation Date or (b) such other date as designated in a Bankruptcy Court order. The Distribution Record Date for Holders of Allowed Claims related to securities shall be a date selected by the Debtors to be on or before the Effective Date. Distributions to Holders of Claims or Interests related to securities shall be made to such Holders in exchange for such securities, which, subject to the terms and conditions of this Plan, shall be deemed cancelled as of the Effective Date.

50. “Distribution Reserve Accounts” means the Priority Claims Reserve, the Undeliverable Distribution Reserve, the Wind-Down Reserve, the Other Secured Claims Reserve, and the GUC Reserve established pursuant to this Plan.

51. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed. For the avoidance of doubt, a Disputed Claim or Interest shall not include any Claim or Interest that has been disallowed under the Plan or by Final Order.

52. “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors and acceptable to the Required Supporting Senior Noteholders and Murray on or after the Confirmation Date on which: (a) no stay of the Confirmation and Sale Order is in effect; and (b) all conditions precedent specified in Article XI.A of the Plan have been satisfied (or shall be satisfied simultaneously therewith) or waived (in accordance with the Plan). Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

53. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

54. “Estate” means, as to each Debtor, the estate created for each Debtor on the Petition Date pursuant to sections 301 and 541 of the Bankruptcy Code.

55. “Excluded Assets” shall have the meaning set forth in the Transaction Agreement.

56. “Exculpated Parties” means collectively, the Debtors and the Released Parties.

57. “Executory Contract” means a contract to which a Debtor is a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

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58. “Federal Judgment Rate” means the federal judgment rate in effect as of the Effective Date.

59. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Solicitation Agent.

60. “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Court (or the clerk of such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been reversed, stayed, modified, amended, or vacated, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with rule 8002 of the Bankruptcy Rules; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

61. “General Account” means a general account: (a) into which shall be deposited revenues and proceeds of all assets of the Debtors and Cash in an amount in excess of the amount required to adequately maintain the Distribution Reserve Accounts as described in Article VIIIG (provided that the General Account shall not include funds required to be deposited into the Distribution Reserve Accounts); (b) from which shall be made payments to any Distribution Reserve Account (other than GUC Reserve) in an amount sufficient to adequately maintain such Distribution Reserve Account as described in Article VIIIG; and (c) from which payments shall be made according to the priority set forth in Article VIII.G.

62. “General Unsecured Claim” means any Claim that is not paid in full during the Chapter 11 Cases and is not: (a) an Other Secured Claim; (b) a Senior Notes Claim; (c) an Administrative Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) an Intercompany Claim; (g) a Professional Fee Claim; or (h) a Section 510(b) Claim; provided that, for the avoidance of doubt, General Unsecured Claims shall not include the Senior Note Deficiency Claims.

63. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

64. “GUC Reserve” means a separate, segregated account to be established and maintained by the Plan Administrator and funded in Cash with the GUC Reserve Amount on the Effective Date on account of the Committee Claims Settlement in accordance with Article XI.B.6 hereof.

65. “GUC Reserve Amount” means the sum of (a) $2,200,000 and (b) the Additional GUC Amount (if applicable), each of which shall be funded in accordance with Article XI.B.6 and distributed by the Plan Administrator in accordance with Article VIII.F hereof.

66. “HoldCo” means a Delaware limited liability company to be formed by Armstrong, as further described in Article IV.B.

67. “HoldCo/NewCo Documentation” means any and all documentation, filings, forms, and other administrative or ministerial actions relating thereto, that are reasonably necessary or desirable with respect to the formation of HoldCo or NewCo and to effectuate the Sale Transaction which HoldCo/NewCo Documentation shall be in form and substance acceptable to the Required Supporting Senior Noteholders and Murray.

68. “HoldCo Common Equity” means the common equity interests of HoldCo to be authorized pursuant to the Operating Agreement.

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69. “HoldCo Equity” means the HoldCo Common Equity and the HoldCo Preferred Equity.

70. “HoldCo Preferred Equity” means the preferred equity interests of HoldCo to be authorized pursuant to the Operating Agreement.

71. “Holder” means any Entity holding a Claim or an Interest.

72. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

73. “Initial Distribution Date” means the date on which the Debtors or the Plan Administrator make initial distributions to Holders of Allowed Claims pursuant to the Plan.

74. “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

75. “Intercompany Interest” means an Interest in any Debtor other than Armstrong; provided that, for the avoidance of doubt, any Interest held by a Debtor in HoldCo or NewCo shall not constitute an Intercompany Interest.

76. “Interest” means any interest, equity, or share in the Debtors, including all options, warrants, or other rights to obtain such an interest or share in such Debtor, whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising therefrom.

77. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals.

78. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

79. “KenAmerican” shall have the meaning set forth in the Transaction Agreement.

80. “KenAmerican Transferred Assets” shall have the meaning set forth in the Transaction Agreement.

81. “LG&E/KU” shall have the meaning set forth in the Transaction Agreement.

82. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

83. “MEC Notes” means second lien 11.25% notes due April 2021, issued by Murray.

84. “MEC Transferred Assets” shall have the meaning set forth in the Transaction Agreement.

85. “MSAI” shall have the meaning set forth in the Transaction Agreement.

86. “Murray” means Murray Energy Corporation and/or certain of its Affiliates as more particularly set forth in the Transaction Agreement.

87. “NewCo” means one or more a Delaware limited liability companies to be formed by Armstrong, as further described in Article IV.B.

88. “NewCo Cure Costs” means any and all Cure Costs payable by NewCo or KenAmerican with funds provided by Murray or KenAmerican pursuant to the Transaction Agreement and does not include any Debtor Cure Costs.

89. “NewCo Transferred Assets” shall have the meaning set forth in the Transaction Agreement.

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90. “Noteholder Equity Issuance Consideration” shall have the meaning set forth in the Transaction Agreement.

91. “Notice and Solicitation Agent” means Donlin, Recano & Company, Inc., in its capacity as such.

92. “Operating Agreement” means the initial limited liability company operating agreement for HoldCo, as the same shall be amended and restated as of the Effective Date, substantially in the form attached as Exhibit D to the Transaction Agreement.

93. “Ordinary Course Professional” means an Entity (other than a Professional) retained and compensated by the Debtors in accordance with the Ordinary Course Professionals Order.

94. “Ordinary Course Professionals Order” means the Order Authorizing the Debtors to Retain and Compensate Professionals Utilized in the Ordinary Course of Business.

95. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507 of the Bankruptcy Code, other than an Administrative Claim, a Priority Tax Claim, a Senior Notes Claim, or a Professional Fee Claim.

96. “Other Secured Claim” means any Secured Claim against any of the Debtors which was senior in priority to or pari passu with any Senior Notes Secured Claims (in each case as of the Petition Date), other than an Allowed Senior Notes Secured Claim or an Adequate Protection Claim.

97. “Other Secured Claims Reserve” means the account to be established and maintained by the Plan Administrator and funded with the Other Secured Claims Reserve Amount pursuant to Article VIII.E.

98. “Other Secured Claims Reserve Amount” means Cash in an amount to be determined by the Debtors, in consultation with the Required Supporting Senior Noteholders, which amount shall be funded by the Debtors and used by the Plan Administrator for the payment of Allowed Other Secured Claims to the extent that such Other Secured Claims have not been satisfied pursuant to Article III.B.2 on or before the Effective Date.

99. “Permitted Encumbrance” shall have the meaning set forth in the Transaction Agreement.

100. “Petition Date” means November 1, 2017.

101. “Plan” means this Debtors’ Third Amended Joint Chapter 11 Plan, including the Plan Supplement which is incorporated herein by reference and made part of this Plan as if set forth herein, as each may be modified, supplemented, or waived from time to time in accordance with the respective terms thereof, which shall be in form and substance reasonably acceptable to the Required Supporting Senior Noteholders, Murray and, with respect to those provisions of the Plan that involve the Royalty Agreements, to Thoroughbred, and with respect to provisions involving the treatment of Holders of General Unsecured Claims or the Committee, to the Committee.

102. “Plan Administrator” means the Debtors’ chief restructuring officer, or such other Person to be agreed upon before the Confirmation Hearing by the Debtors, the Required Supporting Senior Noteholders, and the Committee, if any.

103. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, each of which shall be in form and substance reasonably acceptable to the Required Supporting Senior Noteholders, Murray and, with respect to those documents that involve the Royalty Agreements, to Thoroughbred, substantially final forms of which shall be filed at least 14 days prior to the Voting Deadline, including: (a) the Schedule of Assumed Executory Contracts and Unexpired Leases; (b) the identity of the Plan Administrator and the compensation of the Plan Administrator; (c) the Retained Causes of Action; (d) the amounts of the Distribution Reserve Accounts; (e) the Wind-Down Budget; and (f) the HoldCo/NewCo Documentation. For the avoidance of doubt, the Operating Agreement will be available either (a) through the Debtors’ website, or (b) by hard copy for any party that specifically requests such from the Debtors.

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104. “Plan Support Agreement” means that certain Plan Support Agreement dated as of January 24, 2018, by and among the Debtors, Murray, the Committee, RRPH, Thoroughbred, and the Supporting Senior Noteholders, as may be modified, amended, or supplemented from time to time in accordance with the terms thereof.

105. “Post-Effective Date Debtor” means reorganized Armstrong Air, LLC.

106. “Post-Effective Date Debtor Assets” means: (a) the Remaining Collateral and the Remaining Collateral Proceeds; (b) the Distribution Reserve Accounts; and (c) the Debtors’ interests in the Additional GUC Amount (if applicable) and the True-Up Costs (if applicable). For the avoidance of doubt, the Post-Effective Date Debtor Assets shall not include: (w) the Transferred Assets; (x) any claims or Causes of Action released pursuant to the Plan; or (y) the Professional Fee Escrow.

107. “Priority Claims” means, collectively the: (a) Priority Tax Claims; and (b) Other Priority Claims.

108. “Priority Claims Reserve” means the account to be established and maintained by the Plan Administrator and funded with the Priority Claims Reserve Amount pursuant to Article VIII.C hereof.

109. “Priority Claims Reserve Amount” means Cash in an amount to be determined by the Debtors, in consultation with the Required Supporting Senior Noteholders, which amount shall be funded by the Debtors and used by the Plan Administrator for the full payment in Cash of Allowed Priority Claims and Allowed Administrative Claims payable pursuant to Article II.A to the extent that such Priority Claims and Administrative Claims have not been paid in full on or before the Effective Date.

110. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

111. “Professional” means an entity employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 326, 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

112. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

113. “Professional Fee Escrow” means an interest-bearing escrow account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors as soon as reasonably practicable after the Confirmation Date and no later than the Effective Date solely for the purpose of paying all remaining Allowed and unpaid Professional Fee Claims. Such Cash shall remain subject to the jurisdiction of the Bankruptcy Court.

114. “Professional Fee Escrow Amount” means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.B of the Plan.

115. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

116. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

117. “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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118. “Released Parties” means collectively, and in each case in its capacity as such: (a) the Debtors and the Post-Effective Date Debtor; (b) the Debtors’ current and former officers and directors; (c) the Committee and the Committee Members; (d) the Supporting Senior Noteholders; (e) RRPH; (f) the Senior Notes Trustee; (g) Murray; (h) Thoroughbred; (i) the parties to the Plan Support Agreement; (j) NewCo; (k) HoldCo; and (l) with respect to each of the foregoing entities in clauses (a) through (k), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case, solely in their capacity as such.

119. “Releasing Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Supporting Senior Noteholders; (c) RRPH; (d) the Senior Notes Trustee; (e) Murray; (f) Thoroughbred; (g) the parties to the Plan Support Agreement (h) all Holders of Claims; (i) all Holders of Interests; (j) NewCo; (k) HoldCo; and (l) with respect to the Debtors, and each of the foregoing Entities in clauses (a) through (k), each such Entity’s current and former Affiliates, and each such Entity’s and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

120. “Remaining Collateral” means the (a) Cash Consideration and (b) all Excluded Assets.

121. “Remaining Collateral Proceeds” means the net Cash proceeds of any Remaining Collateral after payment of all Allowed Administrative Claims and the funding of the Priority Claims Reserve, the Other Secured Claims Reserve, the GUC Reserve, the Professional Fee Escrow, and the Wind-Down Reserve, available for distribution under Article VIII.G hereof.

122. “Required Supporting Senior Noteholders” means holders of a majority of the principal amount of Senior Notes held by all Supporting Senior Noteholders at any given time.

123. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors determine, with the consent (not to be unreasonably withheld) of the Required Senior Supporting Noteholders and Murray, to be necessary or desirable to implement the terms of the Definitive Documents.

124. “Retained Causes of Action” means all claims and causes of action of the Debtors identified in the Plan Supplement.

125. “Royalty Agreements” means all existing mineral right agreements between certain of the Debtors and Thoroughbred (exclusive of that certain Coal Mining Lease and Sublease, dated as of February 28, 2014, by and between Thoroughbred Resources, LLC, as Lessor, and Thoroughfare Mining, LLC, as Lessee), as the same may be amended or restated to the extent contemplated by the Transaction Agreement.

126. “RRPH” means Rhino Resource Partners Holdings LLC.

127. “Sale Transaction” means the transfer of the Transferred Assets to NewCo and the assumption by NewCo of the Assumed Liabilities free and clear of all of all Liens, Claims, charges, and other encumbrances (other than the Permitted Encumbrances, in each case, and Assumed Liabilities) pursuant to sections 363(f) and/or 1123 of the Bankruptcy Code on the terms and conditions set forth in the Transaction Agreement.

128. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of those Executory Contracts and Unexpired Leases to be assumed by the Debtors or assumed and assigned by the Debtors to NewCo pursuant to the Plan, as set forth in the Plan Supplement, which (with respect to such Executory Contracts

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and Unexpired Leases to be assumed and assigned by the Debtors to NewCo) shall be in form and substance reasonably acceptable to the Required Supporting Senior Noteholders and Murray, subject to amendment by the Debtors with the consent of the Required Supporting Senior Noteholders and Murray (with respect to such Executory Contracts and Unexpired Leases to be assumed and assigned by the Debtors to NewCo) from time to time in accordance with the Transaction Agreement and this Plan. For the avoidance of doubt, the Debtors shall assume and assign to NewCo, as part of the Sale Transaction, the Executory Contracts and Unexpired Leases that are required to be assigned to NewCo pursuant to the Transaction Agreement, including all Royalty Agreements, as amended.

129. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs to be Filed by the Debtors pursuant to section 521 of the Bankruptcy Code.

130. “Section 510(b) Claims” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

131. “Secured” means, when referring to a Claim, a Claim that is: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code and Bankruptcy Rule 3012, as applicable; or (b) Allowed pursuant to the Plan or a Final Order as a Secured Claim.

132. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

133. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

134. “Senior Noteholders” means the Holders of Senior Notes.

135. “Senior Noteholder Collateral” means “Collateral,” as such term is defined in the Cash Collateral Order.

136. “Senior Notes” means the 11.75% Senior Secured Notes due 2019.

137. “Senior Notes Claim” means any Claim derived from or based upon the Senior Notes Indenture, which Claims shall be Allowed in an aggregate amount not less than $221,149,347.22, plus all accrued but unpaid interest and fees payable in respect thereof; provided that, for the avoidance of doubt, the Senior Notes Claims shall include all Senior Notes Deficiency Claims, if any.

138. “Senior Notes Deficiency Claim” means any Senior Notes Claim that is not a Secured Claim.

139. “Senior Notes Indenture” means that certain indenture, dated as of December 21, 2012, as supplemented and in effect from time to time, by and among Armstrong and the Senior Notes Trustee, pursuant to which Armstrong issued $200,000,000 in aggregate principal amount of the Senior Notes.

140. “Senior Notes Secured Claim” means any Senior Notes Claim that is a Secured Claim.

141. “Senior Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as indenture trustee of the Senior Notes Indenture, and any successor thereto.

142. “Solicitation Date” means the date upon which the Debtors commence the solicitation process in accordance with the Disclosure Statement Order.

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143. “Solicitation Procedures” means that form of solicitation procedures approved by and attached as an exhibit to the Disclosure Statement Order.

144. “Subsequent Distribution Date” means the date following the Initial Distribution Date on which the Plan Administrator in its reasonable discretion elects to make distributions to Holders of Allowed Claims pursuant to the Plan.

145. “Supporting Senior Noteholders” means the beneficial holders or investment managers or advisors for such beneficial holders of the Senior Notes that are party to the Plan Support Agreement.

146. “Thoroughbred” means, collectively, Thoroughbred Resources, L.P., for itself and its Affiliates and subsidiaries.

147. “Transaction Agreement” means that certain transaction agreement dated as of January 24, 2018, by and among the Debtors, the Supporting Senior Noteholders, KenAmerican, MSAI, and Murray (including all exhibits and schedules thereto), as the same may be amended, modified, or supplemented from time to time in accordance with the terms thereof, attached hereto as Exhibit B.

148. “Transferred Assets” shall have the meaning set forth in the Transaction Agreement.

149. “True-Up Costs” means the amount of costs incurred by the Debtors (including reasonable, out-of-pocket professional fees) in connection with any proceeding related to, or other resolution of, the items described in clauses (a) and (b) of the definition of Additional GUC Amount; provided that the Debtors shall consult with the Committee regarding the strategy for commencing any proceeding related to, or other resolution of, the items described in clauses (a) and (b) of the definition of Additional GUC Amount.

150. “Undeliverable Distribution Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.B hereof.

151. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

152. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

153. “United States” means the United States of America, its agencies, departments, or agents.

154. “U.S. Trustee” means the Office of the United States Trustee for the Eastern District of Missouri.

155. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

156. “Voting Deadline” means January 19, 2018, at 4:00 p.m. prevailing Central Time.

157. “Wind Down” means the wind down and dissolution of the Debtors’ Estates following the Effective Date as set forth in Article VIII.B hereof.

158. “Wind-Down Amount” means Cash in an amount to be determined by the Debtors and acceptable to the Required Supporting Senior Noteholders, which amount shall be funded by the Debtors and used by the Plan Administrator to fund the Wind Down in accordance with the Wind-Down Budget.

159. “Wind-Down Budget” means a budget for the reasonable activities and expenses to be incurred in winding down the Chapter 11 Cases and administering the Remaining Collateral, which budget, activities, and reasonable expenses shall be agreed by the Required Supporting Senior Noteholders and the Debtors and may provide for incentive opportunities for certain of the Debtors’ existing employees that will assist the Plan

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Administrator. The Wind-Down Budget, a copy of which shall be filed with the Plan Supplement, shall include line item estimates for, among other things, post-Effective Date professional fees and U.S. Trustee fees, and will be financed by the Wind-Down Amount.

160. “Wind-Down Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.D.

B. Rules of Interpretation.

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (11) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (12) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (13) any immaterial effectuating provisions may be interpreted by the Debtors or the Plan Administrator in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (14) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C. Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan or Confirmation and Sale Order. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D. Governing Law.

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles.

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States, unless otherwise expressly provided.

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F. Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan, the Disclosure Statement, the Plan Supplement, and the Transaction Agreement, the Transaction Agreement shall control. In the event of any inconsistency between the Transaction Agreement and the Confirmation and Sale Order, the Confirmation and Sale Order shall control.

ARTICLE II

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

A. Administrative Claims.

Except with respect to Professional Fee Claims or as otherwise set forth herein, subject to the provisions of sections 327, 330(a), and 331 of the Bankruptcy Code, and except to the extent that a Holder of an Allowed Administrative Claim and, as applicable, the Debtors or the Plan Administrator agree to less favorable treatment or such Holder has been paid by any applicable Debtor prior to the Effective Date, the Debtors or the Plan Administrator shall pay each Holder of an Allowed Administrative Claim the full unpaid amount of such Allowed Administrative Claim in Cash: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if an Administrative Claim is Allowed after the Effective Date, on the date such Administrative Claim is Allowed or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due) with a Cash distribution from the Priority Claims Reserve by the Plan Administrator; (3) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Plan Administrator, as applicable; or (4) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that any Allowed Administrative Claim that has been expressly assumed by NewCo under the Transaction Agreement shall not be an obligation of the Debtors; provided, further, that notwithstanding anything to the contrary contained herein, the Senior Noteholders and the Senior Notes Trustee shall be entitled to retain all payments made by the Debtors during the Chapter 11 Cases pursuant to the Cash Collateral Order; provided, further, that the Senior Noteholders shall waive any and all Adequate Protection Claims and shall not receive a distribution on account of such Adequate Protection Claims.

1. Administrative Claims Bar Date.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court (including the Bar Date Order) or as provided by this Article II.B, unless previously Filed, requests for payment of Administrative Claims, other than requests for payment of Professional Fee Claims, must be Filed and served on the Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation and Sale Order and the notice of entry of the Confirmation and Sale Order. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, their Estates, or the Plan Administrator, and such Administrative Claims shall be deemed compromised, settled, and released as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

2. Priority Claims Reserve.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall fund the Priority Claims Reserve in Cash as described in Article VIII.C hereof. Any amounts remaining in the Priority Claims Reserve after payment of all Allowed Priority Claims shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court.

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B. Professional Compensation.

1. Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, shall be Filed no later than 60 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Bankruptcy Court orders, including the Interim Compensation Order, and once approved by the Court, shall be promptly paid from the Professional Fee Escrow up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan.

2. Professional Fee Escrow Amount.

On the Effective Date, the Debtors or the Post-Effective Date Debtor, as applicable, shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates or of the Post-Effective Date Debtor. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow as soon as reasonably practicable after such Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court.

3. Estimation of Fees and Expenses.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred before and as of the Effective Date and shall deliver such estimate to the Debtors no later than five Business Days prior to the Effective Date; provided that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional.

4. Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors. Upon the Effective Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

5. Substantial Contribution.

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before the Administrative Claims Bar Date.

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C. Costs and Expenses of the Senior Notes Trustee and Supporting Senior Noteholders.

Notwithstanding anything to the contrary contained herein, any Claim related to the reasonable and documented fees and expenses, contribution or indemnification obligations (including, for the avoidance of doubt, those that may accrue before or after the Effective Date (including in any appellate proceedings related to these Chapter 11 Cases)) of the Senior Notes Trustee or the Supporting Senior Noteholders and their respective professionals payable pursuant to the Cash Collateral Order, shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Senior Notes Trustee or the Supporting Senior Noteholders, or their respective professionals, to file applications, a Proof of Claim or otherwise seek approval of the Court as a condition to the payment of such Allowed Administrative Claims.

D. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

E. U.S. Trustee.

The Debtors or the Plan Administrator, as applicable, shall timely pay all U.S. Trustee Fees for each quarter under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ businesses, until the entry of a Final Order, dismissal of the Chapter 11 Cases, or conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code. Following Confirmation, the Debtors shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Summary of Classification.

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims against and Interests in a particular Debtor are placed in Classes for each of the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Professional Fee Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including, voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

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Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Senior Notes Claims	Impaired	Entitled to Vote
Class 4	General Unsecured Claims	Impaired	Entitled to Vote
Class 5	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 6	Interests in Armstrong	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests.

Except to the extent that the Debtors and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter, the timing of which shall be subject to the reasonable discretion of the Debtors or the Plan Administrator, as applicable.

1.	Class 1—Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in Cash from the Priority Claims Reserve or other treatment rendering such Claim Unimpaired.

(c)

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.

2.	Class 2—Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims, including all Secured Tax Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full satisfaction of each allowed Other Secured Claim against the Debtors, each Holder thereof shall receive, at the Plan Administrator’s election:

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(i)	payment in full in Cash of such Holder’s Allowed Class 2 Other Secured Claim with a distribution from the Other Secured Claims Reserve;

(ii)	the Post-Effective Date Debtor’s interest in the Collateral securing such Holder’s Allowed Class 2 Other Secured Claims; or

(iii)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan.

3.	Class 3—Senior Notes Claims.

(a)	Classification: Class 3 consists of all Senior Notes Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in full satisfaction of each Allowed Senior Notes Claim, each Holder of an Allowed Senior Notes Claim will receive, on or as soon as reasonably practicable after the Effective Date, its pro rata share of: (i) one hundred (100%) percent of the HoldCo Equity as of the Effective Date (before dilution on account of the HoldCo Equity issued to Murray in exchange for the Contribution as described in the Transaction Agreement) in satisfaction of the Noteholder Equity Issuance Consideration; (ii) $19,000,000 in Cash to be funded by Murray in accordance with the Transaction Agreement; (iii) $12,000,000 in aggregate principal amount of MEC Notes to be delivered by Murray in accordance with the Transaction Agreement; and (iv) all Remaining Collateral and Remaining Collateral Proceeds and all assets and proceeds remaining in the General Account as provided in Article VIII.G hereof, until such Allowed Senior Notes Claims are paid in full.

(c)	Voting: Class 3 is Impaired under the Plan. Each Holder of an Allowed Senior Notes Claim is entitled to vote to accept or reject the Plan.

4.	Class 4—General Unsecured Claims.

(a)	Classification: Class 4 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full satisfaction of each Allowed General Unsecured Claim, until paid in full, each Holder of an Allowed General Unsecured Claim will receive its pro rata share of the GUC Reserve Amount as provided in Article VIII.F hereof.

(c)	Voting: Class 4 is Impaired. Each Holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

5.	Class 5—Intercompany Claims.

(a)	Classification: Class 5 consists of all Intercompany Claims.

(b)

Treatment: Intercompany Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and each Holder of a Class 5 Claim will not receive any distribution on account of such Claim.

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(c)

Voting: Class 5 is Impaired. Each Holders of an Intercompany Claim is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

6.	Class 6—Interests in Armstrong

(a)	Classification: Class 6 consists of all Interests in Armstrong.

(b)

Treatment: Interests in Armstrong will be canceled, released, and extinguished, and will be of no further force or effect, and each Holder of an Interest in Armstrong will not receive any distribution on account of such Interest.

(c)

Voting: Class 6 is Impaired. Each Holder of an Interest in Armstrong is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

7.	Class 7—Intercompany Interests.

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)

Treatment: Intercompany Interests will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and each Holder of an Intercompany Interest will not receive any distribution on account of such Interest.

(c)

Voting: Class 7 is Impaired. Each Holder of an Intercompany Interest is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

8.	Class 8—Section 510(b) Claims.

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)

Treatment: Section 510(b) Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and each Holder of a Section 510(b) Claim will not receive any distribution on account of such Section 510(b) Claim. The Debtors are not aware of any valid Section 501(b) Claims and believe that no such Section 510(b) Claims exist.

(c)

Voting: Class 8 is Impaired. Each Holder of a Section 510(b) Claims is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect, diminish, or impair the rights of the Plan Administrator, the Debtors, or the Debtors’ Estates in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Acceptance or Rejection of the Plan.

1. Presumed Acceptance of Plan.

Classes 1 and 2 are Unimpaired under the Plan and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

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2. Voting Classes.

Each Holder of an Allowed Claim in each of Classes 3 and 4 shall be entitled to vote to accept or reject the Plan.

3. Presumed Rejection of Plan.

Classes 5, 6, 7, and 8 shall receive no distribution under the Plan on account of their Interests and Claims and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

4. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class thereof, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

E. Elimination of Vacant Classes.

Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Acceptance of the Plan by either Class 3 or 4 will satisfy section 1129(a)(10) of the Bankruptcy Code. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G. Special Provision Regarding Committee Claims Settlement.

Any and all Committee Claims shall be settled, compromised, or waived pursuant to Article V.III of the Plan. Distributions on account of the Allowed General Unsecured Claims as set forth in Article III.B.4 resulting from such settlement and compromise shall be effected through the distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan

H. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Sources of Plan Consideration.

The HoldCo Equity, $19,000,000 in Cash to be funded by Murray in accordance with the Transaction Agreement, the MEC Notes, the Remaining Collateral, the Priority Claims Reserve, the Other Secured Claims Reserve, the GUC Reserve, the Debtors’ rights under the Transaction Agreement, and all Causes of Action not previously settled, released, or exculpated under the Plan, if any, shall be used to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims and subject to the terms provided herein.

B. Armstrong Sale Transaction.

1. Creation of NewCo and HoldCo.

Following the Petition Date, Armstrong shall form or cause to be formed (i) HoldCo, a Delaware limited liability company, which shall be wholly owned by Armstrong, and (ii) NewCo, one or, if designated by Murray and the Required Senior Supporting Noteholders, more than one new Delaware limited liability companies, which shall be wholly owned by HoldCo.

Pursuant to the Transaction Agreement, Armstrong shall cause (i) HoldCo to be treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes and (ii) NewCo to be treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes unless otherwise directed in writing by the Supporting Senior Noteholders and Murray, in which case Armstrong will cooperate (including by filing an IRS Form 8832 in connection with the Sale Transaction) to elect to treat NewCo as a corporation for U.S. federal and applicable state and local income tax purposes.

2. Transaction Agreement.

Subject to the terms of the Transaction Agreement, on the Effective Date, the Debtors shall consummate the Sale Transaction by, among other things, transferring (i) the NewCo Transferred Assets to NewCo, (ii) the MEC Transferred Assets to Murray, and (iii) the KenAmerican Transferred Assets to KenAmerican, in each case, free and clear of all Liens, Claims, charges, and other encumbrances (other than Permitted Encumbrances and Assumed Liabilities) pursuant to sections 363, 365 and/or and 1123 of the Bankruptcy Code, this Plan and the Confirmation and Sale Order. Upon entry of the Confirmation and Sale Order by the Bankruptcy Court, all matters provided for under the Transaction Agreement and the Plan, and any documents in connection herewith and therewith, shall be deemed authorized and approved without any requirement of further act or action by the Debtors, the Debtors’ shareholders or boards of directors, or any other Entity or Person. The Debtors are authorized to execute and deliver, and to consummate the transactions contemplated by, the Transaction Agreement and this Plan, as well as to execute, deliver, file, record and issue any note, documents, or agreements in connection therewith, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The transactions contemplated by the Transaction Agreement and this Plan are undertaken by the Debtors, HoldCo, NewCo, the Supporting Senior Noteholders and Murray without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided therein to consummate the transactions contemplated thereunder and hereunder shall not affect the validity of such transactions (including the assumption, assignment and/or transfer of any Executory Contract or Unexpired Lease to NewCo). NewCo is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code as applicable.

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3. HoldCo Equity.

On the Effective Date, HoldCo is authorized to issue or cause to be issued and shall issue the HoldCo Equity for distribution to the holders of Allowed Senior Notes Claims in accordance with the terms of this Plan and to Murray as set forth in the Transaction Agreement, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. All of the shares of HoldCo Equity issued pursuant to the Plan, as contemplated by the Transaction Agreement, shall be duly authorized and validly issued. Other than as contemplated through the issuance of HoldCo Equity pursuant to this Plan and the Transaction Agreement, there shall exist on the Effective Date no other equity securities, warrants, options, or other agreements to acquire any equity interest in HoldCo.

4. Restructuring Transactions.

Before, on, and after the Effective Date, the Debtors, or the Post-Effective Date Debtor, as applicable, are authorized, without further order of the Bankruptcy Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under or in connection with the Plan, including: (1) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree with the consent (not to be unreasonably withheld) of the Required Supporting Senior Noteholders and Murray; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable Entities agree with the consent (not to be unreasonably withheld) of the Required Supporting Senior Noteholders and Murray; (3) rejection or assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (4) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (5) subject to the occurrence of the Effective Date, the consummation of the transactions contemplated by the Transaction Agreement.

5. Payment of Cure Costs and Other Amounts.

On or as soon as reasonably practicable after the Effective Date, (i) NewCo (or an Affiliate thereof, including, without limitation, KenAmerican), with funds provided by Murray, shall pay all NewCo Cure Costs, and (ii) the Debtors shall pay (either directly or through NewCo) all Debtor Cure Costs, in each case that are required to be paid (if any) pursuant to and in accordance with sections 365 or 1123 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors and assigned to NewCo pursuant to the Transaction Agreement and this Plan. The Debtors and the Post-Effective Date Debtor (a) shall not have any obligation to make any payment or other distribution on account of any NewCo Cure Costs, and (b) shall have the obligation to pay NewCo for any amounts that are accrued as of the closing under the Transaction Agreement prorated per diem as of such closing not yet due and payable with respect to any Executory Contracts or Unexpired Leases that are assumed by the Debtors and assigned to NewCo pursuant to the Transaction Agreement and this Plan. NewCo, HoldCo, the Supporting Senior Noteholders, and Murray shall not have any obligation to make any payment or other distribution on account of any Debtor Cure Costs, except for Debtor Cure Costs paid through NewCo.

C. Vesting of Assets.

Except as otherwise provided in the Plan, the Transaction Agreement, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date: (a) the Transferred Assets shall be preserved and shall vest in NewCo, free and clear of all Liens, Claims, charges, and other encumbrances (other than the Permitted Encumbrances and the Assumed Liabilities); and (b) the Post-Effective Date Debtor Assets shall vest in the Post-Effective Date Debtor for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, and other encumbrances other than the Permitted Encumbrances. On and after the Effective Date, except as otherwise provided in the Plan and subject in all respects to the Transaction Agreement and the Plan, the Debtors and the Post-Effective Date Debtor may operate their businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the

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Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, following the Effective Date, HoldCo and NewCo may operate their businesses and use, acquire, or dispose of property, including the Transferred Assets, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

D. General Settlement of Claims.

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Distributions made to Holders of Allowed Claims in any Class are intended to be final.

E. Senior Notes Indenture.

Effective as of the Effective Date, the Debtors’ obligations under the Senior Notes Indenture shall be deemed terminated, canceled, and released. In full and final satisfaction, settlement, and release of and in exchange for each Holder’s Allowed Senior Notes Claim, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Plan Administrator, as the case may be, may take such actions as are necessary to effectuate the transactions contemplated by Article IIIB and Article VIIIG hereof and the Transaction Agreement, including to execute and deliver such other and further documents as may be reasonably requested by the Senior Notes Trustee. Notwithstanding anything in the Plan to the contrary, the Senior Notes Indenture shall continue in effect solely to the extent necessary to: (1) allow Holders of Allowed Senior Notes Claims to receive distributions pursuant to the Plan; (2) allow the Post-Effective Date Debtor to make distributions pursuant to the Plan; and (3) allow the Senior Notes Trustee to seek compensation, reimbursement, and/or indemnification of fees, expenses, and other costs in accordance with the Plan, the Cash Collateral Order, and the Senior Notes Indenture.

F. Post-Effective Date Debtor.

On and after the Effective Date, in accordance with the Wind-Down Budget, the Post-Effective Date Debtor shall continue in existence for purposes of (1) winding down the Debtors’ businesses and affairs as expeditiously as reasonably possible, (2) resolving Disputed Claims, (3) paying Allowed Priority Tax Claims, Allowed Administrative Claims (including but not limited to Professional Fee Claims), Allowed Priority Claims, Allowed Senior Notes Claims, Allowed Other Secured Claims, Allowed General Unsecured Claims, and Debtor Cure Costs as provided hereunder, (4) establishing and funding the Distribution Reserve Accounts, (5) enforcing and prosecuting claims, interests, rights, and privileges under the Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (6) filing appropriate tax returns, (7) complying with its continuing obligations under the Transaction Agreement (including with respect to the transfer of permits to NewCo as contemplated therein); and (8) administering the Plan in an efficacious manner. The Post-Effective Date Debtor shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (a) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (b) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Plan Administrator to file motions or substitutions of parties or counsel in each such matter.

G. Plan Administrator.

The Plan Administrator shall act for the Post-Effective Date Debtor in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize

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the same). On the Effective Date, the authority, power, and incumbency of the persons acting as managers and officers of the Post-Effective Date Debtor shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Post-Effective Date Debtor, and shall succeed to the powers of the Post-Effective Date Debtor’s managers, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Post-Effective Date Debtor as further described in Article VII hereof; provided that the Plan Administrator shall use commercially reasonable efforts to operate in a manner consistent with the Wind-Down Budget.

Notwithstanding anything herein to the contrary, the Post-Effective Date Debtor and the Plan Administrator shall be deemed to be fully bound by the terms of the Plan and the Confirmation and Sale Order.

H. Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of any Debtor under any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity, or portfolio interest in the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Interest shall be cancelled and deemed surrendered as to the Debtors and shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised.

I. Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation and Sale Order, all actions contemplated by the Plan and the Transaction Agreement (including any action to be undertaken by the Plan Administrator) shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, the Debtors, or any other Entity or Person. All matters provided for in the Plan involving the corporate structure of the Debtors, including the creation of HoldCo and NewCo, the consummation of the Sale Transaction and the issuance of HoldCo Equity to Holders of Allowed Supporting Senior Noteholders and Murray, in each case in accordance with the Plan and the Transaction Agreement, and any corporate action required by the Debtors in connection therewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Debtors or the Debtors’ Estates.

Upon the Effective Date or as soon as reasonably practicable thereafter, after making all distributions provided for under the Plan, the Debtors shall be deemed to have been dissolved and terminated, except as necessary satisfy their obligations under the Transaction Agreement. The directors, managers, and officers of the Debtors and the Plan Administrator, as applicable, shall be authorized to execute, deliver, File, or record such contracts, instruments, and other agreements or documents and take such other actions as they may deem necessary or appropriate in their sole discretion to implement the provisions of this Article IV.I.

The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under applicable nonbankruptcy law.

J. Dissolution and Board of the Debtors.

As of the Effective Date, the existing board of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor. Subject in all respects to the terms of this Plan, the Debtors shall be dissolved as soon as practicable on or after the Effective Date, but in no event later than the closing of the Chapter 11 Cases.

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As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to its affairs other than matters substantially related to the transactions described in Article IVB.1-2 of the Plan. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of Armstrong under the applicable laws of its state of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of Armstrong or any of its affiliates.

K. Release of Liens.

Except as otherwise expressly provided herein, on the Effective Date, all Liens on any property of any Debtors or the Post-Effective Date Debtor shall automatically terminate, all property subject to such Liens shall be automatically released, and all guarantees of any Debtors or the Post-Effective Date Debtor shall be automatically discharged and released.

L. Effectuating Documents; Further Transactions.

Prior to the Effective Date, the Debtors are, and on and after the Effective Date, the Post-Effective Date Debtors, the Plan Administrator, and the officers and members thereof are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, notice, or consents, except for those expressly required pursuant to the Plan.

M. Exemption from Certain Taxes and Fees.

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan, the Sale Transaction or the Transaction Agreement or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (2) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N. Causes of Action.

Other than Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, settled, assigned, and/or otherwise conveyed under the Plan, the Transaction Agreement, or any Final Order (including, for the avoidance of doubt, any claims or Causes of Action released pursuant to Article X hereof), the Debtors reserve and, as of the Effective Date, assign to the Post-Effective Date Debtor the Causes of Action,

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which shall include, for the avoidance of doubt, those Causes of Action identified as being retained in the Plan Supplement. On and after the Effective Date, the Plan Administrator may pursue the Causes of Action on behalf of and for the benefit of the applicable beneficiaries. On the Effective Date, all Avoidance Actions shall be deemed waived, relinquished, and extinguished, and no Avoidance Actions shall revert to creditors of the Debtors.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any such Cause of Action against them as any indication that the Debtors or the Plan Administrator will not pursue any and all available Causes of Actions against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Debtors or the Post-Effective Date Debtor, as applicable, reserve any such Causes of Action (other than waived Avoidance Actions) being retained by the Debtors as provided herein, notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. Prior to the Effective Date, the Debtors, and on and after the Effective Date, the Plan Administrator, shall retain and shall have, including through their authorized agents or representatives, the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

O. Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Plan Administrator shall be permitted to close all of the Chapter 11 Cases except for the Chapter 11 Case of Armstrong, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in the Chapter 11 Case of Armstrong.

When all Disputed Claims have become Allowed or Disallowed and all remaining Cash has been distributed in accordance with the Plan, the Plan Administrator shall seek authority from the Bankruptcy Court to close the Chapter 11 Case of Armstrong in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously rejected, assumed, or assumed and assigned, including any employee benefit plans, severance plans, and other Executory Contracts under which employee obligations arise, shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Effective Date; (3) is to be assumed by the Debtors or assumed by the Debtors and assigned to NewCo or another third party, as applicable, in connection with the Sale Transaction; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (5) is a D&O Policy; or (6) is the Transaction Agreement or the HoldCo/NewCo Documentation. Entry of the Confirmation and Sale Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption and assignment of the Executory Contracts or Unexpired Leases as provided in the Transaction Agreement and the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan or Transaction Agreement are effective as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date.

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B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by an order of the Bankruptcy Court, any Proofs of Claim based on the rejection of the Debtors’ Executory Contracts or Unexpired Leases pursuant to the Plan or otherwise, must be Filed with the Bankruptcy Court and served on the Debtors or, after the Effective Date, the Plan Administrator, as applicable, no later than 30 days after the earlier of the Effective Date or the effective date of rejection of such Executory Contract or Unexpired Lease. In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be Filed with the Bankruptcy Court and served on the Debtors or, after the Effective Date, the Plan Administrator, as applicable, no later than 14 days after service of the Debtors’ proposed rejection of such Executory Contract or Unexpired Lease.

Any Holders of Claims arising from the rejection of an Executory Contract or Unexpired Lease for which Proofs of Claims were not timely Filed shall not (1) be treated as a creditor with respect to such Claim, (2) be permitted to vote to accept or reject the Plan on account of any Claim arising from such rejection, or (3) participate in any distribution in the Chapter 11 Cases on account of such Claim, and any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Debtors’ Estates, the Post-Effective Date Debtor, or the property for any of the foregoing without the need for any objection by the Debtors or the Plan Administrator, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, settled, and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ prepetition Executory Contracts or prepetition Unexpired Leases shall be classified as General Unsecured Claims against the appropriate Debtor, or upon the Effective Date, the Post-Effective Date Debtor, except as otherwise provided by order of the Bankruptcy Court.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under an Executory Contract or Unexpired Lease to be assumed by the Debtors as set forth in Article V.A, as reflected on the Cure Notice shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of such Cure Costs in Cash on or about the Effective Date, subject to the limitations described below and the allocation of Cure Costs between the Debtors and NewCo set forth in the Transaction Agreement and Article IV.B herein, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Costs, (2) the ability of NewCo or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption, and the Debtors will retain adequate cash to pay for potential Debtor Cure Costs and other amounts to be paid by the Debtors under the Transaction Agreement.

Unless otherwise provided by an order of the Bankruptcy Court or in the Transaction Agreement, at least 14 days before the Voting Deadline, the Debtors shall cause Cure Notices of proposed assumption to be sent to applicable counterparties. Any objection by such counterparty must be Filed, served, and actually received by the Debtors not later than the deadline by which objections to confirmation of the Plan are due. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption.

In any case, if the Bankruptcy Court determines that the Allowed Cure Cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or, with respect to those Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to NewCo under the Transaction Agreement, the Required Supporting Senior Noteholders and Murray (in accordance with the Transaction Agreement) will have the right to remove such Executory Contract or Unexpired Lease from the relevant Schedule of Assumed Executory Contracts and Unexpired Leases (and, if applicable, the list of Assigned Contracts (as defined in the Transaction Agreement)), in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date. Notwithstanding the foregoing, upon the closing under the Transaction Agreement, all Royalty Agreements, as amended or restated as contemplated by the Transaction Agreement, shall be assumed and assigned to NewCo or otherwise conveyed to NewCo and all monetary defaults thereunder cured by NewCo or the Debtors, in each case as provided in the Transaction Agreement.

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Assumption (or assumption and assignment) of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed (or assumed and assigned) Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. All liabilities reflected in the Schedules and any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. D&O Policies.

The D&O Policies shall be assumed by the Debtors on behalf of the applicable Debtor and assigned to the Post-Effective Date Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such insurance policy previously was rejected by the Debtors or the Debtors’ Estates pursuant to a Bankruptcy Court order or is the subject of a motion to reject pending on the Effective Date, and coverage for defense and indemnity under any of the D&O Policies shall remain available to all individuals within the definition of “Insured” in any of the D&O Policies.

E. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith, absent a Final Order of the Bankruptcy Court to the contrary.

F. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan or Transaction Agreement, shall constitute an admission by the Debtors or any other Entity, as applicable, that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that either any Debtor or any other Entity, as applicable, has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have 90 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided in the Plan. Notwithstanding anything else to the contrary herein, all Royalty Agreements, as amended or restated as contemplated by the Transaction Agreement, shall be assumed and assigned to NewCo or otherwise conveyed to NewCo and all monetary defaults thereunder cured by NewCo or the Debtors, in each case as provided in the Transaction Agreement, on or prior to the Effective Date.

G. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class from the Debtors or the Plan Administrator on behalf of the Debtors, as applicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, in which case such payment shall be deemed to have occurred when due. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article IX hereof. Notwithstanding anything to the contrary in the Plan, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim plus any interest accruing on such Claim that is actually payable in accordance with the Plan.

B. Rights and Powers of the Plan Administrator.

1. Powers of the Debtors and the Plan Administrator.

Except as otherwise set forth herein, all distributions under the Plan shall be made on the Effective Date or as soon as reasonably practicable thereafter by the Debtors or the Plan Administrator (or its designee(s)), the timing of which shall be subject to the reasonable discretion of the Debtors or the Plan Administrator, as applicable.

On and after the Effective Date, the Plan Administrator and its designees or representatives shall have the right to object to, Allow, or otherwise resolve any General Unsecured Claim, Priority Claim, or Other Secured Claim, subject to the terms hereof; provided that the Plan Administrator and its designees or representatives shall not have the right to object to the Allowed Senior Notes Deficiency Claims.

The Debtors and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. However, in the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Wind-Down Reserve.

2. Fees of Plan Administrator and Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to or action, order, or approval of the Bankruptcy Court in Cash from the Wind-Down Reserve if such amounts relate to any actions taken hereunder.

C. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and the Debtors, the Plan Administrator, or any other party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to the Senior Notes Trustee with respect to beneficial holders of the Senior Notes Claims.

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2. Distributions to Beneficial Holders of the Senior Notes Claims.

Notwithstanding any provision of the Plan to the contrary, distributions to beneficial holders of the Senior Notes Claims shall be made to or at the direction of the Senior Notes Trustee. The Senior Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with beneficial holders of Senior Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of the Senior Notes Trustee to assert its charging lien under the Senior Notes Indenture against such distributions. Distributions to be made to beneficial holders of Senior Notes Claims may be eligible to be distributed through the facilities of DTC and as provided for under the Senior Notes Indenture.

3. Delivery of Distributions in General.

(a) Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall, in the reasonable discretion of the Plan Administrator, be deemed to have been made by the Plan Administrator on the Effective Date unless the Plan Administrator and the Holder of such Claim agree otherwise.

(b) Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by, as applicable, the Debtors or the Plan Administrator, as applicable, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim, other than with respect to Professional Fee Claims, until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

(c) Distributions.

On and after the Effective Date, the Debtors or the Plan Administrator, as applicable, shall make the distributions required to be made on account of Allowed Claims under the Plan. Any distribution that is not made on the Initial Distribution Date or on any other date specified in the Plan because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be held by the Plan Administrator in reserve by the Plan Administrator in accordance with the Plan, as applicable, and distributed on the next Subsequent Distribution Date that occurs after such Claim is Allowed. Subject to Article VI.E hereof, no interest shall accrue or be paid on the unpaid amount of any distribution paid pursuant to the Plan.

4. Minimum; De Minimis Distributions.

No Cash payment of less than $50, in the reasonable discretion of the Plan Administrator, shall be made to a Holder of an Allowed Claim or Allowed Interest on account of such Allowed Claim or Allowed Interest.

5. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Plan Administrator has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date the distribution is made. After such date, all unclaimed property or interests in property shall revert (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) to the Plan Administrator, automatically and without need for a further order by the Bankruptcy Court and the Claim of any Holder to such property or interest in property shall be released, settled, compromised, and forever barred.

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6. Manner of Payment Pursuant to the Plan.

Any payment in Cash to be made pursuant to the Plan shall be made at the election of the Plan Administrator by check or by wire transfer, at the sole and exclusive discretion of the Plan Administrator.

D. Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Plan Administrator shall request distributees to provide appropriate documentation that may be required for an exemption from withholding or reporting, and shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements unless an exception applies. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms it believes is reasonable and appropriate. The Plan Administrator reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.

E. Allocation of Plan Distributions Between Principal and Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed therein.

F. Setoffs and Recoupment.

Except as otherwise expressly provided herein, the Debtors or the Post-Effective Date Debtor, may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Post-Effective Date Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Post-Effective Date Debtor of any such Claim it may have against the Holder of such Claim.

G. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Plan Administrator shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the Plan Administrator to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Plan Administrator annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

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2. Claims Payable by Insurance, Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies, surety agreements, other non-Debtor payment agreements, or collateral held by a third party, until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, surety agreement, other non-Debtor payment agreement, or collateral, as applicable. To the extent that one or more of the Debtors’ insurers, sureties, or non-Debtor payors pays or satisfies in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), or such collateral or proceeds from such collateral is used to satisfy such Claim, then immediately upon such payment, the applicable portion of such Claim shall be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Notwithstanding anything to the contrary in the Plan or Confirmation and Sale Order, Confirmation and Consummation of the Plan shall not limit or affect the rights of any third-party beneficiary or other covered party of any of the Debtor’s insurance policies with respect to such policies, including the D&O Policies.

H. Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback.

I. Exemption from Securities Laws.

The issuance of and the distribution under the Plan of the HoldCo Equity to Holders of Allowed Senior Notes Claims (but not the issuance of HoldCo Equity to Murray as described in the Transaction Agreement) shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemptions provided by sections 1145(b)(1) and 1145(c) of the Bankruptcy Code, unless the holder is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, or an “affiliate” of HoldCo within the meaning of Rule 144 under the Securities Act and section 4(a)(2) of the Securities Act. In addition, such section 1145 exempt Securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The issuance of HoldCo Equity to Murray pursuant to the Transaction Agreement is expected to be exempt from registration under the Securities Act and any other applicable securities laws as a private placement by HoldCo under section 4(a)(2) of the Securities Act or any other applicable exemptions.

ARTICLE VII

THE PLAN ADMINISTRATOR

A. The Plan Administrator.

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Distribution Reserve Accounts and wind down the businesses and affairs of the Debtors and the Post-Effective Date Debtor, including: (1) liquidating, receiving, holding, and investing, supervising, and protecting the Post-Effective Date Debtor Assets; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Reserve Accounts; (3) making distributions from the Distribution Reserve Accounts as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Post-Effective Date Debtor; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Post-Effective Date Debtor; (7) administering and paying taxes of the Post-Effective Date Debtor, including filing tax returns; (8) representing the interests of the Post-Effective Date Debtor or the Estates before any taxing authority in all matters, including any action, suit, proceeding or audit; and (9) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan.

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The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator. Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Post-Effective Date Debtor shall be terminated.

1. Plan Administrator Rights and Powers.

The Plan Administrator shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan, and as otherwise provided in the Confirmation and Sale Order. The Plan Administrator shall be the exclusive trustee of the Post-Effective Date Debtor Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code § 1123(b)(3)(B).

2. Retention of Professionals.

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties. The reasonable fees and expenses of such professionals shall be paid by the Post-Effective Date Debtor from the Wind-Down Reserve upon the monthly submission of statements to the Plan Administrator. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court. Notwithstanding anything to the contrary herein, the retention and payment of the Plan Administrator’s retained professionals shall be paid from the Wind-Down Reserve or from any Cash contribution comprising the True-Up Costs.

3. Compensation of the Plan Administrator.

The Plan Administrator’s compensation, on a Post-Effective Date basis, shall be as described in the Plan Supplement and paid out of the Wind-Down Reserve or from any Cash contribution comprising the True-Up Costs.

4. Plan Administrator Expenses.

All costs, expenses and obligations incurred by the Plan Administrator in administering this Plan, the Post-Effective Date Debtor, or in any manner connected, incidental or related thereto, in effecting distributions from the Post-Effective Date Debtor thereunder (including the reimbursement of reasonable expenses) shall be a charge against the Post-Effective Date Debtor Assets remaining from time to time in the hands of the Plan Administrator. Such costs, expenses and obligations shall be paid from the Wind-Down Reserve or from any Cash contribution comprising the True-Up Costs as they are incurred without the need for Bankruptcy Court approval.

5. Plan Administrator Oversight.

Notwithstanding anything to the contrary contained herein, the Plan Administrator shall consult with the Required Supporting Senior Noteholders with regard to the settlement of any Administrative Claim, Priority Claim, or Other Secured Claim.

B. Wind-Down.

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

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As soon as practicable after the Effective Date, the Plan Administrator shall: (1) cause the Debtors and the Post-Effective Date Debtor, as applicable, to comply with, and abide by, the terms of the Transaction Agreement and any other documents contemplated thereby; (2) file for each of the Debtors, except the Post-Effective Date Debtor, a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of their state of incorporation or formation (as applicable), including, but not limited to, any actions contemplated in Sections 275–283 of the DGCL; and (3) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. For purposes of clause (2) of the preceding sentence, the Plan shall constitute a plan of distribution as contemplated in the DGCL. The certificate of dissolution or equivalent document may be executed by the Plan Administrator without need for any action or approval by the shareholders or Board of Directors of any Debtor. From and after the Effective Date, except with respect to the Post-Effective Date Debtor as set forth herein, the Debtors (4) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (5) shall be deemed to have cancelled pursuant to this Plan all Interests, and (6) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. For the avoidance of doubt, (7) notwithstanding the Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims.

The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

C. Exculpation; Indemnification; Insurance; Liability Limitation.

The Plan Administrator, all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Post-Effective Date Debtor. The Plan Administrator may obtain, at the expense of the Post-Effective Date Debtor and with funds from the Wind-Down Reserve, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Post-Effective Date Debtor. The Plan Administrator may rely upon written information previously generated by the Debtors.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

D. Tax Returns.

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

E. Dissolution of the Post-Effective Date Debtor.

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Post-Effective Date Debtor shall be deemed to be dissolved without any further action by the Post-Effective Date Debtor, including the filing of any documents with the secretary of state for the state in which the Post-Effective Date Debtor is formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Post-Effective Date Debtor in and withdraw the Post-Effective Date Debtor from applicable state(s).

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ARTICLE VIII

RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR

A. Establishment of Reserve Accounts.

The Plan Administrator shall establish each of the Distribution Reserve Accounts (which may be affected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of the Plan Administrator).

B. Undeliverable Distribution Reserve.

1. Deposits.

If a Distribution to any Holder of an Allowed Claim is returned to the Plan Administrator as undeliverable or is otherwise unclaimed, such Distribution shall be deposited in a segregated, interest-bearing account, designated as an “Undeliverable Distribution Reserve,” for the benefit of such Holder until such time as such Distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Article I.A.2 of this Plan.

2. Forfeiture.

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an Undeliverable or Unclaimed Distribution within three months after the first Distribution is made to such Holder shall be deemed to have forfeited its claim for such Undeliverable or Unclaimed Distribution and shall be forever barred and enjoined from asserting any such claim for the Undeliverable or Unclaimed Distribution against any Debtor, any Estate, the Plan Administrator, the Post-Effective Date Debtor, or their respective properties or assets. In such cases, any Cash or other property held by the Post-Effective Date Debtor in the Undeliverable Distribution Reserve for distribution on account of such claims for Undeliverable or Unclaimed Distributions, including the interest that has accrued on such Undeliverable or Unclaimed Distribution while in the Undeliverable Distribution Reserve, shall become the property of the Post-Effective Date Debtor, notwithstanding any federal or state escheat laws to the contrary, and shall promptly be transferred to the General Account to be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court; provided that any Undeliverable or Unclaimed Distribution on account of an Allowed General Unsecured Claim shall be transferred to the GUC Reserve.

3. Disclaimer.

The Plan Administrator and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Claim Holder, or (ii) obtain an executed Internal Revenue Service Form W-9 from any Claim Holder; provided that in his or her sole discretion, the Plan Administrator may periodically publish notice of Unclaimed Distributions.

4. Distribution from Reserve.

Within fifteen (15) Business Days after the Holder of an Allowed Claim satisfies the requirements of this Plan, such that the distribution(s) attributable to its Claim is no longer an Undeliverable or Unclaimed Distribution (provided that satisfaction occurs within the time limits set forth in Article I.A.2 of this Plan), the Plan Administrator shall distribute out of the Undeliverable Distribution Reserve the amount of the Undeliverable or Unclaimed Distribution attributable to such Claim, including the interest that has accrued on such Undeliverable or Unclaimed Distribution while in the Undeliverable Distribution Reserve, to the General Account.

C. Priority Claims Reserve.

On the Effective Date, the Plan Administrator shall establish the Priority Claims Reserve by depositing Cash in the amount of the Priority Claims Reserve Amount into the Priority Claims Reserve. The Priority Claims Reserve Amount shall be used to pay Allowed Priority Claims. If all or any portion of a Priority Claim shall become a Disallowed Claim, then the amount on deposit in the Priority Claims Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the Priority Claims Reserve, shall remain in the Priority Claims Reserve to the extent that the Plan Administrator determines necessary to ensure that the Cash remaining in the Priority Claims Reserve is sufficient to ensure that all Allowed

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Priority Claims will be paid in accordance with the Plan, and shall otherwise promptly be transferred to the General Account to be distributed in accordance with the Plan without any further action or order of the Court. Any amounts remaining in the Priority Claims Reserve after payment of all Allowed Priority Claims shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court.

D. Wind-Down Reserve.

On the Effective Date, the Plan Administrator shall establish the Wind-Down Reserve by depositing Cash in the amount of the Wind-Down Amount into the Wind-Down Reserve. The Wind-Down Reserve shall be used by the Plan Administrator solely to satisfy the expenses of the Post-Effective Date Debtor and the Plan Administrator as set forth in the Plan and the Wind-Down Budget; provided that all costs and expenses associated with the winding up of the Post-Effective Date Debtor and the storage of records and documents shall constitute expenses of the Post-Effective Date Debtor and shall be paid from the Wind-Down Reserve or from any Cash contribution comprising the True-Up Costs. In no event shall the Plan Administrator be required or permitted to use its personal funds or assets for such purposes. Any amounts remaining in the Wind-Down Reserve after payment of all expenses of the Post-Effective Date Debtor and the Plan Administrator shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court.

E. Other Secured Claim Reserve.

On the Effective Date, the Plan Administrator shall establish the Other Secured Claims Reserve by depositing Cash in the amount of the Other Secured Claims Reserve Amount into the Other Secured Claims Reserve. The Other Secured Claims Reserve Amount shall be used to pay Allowed Other Secured Claims. If all or any portion of an Other Secured Claim shall become a Disallowed Claim, then the amount on deposit in the Other Secured Claims Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the Other Secured Claims Reserve, shall remain in the Other Secured Claims Reserve to the extent that the Plan Administrator determines necessary to ensure that the Cash remaining in the Other Secured Claims Reserve is sufficient to ensure that all Allowed Other Secured Claims will be paid in accordance with the Plan, and shall otherwise promptly be transferred to the General Account to be distributed in accordance with the Plan without any further action or order of the Court. Any amounts remaining in the Other Secured Claims Reserve after satisfaction of all Allowed Other Secured Claims shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.G without any further action or order of the Court.

F. GUC Reserve.

On the Effective Date, the Plan Administrator shall establish and thereafter maintain the GUC Reserve in a separate, segregated account, which shall be funded in the GUC Reserve Amount pursuant to Article XI.B.6; provided that Murray shall contribute the remaining portion of the Additional GUC Amount upon the earlier of: (a) resolution of the items described in clauses (a) and (b) of the definition of Additional GUC Amount, (b) 60 days after the Claims Objection Bar Date, and (c) such other date as may be specifically fixed by an order of the Bankruptcy Court. The GUC Reserve Amount shall be used to pay Allowed General Unsecured Claims on a pro rata basis as set forth in Article III.B.4. The GUC Reserve shall (x) not be and shall not be deemed property of the Debtors or the Post-Effective Date Debtor, and (y) be held in trust to fund distributions as provided herein. No Liens, Claims, or Interests shall encumber the GUC Reserve in any way.

If all or any portion of a General Unsecured Claim shall become a Disallowed Claim, then the amount on deposit in the GUC Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the GUC Reserve, shall remain in the GUC Reserve and be distributed to holders of Allowed General Unsecured Claims in accordance with the Plan.

Notwithstanding anything to the contrary herein, neither the Plan Administrator, the Post-Effective Date Debtor, nor any other party in interest shall fund the GUC Reserve in an aggregate amount in excess of the GUC Reserve Amount.

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G. The General Account and Distribution Reserve Account Adjustments.

On the Effective Date, any Remaining Collateral or Remaining Collateral Proceeds that are not used to fund the Distribution Reserve Accounts in accordance herewith in excess of $1.5 million shall be distributed to Holders of Allowed Senior Notes Claims. Beginning on the date that is thirty (30) days after the Effective Date and at the end of each subsequent sixty (60)-day period thereafter, and at such other times as the Plan Administrator shall determine as appropriate, the Plan Administrator shall determine the amount of Cash required to adequately maintain each of the Distribution Reserve Accounts (other than the GUC Reserve or the Wind-Down Reserve). Other than with respect to amounts held in the GUC Reserve, if after making and giving effect to any determination referred to in the immediately preceding sentence, the Plan Administrator determines that any Distribution Reserve Account (i) contains Cash in an amount in excess of the amount then required to adequately maintain such Distribution Reserve Account, then at any such time the Plan Administrator shall transfer such surplus Cash to the General Account, or (ii) does not contain Cash in an amount sufficient to adequately maintain such Distribution Reserve Account (other than the GUC Reserve or the Wind-Down Reserve), then at any such time the Plan Administrator shall transfer Cash from the General Account, to the extent Cash is available in the General Account until the deficit in such Distribution Reserve Account is eliminated. Any funds in the General Account not needed to eliminate a Distribution Reserve Account deficit shall be allocated and distributed to the Holders of Allowed Senior Notes Claims no less frequently than once during each seventy-five (75)-day period following the Effective Date.

ARTICLE IX

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims and Interests.

Prior to the Effective Date, the Debtors, and on and after the Effective Date, the Plan Administrator, shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date. After the Effective Date, the Plan Administrator and, to the extent that any Claim or Interest constitutes a Transferred Asset, NewCo shall have and retain any and all rights and defenses that the applicable Debtor had with respect to any Claim or any Interest immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation and Sale Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation and Sale Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B. Claims and Interests Administration Responsibilities.

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, on and after the Effective Date, the Plan Administrator by order of the Bankruptcy Court, shall have the sole authority, in consultation with the Required Supporting Senior Noteholders with regard to all Claims: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C. Estimation of Claims and Interests.

As of the Effective Date, the Plan Administrator or the Post-Effective Date Debtors, as applicable, may (but is not required to), at any time, request that the Bankruptcy Court estimate any Claim or Interest pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012, for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero

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dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions) and may be used as evidence in any supplemental proceedings, and the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D. Adjustment to Claims or Interests without Objection.

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Plan Administrator without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E. Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the Claims Objection Bar Date, as such may be extended pursuant to the terms of the Plan.

F. Disallowance of Claims.

Other than with respect to Claims Allowed under the Plan, to the maximum extent provided by section 502(d) of the Bankruptcy Code, any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Plan Administrator. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

G. Amendments to Claims.

On or after the Effective Date, except as provided in the Plan or the Confirmation and Sale Order, a Claim or Interest may not be Filed or amended without the prior authorization of the Debtors or the Plan Administrator, as applicable, and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H. No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed as set forth in Article IX of the Plan, or if such Claim or Interest is scheduled as Disputed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

I. Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance

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with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Plan Administrator shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law or as otherwise provided in Article III.B of the Plan.

J. Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

ARTICLE X

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Settlement, Compromise, and Release of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Plan Administrator may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

If the Plan is confirmed and becomes effective in accordance with its terms, then the Parties (as defined in the Plan Support Agreement) to the Plan Support Agreement shall be deemed to have accepted the Committee Claims Settlement for all purposes in these Chapter 11 Cases.

B. Release of Liens.

Except as otherwise specifically provided in the Plan, the Transaction Agreement or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and the Transaction Agreement, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, the Senior Notes Trustee shall execute and deliver all documents reasonably requested by the Debtors or Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

C. Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the

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expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Debtors, the Post-Effective Date Debtor, and any Person seeking to exercise the rights of the Estates, including any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Post-Effective Date Debtor, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Post-Effective Date Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan Support Agreement, the Transaction Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Effective Date of the Plan.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity: (1) arising under the Plan, the Transaction Agreement, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (2) expressly set forth in and preserved by the Plan, the Plan Supplement, or related documents.

Entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim released by the Debtor Release against any of the Released Parties.

D. Releases by Holders of Claims and Interests.

Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity, or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests

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prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan Support Agreement, the Transaction Agreement, Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, or upon any other act or omission, transaction, or occurrence relating to the foregoing taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Transaction Agreement, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation and Sale Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the Third-Party Release against any of the Released Parties.

E. Exculpation.

Upon and effective as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, and other professional advisors and agents will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.

Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement, the Transaction Agreement or related documents, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; formulating, negotiating, preparing, disseminating, implementing, and/or effecting the Plan Support Agreement, the Transaction Agreement, the Disclosure Statement, and the Plan (including the Plan Supplement and any related contract, instrument, release, or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; and/or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors. In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its respective duties under, pursuant to, or in connection with the Plan.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages, or ultra vires acts as determined by a Final Order.

F. Injunction.

Except as otherwise provided in the Plan or the Confirmation and Sale Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (1) are subject to compromise and settlement pursuant to the terms of the Plan; (2) have been released pursuant to the Plan; (3) are subject to exculpation pursuant to the Plan; or (4) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from: (A) commencing or

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continuing in any manner any action or other proceeding of any kind, including on account of any Claims, Interests, Causes of Actions, or liabilities that have been compromised or settled against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (B) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (C) creating, perfecting, or enforcing any lien, claim, or encumbrance of any kind against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities; (D) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtors or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities unless such Entity has timely asserted such setoff or subrogation right prior to confirmation in a document Filed with the Bankruptcy Court explicitly preserving such setoff or subrogation; and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, the Post-Effective Date Debtor, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, equity Interests, Causes of Action, or liabilities released, settled, or compromised pursuant to the Plan; provided that nothing contained in the Plan shall preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of the Plan; provided further that nothing contained in the Plan shall be construed to prevent any Entity from defending against Claims, objections, or collection actions whether be asserting a right of setoff or otherwise to the extent permitted by law.

G. Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

H. Subordination Rights.

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation and Sale Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

I. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

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ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

A. Conditions Precedent to Confirmation.

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of the Plan: (1) the Bankruptcy Court shall have entered the Confirmation and Sale Order; and (2) the Transaction Agreement shall not have been terminated in accordance with its terms.

B. Conditions Precedent to the Effective Date.

It shall be a condition to Consummation that the following conditions shall have been satisfied or waived pursuant to the provisions of the Plan:

1. the Bankruptcy Court shall have entered the Confirmation and Sale Order; provided that in accordance with Bankruptcy Rules 3020(e),
6004(h), and 6006(d) (and notwithstanding any other provision of the Bankruptcy Code or the Bankruptcy Rules), the Confirmation and Sale Order shall not be stayed and shall be effective immediately upon its entry;

2. the Sale Transaction shall have closed or shall close substantially contemporaneously with the Effective Date, and all conditions precedent to closing as set forth in the Transaction Agreement shall have been satisfied or waived in accordance with the terms thereof;

3. any account(s) necessary to administer the Remaining Collateral shall have been established, and any Cash proceeds of such Remaining Collateral deposited therein;

4. the Other Secured Claims Reserve shall have been established and funded;

5. the Priority Claims Reserve shall have been established and funded;

6. the GUC Reserve shall have been established and funded with the GUC Reserve Amount as follows: (a) Thoroughbred shall have contributed $550,000; (b) the Debtors shall have contributed $1,225,000; and (c) Murray shall have contributed $425,000 and any portion of the Additional GUC Amount (if applicable) that can be calculated as of the Effective Date;

7. NewCo and the Debtors, as determined by the Transaction Agreement, have cured all monetary defaults arising under the Royalty Agreements in full in Cash;

8. the Plan Support Agreement and the Transaction Agreement shall not have been terminated and remains in full force and effect and binding;

9. the Debtors have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transaction contemplated by the Restructuring;

10. all allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay all Professional Fee Claims that become Allowed after the Effective Date, shall have been placed in the Professional Fee Escrow pending approval of the Professional Fee Claims by the Bankruptcy Court; and

11. all fees and expenses of the Senior Notes Trustee and the Supporting Senior Noteholders payable pursuant to the Cash Collateral Order shall have been paid in full.

On the Effective Date, the Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

C. Waiver of Conditions.

The conditions to Consummation of the Plan set forth in Article XI.B hereof may be waived by the Debtors; provided that the condition set forth in Article XI.B.6 may not be waived without the consent of the

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Committee and Article XI.B.7 may not be waived without the consent of Thoroughbred; and provided further that the conditions set forth in Article XI.B.1, Article XI.B.2, Article XI.B.8, Article XI.B.9, and Article XI.B.11 may not be waived without the consent of the Required Supporting Senior Noteholders and Murray.

D. Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

E. Effect of Non-Occurrence of Conditions to the Effective Date.

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, the Debtors’ Estates, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, the Debtors’ Estates, any Holders, or any other Entity in any respect.

ARTICLE XII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Subject to the limitations contained in the Plan, the Plan Support Agreement, and the Transaction Agreement, the Debtors, with the consent (not to be unreasonably withheld) of the Required Supporting Senior Noteholders, Murray, and the Committee (solely with respect to provisions regarding Holders of General Unsecured Claims or the Committee), reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Plan Support Agreement, and the Transaction Agreement, the Debtors, with the consent (not to be unreasonably withheld) of the Required Supporting Senior Noteholders, Murray, and the Committee (solely with respect to provisions regarding Holders of General Unsecured Claims or the Committee), expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation and Sale Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with XII hereof.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation and Sale Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof and before the Confirmation Date are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan.

Subject to the terms of the Plan Support Agreement and the Transaction Agreement, the Debtors reserve the right to revoke or withdraw the Plan, including the right to revoke or withdraw the Plan for any Debtor or all Debtors, prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan with respect to any Debtor, or if Confirmation or Consummation does not occur with respect to any Debtor, then: (1) the Plan with respect to such Debtor shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan with respect to such Debtor (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan with respect to such Debtor, and any document or agreement executed pursuant to the Plan with respect to such Debtor, shall be deemed null and void; and (3) nothing contained in the Plan with respect to such Debtor shall: (a) constitute a

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waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors, the Debtors’ Estates, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors, the Debtors’ Estates, or any other Entity.

ARTICLE XIII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation and Sale Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed and/or assigned; (c) the Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Schedule of Assumed Executory Contracts or Unexpired Leases or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

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12. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.C.1 of the Plan;

14. Enter and implement such orders as are necessary or appropriate if the Confirmation and Sale Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. Determine any other matters that may arise in connection with or relate to the Plan, the Transaction Agreement, the Disclosure Statement, the Confirmation and Sale Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. Adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17. Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation and Sale Order;

18. Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation and Sale Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. Hear and determine matters concerning section 1145 of the Bankruptcy Code;

23. Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ release, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

24. Enforce all orders previously entered by the Bankruptcy Court;

25. To resolve any disputes arising under the Transaction Agreement or other documents related to the Sale Transaction;

26. Hear any other matter not inconsistent with the Bankruptcy Code;

27. Enter an order concluding or closing the Chapter 11 Cases; and

28. Enforce the injunction, release, and exculpation provisions set forth in Article X of the Plan.

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ARTICLE XIV

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B. Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, all Holders of Claims or Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtors for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D. Dissolution of Statutory Committees.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases (including the Committee) shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases on the Effective Date; provided that the Committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, (a) applications filed by the Committee pursuant to sections 330 and 331 of the Bankruptcy Code, (b) any appeals of the Confirmation Order or other appeal to which the Committee is a party, and (c) the calculation of the Additional GUC Amount, the allocation of any True-Up Costs incurred by the Debtors, and the ability to consult with the Debtors regarding the strategy for commencing any proceeding related to, or other resolution of, the items described in clauses (a) and (b) of the definition of Additional GUC Amount; provided that the costs incurred by the Committee (including reasonable, out-of-pocket professional fees) in connection with any action taken in connection with the foregoing clause (c) shall not exceed $40,000 and shall be paid from any Cash contribution comprising the True-Up Costs. The Debtors, the Post-Effective Date Debtor, and the Plan Administrator shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date. Upon the dissolution of the Committee, the Committee Members and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

E. Reservation of Rights.

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation and Sale Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by the Debtors or any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation and Sale Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors or any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

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F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation and Sale Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or assign, Affiliate, officer, director, manager, trustee, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Service of Documents.

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors shall be served on:

1. the Debtors:

Armstrong Energy, Inc.

7733 Forsyth Boulevard, Suite 1625

St. Louis, Missouri 63105

Attention: Eric Waller

Email address: ewaller@armstrongcoal.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Ross Kwasteniet, Will Guerrieri, and Travis Bayer

Email addresses: rkwasteniet@kirkland.com; wguerrieri@kirkland.com;

travis.bayer@kirkland.com

and

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri 63105

Attention: Richard W. Engel, Jr.

Email address: rengel@armstrongteasdale.com

2. the Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Brian S. Hermann, Elizabeth R. McColm and Adam M. Denhoff

Email addresses: bhermann@paulweiss.com; emccolm@paulweiss.com;

adenhoff@paulweiss.com

and

Carmody MacDonald P.C.

120 S. Central Avenue

Suite 1800

St. Louis, Missouri 63105

Attention: Christopher J. Lawhorn

Email address: cjl@carmodymacdonald.com

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3. the Committee:

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

Attention: Lorenzo Marinuzzi, Jennifer L. Marines, and Daniel J. Harris

Email addresses: lmarinuzzi@mofo.com; jmarines@mofo.com; dharris@mofo.com

and

Affinity Law Group, LLC

1610 Des Peres Road, Suite 100

St. Louis, Missouri 63131

Attention: J. Talbot Sant, Jr.

Email address: tsant@affinitylawgrp.com

4. Murray:

Murray Energy Corporation

46226 National Road

St. Clairsville, Ohio 43950

Attention: General Counsel

and

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: David M. Hillman

Email address: david.hillman@srz.com

5. RRPH:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey and David M. Bennett

Email addresses: AnnMarie.Cowdrey@tklaw.com; David.Bennett@tklaw.com

6. Thoroughbred:

Thoroughbred Resources, L.P.

3033 East First Avenue

Suite 837

Denver, Colorado 80206

Attention: Aaron Bowlds

Email address: abowlds@thoroughbredlp.com

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Matthew A. Feldman and Debra C. McElligott

Email addresses: mfeldman@willkie.com; dmcelligott@willkie.com

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After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Enforcement of Confirmation and Sale Order.

On and after the Effective Date, the Debtors, the Post-Effective Date Debtors, the Plan Administrator, HoldCo, and NewCo, as applicable, shall be entitled to enforce the terms of the Confirmation and Sale Order and the Plan.

I. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation and Sale Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation and Sale Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation and Sale Order (including the injunction set forth in Article X.F of this Plan) shall remain in full force and effect in accordance with their terms.

J. Entire Agreement.

Except as otherwise indicated, the Plan, the Confirmation and Sale Order, the Transaction Agreement, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.donlinrecano.com/armstrong or the Bankruptcy Court’s website at www.moeb.uscourts.gov.

L. Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall not alter or interpret such term or provision to make it valid or enforceable, provided that at the request of the Debtors (in their sole discretion), the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided further that any such alteration or interpretation shall be acceptable to the Debtors and the Committee (solely with respect to provisions regarding Holders of General Unsecured Claims or the Committee). The Confirmation and Sale Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

M. Votes Solicited in Good Faith.

Upon entry of the Confirmation and Sale Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in

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compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N. Waiver.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court before the Confirmation Date.

[Balance of Page Intentionally Left Blank]

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Respectfully submitted, as of the date first set forth above,

Dated: January 24, 2018	Armstrong Energy, Inc.

	By:	/s/ Alan Boyko
	Name:	Alan Boyko
	Title:	Chief Restructuring Officer

Prepared by:

Richard W. Engel, Jr., MO 34641

Erin M. Edelman, MO 67374

John G. Willard, MO 67049

ARMSTRONG TEASDALE LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, Missouri 63105

Telephone: (314) 621-5070

Facsimile:  (314) 621-2239

Email: rengel@armstrongteasdale.com

Email: eedelman@armstrongteasdale.com

Email: jwillard@armstrongteasdale.com

James H.M. Sprayregen, P.C.

Ross M. Kwasteniet, P.C. (admitted pro hac vice)

William A. Guerrieri (admitted pro hac vice)

Travis M. Bayer (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Facsimile:  (312) 862-2200

Email: james.sprayregen@kirkland.com

Email: ross.kwasteniet@kirkland.com

Email: will.guerrieri@kirkland.com

Email: travis.bayer@kirkland.com

Jonathan S. Henes, P.C.

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile:  (212) 446-4900

Email: jonathan.henes@kirkland.com

Counsel to the Debtors

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